As filed with the Securities and Exchange Commission on September 12, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Babcock & Brown Air Limited

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	7359	98-0536376
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

West Pier
Dun Laoghaire
County Dublin, Ireland
Tel. +353 1 231-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Tel. (302) 738-6680

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Boris Dolgonos, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Tel. (212) 310-8000		Jay Bernstein, Esq. Jacob Farquharson, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel. (212) 878-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.001 per share(1)	21,499,998(2)	$24.00	$515,999,952(2)	$15,842(3)
(1)	American Depositary Shares issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6. Each American Depositary Share represents one common share.
(2)	Includes common shares issuable upon exercise of the underwriters’ over-allotment option.
(3)	Calculated in accordance with Rule 457(a).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2007

P R O S P E C T U S

18,695,650 American Depositary Shares

Babcock & Brown Air Limited

Representing 18,695,650 Common Shares

$        per ADS

We are selling 18,695,650 common shares in the form of American Depositary Shares, or ADSs. Each ADS represents one common share. The ADSs will be evidenced by American Depositary Receipts, or ADRs.

The selling shareholders identified in this prospectus have granted the underwriters an option to purchase up to 2,804,348 additional ADSs to cover over-allotments. We will not receive any proceeds from the sale of ADSs by the selling shareholders upon an exercise of the over-allotment option.

This is the initial public offering of our ADSs. We currently expect the initial public offering price to be between $22.00 and $24.00 per ADS. Our ADSs have been approved for listing on the New York Stock Exchange under the symbol ‘‘FLY.’’ All of our common shares will be issued in the form of ADSs. We will pay all fees of the depositary, except in connection with cancellations of ADSs and withdrawals of common shares.

Investing in our ADSs involves risks. See ‘‘Risk Factors’’ beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Babcock & Brown Air Limited (before expenses)	$	$

The underwriters expect to deliver the ADSs to purchasers on or about             , 2007.

Morgan Stanley	Citi	Merrill Lynch & Co.	Credit Suisse

Jefferies & Company	JPMorgan

                    , 2007

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where an offer is not permitted. The information in this prospectus is only accurate on the date of this prospectus.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Until                 , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

i

SUMMARY

This section summarizes key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should carefully review the entire prospectus, including the risk factors, the financial statements and the notes related thereto and the other documents to which this prospectus refers, before making an investment decision.

All information and data contained in this prospectus relating to the commercial aircraft industry has been provided to us by Simat, Helliesen & Eichner, Inc., or SH&E, an international air transport consulting firm. See ‘‘The Commercial Aircraft Industry.’’

Unless the context requires otherwise, when used in this prospectus, (1) the terms ‘‘B&B Air,’’ ‘‘company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Babcock & Brown Air Limited and its subsidiaries, (2) all references to our shares refer to our common shares held in the form of ADSs, (3) the term ‘‘Babcock & Brown’’ refers to Babcock & Brown Limited, an Australian company, and its subsidiaries, (4) the term ‘‘BBAM’’ refers to Babcock & Brown Aircraft Management LLC and Babcock & Brown Aircraft Management (Europe) Limited, collectively, (5) all references to historical financial statements refer to the consolidated financial statements of our predecesor, Jet-i Leasing LLC, and (6) all dollar amounts in this prospectus are in U.S. dollars.

All percentages and weighted average characteristics of the aircraft in our portfolio have been calculated as of June 30, 2007 using the lower of mean or median maintenance-adjusted appraised base values as of December 15, 2006. Base value reflects an appraiser’s opinion of the underlying economic value of an unleased aircraft in an open market environment with a reasonable balance of supply and demand, assuming an arm’s-length transaction between knowledgeable parties. Maintenance-adjusted base values include appropriate financial adjustments to base values based on the appraiser’s interpretation of the maintenance status of the appraised aircraft. Percentages may not total due to rounding.

Our Company

We are a newly organized company formed by Babcock & Brown to acquire and lease commercial jet aircraft and other aviation assets. Our aircraft are leased under long-term contracts to a diverse group of airlines throughout the world. Our strategy is to grow our portfolio through accretive acquisitions of aircraft and to increase our distributable cash flows, while paying regular quarterly dividends to our shareholders.

Babcock & Brown is a global investment and advisory firm whose aircraft management division, BBAM, is one of the world’s leading commercial jet aircraft lessors. Affiliates of Babcock & Brown will assist us in acquiring and leasing additional aircraft, manage our day-to-day operations and affairs and act as servicer for our portfolio of aircraft and related leases.

Our initial portfolio of 47 commercial jet aircraft, which we refer to as our Initial Portfolio, includes 45 narrow-body passenger aircraft, one wide-body passenger aircraft and one freighter. Boeing aircraft comprise 56% of our fleet and Airbus aircraft comprise the remaining 44%. The aircraft in our Initial Portfolio were manufactured between 1989 and 2007 and have a weighted average age of 5.7 years. Our leases are scheduled to expire between 2007 to 2021, and we refer to them as long-term leases.

The following table outlines the composition of our Initial Portfolio.

Aircraft Manufacturer	Aircraft Type	Number of Aircraft	Percent of Appraised Value
Boeing	B737-800	10	27.1%
	B757-200	9	16.8%
	B737-700	3	6.9%
	B767-300ER	1	2.9%
	B737-500	2	1.5%
	B737-300QC	1	1.0%
	Total	26	56.2%
Airbus	A320-200	16	32.3%
	A319-100	5	11.5%
	Total	21	43.8%
Total		47	100.0%

All of the aircraft in our Initial Portfolio are subject to leases under which lessees are responsible for most operational and insurance costs, and the majority of the leases in our Initial Portfolio are subject to fixed rental rates. Our Initial Portfolio is diversified across 29 different airlines in 16 countries, in both developed and emerging markets. Our leases have a weighted average remaining lease term of 5.9 years and are expected to provide us with a stable source of revenues and cash flows.

We will acquire 44 of the aircraft in our Initial Portfolio from JET-i Leasing LLC, which we refer to as JET-i Leasing. JET-i Leasing is a subsidiary of JET-i Holdings LLC, a limited liability company managed by Babcock & Brown which, together with its subsidiaries, we refer to as JET-i. We will acquire the remaining three aircraft in our Initial Portfolio from three other companies in which Babcock & Brown has an ownership interest. We refer to JET-i and these three companies collectively as the Aircraft Sellers. We will fund the purchase price for our Initial Portfolio with the net proceeds of this offering, an $853.0 million aircraft lease securitization and a concurrent private placement of our shares to existing equity holders of JET-i or their affiliates, including Babcock & Brown, and a fund managed by a company in which Babcock & Brown has an interest, whom we refer to collectively as the private investors.

Our Relationship With Babcock & Brown

We will engage affiliates of Babcock & Brown as manager of our company and servicer for our aircraft portfolio under long-term management and servicing agreements. Babcock & Brown Air Management Co. Limited, which we refer to as our Manager, will manage our company under the direction of its chief executive officer, Colm Barrington, who has nearly 40 years of experience in the aviation industry and will be exclusively dedicated to our business. BBAM will act as our servicer and, in addition to arranging for the leasing of our fleet, will assist our Manager in acquiring and disposing of our aircraft, market our aircraft for lease and release, collect rents and other payments from the lessees of our aircraft, monitor maintenance, insurance and other obligations under our leases and enforce our rights against lessees. Following the completion of our initial public offering, Babcock & Brown will hold 13.2% of our outstanding shares. The pro forma management and servicing fees we would have paid in 2006 to affiliates of Babcock & Brown, including our Manager and BBAM, had we owned the Initial Portfolio as of January 1, 2006, would have been approximately $4.8 million.

Babcock & Brown has over 25 years of experience in the aircraft industry. BBAM is the fifth largest aircraft leasing company in the world, as measured by the number of owned and managed aircraft in its portfolio. BBAM manages over 240 aircraft valued at over $6 billion and has leased aircraft to more than 140 airlines worldwide. Babcock & Brown has also been a financial advisor to airlines worldwide and has been an active participant in the Asian aircraft leasing market since 1989. We believe Babcock & Brown’s position in the industry and relationships throughout the world will allow us to manage our portfolio effectively, acquire and lease additional aircraft, access high-growth emerging markets and remarket our aircraft when leases expire.

Our Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on growth opportunities in the aircraft leasing industry:

•	Babcock & Brown’s leadership in the aircraft operating leasing business. Through BBAM and other affiliates, Babcock & Brown will service our portfolio of leased aircraft pursuant to long-term servicing agreements. As the servicer of our portfolio, BBAM will perform all remarketing, technical management, lease management and administrative services for our aircraft. BBAM will also assist our Manager in identifying aircraft acquisition opportunities and executing acquisitions and dispositions on our behalf. BBAM manages over 240 aircraft valued at over $6 billion and has leased aircraft to more than 140 airlines worldwide. We believe that we will benefit from BBAM’s experience in servicing leases and remarketing aircraft, as well as its expertise in executing aircraft acquisitions, dispositions and freighter conversions.

•	Babcock & Brown’s ability to source aircraft acquisitions. Babcock & Brown has over 17 years of aircraft origination and asset management experience, having originated over 300 aircraft from a variety of sources during such period. In addition, Babcock & Brown’s long history as an advisor in the aircraft industry provides us with extensive relationships with airlines, aircraft manufacturers, aircraft lessors, financial institutions and other participants in the industry, which will enhance our ability to source aircraft acquisitions. We believe that the diversity in Babcock & Brown’s origination sources will allow us to originate aircraft and continue to grow throughout aviation cycles.

•	Global remarketing capability and diverse customer base. We believe that Babcock & Brown’s global remarketing platform and worldwide airline relationships will enhance our ability to maintain a high utilization rate for our aircraft and limit our exposure to customer concentration and fluctuations in regional economic conditions. Since 1994, BBAM has successfully re-marketed more than 240 aircraft and developed relationships with more than 140 airlines worldwide.

•	Modern, high-utility aircraft fleet. Our Initial Portfolio primarily consists of modern, fuel-efficient narrow-body aircraft. The weighted average age of the aircraft in our Initial Portfolio is 5.7 years. These aircraft have a large operator base and long remaining useful lives. We believe these aircraft, and the additional aircraft that we will seek to acquire, are in high demand among our airline customers and are readily deployable to various markets throughout the world. In addition, BBAM’s demonstrated freighter conversion management capabilities will enhance the flexibility and extend the useful life of the aircraft in our portfolio. We believe that many of the aircraft in our Initial Portfolio could be converted from passenger into freighter aircraft, which would further extend their duration of service in our portfolio. We believe that our fleet of young, high-demand aircraft will enable us to provide stable and growing cash flows to our shareholders over the long term.

•	Stable, contracted revenues from a well balanced lease portfolio. The aircraft in our Initial Portfolio are leased under long-term contracts on a primarily fixed-rate basis to 29 different airlines dispersed across 16 countries. Our scheduled lease maturities range from 2007 to 2021, with a weighted average remaining lease term of 5.9 years. The majority of our leases are fixed rate in nature. No single lessee is expected to represent more than 10% of our minimum contracted monthly revenues as of the completion of this offering. We believe these qualities will contribute to the stability of our revenues and cash flow.

•	Babcock & Brown’s track record. Babcock & Brown is an experienced manager of listed, private equity and institutional investment vehicles focused on a range of industries and asset classes with a strong track record of success. As of June 30, 2007, total funds and assets under its management were approximately $41.8 billion.

Our Growth Strategies

We intend to grow our lease portfolio and increase distributable cash flow per share by focusing on the following strategies:

•	Capitalize on the growth in the aviation industry and our ability to acquire additional aircraft. We believe that strong growth in the global aviation market will provide us with numerous attractive acquisition opportunities. We intend to acquire additional aircraft that are accretive to distributable cash flow per share, while maintaining desirable portfolio characteristics in terms of aircraft type, fleet age, lease term and geographic concentration. We will focus primarily on acquiring high-utility commercial jet aircraft that have long useful lives and large operator bases, such as the Boeing 737 and the Airbus A320 families. We believe these aircraft will continue to experience strong demand as the number of low-cost carriers increases and passenger traffic in emerging markets continues to rise. From time to time, we also intend to evaluate different aircraft asset types and other aviation assets. For example, with global air freight traffic expected to grow as a result of expanding world trade and increased globalization, we expect that BBAM’s experience in narrow-body passenger-to-freighter conversion will enable us to participate in the growing worldwide freighter market which we believe provides us with additional potential for growth. BBAM has built its expertise in this area, having converted such aircraft types as the Airbus A300, Boeing 757 and Boeing 747.

•	Actively manage our lease portfolio to optimize returns and balance lease maturities and diversification. We intend to manage our lease portfolio by taking into account regional trends in aircraft demand. Our focus on desirable aircraft types and low average fleet age ensures the mobility of our assets across global markets, which allows us to enter into both short and long-term leasing agreements with attractive terms. We will pursue additional acquisitions, as well as consider dispositions, remarketing and freighter conversion opportunities to enhance returns to our shareholders.

•	Focus on high growth markets. Babcock & Brown has a long established presence in the high growth Asian market and other emerging economies. Approximately 51% of our Initial Portfolio is leased to lessees located in emerging economies, such as China, India, Mexico and Russia. Over the next 20 years, these emerging economies are expected to fuel global growth for commercial air travel. Passenger and cargo traffic growth is being driven by high rates of economic growth in emerging markets and by the increasing propensity to travel to and within these areas. The Chinese domestic market is expected to generate the highest growth as airport infrastructure continues to catch up with demand and the travel market continues to mature. India, with its very large population and high number of urban population centers, is also poised for growth. We expect operating leasing in the Asia/Pacific region in general will continue its upward trajectory as the airline market fragments and new carriers continue to evolve. A growing number of low cost carriers and short-haul airlines in this region operate primarily with narrow-body aircraft such as the Boeing 737 and the Airbus A320 and should continue to generate opportunities for leasing companies. The four leading countries in which we lease our aircraft are India, United States, Mexico and China, in which we have leased 15.1%, 14.7%, 13.0%, and 12.8%, respectively, of the appraised value of our Initial Portfolio.

•	Employ efficient financing strategies to execute our growth plans. We believe our capital structure is efficient and provides flexibility to pursue acquisitions and capitalize on market opportunities as they arise. The Initial Portfolio will be financed in part by an $853.0 million securitization that will have minimal debt amortization in the first five years. In addition, we have a commitment for a $1.2 billion ‘‘warehouse’’ credit facility to finance additional aircraft acquisitions, a $96 million equity tranche of which will be provided by us. This credit facility is designed to provide us with the flexibility to fund a variety of aircraft types, lease terms and lessee profiles at a highly competitive cost of funds. We also expect to fund our growth through additional debt and equity offerings, including aircraft lease portfolio securitizations. The terms of our debt instruments will prevent us from paying dividends if we fail to meet financial ratios or default on our debt service obligations.

Industry Trends

•	Large and growing commercial aircraft fleet to meet global demand. Globalization and economic growth have led to increased demand for air travel, with global airline passenger traffic increasing by nearly 135% between 1991 and 2006. Continued economic development is expected to further drive air travel growth, and Boeing forecasts an average annual revenue passenger mile growth of 4.9% and freight traffic growth of 6.1% from 2006 through 2025. According to Boeing estimates, the current global fleet of 17,330 operating commercial jet aircraft is expected to grow to 35,970 aircraft by 2025, of which 27,370 will be mainline passenger jets. In dollar terms, the current global fleet has an estimated value of $350 billion and is estimated to grow to approximately $777 billion by 2025. Nevertheless, the aircraft industry is subject to demand shifts, and any downturn in discretionary business or consumer spending or increased costs could have a significant impact on air traffic and aircraft demand.

•	Emerging markets driving global aircraft growth. Emerging markets, especially those with large populations distributed over a broad geographic area, tend to have very small commercial passenger jet aircraft fleets relative to total population size when compared to more developed regions such as North America and Europe. The current round of liberalization has extended to these markets, encouraging the launch of low-cost carriers and stimulating demand for air travel. As per capita incomes continue to rise and regulatory restrictions continue to be relaxed, we believe demand for air travel will continue to increase in emerging markets, which should fuel the need for additional supply of aircraft.

•	Airlines returning to profitability and renewing fleets. After sustaining several years of net losses, many airlines appear to be returning to profitability. Average fleet ages for many legacy carriers in the United States and international carriers such as Lufthansa, Cathay Pacific and British Airways currently exceed ten years. Demand for passenger aircraft, especially narrow-body aircraft, is expected to increase as these carriers renew and grow their fleets to satisfy increasing global demand for air travel. In addition to replacement needs for the passenger fleet, the freighter fleet requires modernization. Airlines must eventually replace aging and fuel-inefficient aircraft, and while many of these aircraft do not have natural replacements, narrow-body and midsize wide-body jets, such as the Boeing 757s, 737s and 767s, will likely be converted to meet this demand.

•	Greater reliance on operating leasing. Over the past 20 years, airlines have increasingly turned to operating leases to meet their aircraft financing needs. Operating leases permit airlines to reduce their capital commitments, improve their balance sheets, increase fleet planning flexibility and reduce residual value risk. The proportion of the global fleet under operating lease has increased from approximately 17% in 1990 to 30% in 2006. SH&E forecasts that 40% of the global aircraft fleet will operate under operating leases over the course of the next 10 years.

•	Fundamental imbalance between supply and demand for aircraft. In recent years, the increased demand for aircraft, engines and parts has resulted in a supply-demand imbalance for these goods. Aircraft demand is influenced by, among other things, rapid airline passenger growth in emerging markets, higher fuel prices, which has increased demand for fuel-efficient aircraft, the emergence of low-cost carriers and industry restructuring in developed markets. The primary factors affecting aircraft supply include the aging world aircraft fleet, the significant backlog of aircraft production, the limited ability of airframe manufacturers to increase production and continued technological innovation in aviation equipment.

•	Improving lease rates. With the recent recovery of much of the global commercial aviation industry, aircraft values have stabilized and have begun to increase for some aircraft types. For a number of aircraft types, particularly the Boeing 737 and the Airbus A320, which are highly favored by low-cost carriers, supply is limited, and there is some concern that manufacturers will be unable to satisfy demand in the near term. Reductions in supply for many aircraft types have led to an increase in lease rental rates and, in some cases, aircraft values. However, the airline industry has been subject to cyclical demand patterns, and a reduction in lease rates could occur.

Our Dividend Policy

Our board of directors has adopted a policy to pay a regular quarterly cash dividend to our shareholders in an initial amount of $0.50 per share. We intend to pay the first dividend in 2008 based on $0.50 per share per quarter prorated for the period from completion of this offering through December 31, 2007.

Our dividend policy is based on the cash flow profile of our business. We generate significant cash flow under long-term leases with a diversified group of commercial aviation customers. We intend to distribute a portion of our cash flow to our shareholders, while retaining cash flow for reinvestment in our business. Retained cash flow may be used to fund acquisitions of aircraft and other aviation assets, make debt repayments and for other purposes, as determined by our Manager and board of directors. Our dividend policy reflects our judgment that by reinvesting a portion of our cash flow, we will be able to provide value to our shareholders by enhancing our long-term dividend paying capacity. Our objectives are to maintain and increase distributable cash flow per share through accretive acquisitions of additional aircraft and other aviation assets beyond our Initial Portfolio of 47 aircraft. Our management agreement includes an incentive for our Manager to increase our distributable cash flow by providing for an incentive fee that is payable to our Manager only if the quarterly dividend on our common shares exceeds specified targets.

The declaration and payment of future dividends to our shareholders will be at the discretion of our board of directors and will depend on many factors, including our financial condition, cash flows, legal requirements and other factors our board of directors deems relevant. Please read ‘‘Dividend Policy — Possible Changes in Quarterly Dividends’’ and ‘‘Risk Factors’’ for a discussion of these factors. Please read ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Future Cash Flows’’ and ‘‘— Our Future Sources of Liquidity’’ for a discussion of our sources of liquidity to pay our proposed dividends.

Our Formation

We were formed by Babcock & Brown to acquire our Initial Portfolio from the Aircraft Sellers and to develop a business of acquiring and leasing aircraft. We will use the net proceeds of this offering, together with the proceeds from a private placement of shares to the private investors and the net proceeds of the securitization described below, less certain expenses and a fixed cash balance we will retain for general corporate purposes, to finance the acquisition of our Initial Portfolio from the Aircraft Sellers. The purchase price that we will pay for our Initial Portfolio will be determined based on the initial public offering price in this offering as described below, even if the price is above or below the price range set forth on the cover of this prospectus, and will not be based upon an independent valuation of such assets. The purchase price will not be determined by reference to appraised values as these are theoretical values of unleased aircraft assuming certain hypothetical market conditions whereas the aircraft in our Initial Portfolio are subject to long-term leases that are expected to generate fixed revenues. In addition, appraised values do not take into account the long-term contracts we will enter into with affiliates of Babcock & Brown that will provide us with long-term benefits and obligations. The acquisition of our Initial Portfolio will be made through our subsidiary, Babcock & Brown Air Funding I Limited, which we refer to as B&B Air Funding.

On August 2, 2007, B&B Air Funding entered into an agreement to complete a securitization that will close concurrently with this offering. The securitization will generate net proceeds of approximately $846.3 million through the issuance of floating-rate aircraft lease-backed notes, which will finance part of the cost of the acquisition of our Initial Portfolio. The obligations of B&B Air Funding under these notes will be secured by its ownership interests in subsidiaries that will own the aircraft in our Initial Portfolio and by the leases relating to those aircraft. A description of the securitization is set forth under ‘‘Description of Indebtedness — Securitization.’’

The purchase price for our Initial Portfolio will equal the sum of the net proceeds of this offering, our private placement of 14,907,800 shares to the private investors and the securitization, less the portion of such proceeds to be used to fund our formation and offering-related expenses, up-front costs and expenses related to our securitization, and a fixed cash balance that we will retain for general corporate purposes. See ‘‘Use of Proceeds.’’ Based on an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, we estimate that the purchase price for our Initial Portfolio will be approximately $1,451.0 million. Upon completion of this offering, the portion of the purchase price allocable to the securitization will be held in a separate account established under the indenture for the securitization pending delivery of the aircraft. We will make equity contributions to, or subscribe for shares of, B&B Air Funding to provide the remainder of the purchase price when needed.

The purchase price will be adjusted downwards by the amount of rents received by the Aircraft Sellers from the date of completion of this offering through the date of delivery of the aircraft and adjusted upwards by the amount of aircraft expenditures paid by the Aircraft Sellers during such period (which expenditures would have been paid by us had the aircraft been delivered upon the completion of this offering). The purchase price will also be adjusted upwards by the amount of any investment earnings earned on the funds in the separate account pending delivery of the aircraft. As a result of this adjustment, (1) all base rents under the leases for the 47 aircraft in our Initial Portfolio relating to any period after completion of this offering, and maintenance reserve payments received after the completion of this offering, will be for our benefit and (2) we will be responsible for all amounts payable by the lessor in respect of maintenance payments, airworthiness directives and similar obligations or other lessor obligations relating to the period after the completion of this offering. A description of the purchase agreement for our Initial Portfolio is set forth under ‘‘Asset Purchase Agreement.’’

In connection with this offering, our subsidiary, Babcock & Brown Air Acquisition I Limited, which we refer to as B&B Air Acquisition, has received a commitment for a $1.2 billion ‘‘warehouse’’ credit facility to finance additional aircraft acquisitions, a $96 million equity tranche of which will be provided by us. A description of the credit facility is set forth under ‘‘Description of Indebtedness — Credit Facility.’’

The following diagram summarizes our corporate structure immediately after the completion of this offering assuming no exercise by the underwriters of their over-allotment option and an initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

*	Public investors in this offering and the private investors (other than Babcock & Brown) will own 64.0% and 22.8%, respectively, of B&B Air if the underwriters exercise in full their over-allotment option.
**	We will own 100% of B&B Air Funding’s Class A common stock. For purposes of the securitization, a charitable trust will hold shares of Class B common stock of B&B Air Funding having limited voting rights and representing less than 0.001% of the economic interest in B&B Air Funding. See ‘‘Description of Indebtedness — Securitization.’’

Corporate Information

We are a Bermuda exempted company incorporated on May 3, 2007 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. All of our outstanding common shares are currently owned by Babcock & Brown Investment Holdings Pty Ltd., a subsidiary of Babcock & Brown. We will repurchase those shares upon the completion of this offering for their aggregate par value of $10,000 with the net proceeds of this offering. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Although we and B&B Air Funding are organized under the laws of Bermuda, we and it will be resident in Ireland for Irish tax purposes and thus will be subject to Irish corporation tax on our and their income in the same way, and to the same extent, as if we and they were organized under the laws of Ireland. Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353 1 231-1900. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

Issuer	Babcock & Brown Air Limited.

Securities offered	18,695,650 common shares in the form of ADSs. Our common shares are being offered only in the form of ADSs.

Offering price	$23.00 per ADS.

Over-allotment option	2,804,348 common shares in the form of ADSs to be offered by the selling shareholders if the underwriters exercise the over-allotment option in full.

ADSs issued and outstanding immediately after this offering	33,603,450 ADSs.

Use of proceeds	We expect to use the net proceeds of this offering primarily to pay a portion of the purchase price for our Initial Portfolio. Assuming that all of the aircraft in our Initial Portfolio are delivered upon completion of this offering, we estimate that we will receive an aggregate of $1,596.4 million in net proceeds from the following sources:

•	net proceeds of $407.2 million from this offering after deducting the underwriters’ discounts and commissions and assuming a public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•	estimated proceeds from the sale of 14,907,800 shares to Babcock & Brown and the other private investors of $342.9 million in the concurrent private placement; and

•	net proceeds of $846.3 million from the securitization, after deducting the initial purchasers’ discount and fees.

These aggregate net proceeds will be used for the following purposes:

•	$24.6 million to pay expenses related to our formation, this offering and the securitization;

•	$120.8 million will be retained for general corporate purposes; and

•	the balance will constitute the purchase price for our Initial Portfolio.

The purchase price for our Initial Portfolio will be determined based on the initial public offering price in this offering, and will not be based upon an independent valuation of such assets. Assuming an initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the purchase price for our Initial Portfolio will be $1,451.0 million.

Dividend policy	Our board of directors has adopted a policy to pay a regular quarterly cash dividend to our shareholders in an initial amount of $0.50 per share. We intend to pay the first dividend in 2008 based on $0.50 per share per quarter prorated for the period from completion of this offering through December 31, 2007. The declaration and payment of future dividends to our shareholders will be at the discretion of our board of directors and will depend on many factors, including our financial condition, cash flows, legal requirements and other factors our board of directors deems relevant. Please review ‘‘Dividend Policy — Possible Changes in Quarterly Dividends’’ and ‘‘Risk Factors’’ for a discussion of these factors.

Private placement	Babcock & Brown and the other private investors have agreed to purchase from us, in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 that will be consummated concurrently with this offering, 14,907,800 ADSs at a price per share equal to the initial public offering price. Babcock & Brown has agreed to purchase 4,422,529 of these ADSs. Some of the private investors (not including Babcock & Brown) may sell some of the shares they purchase in the private placement pursuant to the underwriters’ over-allotment option.

U.S. Tax Considerations	U.S. shareholders will be subject to U.S. tax on any taxable income attributable to holding our shares or gain from the sale of our shares. For U.S. federal income tax purposes, we will be treated as a passive foreign investment company, or PFIC. Under the PFIC rules, a U.S. holder who disposes or is deemed to dispose of our shares at a gain, or who receives or is deemed to receive certain distributions with respect to our shares, generally will be required to treat such gain or distributions as ordinary income and to pay an interest charge on the tax imposed. A qualified electing fund, or QEF, election may be used to reduce or eliminate the adverse impact of the PFIC rules for shareholders. This election may accelerate the recognition of taxable income and may result in the recognition of ordinary income. In addition, our distributions will not qualify for the reduced rate of U.S. federal income tax that applies to qualified dividends paid to non-corporate U.S. taxpayers. Investors should consult with their own tax advisors as to whether or not to make such an election and should carefully review the information under the heading ‘‘Taxation Considerations — U.S. Federal Income Tax Considerations.’’

Provided you make a QEF election, we estimate that if you hold the shares that you purchase in this offering through December 31, 2009, you will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for such period that will be less than 33% of the cash distributions paid to you during such period. Although we have estimated that if you make a QEF election the taxable income allocated to you initially will be less than anticipated distributions, if we do not acquire additional aircraft generating sufficient depreciation deductions for U.S. tax purposes, your share of taxable income will likely exceed cash distributions at some point in the future. Please review ‘‘Tax Considerations — U.S. Federal Income Tax Considerations’’ for the basis of this estimate.

ADSs	Each ADS represents one common share. The depositary will be Deutsche Bank Trust Company Americas. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The depositary through its custodian will hold the common shares underlying your ADSs. You will have rights as provided in the deposit agreement. The depositary will pay you the cash dividends and other distributions it receives on our common shares, in accordance with the terms of the deposit agreement, subject to any withholding taxes and any other applicable laws and regulations. We are offering our common shares only in the form of ADSs to facilitate the use by U.S. resident shareholders of an exemption from Irish withholding taxes available to U.S. residents. For a description of Irish withholding taxes and available exemptions for holders resident in the United States and other tax-treaty countries, you should review ‘‘Taxation Considerations — Irish Tax Considerations — Irish Dividend Withholding Tax.’’ We will pay all fees of the depositary, except in connection with cancellations of ADSs and withdrawal of common shares. For a description of the ADSs, you should review ‘‘Description of American Depositary Shares’’ in this prospectus.

Listing	Our ADSs have been approved for listing on the New York Stock Exchange under the symbol ‘‘FLY.’’

Conditions Precedent	Completion of this offering is conditioned upon completion of the securitization and the private placement of shares to Babcock & Brown and the other private investors.

Risk Factors	Investing in our shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading ‘‘Risk Factors’’ and all other information set forth in this prospectus before investing in our shares.

Unless the context otherwise requires, all information in this prospectus:

•	reflects the acquisition of our Initial Portfolio, as described above under ‘‘— Our Formation;’’

•	assumes an initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•	assumes the underwriters do not exercise their over-allotment option.

Summary Historical Consolidated and Pro Forma Financial and Other Data

The following table presents summary historical consolidated and pro forma financial and other data of JET-i Leasing, the predecessor of our company. JET-i Leasing commenced operations on November 22, 2005 and acquired its first three aircraft before the end of 2005. The summary historical consolidated financial data for the period of November 22, 2005 (commencement of operations) to December 31, 2005 and the year ended December 31, 2006 and as of the end of such periods has been derived from the audited consolidated financial statements of JET-i Leasing included elsewhere in this prospectus. The summary historical consolidated financial data for each of the six-month periods ended June 30, 2006 and 2007 has been derived from the unaudited consolidated financial statements of JET-i Leasing included elsewhere in this prospectus. The summary historical consolidated data reflects the aircraft included in our Initial Portfolio and related leases as owned, operated and financed by JET-i Leasing during each of the periods and as of each of the dates presented and reflects the results of each such aircraft only from and after the date of acquisition by JET-i Leasing or any of its subsidiaries.

The summary pro forma financial data has been derived from the unaudited pro forma financial statements included elsewhere in this prospectus, which reflect JET-i Leasing’s historical consolidated financial data, as adjusted to give effect to each of the following transactions as if each had occurred as of January 1, 2006:

•	the issuance and sale of 18,695,650 shares in this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, resulting in gross proceeds to us of $430.0 million and net proceeds of $407.2 million after deducting the underwriters’ discounts and commissions;

•	the issuance and sale of 14,907,800 shares to Babcock & Brown and the other private investors in the concurrent private placement at a price per share of $23.00, resulting in gross proceeds to us of $342.9 million;

•	the issuance of $853.0 million of aircraft lease-backed notes in the securitization for net proceeds of $846.3 million after deducting the initial purchasers’ discounts and fees;

•	the use of $5.9 million to fund expenses related to this offering and the private placement of shares to Babcock & Brown and the other private investors;

•	the use of $18.7 million to fund expenses related to the securitization;

•	the use of $1,451.0 million to purchase the 47 aircraft in our Initial Portfolio; and

•	the retention of a $120.8 million cash balance by us for general corporate purposes.

The unaudited pro forma statements of operations for the year ended December 31, 2006 and the six-month period ended June 30, 2007 do not reflect full period results for all 47 aircraft in our Initial Portfolio. The unaudited pro forma financial statements have been prepared based upon available information and assumptions that we believe are reasonable. However, the unaudited pro forma financial statements should not be considered indicative of actual results that would have been achieved had the transactions described above actually been consummated as of the assumed dates. The unaudited pro forma statements also should not be considered representative of our future financial condition or results of operations.

The following data should be read in conjunction with ‘‘Risk Factors,’’ ‘‘Use of Proceeds,’’ ‘‘Unaudited Pro Forma Financial Statements,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated financial statements of JET-i Leasing.

	Historical				Pro forma
	November 22 (commencement of operations) to December 31, 2005	Year Ended December 31, 2006	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Six Months Ended June 30, 2007
	(Dollars in thousands)
Statement of operations data:
Revenues
Operating lease revenue	$550	$56,566	$15,226	$61,662	$56,566	$61,662
Finance lease income and other revenues	—	1,668	—	5,701	1,668	5,701
Total revenues	550	58,234	15,226	67,363	58,234	67,363
Expenses
Depreciation	156	17,976	4,723	19,877	17,976	19,877
Interest expense, net	710	43,013	7,925	32,721	53,114	25,521
Selling, general and administrative	331	3,321	834	2,493	13,131	6,944
Maintenance and other leasing costs	145	1,379	373	1,628	1,379	1,628
Total expenses	1,342	65,689	13,855	56,719	85,600	53,970
Net income (loss) from continuing operations before provision for income taxes	(792)	(7,455)	1,371	10,644	(27,366)	13,393
Provision for income taxes	—	17	—	712	17	1,674
Net income (loss)	$(792)	$(7,472)	$1,371	$9,932	$(27,383)	$11,719
Other data (as of end of period):
Number of aircraft	3	37	19	44	37	44
Number of lessees	2	20	13	26	20	26

RISK FACTORS

Investing in our shares involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends and cause the trading price of our shares to decline. You may lose all or a part of your investment.

Risks Related to Our Financial Information

We have no independent operating history upon which to assess our prospects or ability to pay dividends to our shareholders.

We are a newly organized company with no independent operating history, and our prospects and ability to pay dividends must be considered in light of the risks, expenses and difficulties frequently encountered when any new business is formed. Our lack of independent operating history will make it difficult for investors to assess the quality of our management and our ability to operate profitably and pay dividends to our shareholders. The historical and pro forma financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance or ability to pay dividends. We cannot assure you that we will be able to implement our business strategies, that any of our strategies will be achieved or that we will be able to operate profitably and pay regular dividends to our shareholders. We urge you to carefully consider the basis on which the historical and pro forma financial information included in this prospectus was prepared and presented.

The historical and pro forma financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved during the periods presented and therefore may not be a reliable indicator of our future financial performance or ability to pay dividends.

The historical financial information included in this prospectus represents the results attributable to some of the aircraft included in our Initial Portfolio as owned, operated and financed by JET-i Leasing. Changes will occur in the cost, financing and operation of these assets after we acquire them. These changes are likely to include:

•	Number of aircraft. JET-i Leasing’s historical results included in this prospectus reflect the aircraft in our Initial Portfolio only to the extent that any such aircraft were owned and operated during the relevant period. JET-i Leasing’s results for the periods of November 22 to December 31, 2005, for the year ended December 31, 2006 and for the six months ended June 30, 2007 include only three, 37 and 44 aircraft, respectively. Our results will initially include 47 aircraft.

•	Lower leverage and borrowing costs. JET-i Leasing’s borrowing costs were incurred under a warehouse credit facility similar to our committed credit facility. Our acquisition of the Initial Portfolio will be financed through the proceeds of this offering, the private placement and a securitization that will result in lower debt leverage than that reflected in JET-i Leasing’s results and we expect to bear significantly lower interest costs than JET-i Leasing bore under its warehouse credit facility. Moreover, the interest expense included in JET-i Leasing’s historical results reflects the payment of interest to JET-i Leasing’s holding company on a tranche of debt under its warehouse facility held by JET-i Holdings. Our credit facility will contain a tranche of equity under which B&B Air Acquisition, our consolidated subsidiary, will pay to us a return at a significantly higher rate than the interest rate payable in our securitization. However, the return on this tranche of equity will be eliminated in our consolidated financial statements.

•	Incremental costs. We will have higher operating costs than JET-i Leasing as we will have personnel dedicated to our management whereas JET-i Leasing did not. In addition, unlike JET-i Leasing, we will be a public company with listed equity in the United States and will incur legal, accounting, compliance and other costs that JET-i Leasing did not incur, such as costs associated with compliance, reporting and other requirements of U.S. securities laws, including the Sarbanes-Oxley Act of 2002 and rules thereunder.

•	Aging of our aircraft. Our depreciation of capitalized planned major maintenance costs, which is included in depreciation of flight equipment and principally relates to contributions under leases on which we collect maintenance reserve payments, will be higher than such amounts of our predecessor. This expected increase is due to the aging of the aircraft in our Initial Portfolio.

•	Tax expense. JET-i Leasing had only nominal tax expense as it was a tax flow-through entity for U.S. federal and state income tax purposes, whose taxable results flowed through to its member, JET-i Holdings, which was also a tax flow-through entity. We will be subject to corporate taxation in Ireland and expect to have more than nominal tax expense. However, we expect that our cash tax payments relating to our leasing activity will not be significant in the near term as a result of the rate at which we may depreciate our aircraft under Irish tax law. Current Irish tax law generally does not limit tax loss carryforwards. Therefore, in the near term the only significant cash tax payments we expect to make will be Irish income tax on interest income and on any capital gains.

The pro forma financial information gives effect to this offering, the securitization, the concurrent private placement to Babcock & Brown and the other private investors and the application of the proceeds from these transactions as described under ‘‘Use of Proceeds,’’ including the purchase of the aircraft in our Initial Portfolio, as if those transactions were already consummated. The unaudited pro forma statements of operations for the year ended December 31, 2006 and the six-month period ended June 30, 2007 reflect results of the aircraft included in our Initial Portfolio only to the extent that such aircraft were under lease during such periods, and therefore do not reflect full period results for all 47 aircraft in our Initial Portfolio. This pro forma financial information has been prepared based upon available information and estimates and assumptions that we believe are reasonable. However, this pro forma financial information is not intended to represent or indicate what our financial condition or results of operations would have been had those transactions occurred as of those dates, nor what they may be in the future.

Risks Related to Our Dividend Policy

We may not be able to pay or maintain dividends on our shares. The failure to do so would adversely affect the trading price of our shares.

There are a number of factors that could affect our ability to pay dividends including, but not limited to, the following:

•	lack of availability of cash to pay dividends due to changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	our inability to make acquisitions of additional aircraft that are accretive to cash flow;

•	application of funds to make and finance acquisitions of aircraft and other aviation assets;

•	reduced levels of demand for, or value of, our aircraft;

•	increased supply of aircraft;

•	obsolescence of aircraft;

•	lower lease rates on new aircraft and re-leased aircraft;

•	delays in re-leasing our aircraft after the expiration or early termination of existing leases;

•	impaired financial condition and liquidity of our lessees;

•	deterioration of economic conditions in the commercial aviation industry generally;

•	unexpected or increased fees and expenses payable under our agreements with BBAM and its affiliates and other service providers;

•	fees and other amounts payable to our Manager, BBAM and their affiliates under our management and servicing agreements;

•	poor performance by our Manager, BBAM and their affiliates and other service providers and our limited rights to terminate them;

•	unexpected or increased maintenance, operating or other expenses or changes in the timing thereof;

•	a decision by our board of directors to modify or revoke its policy to distribute a portion of our cash flow available for distribution;

•	restrictions imposed by our financing arrangements, including under the notes issued in the securitization, our credit facility and any indebtedness incurred in the future to refinance our existing debt or to expand our aircraft portfolio;

•	changes in Irish tax law, the tax treaty between the United States and Ireland (the ‘‘Irish Treaty’’) or our ability to claim the benefits of such treaty;

•	cash reserves established by our board of directors;

•	restrictions under Bermuda law on the amount of dividends that we may pay; and

•	the other factors discussed under ‘‘Risk Factors.’’

The failure to maintain or pay dividends would adversely affect the trading price of our shares. See ‘‘Dividend Policy.’’

We are a holding company and will initially rely on B&B Air Funding and its subsidiaries, the owners of the aircraft in our portfolio, to provide us with funds necessary to meet our financial obligations and pay dividends, and B&B Air Funding is significantly restricted from making funds available to us.

We are a holding company and our principal asset is the equity interest we hold in B&B Air Funding, which will own, through its subsidiaries, the aircraft in our Initial Portfolio. As a result, we will depend on loans, dividends and other payments from B&B Air Funding and from any other subsidiaries through which we may conduct operations in the future, to generate the funds necessary to meet our financial obligations and to pay dividends on our shares. B&B Air Funding is legally distinct from us and is significantly restricted from paying dividends or otherwise making funds available to us pursuant to the agreements governing the notes to be issued in the securitization. See ‘‘Description of Indebtedness — Securitization.’’ Any other subsidiaries through which we may conduct operations in the future will also be legally distinct from us and may be similarly restricted from paying dividends or otherwise making funds available to us under certain conditions. Our subsidiaries will generally be required to service their debt obligations before making distributions to us, thereby reducing the amount of our cash flow available to pay dividends, fund working capital, make capital expenditures and satisfy other needs.

We own aircraft through subsidiaries, and our rights to our aircraft are structurally subordinated to the rights of the creditors of those subsidiaries.

Our rights to the aircraft beneficially owned by B&B Air Funding and owned by our other affiliates and subsidiaries will be structurally subordinated to the rights of the creditors of B&B Air Funding. This means that the creditors of B&B Air Funding and of our other affiliates and subsidiaries will be paid from their assets before we would have any claims to those assets.

Other Risks Related to Our Business

Unforeseen difficulties and costs associated with the acquisition and/or management of our aircraft portfolio and other aviation assets could reduce or prevent our future growth and profitability.

Our growth strategy contemplates future acquisitions and leasing of additional commercial aircraft and other aviation assets. There is currently high market demand for certain aircraft, and we may encounter difficulties in acquiring aircraft on favorable terms or at all, including increased competition for assets, which could reduce our acquisition opportunities or cause us to pay higher prices. A significant increase in market interest rates would make it more difficult for us to make accretive acquisitions that would increase our distributable cash flows. Any acquisition of aircraft or other aviation assets may not be profitable to us after the acquisition and may not generate sufficient cash flow to justify our investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition, results of operations and cash flows, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships or cash flow enhancements;

•	impair our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense and financial leverage to the extent we incur additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the aircraft or other aviation assets that we acquire;

•	incur other significant charges, including asset impairment or restructuring charges; or

•	be unable to maintain our ability to pay regular dividends to our shareholders.

Unlike new aircraft, existing aircraft typically do not carry warranties as to their conditions (although certain manufacturer warranties may still be effective and assignable when the aircraft is purchased). Although we may inspect an existing aircraft and its documented maintenance, usage, lease and other records prior to acquisition, such an inspection normally would not provide us with as much knowledge of an aircraft’s condition as we would have if it had been built for us. Repairs and maintenance costs for existing aircraft are difficult to predict and generally increase as aircraft age and may have been adversely affected by prior use. These costs could decrease our cash flow and reduce our liquidity and our ability to pay regular dividends to our shareholders.

We will need additional capital to finance our growth, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the aviation market.

We will require additional financing to expand our business through the acquisition of additional aircraft and other aviation assets. Financing may not be available to us or may be available to us only on terms that are not favorable. The terms of our credit facility and the securitization restrict our ability to incur additional debt. In addition, the terms of any other indebtedness we may incur may restrict our ability to incur additional debt. If we are unable to raise additional funds or obtain capital on acceptable terms, we may have to delay, modify or abandon some or all of our growth strategies.

We will become subject to financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

In connection with this offering we will become obligated to file with the SEC periodic reports that are specified in Section 13 of the Securities Exchange Act of 1934, and we will be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Upon completion of this offering, we will also become subject to requirements of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. Pursuant to such obligations we will be required to, among other things:

•	prepare periodic reports, including financial statements, in compliance with our obligations under U.S. federal securities laws and NYSE rules;

•	maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	establish an investor relations function; and

•	establish internal compliance policies, such as those relating to insider trading.

We may not be successful in implementing these requirements. If we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Risks Related to Our Indebtedness

We may not be able to refinance the notes issued by B&B Air Funding on favorable terms or at all, which may require us to seek more costly or dilutive financing for our investments or to liquidate assets.

We currently intend to refinance the notes issued by B&B Air Funding in the securitization through a further securitization or other long-term financing prior to the date five years after the completion of this offering after which we will be required to apply all of the available cash flow from our Initial Portfolio to repay the principal thereon. We bear the risk that we will not be able to refinance our existing indebtedness on favorable terms or at all. The inability to refinance our securitization indebtedness may require us to seek more costly or dilutive financing for our aircraft or to liquidate assets. If we are not able to refinance the notes issued in the securitization before being required to apply all of the available cash flow from our Initial Portfolio to repay the principal thereon and, as a result, excess cash available for dividends from B&B Air Funding is eliminated, then our ability to continue paying dividends to our shareholders will be adversely affected if we have not developed sufficient additional sources of cash flow to replace the cash flows that will be applied to such principal amortization.

We are subject to risks related to our indebtedness that may limit our operational flexibility and our ability to pay dividends on our shares.

The terms of the notes that B&B Air Funding will issue in the securitization subject us to certain risks and operational restrictions, including:

•	all the aircraft and related leases in our Initial Portfolio secure the notes issued in the securitization, the terms of which restrict our ability to sell aircraft and require us to use proceeds from sales of aircraft, in part, to repay amounts outstanding under those notes;

•	we will be required to dedicate a significant portion of our cash flow from operations to debt service payments, thereby reducing the amount of our cash flow available to pay dividends, fund working capital, make capital expenditures and satisfy other needs;

•	restrictions on B&B Air Funding’s or other subsidiaries’ ability to distribute excess cash flow to us under certain circumstances;

•	lessee, geographical and other concentration limits on flexibility in leasing our aircraft;

•	requirements to obtain the consent of the financial guaranty policy provider for the securitization, whom we refer to as the policy provider, and rating agency confirmations for certain actions; and

•	restrictions on B&B Air Funding’s ability to incur additional debt, create liens on assets, sell assets, make freighter conversions and make certain investments or capital expenditures.

The restrictions described above may impair our ability to operate and to compete effectively with our competitors. Similar restrictions may be contained in the terms of future financings that we may enter into to finance our growth, including our committed credit facility.

The terms of the notes issued in the securitization will require us to apply funds otherwise available for paying dividends to the repayment of such notes commencing after the end of the fifth year after consummation of this offering. Additionally, if B&B Air Funding does not satisfy a debt service coverage ratio for two consecutive months between the 33rd and 57th months after consummation of this offering, B&B Air Funding will be required to apply funds otherwise available for paying dividends to the retirement of the securitization notes.

Commencing after the end of the 57th month after consummation of this offering, B&B Air Funding will be required to apply all of its available cash flow to repay the principal of the securitization notes.

If B&B Air Funding’s debt service coverage ratio (as defined in the indenture for the securitization notes) is less than 1.80 to 1.00 on any two consecutive monthly payment dates occurring between the 33rd and 57th month after consummation of this offering, B&B Air Funding will be required to apply all of its available cash flow to repay the principal of the securitization notes. If B&B Air Funding has not refinanced the notes prior to being required to apply all available cash flow to repay the principal amount of the notes, then the cash flow from the aircraft in our Initial Portfolio will not be available to us to pay dividends or to finance acquisitions of additional aircraft.

B&B Air Funding’s notes will be subject to interest rate risk, which could impair its ability to make distributions to us and our ability to pay dividends to you.

The notes that B&B Air Funding will issue in the securitization will have a floating interest rate, which will subject B&B Air Funding to the risk of an increase in interest rates and to the risk that its cash flow may be insufficient to make scheduled interest payments on its notes if interest rates were to increase. To limit this risk and to maintain the ratings of its notes, B&B Air Funding has entered into interest rate swaps or other interest rate hedging arrangements with one or more counterparties. Although the initial counterparties to such hedging arrangements will have credit ratings of A1/P1, we may not continue to be able to enter into hedging arrangements with counterparties with similar credit ratings. If any counterparty were to default on its obligations, then a mismatch in the floating rate interest obligations and fixed rate lease payments may arise, which could impair B&B Air Funding’s ability to make distributions to us, which would, in turn, adversely affect our ability to meet our financial obligations and pay dividends to our shareholders.

Risks Related to Our Relationship with Babcock & Brown

We will be wholly dependent on Babcock & Brown to manage our business and to service our aircraft portfolio.

Babcock & Brown will manage our business and all of our affairs. Therefore, our success or failure will be wholly dependent on the skill and care with which Babcock & Brown performs its services under our management and servicing agreements. We will depend on the diligence, skill and network of business contacts of our Manager and our servicer. Our Manager will manage our company and will be responsible for our day-to-day operations. Our servicer will be responsible for arranging the leasing of our fleet, acquiring and disposing our aircraft, marketing our aircraft for lease and re-lease, collecting rents and other payments from the lessees of our aircraft, monitoring maintenance, insurance and other obligations under our leases and enforcing our rights against lessees. Our continued success will depend on the continued service of key employees of our Manager and our servicer. The departure of any key employee of our Manager or our servicer, or of a significant number of professionals of our Manager or our servicer, could have a material adverse effect on our performance. As described in the risk factors below, if our board of directors is not satisfied with the performance of Babcock & Brown under these agreements, we may not be able to terminate Babcock & Brown and would have to continue to rely on Babcock & Brown notwithstanding our board’s dissatisfaction with the management and aircraft lease services being provided to us.

Babcock & Brown will have conflicts of interest with us, and their limited contractual or other duties will not restrict them from favoring their own business interests to our detriment.

Conflicts of interest will arise between us and Babcock & Brown, as the manager of our business and the servicer for our aircraft, with respect to our operations and business opportunities. These conflicts will arise because BBAM acquires, manages and remarkets for lease or sale aircraft for us and for other entities, including entities in which Babcock & Brown has an economic interest. We may compete directly with such other managed entities for investment opportunities. For example, BBAM performs aircraft acquisition, disposal and management services pursuant to a joint marketing agreement between Babcock & Brown and Nomura Babcock & Brown Co., Ltd, which we refer to as NBB. BBAM has arranged a significant number of aircraft acquisitions and dispositions pursuant to the NBB arrangement. We expect that BBAM will continue to arrange acquisition and disposition opportunities with NBB and that we may compete with NBB for such opportunities. A conflict of interest will arise if Babcock & Brown identifies an aircraft acquisition opportunity that would meet our investment objectives as well as those of NBB or any other entity managed by Babcock & Brown. We do not have any exclusive right to participate in aircraft acquisition opportunities originated or identified by Babcock & Brown. Under our agreements with Babcock & Brown, our Manager has agreed to act in the best interests of our shareholders. However, neither BBAM nor any other Babcock & Brown affiliate will be restricted from pursuing, or offering to a third party, including NBB or any other party managed by, or otherwise affiliated or associated with, Babcock & Brown, any investment or disposal opportunity or will be required to establish any investment protocol in relation to prioritization of any investment or disposal opportunity. In addition, we may purchase additional aircraft beyond the Initial Portfolio from entities in which Babcock & Brown has an ownership interest. Although such purchases will be required to be approved by our independent directors, the pricing and other terms of these transactions may be less advantageous to us than if they had been the result of transactions among unaffiliated third parties.

Under our servicing agreement with BBAM, if a conflict of interest arises as to our aircraft and other aircraft managed by BBAM, BBAM must perform the services in good faith, and, to the extent that our aircraft or other aircraft managed by BBAM have substantially similar objectively identifiable characteristics that are relevant for purposes of the particular services to be performed, BBAM has agreed not to discriminate among our aircraft or between any of our aircraft and any other managed aircraft on an unreasonable basis. Nevertheless, despite these contractual undertakings, BBAM as servicer may favor its own interests and the interests of other managed entities over our interests. Conflicts may arise when our aircraft are leased to entities that also lease other aircraft managed by BBAM and decisions affecting some aircraft may have an adverse impact on others. For example, when a lessee in financial distress seeks to return some of its aircraft, BBAM may be required to decide which aircraft to accept for return and may favor its or another managed entity’s interest over ours. Conflicts also may arise, for example, when our aircraft are being marketed for re-lease or sale at a time when other aircraft managed by BBAM are being similarly marketed.

Under the terms of our servicing agreement, we are not entitled to be informed of all conflicts of interest involving BBAM and are limited in our right to replace BBAM because of conflicts of interest. Any replacement servicer may not provide the same quality of service or may not afford us terms as favorable as the terms currently offered by BBAM. If BBAM, as the servicer, makes a decision that is adverse to our interests, our business, financial condition, results of operations and cash flows could suffer. See ‘‘— Even if we are dissatisfied with Babcock & Brown’s performance, there are only limited circumstances under which we will be able to terminate our management and servicing agreements and we may not terminate the servicing agreement for our Initial Portfolio without the prior written consent of the policy provider.’’

Even if we are dissatisfied with Babcock & Brown’s performance, there are only limited circumstances under which we will be able to terminate our management and servicing agreements and we may not terminate the servicing agreement for our Initial Portfolio without the prior written consent of the policy provider.

The management agreement provides for a 25-year term and is subject to termination only under the following limited circumstances:

•	at least 75% of our independent directors and holders of 75% or more of all of our outstanding common shares (measured by vote) determine by resolution that there has been unsatisfactory performance by our Manager that is materially detrimental to us;

•	our Manager materially breaches the management agreement and fails to remedy such breach within 90 days of receiving written notice from us requiring it to do so, or such breach results in liability to us and is attributable to our Manager’s gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the standard of care;

•	any license, permit or authorization held by the Manager which is necessary for it to perform the services and duties under the management agreement is materially breached, suspended or revoked, or otherwise made subject to conditions which, in the reasonable opinion of our board of directors, would prevent the Manager from performing the services and the situation is not remedied within 90 days;

•	our Manager becomes subject to bankruptcy or insolvency proceedings that are not discharged within 75 days, unless our Manager is withdrawn and replaced within 90 days of the initiation of such bankruptcy or insolvency proceedings with an affiliate or associate of Babcock & Brown that is able to make correctly the representations and warranties set out in the management agreement;

•	Babcock & Brown in aggregate ceases to hold (directly or indirectly) more than 50% of the issued share capital of our Manager; or

•	an order is made for the winding up of our Manager, unless our Manager is withdrawn and replaced within 15 days with an affiliate or associate of Babcock & Brown that is able to make correctly the representations and warranties set out in the management agreement.

Even though our shareholders (with the concurrence of 75% of our independent directors) have the right under the management agreement to terminate our Manager, it may not be possible for them to exercise this right in view of the number of shares expected to be held by Babcock & Brown and its managed entities. Upon completion of this offering and the concurrent private placement to the private investors, Babcock & Brown and its managed entities will own approximately 38.2% of our outstanding common shares (assuming no exercise of the underwriters’ over-allotment option), or approximately 29.8% (assuming full exercise of the underwriters’ over-allotment option), and termination of our management agreement requires the vote of holders of 75% of our outstanding common shares.

We have the right to terminate the servicing agreement for our Initial Portfolio (with the prior written consent of the policy provider) and the policy provider has the independent right to terminate the agreement (without our consent) in the following limited circumstances:

•	BBAM ceases to be at least majority-owned directly or indirectly by Babcock & Brown;

•	BBAM fails in any material respect to perform any material services under the servicing agreement which results in liability of BBAM due to its gross negligence or willful misconduct (including willful misconduct constituting fraud) in respect of its obligation to apply the standard of care or conflicts standard in respect of performance of the services in a manner that is materially adverse to us and our applicable subsidiaries taken as a whole;

•	BBAM fails in any material respect to perform any material services under the servicing agreement in accordance with the standard of care or the conflicts standard in a manner that is materially adverse to us and our applicable subsidiaries taken as a whole;

•	specified Babcock & Brown entities (including BBAM) become subject to bankruptcy or insolvency proceedings;

•	with respect to the Initial Portfolio Servicing Agreement, we have insufficient funds for the payment of interest on the notes for a period of at least 60 days;

•	at least 15% of the number of aircraft assets remain off-lease but reasonably available for re-lease for a period of at least three months following specified events set forth in the trust indenture;

•	without limiting BBAM’s rights under the security trust agreement, BBAM takes any steps for the purpose of processing the appointment of an administrative receiver or the making of any administrative order or for instituting a bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any similar proceeding under the laws of any jurisdiction with respect to any jurisdiction with respect to B&B Air Funding, and any of its subsidiaries, or any of the aircraft assets;

•	we cease to own all of the aircraft in our initial portfolio;

•	BBAM withdraws from servicing a specified number of our aircraft for specified periods of time due to conflicts of interest; or

•	BBAM ceases to be actively involved in the aircraft leasing business.

If the servicing agreement for our Initial Portfolio is terminated by us or the policy provider and another servicer is engaged to service our Initial Portfolio, we will no longer be entitled to a credit against fees due under the management agreement for servicing fees paid with respect to our Initial Portfolio and our expenses would increase substantially. Please read ‘‘Management Agreement — Fees and Expenses.’’ Although this will be a disincentive for us to terminate the servicing agreement for our Initial Portfolio, it is not likely to be a factor in a decision by the policy provider to exercise its independent ability to terminate the agreement.

Our management and servicing agreements limit our remedies against BBAM for unsatisfactory performance and provide certain termination rights to the policy provider.

Under our management and servicing agreements with Babcock & Brown, in many cases we may not have the right to recover damages from BBAM for unsatisfactory performance. Moreover, we have agreed to indemnify our Manager, BBAM and their affiliates for broad categories of losses arising out of the performance of services, unless they are finally adjudicated to have been caused directly by our Manager’s or BBAM’s gross negligence, fraud, deceit or willful misconduct in respect of its obligation to apply its standard of care or, in the case of the servicing agreement for our Initial Portfolio, conflicts standard in the performance of its services. We have also agreed to indemnify BBAM and its affiliates for losses arising out of the disclosures in this prospectus (except certain disclosures provided to us by BBAM) and losses arising out of our compliance with our obligations to any holders of any securities issued by us or any of our subsidiaries or any governmental authorities. In addition, because of our substantial dependence on Babcock & Brown, our board of directors may be reluctant to initiate litigation against Babcock & Brown to enforce contractual rights under our management and servicing agreements.

Under certain circumstances the provider of the financial guarantee insurance policy with respect to the securitization notes has the right to terminate BBAM as the servicer for our Initial Portfolio without our consent and may terminate BBAM at a time which may be disadvantageous to us.

Our Manager may terminate the management agreement if we breach the management agreement and that breach is not remedied within 90 days of notice.

Our Manager may terminate the management agreement if we fail to make any payment due under the management agreement to our Manager within 15 days after the same becomes due or we materially breach the agreement and that breach is not remedied within 90 days of notice from our Manager, whether or not we have found a replacement manager. If our Manager terminates the management agreement, we may not be able to find a new manager or hire internal management with similar expertise to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, and the market price of our shares may decline. Further, if the management agreement is terminated, we and, where applicable, our subsidiaries will be required to promptly change our names to remove any references to ‘‘Babcock & Brown.’’

BBAM may resign as servicer under our servicing agreement for the Initial Portolio under certain circumstances, which would significantly impair our ability to re-lease or sell aircraft and service our leases.

BBAM may resign under the servicing agreement for our Initial Portfolio with respect to all aircraft serviced thereunder or any affected aircraft, as the case may be, if it reasonably determines that directions given, or services required, would, if carried out, be unlawful under applicable law, be likely to lead to an investigation by any governmental authority of BBAM or its affiliates, expose BBAM to liabilities for which, in BBAM’s good faith opinion, adequate bond or indemnity has not been provided or place BBAM in a conflict of interest with respect to which, in BBAM’s good faith opinion, BBAM could not continue to perform its obligations under the servicing agreement with respect to all serviced aircraft or any affected aircraft, as the case may be (but with respect to the foregoing circumstance, BBAM may resign only with respect to the affected aircraft). Whether or not it resigns, BBAM is not required to take any action of the foregoing kind. BBAM may also resign if it becomes subject to taxes for which we do not indemnify it. BBAM’s decision to resign would significantly impair our ability to re-lease or sell aircraft and service our leases.

The terms of our agreements with Babcock & Brown were negotiated without independent assessment on our behalf, and these terms may be less advantageous to us than if they had been the result of transactions among unaffiliated third parties.

We will enter into various agreements with Babcock & Brown that will effect the transactions relating to our formation, this offering, the securitization and the application of the proceeds from this offering and the securitization to acquire our Initial Portfolio, and our ongoing operations and business. Although the pricing and other terms of these agreements were reviewed by our board of directors, they were determined by Babcock & Brown in the overall context of this offering and the related transactions. As a result, provisions of these agreements may be less favorable to us than they might have been had they been the result of arm’s-length transactions among unaffiliated third parties.

Risks Relating to Our Aircraft Portfolio

The variability of supply and demand for aircraft and other aviation assets could depress lease rates and the value of our leased assets, which would have an adverse effect on our financial results and growth prospects and on our ability to meet our debt obligations and pay dividends.

The aviation leasing and sales industry has experienced periods of aircraft oversupply and undersupply. The oversupply of a specific type of aircraft or other aviation asset in the market is likely to depress lease rates for, and the value of, that type of asset. The supply and demand for aircraft is affected by various cyclical and non-cyclical factors that are not under our control, including:

•	passenger air travel and air cargo demand;

•	geopolitical and other events, including war, acts of terrorism, outbreaks of epidemic diseases and natural disasters;

•	operating costs, availability of jet fuel and general economic conditions affecting our lessees’ operations;

•	governmental regulation, including new airworthiness directives;

•	interest rates;

•	airline restructurings and bankruptcies;

•	cancellations of orders for aircraft;

•	delays in delivery by manufacturers;

•	availability of credit;

•	manufacturer production levels and technological innovation;

•	retirement and obsolescence of aircraft models;

•	manufacturers merging or exiting the industry or ceasing to produce aircraft or engine types;

•	accuracy of estimates relating to future supply and demand made by manufacturers and lessees;

•	reintroduction into service of aircraft or engines previously in storage; and

•	airport and air traffic control infrastructure constraints.

These factors may produce sharp decreases in asset values and achievable lease rates, which would have an impact on our cost of acquiring aircraft or other aviation assets, may result in lease defaults and could delay or prevent the aircraft or other aviation assets from being re-leased or re-leased on favorable terms, or, if desired, sold on favorable terms.

Factors that increase the risk of decline in aircraft value and achievable lease rates could have an adverse affect on our financial results and growth prospects and on our ability to meet our debt obligations and to pay dividends.

In addition to factors linked to the aviation industry generally, other factors that may affect the value and achievable lease rates of our aircraft and other aviation assets include:

•	the particular maintenance and operating history of the airframes and engines;

•	the number of operators using that type of aircraft or engine;

•	whether an aircraft or other aviation asset is subject to a lease and, if so, whether the lease terms are favorable to the lessor;

•	the age of our aircraft and other aviation assets;

•	airworthiness directives and service bulletins;

•	aircraft noise and emission standards;

•	any tax, customs, regulatory and other legal requirements that must be satisfied when an aircraft is purchased, sold or re-leased;

•	compatibility of our aircraft configurations or specifications with other aircraft owned by operators of that type; and

•	decreases in the creditworthiness of our lessees.

Any decrease in the values of and achievable lease rates for commercial aircraft or other aviation assets that may result from the above factors or other unanticipated factors may have a material adverse effect on our financial results and growth prospects and our ability to meet our debt obligations and to pay dividends.

The purchase price we are paying for the aircraft in our Initial Portfolio will be based on the purchase price of our shares in this offering and the value of such shares is subject to all of the risks set forth in this prospectus.

We will acquire the aircraft in our Initial Portfolio pursuant to an asset purchase agreement with the Aircraft Sellers. See ‘‘Asset Purchase Agreement.’’ The asset purchase agreement has not been negotiated on an arm’s-length basis. The price per share to be paid by investors who purchase our shares in this offering will be used in a formula to determine the purchase price we pay for the aircraft and related leases in our Initial Portfolio, and such purchase price will not be based on a valuation of such assets or their net book value reflected in the predecessor financial statements. See ‘‘Use of Proceeds.’’ The value of such shares is uncertain and subject to all the risks set forth in this prospectus.

We may be required to substitute some aircraft in our Initial Portfolio.

Many of the aircraft in our Initial Portfolio will not be delivered upon the completion of this offering. Under the asset purchase agreements, the Aircraft Sellers are obligated to use commercially reasonable efforts to deliver the aircraft not delivered at closing within 210 days of the completion of this offering. However, the transfer of the aircraft to us will require the cooperation of lessees, and we cannot assure you that they will cooperate or that all of the aircraft in our Initial Portfolio will be delivered before the end of this delivery period. If the Aircraft Sellers are unable to deliver any aircraft before the end of this period for any reason other than the destruction of, or substantial damage to, the aircraft, then the Aircraft Sellers must use reasonable efforts to designate a substitute aircraft for the undelivered aircraft before the end of such 210-day period. If an aircraft is destroyed or substantially damaged, the Aircraft Sellers may identify a substitute aircraft if they choose. A substitute aircraft, individually or in the aggregate with other substitute aircraft, must be reasonably acceptable to us, the rating agencies that rate the securitization debt and the policy provider. In determining whether to grant our consent we will consider various factors including appraised value, lease terms, and type, location and remaining useful life of the aircraft and the delivery of substitute aircraft will be subject to confirmation by each of the rating agencies rating the notes issued in the securitization that it will not lower, qualify or withdraw its rating on the notes as a result of the delivery of that substitute aircraft and the consent of the policy provider. If a substitute aircraft is not delivered within the 210-day period following the completion of this offering for any reason, the Aircraft Sellers will be required to make a payment to us designed to make us whole for our cost of capital and any hedging costs attributable to failure to deliver any aircraft to us. See ‘‘Asset Purchase Agreement.’’

If substitute aircraft are delivered, we may be required to restate our predecessor financial statements and pro forma financial statements to reflect the substitute aircraft and related leases if the substitution were to have a material impact on our predecessor financial statements. A restatement could impair our access to capital markets, increase the likelihood of litigation against us and reduce the trading price of our shares.

Some of the aircraft in our Initial Portfolio have been damaged and subsequently repaired.

Under the asset purchase agreements, we are obligated to accept delivery of any aircraft that has been materially damaged if such aircraft has been repaired prior to delivery and otherwise meets the conditions precedent for aircraft delivery. At least one of the aircraft in our Initial Portfolio has been damaged. Even though this aircraft has been repaired, we may not be able to resell or re-lease such aircraft on terms as favorable as those for an aircraft that has not been damaged.

The advent of superior aircraft technology could cause our existing aircraft portfolio to become outdated and therefore less desirable, which could adversely affect our financial results and growth prospects and our ability to compete in the marketplace.

As manufacturers introduce technological innovations and new types of aircraft, including the Boeing 787 and the Airbus A350 (currently scheduled to enter service in 2008 and 2012, respectively) and potential replacement types for the Boeing 737 and Airbus A320 families of aircraft, certain aircraft in our existing aircraft portfolio may become less desirable to potential lessees. In addition, although all of the aircraft in our Initial Portfolio are Stage 3 noise-compliant, the imposition of more stringent noise or emissions standards may make certain of our aircraft less desirable in the marketplace. Any of these risks could adversely affect our ability to lease or sell our aircraft on favorable terms or at all or our ability to charge rental amounts that we would otherwise seek to charge.

Our operational costs will increase as our aircraft age, which will adversely affect the amounts available to pay dividends.

As of June 30, 2007, the weighted average age of the aircraft in our Initial Portfolio was 5.7 years. In general, the cost of redelivering an aircraft under a re-lease, including maintenance and modification expenditures, increases with the age of the aircraft. The costs of converting an aging passenger aircraft to a cargo aircraft are also substantial. The incurrence of these greater expenses as our fleet ages could adversely affect our ability to pay dividends.

The concentration of aircraft types in our portfolio could harm our business and financial results should any difficulties specific to these particular types of aircraft occur.

Of the aircraft in our Initial Portfolio, 32.3% are Airbus A320-200 aircraft, 27.1% are Boeing 737-800 aircraft, 16.8% are Boeing 757-200 aircraft and 23.8% are various other aircraft. If any of these aircraft types (or other types that we acquire in the future) should encounter technical or other difficulties, such affected aircraft types may be subject to grounding or diminution in value and we may be unable to lease such affected aircraft types on favorable terms or at all. The inability to lease the affected aircraft types may reduce our revenues and net income to the extent the affected aircraft types comprise a significant percentage of our aircraft portfolio. In addition, the abandonment or rejection of the lease of any of the types of aircraft listed above by one or more carriers in reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code or comparable statutes in non-U.S. jurisdictions may diminish the value of such aircraft and will subject us to re-leasing risks.

There may be possible variation in the Initial Portfolio.

As of the date of this prospectus we have not yet taken delivery of any of the aircraft included in our Initial Portfolio. We cannot assure you that all or even any of the aircraft in our Initial Portfolio will be delivered before the end of the agreed-upon delivery period. If the Aircraft Sellers are unable to deliver any aircraft within the delivery period because a condition precedent in the asset purchase agreement is not met or for any reason other than the destruction of, or substantial damage to, the aircraft, then the Aircraft Sellers must use reasonable commercial efforts to designate a substitute aircraft for the undelivered aircraft before the end of the delivery period. If an aircraft is destroyed or substantially damaged, the Aircraft Sellers may identify a substitute aircraft if they so choose. If a defaulting Aircraft Seller does not deliver an aircraft or a substitute aircraft prior to the end of the agreed-upon delivery period, the allocable debt portion of the purchase price for the relevant aircraft will be required to be applied to repay the notes issued in the securitization. The actual mix of aircraft, lessees and leases in our Initial Portfolio may be different than described herein and will change over time if any aircraft are not delivered within the agreed-upon deliver period, if there are any substitute aircraft or if aircraft are sold or additional aircraft are acquired and as the aircraft are re-leased to different lessees. See ‘‘— We may be required to substitute some aircraft in our Initial Portfolio’’ and ‘‘Asset Purchase Agreement — Substitute Aircraft.’’

We operate in a highly competitive market for investment opportunities in aircraft and other aviation assets.

The leasing and remarketing of commercial jet aircraft is highly competitive. As the exclusive servicer of our aircraft, BBAM competes in leasing, re-leasing and selling our aircraft with other aircraft leasing companies, including GE Commercial Aviation Services (GECAS), International Lease Finance Corporation (ILFC), AerCap, Aircastle, Aviation Capital Group, AWAS, Boeing Capital, CIT Aerospace, Genesis Lease Limited, Macquarie Aircraft Leasing, Pegasus Aviation, RBS Aviation Capital and BOC Aviation (formerly Singapore Aircraft Leasing Enterprise). We also may encounter competition from other entities that selectively compete with us, including:

•	airlines;

•	aircraft manufacturers;

•	financial institutions (including those seeking to dispose of repossessed aircraft at distressed prices);

•	aircraft brokers;

•	special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft; and

•	public and private partnerships, investors and funds, including private equity and hedge funds.

Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors have significantly greater resources than we have. In addition, some competing aircraft lessors have a lower overall cost of capital and may provide financial services, maintenance services or other inducements to potential lessees that we cannot provide. Given the financial condition of the airline industry, many airlines have reduced their capacity by eliminating select types of aircraft from their fleets. This has resulted in an increase in available aircraft of these types, a decrease in rental rates for these aircraft and a decrease in market values of these aircraft.

Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee. When we decide to dispose of an aircraft, BBAM, as our servicer, will arrange the disposition pursuant to the terms of the servicing agreement for that aircraft. In doing so, BBAM will compete with the aircraft leasing companies listed above, as well as with the other types of entities described above and other investors.

If demand for leased aircraft does not increase, we may not be able to expand our business.

Over the past 20 years, the world’s airlines have leased a growing proportion of their aircraft. The proportion of the global fleet owned by operators has declined from 71% in 1990 to 54% in 2005, and the portion of the global fleet under operating lease has increased from approximately 18% to 30% during this period. Our growth strategy contemplates future acquisitions and leasing of additional commercial aircraft and other aviation assets. If, however, the aggregate demand for leased aircraft does not expand, then we may be unable to implement our growth strategy through aircraft acquisitions. Failure to expand our aircraft portfolio would impair our ability to sustain our revenues or support our expected dividend payments.

Depreciation expenses and impairment charges could have a material adverse effect on our financial condition and results of operations.

Our aircraft have finite economic lives, their values depreciate in the ordinary course over time and their ability to generate earnings and cash flow for our business declines over time. If depreciated aircraft are not replaced with newer aircraft, our ability to generate earnings and cash to pay dividends will be reduced. In addition, we depreciate our aircraft for accounting purposes on a straight-line basis to the aircraft’s estimated residual value over its estimated useful life. If we dispose of an aircraft for a price that is less than its depreciated value, then we would be required to recognize a loss that would reduce our net income during the period of the disposition and reduce our total assets and shareholders’ equity.

In addition, aircraft in our Initial Portfolio and any other aircraft and other aviation assets that we acquire in the future are expected to be under operating leases that are subject to periodic review for impairment for accounting purposes. We believe the carrying value of the aircraft in our Initial Portfolio is currently recoverable through the cash flows expected to result from their use and eventual disposition. However, if these expected cash flows are adversely affected by factors including credit deterioration of a lessee, declines in rental rates, other market conditions and residual values, then we may be required to recognize material impairment charges that would reduce our net earnings or increase our net losses. Under GAAP, once an impairment results in a reduction to the carrying value of an asset, the carrying value of such asset cannot thereafter be increased.

The appraised base values of the aircraft in our Initial Portfolio were prepared in connection with the securitization and should not be relied upon as indicative of the value of our Initial Portfolio.

The appraised base values of the aircraft in our Initial Portfolio prepared in connection with the securitization was determined in accordance with market practice for securitizations without regard to rental revenues from existing leases relating to such aircraft or any physical inspection of the aircraft. Contrary to these assumptions, each aircraft in our Initial Portfolio is subject to a lease providing for a stream of contracted rents. The appraisers for the securitization also assumed an open, unrestricted stable market environment with a balance of supply and demand, as well as other factors common for aircraft appraisals. In practice, market conditions will vary from the appraisers’ assumptions, and there are typically imbalances of aircraft supply and demand that may be particularly pronounced for specific aircraft types. At a cyclical low, the market value of most aircraft types may be less than the appraised base values. Accordingly, you should not rely on the appraised base values as a measure of current realizable value or as a measure of the value to us of our Initial Portfolio as a source of revenues and cash flows. See ‘‘Description of Indebtedness — Securitization — Payment Terms.’’

Our subsidiaries in many cases have owned the aircraft prior to our acquisition of them and may have unknown contingent liabilities that we may be required to fund.

There is a risk that our subsidiaries, many of which have owned the aircraft in our Initial Portfolio prior to our acquisition of such subsidiaries, could have material contingent liabilities that are unknown to us and that were incurred by third parties from operating and leasing the aircraft in our Initial Portfolio or for other reasons.

The Aircraft Sellers, from whom we will acquire our Initial Portfolio, will make representations and warranties relating to:

•	the existence of a valid and final transfer of the beneficial interests of entities that hold the aircraft or entities that hold the beneficial interests of any such entities and that are sold to us by each of the Aircraft Sellers;

•	the title of our aircraft-owning subsidiaries to the applicable aircraft; and

•	the lack of additional liabilities of our aircraft-owning subsidiaries or liens on the aircraft other than disclosed to us.

These representations and warranties are subject to time limits. If a liability arises and we are called on to pay it but are not able to recover any amount from the sellers for such liability, our liquidity could decrease significantly and we may be unable to pay dividends to our shareholders.

Aircraft liens could impair our ability to repossess, re-lease or resell the aircraft.

In the normal course of business, liens that secure the payment of airport fees and taxes, custom duties, air navigation charges, landing charges, crew wages, repairers’ charges, salvage or other obligations are likely, depending on the laws of the jurisdictions where aircraft operate, to attach to the aircraft (or, if applicable, to the engines separately). The liens may secure substantial sums that may, in certain jurisdictions or for limited types of liens (particularly fleet liens), exceed the value of any particular aircraft to which the liens have attached. Until they are discharged, the liens described above could impair our ability to repossess, re-lease or resell our aircraft.

If our lessees fail to fulfill their financial obligations, liens may attach to our aircraft. In some jurisdictions, aircraft liens or separate engine liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft (or, if applicable, the engines separately). We cannot assure you that the lessees will comply with their obligations under the leases to discharge liens arising during the terms of the leases. We may, in some cases, find it necessary to pay the claims secured by such liens in order to repossess the aircraft or obtain the aircraft or engines from a creditor thereof. These payments would be a required expense for us and would reduce our net income and our cash flows.

We cannot assure you that all lessees will comply with the registration requirements in the jurisdiction where they operate.

All of our aircraft are required to be registered at all times with appropriate governmental authorities. Generally, in jurisdictions outside the United States, failure by a lessee to maintain the registration of a leased aircraft would be a default under the applicable lease, entitling us to exercise our rights and remedies thereunder. If an aircraft were to be operated without a valid registration, the lessee operator or, in some cases, the owner or lessor might be subject to penalties, which could constitute or result in a lien being placed on such aircraft. Failure to comply with registration requirements also could have other adverse effects, including inability to operate the aircraft and loss of insurance. We cannot assure you that all lessees will comply with these requirements.

Government regulations could require substantial expenditures, reduce our profitability and limit our growth.

Certain aspects of our business are subject to regulation and require the oversight and regulation by state, federal and foreign governmental authorities. Aircraft are subject to regulations imposed by aviation authorities regarding aircraft maintenance and airworthiness. Laws affecting the airworthiness of aircraft generally are designed to ensure that all aircraft and related equipment are continuously maintained in proper condition to enable safe operation of the aircraft. Aircraft manufacturers also may issue their own recommendations. Airworthiness directives and similar requirements typically set forth particular special maintenance actions or modifications to certain aircraft types or models that the owners or operators of aircraft must implement.

Each lessee generally is responsible for complying with airworthiness directives with respect to its aircraft and is required to maintain the aircraft’s airworthiness. To the extent that a lessee fails to comply with airworthiness directives required to maintain its certificate of airworthiness or other manufacturer requirements in respect of an aircraft or if the aircraft is not currently subject to a lease, we may have to bear the cost of such compliance. Under many leases, we have agreed to share with our lessees the cost of obligations under airworthiness directives (or similar requirements). These expenditures can be substantial, and, to the extent we are required to pay them, our cash flow and ability to pay dividends could be substantially adversely affected.

In addition to these expenditures, which may be substantial, significant new requirements with respect to noise standards, emission standards and other aspects of our aircraft or their operation could cause our costs to increase and could cause the value of our aircraft portfolio to decrease. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which the aircraft are registered, possibly as part of the airworthiness requirements, but also by other jurisdictions where the aircraft operate. In addition, most countries’ aviation laws require aircraft to be maintained under an approved maintenance program having defined procedures and intervals for inspection, maintenance and repair. To the extent that our aircraft are off-lease or a lessee defaults in effecting such compliance, we will be required to comply with such requirements at our expense.

Risks Relating to Our Leases

We will need to re-lease or sell aircraft as leases expire to continue to generate sufficient funds to meet our debt obligations, finance our growth and operations and pay dividends. We may not be able to re-lease or sell aircraft on favorable terms, or at all.

Our business strategy entails the need to re-lease aircraft as our current leases expire to generate sufficient revenues to meet our debt obligations, finance our growth and operations and pay dividends to our shareholders. The ability to re-lease aircraft will depend on general market and competitive conditions. Some of our competitors may have greater access to financial resources and, as a result of restrictions on us contained in the terms of our indebtedness, may have greater operational flexibility. If we are not able to re-lease an aircraft or to do so on favorable terms, we may be required to attempt to sell the aircraft to provide funds for debt service or operating expenses. Our ability to re-lease or sell aircraft on favorable terms or without significant off-lease time could be adversely affected by depressed conditions in the airline and aircraft industries, airline bankruptcies, the effects of terrorism and war, the sale of other aircraft by financial institutions or other factors.

We rely on our lessees’ continuing performance of their lease obligations.

We operate as a supplier to airlines and are indirectly impacted by the risks facing airlines today. Our success depends upon the financial strength of our lessees, our ability to assess the credit risk of our lessees and the ability of lessees to perform their contractual obligations to us. The ability of each lessee to perform its obligations under its lease will depend primarily on the lessee’s financial condition and cash flow, which may be affected by factors beyond our control, including:

•	competition;

•	fare levels;

•	air cargo rates;

•	passenger air travel and air cargo demand;

•	geopolitical and other events, including war, acts of terrorism, outbreaks of epidemic diseases and natural disasters;

•	operating costs, availability and cost of jet fuel and general economic conditions affecting our lessees’ operations;

•	labor difficulties;

•	economic conditions and currency fluctuations in the countries and regions in which the lessee operates; and

•	governmental regulation of, or affecting, the air transportation business.

Some of our lessees may experience payment difficulties. A delayed, missed or reduced rental payment from a lessee decreases our revenues and cash flow and may adversely affect our ability to make payments on our indebtedness and pay dividends to shareholders. We may experience delinquencies, particularly if economic conditions deteriorate. In addition, the demand for aircraft generally diminishes as they age, and the creditworthiness of the lessees of older aircraft is generally lower than the creditworthiness of the lessees of newer aircraft.

We will typically not be in possession of any aircraft while the aircraft are on lease to the lessees. Consequently, our ability to determine the condition of the aircraft or whether the lessees are properly maintaining the aircraft will be limited to periodic inspections that we perform or that are performed on our behalf by third-party service providers or aircraft inspectors. A lessee’s failure to meet its maintenance obligations under a lease could:

•	result in a grounding of the aircraft;

•	cause us to incur costs in restoring the aircraft to an acceptable maintenance condition to re-lease the aircraft;

•	adversely affect lease terms in the re-lease of the aircraft; and

•	adversely affect the value of the aircraft.

We cannot assure you that, in the event that a lessee defaults under a lease, any security deposit paid or letter of credit provided by the lessee will be sufficient to cover the lessee’s outstanding or unpaid lease obligations and required maintenance expenses or be sufficient to discharge liens that may have attached to our aircraft.

Because some airlines are in a weak financial condition and suffer liquidity problems, we may have trouble collecting lease payments on a timely basis or at all, which would adversely affect our revenues and cash flows and may adversely affect our ability to meet our debt obligations and pay dividends.

Some airlines are in a weak financial condition and suffer liquidity problems, and this is likely to be the case in the future with other airlines. Two of our lessees, ATA Airlines and the predecessor of SpiceJet, were recently in bankruptcy or insolvency proceedings. In addition, many airlines are exposed to currency risk due to the fact that they earn revenues in their local currencies and certain of their liabilities and expenses are denominated in U.S. dollars, including lease payments to us. Given the size of our aircraft portfolio, we expect that some lessees from time to time, and possibly in the near future, will be slow in making or will fail to make their payments in full under the leases. Some lessees encountering financial difficulties may seek a reduction in their lease rates or other concessions such as a decrease in their contribution toward maintenance obligations. A delayed, missed or reduced rental payment from a lessee would reduce our revenues and may adversely affect our ability to make payments on the notes issued in the securitization and pay dividends on our shares. While we may experience some level of delinquency under our leases, default levels may increase over time, particularly as our aircraft portfolio ages and if economic conditions deteriorate.

If our lessees encounter financial difficulties and we decide to restructure our leases with those lessees, this could result in less favorable leases, significant reductions in our cash flows and adversely affect our ability to meet our debt obligations and pay dividends on our shares.

We may be required to restructure a lease when a lessee is late in making payments, fails to make required payments or has otherwise advised us that it expects to default in making required payments. Restructuring may involve anything from a simple rescheduling of payments to the termination of a lease without receiving all or any of the past-due amounts. The terms and conditions of possible lease restructurings could result in significant reductions of rental payments, which would have an adverse impact on our cash flow available for distribution and reduced dividends to shareholders.

Because many of our lessees operate in emerging markets, we are indirectly subject to many of the economic and political risks associated with competing in such markets.

Emerging markets are countries which have developing economies that are vulnerable to business and political disturbances, such as significant economic instability, interest and exchange rate fluctuations, civil unrest, government instability, and the nationalization or expropriation of private assets. The occurrence of any of these events in markets served by our lessees and the resulting instability may adversely affect our ownership interest in aircraft or the ability of lessees which operate in these markets to meet their lease obligations and these lessees may be more likely to default than lessees that operate in developed economies. Our Initial Portfolio includes 23 aircraft leased to lessees that are domiciled in emerging markets, representing 50.9% of our Initial Portfolio.

We may be required to purchase repossession insurance if BBAM re-leases any of our aircraft to lessees located in certain jurisdictions.

Under the servicing agreement for our Initial Porfolio, BBAM has broad discretion to re-lease aircraft to lessees around the world, subject to concentration limits and other restrictions contained in the securitization debt. If an aircraft is leased to a lessee in certain specified jurisdictions (including, among others, Belarus, Bhutan, Kazakhstan and Mongolia), B&B Funding may be required to purchase insurance to ensure its ability to repossess the aircraft. If BBAM re-leases any of the aircraft to lessees in these jurisdictions, expenses may increase due to the need to purchase repossession insurance.

Lease defaults could result in significant expenses and loss of revenues.

If we are unable to agree upon acceptable terms for a lease restructuring, then we have the right to repossess aircraft and to exercise other remedies upon a lessee default. However, repossession, re-registration and flight and export permissions after a lessee default typically result in greater costs than those incurred when an aircraft is returned at the end of a lease. These costs include legal expenses that could be significant, particularly if the lessee is contesting the proceedings or is in bankruptcy. Delays resulting from repossession proceedings also would increase the period of time during which an aircraft or other aviation asset does not generate rental revenue. In addition, we may incur substantial maintenance, refurbishment or repair costs that a defaulting lessee has failed to pay and that are necessary to put the aircraft in a condition suitable for re-lease or sale, and we may need to pay off liens, taxes and governmental charges on the aircraft or other aviation asset to obtain clear possession and to remarket the asset effectively.

If we repossess an aircraft or other aviation asset, we will not necessarily be able to export or deregister and profitably redeploy the asset. For instance, where a lessee or other operator flies only domestic routes in the jurisdiction in which an aircraft is registered, repossession may be more difficult, especially if the jurisdiction permits the lessee or the other operator to resist deregistration. Significant costs may also be incurred in retrieving or recreating aircraft records required for registration of the aircraft and obtaining a certificate of airworthiness for the aircraft or engine.

Our lessees’ failure to fund their maintenance requirements on our aircraft could significantly harm our revenues, cash flows and ability to pay dividends.

The standards of maintenance observed by our lessees and the condition of aircraft at the time of sale or lease may affect the values and rental rates of our aircraft. Under each of our leases, the lessee is primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and to the aircraft, including operational, maintenance, and registration requirements and airworthiness directives. A lessee’s failure to perform required maintenance during the term of a lease could result in a diminution in the value of an aircraft, an inability to lease the aircraft at favorable rates or at all, or a potential grounding of the aircraft, and would likely require us to incur maintenance and modification costs upon the expiration or earlier termination of the lease to restore the aircraft to an acceptable condition prior to sale or re-leasing.

Failure to pay certain potential additional operating costs could result in the grounding of our aircraft and prevent the re-lease, sale or other use of our aircraft, which would negatively affect our business, financial condition and results of operations.

As in the case of maintenance costs, we may incur other operational costs upon a lessee default or where the terms of the lease require us to pay a portion of those costs. Such costs, which can be substantial, include:

•	the costs of casualty, liability, war and political risk insurance and the liability costs or losses when insurance coverage has not been or cannot be obtained as required or is insufficient in amount or scope;

•	the costs of licensing, exporting or importing an aircraft, costs of storing and operating an aircraft, airport taxes, customs duties, air navigation charges, landing fees and similar governmental or quasi-governmental impositions; and

•	penalties and costs associated with the failure of lessees to keep the aircraft registered under all appropriate local requirements or obtain required governmental licenses, consents and approvals.

The failure to pay some of these costs can result in liens on the aircraft or a loss of insurance. Any of these events could result in the grounding of the aircraft and prevent the re-lease, sale or other use of the aircraft until the problem is cured.

Our lessees may have inadequate insurance coverage or fail to fulfill their respective indemnity obligations, which could result in us not being covered for claims asserted against us and may negatively affect our business, financial condition and results of operations.

Although we do not expect to control the operation of our leased aircraft, our ownership of the aircraft could give rise, in some jurisdictions, to strict liability for losses resulting from their operation. Our lessees are required to indemnify us for, and insure against, liabilities arising out of the use and operation of the aircraft, including third-party claims for death or injury to persons and damage to property for which we may be deemed liable. Lessees are also required to maintain public liability, property damage and hull all risks and hull war risks insurance on the aircraft at agreed upon levels. However, they are not generally required to maintain political risk insurance. There may be circumstances under which it would be desirable for us to maintain ‘‘top-up’’ and/or political risk coverage at our expense, which would add to our operating expenses.

Following the terrorist attacks of September 11, 2001, aviation insurers significantly reduced the amount of insurance coverage available to airlines for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events. At the same time, they significantly increased the premiums for such third-party war risk and terrorism liability insurance and coverage in general. As a result, the amount of such third-party war risk and terrorism liability insurance that is available at any time may be below the amount required under the initial leases and required by the market in general.

We cannot assure you that the insurance maintained by our lessees will be sufficient to cover all types of claims that may be asserted against us. Any inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations, as well as the lack of available insurance, could reduce the proceeds upon an event of loss and could subject us to uninsured liabilities, either of which could adversely affect our business, financial condition and results of operations.

Failure to obtain certain required licenses, consents and approvals could negatively affect our ability to re-lease or sell aircraft, which would negatively affect our business, financial condition and results of operations.

Aircraft leases often require specific licenses, consents or approvals. These include consents from governmental or regulatory authorities for certain payments under the leases and for the import, re-export or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase or otherwise modify these requirements. In addition, a governmental consent, once given, might be withdrawn. Furthermore, consents needed in connection with future re-leasing or sale of an aircraft may not be forthcoming. Any of these events could adversely affect our ability to re-lease or sell aircraft, which would negatively affect our business, financial condition and results of operations.

Some of our leases provide the lessees with early termination rights.

Five of the leases in our Initial Portfolio provide the lessees with early termination rights. We also could enter into leases in the future that provide lessees with early termination rights. If any lease is terminated early at a time when we could not re-lease the aircraft at rates at least as favorable to us as the terminated lease, our results of operations and ability to pay dividends could be adversely affected. See ‘‘Business — Our Leases — Early Termination Rights.’’

Risks associated with the concentration of our lessees in certain geographical regions could harm our business.

Our business is exposed to local economic and political conditions that can influence the performance of lessees located in a particular region. The effect of these conditions on payments to us will be more or less pronounced, depending on the concentration of lessees in the region with adverse conditions.

European concentration.    Revenues from nine lessees based in Europe accounted for 49% of total revenues for the year ended December 31, 2006. Commercial airlines in Europe face, and can be expected to continue to face, increased competitive pressures, in part as a result of the deregulation of the airline industry by the European Union and the development of low-cost carriers. European countries generally have relatively strict environmental regulations and traffic constraints that can restrict operational flexibility and decrease aircraft productivity, which could significantly increase aircraft operating costs.

Asian concentration.    Revenues from three lessees based in Asia (including India) accounted for 23% of total revenues for the year ended December 31, 2006, and lease rental revenues from two lessees based in India accounted for 19% of total revenues. There are significant obstacles to the Indian airline industry’s development, including poor aviation infrastructure, continuing losses from operations due to overcapacity and other factors, continuing government control and regulation over the industry. If this control and regulation persists or expands, the Indian airline industry likely would experience a significant decrease in growth or restrictions on future growth.

North American concentration.    Revenues from four lessees based in North America accounted for 21% of total revenues for the year ended December 31, 2006. During the past 15 years a number of North American passenger airlines filed Chapter 11 bankruptcy proceedings and several major U.S. airlines ceased operations altogether. The outbreak of Severe Acute Respiratory Syndrome (SARS), high labor costs, high fuel costs, the strength of labor unions in collective bargaining negotiations, the war and prolonged conflict in Iraq and the September 11, 2001 terrorist attacks in the United States have imposed additional financial burdens on most U.S. airlines.

South and Central American concentration.    Revenues from four lessees based in South and Central America accounted for 7% of total revenues for the year ended December 31, 2006. While lessees throughout the world are affected by exchange rate fluctuations as a result of the mismatch of U.S. dollar exposure between their operating expenses and revenues, airlines in South and Central America are particularly sensitive to this risk because of the history of currency devaluations in this region. Any strengthening of the U.S. dollar against the local currency could negatively impact the profitability of these airlines and their ability to meet their lease obligations to us. These risks are exacerbated by the potential for South and Central American currencies to be devalued by governments as they have been periodically during the last four decades.

The risks associated with the geographical concentration of our lessees may become exacerbated as our aircraft are re-leased to lessees or subleased to sublessees in other regions or as we acquire additional aircraft.

Risks Related to the Aviation Industry

A deterioration in the financial condition of the commercial airline industry would have an adverse impact on our ability to lease our aircraft, sustain our revenues and pay dividends.

The financial condition of the commercial airline industry is of particular importance to us because we lease most of our aircraft to commercial airline customers. Our ability to achieve our primary business objectives of growing our lease portfolio and increasing distributable cash flow per share will depend on the financial condition and growth of the commercial airline industry. The risks affecting our airline customers are generally out of our control, but because they have a significant impact on our customers they affect us as well. The risk factors that follow describe risks that affect the commercial airline industry generally and therefore have an impact on our business, financial condition and results of operations. These risks are generally not within our control. Our ability to succeed depends on the financial strength of our customers and their ability to manage these risks. To the extent that our customers are adversely affected by these risk factors, we may experience:

•	downward pressure on demand for the aircraft in our fleet and reduced market lease rates and lease margins;

•	a higher incidence of lessee defaults, lease restructurings, repossessions and airline bankruptcies and restructurings, resulting in lower lease margins due to maintenance and legal and other costs associated with the repossession, as well as lost revenue for the time the aircraft are off lease and possibly lower lease rates from the new lessees;

•	an inability to lease aircraft on commercially acceptable terms, resulting in lower lease margins due to such aircraft not earning revenue and resulting in storage, insurance and maintenance costs; and

•	a loss if our aircraft is damaged or destroyed by an event specifically excluded from an insurance policy, such as dirty bombs, bio-hazardous materials and electromagnetic pulsing.

Airline reorganizations could impair our lessees’ ability to comply with their lease payment obligations to us.

In recent years, several U.S. airlines have sought to reorganize (and, in certain instances, have completed reorganization) under Chapter 11, and numerous other airlines have filed for similar protection under their local laws. Historically, airlines involved in reorganizations have undertaken substantial fare discounting to maintain cash flows and to encourage continued customer loyalty. This fare discounting has led to lower yields for all airlines, including certain of our lessees. The bankruptcies have led to the grounding of significant numbers of aircraft, rejections of leases and negotiated reductions in aircraft lease rentals, with the effect of depressing aircraft market values.

Additional reorganizations or liquidations by airlines under applicable bankruptcy or reorganization laws or further rejection or abandonment of aircraft by airlines in bankruptcy proceedings may depress aircraft values and aircraft lease rates. Additional grounded aircraft and lower market values would adversely affect our ability to sell certain of our aircraft or re-lease other aircraft at favorable rates.

As high fuel prices continue to affect the profitability of the airline industry, our lessees might not be able to meet their lease payment obligations to us.

Fuel costs represent a major expense to companies operating within the airline industry, and fuel prices fluctuate widely depending primarily on international market conditions, geopolitical and environmental events and currency exchange rates. In addition, natural disasters can significantly affect fuel availability and prices. For example, in August and September 2005, Hurricanes Katrina and Rita inflicted widespread damage along the Gulf Coast of the United States, causing significant disruptions to oil production, refinery operations and pipeline capacity in the region and to oil production in the Gulf of Mexico. These disruptions resulted in decreased fuel availability and higher fuel prices.

Fuel prices have recently been at historically high levels. The continuing high cost of fuel will likely have a material adverse impact on airline profitability. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their customers by increasing fares. If they pass on the higher costs, it may adversely affect demand for air travel, which would reduce revenues to our customers. In addition, airlines may not be able to manage this risk by appropriately hedging their exposure to fuel price fluctuations. If fuel prices remain at historically high levels or increase further, they are likely to cause our lessees to incur higher costs or experience reduced revenues. Consequently, these conditions may:

•	affect our lessees’ ability to make rental and other lease payments;

•	result in lease restructurings and aircraft and engine repossessions;

•	increase our costs of servicing and marketing aircraft;

•	impair our ability to re-lease the aircraft and other aviation assets or re-lease or otherwise dispose of the assets on a timely basis at favorable rates; and

•	reduce the proceeds received for the aircraft or other aviation assets upon any disposition.

The effects of various environmental regulations may negatively affect the airline industry. This may cause lessees to default on their lease payment obligations to us.

Governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, jurisdictions throughout the world have adopted noise regulations which require all aircraft to comply with noise level standards. In addition to the current requirements, the United States and the International Civil Aviation Organization, or ICAO, have adopted a new, more stringent set of standards for noise levels which applies to engines manufactured or certified on or after January 1, 2006. Currently, U.S. regulations would not require any phase-out of aircraft that qualify with the older standards applicable to engines manufactured or certified prior to January 1, 2006, but the European Union has established a framework for the imposition of operating limitations on aircraft that do not comply with the new standards. These regulations could limit the economic life of the aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in the aircraft and engines to make them compliant.

In addition to more stringent noise restrictions, the United States and other jurisdictions are beginning to impose more stringent limits on nitrogen oxide, carbon monoxide and carbon dioxide emissions from engines, consistent with current ICAO standards. These limits generally apply only to engines manufactured after 1999. Certain of the aircraft engines owned by us were manufactured after 1999. Because aircraft engines are replaced from time to time in the usual course, it is likely that the number of such engines may increase over time. Concerns over global warming could result in more stringent limitations on the operation of aircraft powered by older, non-compliant engines.

European countries generally have relatively strict environmental regulations that can restrict operational flexibility and decrease aircraft productivity. The European Parliament has confirmed that aviation is to be included in the European Union’s Emissions Trading Scheme starting from 2012. This inclusion could possibly distort the European air transport market leading to higher ticket prices and ultimately a reduction in the number of airline passengers. As an answer to these concerns, European airlines have established the Committee for Environmentally Friendly Aviation to promote the positive environmental performance of airlines. The United Kingdom has doubled its air passenger duties, effective February 1, 2007, in recognition of the environmental costs of air travel. Similar measures may be implemented in other jurisdictions as a result of environmental concerns.

Compliance with current or future regulations, taxes or duties imposed to deal with environmental concerns could cause the lessees to incur higher costs and to generate lower net revenues, resulting in an adverse impact on their financial conditions. Consequently, such compliance may affect the lessees’ ability to make rental and other lease payments and reduce the value received for the aircraft upon any disposition, which could have an adverse effect on our ability to pay the interest on and principal of the securitization notes in full or on a timely basis.

The effects of terrorist attacks and geopolitical conditions may negatively affect the airline industry. This may cause our lessees to default on their lease payment obligations to us.

As a result of the September 11, 2001 terrorist attacks in the United States and subsequent terrorist attacks abroad, airports have increased security restrictions, airline costs for aircraft insurance and security measures have increased and airlines have faced increased difficulties in acquiring war risk and other insurance at reasonable costs. Terrorist attacks and geopolitical conditions have harmed the airline industry, and concerns about geopolitical conditions and further terrorist attacks could harm airlines in the future as a result of various factors, including:

•	higher costs to airlines because of increased security measures;

•	the inconvenience of additional security measures;

•	the price and availability of jet fuel and the cost and practicability of obtaining fuel hedges under current market conditions; and

•	significantly higher costs of aircraft insurance coverage for claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance has been or will continue to be available.

Future terrorist attacks, war or armed hostilities, or the fear of such events, may further increase airline costs, depress air travel demand, cause certain aviation insurance to become available only at significantly increased premiums or not be available at all and could have a further adverse impact on the airline industry and on the financial condition and liquidity of our lessees, aircraft values and rental rates, all of which could adversely affect our financial results, growth prospects and ability to pay dividends.

The effects of war or armed hostilities may negatively affect the airline industry. This may cause lessees to default on their lease payment obligations to us.

War or armed hostilities in the Middle East, North Korea, or elsewhere, or the fear of such events, could reasonably be expected to further exacerbate many of the problems experienced by the aviation industry as a result of the terrorist attacks on September 11, 2001. The situation in Iraq continues to be uncertain and tension over Iran’s nuclear program continues, and either or both may lead to further instability in the region. Potential problems include increased security restrictions on air travel in the United States and elsewhere, increased airline costs for, and restricted availability of, aircraft insurance and fuel, enhanced security measures, a decline in passenger demand for air travel, increased difficulties in acquiring war risk and other insurance at reasonable costs, and additional lessee restructurings.

The effects of pandemic diseases may negatively affect the airline industry. This may cause our lessees to default on their lease payment obligations to us.

The 2003 outbreak of SARS was linked to air travel early in its development and had a severe adverse impact on the aviation industry, which was evidenced by a sharp reduction in passenger bookings, cancellation of many flights and employee layoffs. In addition, since 2003, there have been several outbreaks of avian influenza, or the bird flu, beginning in Asia and, most recently, spreading to certain parts of Africa and Europe. Additional outbreaks of SARS or other pandemic diseases, or the fear of such events, could provoke responses, including government-imposed travel restrictions, which could negatively affect passenger demand for air travel and the financial condition of the aviation industry.

We depend on aircraft and engine manufacturers’ success in remaining financially stable and producing aircraft.

The supply of aircraft, which we purchase and lease, is dominated by two airframe manufacturers, Boeing and Airbus, and a limited number of engine manufacturers. We therefore depend on these manufacturers’ success in remaining financially stable and producing aircraft and related components which meet airlines’ demands and providing customer support. Further, competition between the manufacturers for market share is escalating and may cause instances of deep discounting for certain aircraft types and may have a negative impact on our competitive pricing when we sell or lease aircraft. Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill their contractual obligations, we may experience:

•	an inability to acquire aircraft and related components on terms that will allow us to lease those aircraft and related components to customers at our anticipated profit levels, resulting in lower growth rates or a contraction in our fleet;

•	poor customer support from the manufacturers of aircraft and components resulting in reduced demand for a particular manufacturer’s product, creating downward pressure on demand for those aircraft and components in our fleet and reduced market lease rates for those aircraft; and

•	reduction in our competitiveness due to deep discounting by the manufacturers, which may lead to reduced market lease rates and may adversely affect the value of our portfolio and our ability to remarket or sell some of the aircraft in our fleet.

Risks Related to the Ownership of Our Shares

Market interest rates may have an effect on the trading value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our shares is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend yield on our shares or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Our common shares and the ADSs through which they will be held have no public market, and we cannot assure you that an active trading market will develop.

Prior to this offering, there has not been a market for our common shares or ADSs. Although we have applied to list our ADSs on the NYSE, an active trading market in our shares might not develop or continue. If you purchase shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined through negotiations with the representative of the underwriters based upon an assessment of the valuation of our shares and a book-building process. The public market may not agree with or accept this valuation, in which case you may not be able to sell your shares at or above the initial public offering price.

Our common shares will not be listed on any exchange.

The market price and trading volume of our shares may be volatile and may be affected by market conditions beyond our control.

Even if an active trading market for our shares develops, the market price of our shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in the ADSs may fluctuate and cause significant price variations to occur. If the market price of the shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. We cannot assure you that the market price of the shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our shares price or result in fluctuations in the price or trading volume of our shares include:

•	variations in our quarterly operating results;

•	failure to meet our earnings estimates;

•	publication of research reports about us, other aircraft lessors or the aviation industry or the failure of securities analysts to cover our shares after this offering;

•	additions or departures of key management personnel;

•	adverse market reaction to any indebtedness we may incur or preference or common shares or ADSs we may issue in the future;

•	changes in our dividend payment policy or failure to execute our existing policy;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	speculation in the press or investment community; and

•	changes or proposed changes in laws or regulations affecting the aviation industry or enforcement of these laws and regulations, or announcements relating to these matters.

In the past, the stock market has experienced extreme price and volume fluctuations. These market fluctuations could result in extreme volatility in the trading price of the shares, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of the shares is low.

We may issue additional shares without your approval, which would dilute your ownership interests and may depress share prices.

Upon the completion of this offering and the private placement, we will have 33,603,450 shares issued and outstanding. We expect to implement our growth strategy through the acquisition of additional aircraft and other aviation assets financed primarily by issuances of debt and equity securities. Subject to the rules of the NYSE and the provisions of our charter, we may issue additional shares without shareholder approval in a number of circumstances.

Our issuance of additional shares or other equity securities of equal or senior rank will have the following effects:

•	our shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our shares may decrease; and

•	the market price of our shares may decline.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These include:

•	provisions that permit us to require any competitor of BBAM that acquires beneficial ownership of more than 15% of our common shares either to tender for all of our remaining common shares for no less than their fair market value, or sell such number of common shares to us or to third parties as would reduce its beneficial ownership to less than 15%, in either case within 90 days of our request to so tender or sell;

•	provisions that reduce the vote of each common share held by a competitor of BBAM that beneficially owns 15% or more, but less than 50%, of our common shares to three-tenths of one vote per share on all matters upon which shareholders may vote;

•	provisions that permit our board of directors to determine the powers, preferences and rights of any preference shares we may issue and to issue any such preference shares without shareholder approval;

•	advance notice requirements by shareholders for director nominations and actions to be taken at annual meetings; and

•	no provision for cumulative voting in the election of directors, such that all the directors standing for election may be elected by our shareholders by a plurality of votes cast at a duly convened annual general meeting, the quorum for which is two or more persons present in person or by proxy at the start of the meeting and representing in excess of 25% of all votes attaching to all shares in issue entitling the holder to vote at the meeting.

These provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and/or our board of directors.

Public shareholders who might desire to participate in these types of transactions may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control of our company or change our board of directors and, as a result, may adversely affect the market price of our shares and your ability to realize any potential change of control premium. See ‘‘Description of Share Capital — Anti-Takeover Provisions.’’

We are a Bermuda company that is managed and controlled in Ireland. It may be difficult for you to enforce judgments against us or against our directors and executive officers.

We were incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers, and some of the experts named in this prospectus, reside outside the United States and a majority of our assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon us or those persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland. However, a Bermuda or Irish court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda or Irish law.

There is doubt as to whether the courts of Bermuda or Ireland would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or entertain actions brought in Bermuda or Ireland against us or such persons predicated solely upon U.S. federal securities laws. Further, there is no treaty in effect between the United States and Bermuda or Ireland providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which Bermuda or Irish courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda or Irish courts as contrary to public policy in Bermuda or Ireland. Because judgments of U.S. courts are not automatically enforceable in Bermuda or Ireland, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

As a shareholder of our company, you may have greater difficulties in protecting your interests than as a shareholder of a U.S. corporation.

The Companies Act 1981 of Bermuda, as amended, which we refer to as the ‘‘Companies Act,’’ applies to our company and differs in material respects from laws generally applicable to U.S. corporations and their shareholders. Taken together with the provisions of our bye-laws, some of these differences may result in your having greater difficulties in protecting your interests as a shareholder of our company than you would have as a shareholder of a U.S. corporation. This affects, among other things, the circumstances under which transactions involving an interested director are voidable, whether an interested director can be held accountable for any benefit realized in a transaction with our company, what approvals are required for business combinations by our company with a large shareholder or a wholly-owned subsidiary, what rights you may have as a shareholder to enforce specified provisions of the Companies Act or our bye-laws, and the circumstances under which we may indemnify our directors and officers.

Risks Related to Taxation

We will be a passive foreign investment company, or PFIC. Unless U.S. holders of our shares make certain elections under U.S. federal income tax rules, they will be subject to certain adverse U.S. federal income tax rules.

Because we will be a PFIC, U.S. holders of our shares will be subject to certain adverse U.S. federal income tax rules. Under the PFIC rules, a U.S. holder who disposes or is deemed to dispose of our shares at a gain, or who receives or is deemed to receive certain distributions with respect to our shares, generally will be required to treat such gain or distributions as ordinary income and pay an interest charge on the tax imposed. Certain elections may be used to reduce or eliminate the adverse impact of the PFIC rules for holders of our shares (‘‘QEF elections’’ and ‘‘mark-to-market’’ elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income in excess of amounts distributed to you. Although we have estimated that if you make a QEF election the taxable income allocated to you initially will be less than projected distributions, if we do not acquire additional aircraft generating sufficient depreciation deductions for U.S. tax purposes, your share of the taxable income will likely exceed cash distributions at some point in the future. In addition, because we will be a PFIC, our distributions will not qualify for the reduced rate of U.S. federal income tax that applies to qualified dividends paid to non-corporate U.S. taxpayers. The PFIC rules are extremely complex, and prospective U.S. investors are urged to consult their own tax advisers regarding the potential consequences to them of our being classified as a PFIC. See ‘‘Taxation Considerations — U.S. Federal Income Tax Considerations — Taxation of U.S. Holders of Shares.’’

We may fail to qualify for tax treaty benefits, U.S. statutory tax exemptions and withholding tax exemptions which would reduce our net income and cash flow by the amount of the applicable tax.

Special U.S. tax rules apply to U.S. source transportation income. U.S. source rental income that is not connected with a U.S. trade or business may be subject to 30% withholding tax or, alternatively, could be subject to a 4% gross transportation tax. U.S. source transportation income connected to a U.S. trade or business may be taxable in the United States on a net income basis. In order for us to be exempt from U.S. federal income taxation on each category of U.S. source transportation income, we and our Irish tax resident subsidiaries must qualify for benefits of the Irish Treaty and must not maintain a ‘‘permanent establishment’’ within the United States. Qualification for Irish Treaty benefits depends on many factors, including that at least 50% of the vote and value of our Irish tax resident subsidiaries continues to be held by us and that our principal class of shares be substantially and regularly traded on one or more recognized stock exchanges. We may not satisfy all the requirements of the Irish Treaty and thereby may not qualify each year for the benefits of the Irish Treaty. Similarly, whether or not we or any of our Irish tax resident subsidiaries maintain a permanent establishment within the United States depends on a number of factors, and there can be no assurance that we or one of our Irish subsidiaries will not be treated as having a permanent establishment. Failure to so qualify or the maintenance of a permanent establishment within the United States could result in the income attributable to aircraft used for flights to, from or within the United States being subject to U.S. federal income taxation. The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders. See ‘‘Taxation Considerations — U.S. Federal Income Tax Considerations — Taxation of B&B Air and Our Subsidiaries.’’

In addition, the Irish tax residency of B&B Air Funding entitles certain of our lessees to avail themselves of certain double taxation treaty benefits in respect of withholding taxes. If B&B Air Funding fails to qualify for Irish tax residency, lessees may be required to deduct withholding taxes from rent payments and our net income and cash flows may be reduced, as such additional taxes may be excluded from applicable lessee tax indemnity provisions.

We may become subject to income or other taxes in the jurisdictions in which our aircraft operate, where our lessees are located or where we perform certain services which would adversely affect our business and result in decreased cash available for distributions to shareholders.

We and our Irish tax resident subsidiaries will be subject to the income tax laws of Ireland. In addition, we may be subject to income or other taxes in other jurisdictions by reason of our activities and operations or those of our service providers, where our aircraft operate or where the lessees of our aircraft (or others in possession of our aircraft) are located. The imposition of such taxes would adversely affect our business and would result in decreased earnings available for distribution to our shareholders.

In addition, because Ireland does not have tax treaties with all jurisdictions, we may find it necessary to establish subsidiaries in other jurisdictions to lease or sublease aircraft to customers in those jurisdictions. Such subsidiaries may be subject to taxation in the jurisdictions in which they are organized, which would reduce our net income and have an adverse impact on our cash flow available for distribution to our shareholders.

The tax rate applicable to us would be higher than we expect if we were considered not to be carrying on a trade in Ireland for the purposes of Irish law.

We expect to be subject to Irish corporation tax on our net trading income at the rate of 12.5%. Under Irish tax law, non-trading income is taxed at the rate of 25% and capital gains are taxed at the rate of 20%. We intend to carry on sufficient activity in Ireland, directly through our board of directors and indirectly through the services of our Manager and BBAM, so as to be treated as carrying on a trade in Ireland for the purposes of Irish tax law. In calculating our net trading income we will, in addition to all related expenses, deduct tax depreciation on the aircraft. Whether we and our Irish tax-resident subsidiaries are carrying on a trade for the purposes of Irish tax or have beneficial title to the aircraft are questions of fact and we cannot assure you that we or they will qualify or that we have full beneficial ownership of the aircraft.

One of the grounds for B&B Air Funding being treated as engaged in an active business in Ireland is that BBAM Ireland, one of the servicers for our Initial Portfolio, is an Irish company, and BBAM Ireland will perform its obligations under the servicing agreement for the Initial Portfolio in Ireland. However, the servicing agreement does not require that BBAM Ireland will perform any of its obligations in Ireland, and BBAM Ireland could relocate its operations in the future and not perform any such obligations in Ireland. If B&B Air Funding were found to be not engaged in an active business in Ireland, all of its net income from leasing would be subject to the general Irish corporate tax rate of 25%. As a result, B&B Air Funding would be liable in greater amounts for tax on such income.

If we or any of our Irish tax-resident subsidiaries were considered not to be carrying on a trade in Ireland, we or they may be subject to additional Irish tax liabilities. The application of a higher tax rate (25% instead of 12.5%) on taxable income could reduce the cash flow available for distribution to our shareholders. In addition, we cannot assure you that the 12.5% tax rate applicable to trading income, the 20% tax rate applicable to capital gains or the 25% tax rate applicable to non-trading income will not be changed in the future.

FORWARD-LOOKING STATEMENTS

Some of the statements under ‘‘Summary,’’ ‘‘Risk Factors,’’ ‘‘Unaudited Pro Forma Financial Statements,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘The Commercial Aircraft Industry,’’ ‘‘Business,’’ ‘‘Taxation Considerations’’ and elsewhere in this prospectus include forward-looking statements. These statements include forward-looking statements both with respect to us specifically and the aircraft leasing industry generally. Statements that include the words ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘will,’’ and similar statements of a future or forward-looking nature identify forward-looking statements.

The forward-looking statements contained in this prospectus are based on management’s current expectations (or those of SH&E in the case of ‘‘The Commercial Aircraft Industry’’) and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include, but are not limited to, those described under ‘‘Risk Factors’’ and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Assuming that all of the aircraft in our Initial Portfolio are delivered upon completion of this offering, we estimate that we will receive an aggregate of $1,596.4 million in net proceeds from the following sources:

•	net proceeds of $407.2 million from this offering after deducting the underwriters’ discounts and commissions and assuming a public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus,

•	estimated proceeds from the sale of 14,907,800 shares to Babcock & Brown and the other private investors of $342.9 million in the concurrent private placement; and

•	net proceeds of $846.3 million from the securitization, after deducting the initial purchasers’ discount and fees.

These aggregate net proceeds will be used for the following purposes:

•	$24.6 million to pay expenses related to our formation, this offering and the securitization,

•	$120.8 million will be retained for general corporate purposes; and

•	the balance will constitute the purchase price for our Initial Portfolio.

The purchase price for our Initial Portfolio will be determined based on the initial public offering price in this offering, and will not be based upon an independent valuation of such assets. Assuming an initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the purchase price for our Initial Portfolio will be $1,451.0 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share would:

•	increase (decrease) the aggregate net proceeds to us from this offering and the concurrent private placement to Babcock & Brown and the other private investors by $33.5 million; and

•	increase (decrease) the purchase price for our Initial Portfolio by $33.5 million.

We will acquire our Initial Portfolio from companies managed by Babcock & Brown. For more information on the purchase of our Initial Portfolio, please read ‘‘Asset Purchase Agreement.’’ Upon consummation of the private placement we may receive a portion of the purchase price for the privately placed shares in the form of promissory notes from the private investors which will be repaid as the aircraft in the Initial Portfolio are delivered. See ‘‘Certain Relationships and Related Party Transactions — Private Placement Agreements.’’

DIVIDEND POLICY

Overview

Our board of directors has adopted a policy to pay a regular quarterly cash dividend to our shareholders in an initial amount of $0.50 per share. We intend to pay the first dividend in 2008 based on $0.50 per share per quarter prorated for the period from completion of this offering through December 31, 2007.

Our dividend policy is based on the cash flow profile of our business. We generate significant cash flow from leases with a diversified group of commercial aviation customers. The distributable cash flow on which we focus is derived principally from our minimum contracted lease rentals, reduced by our net cash interest expenses, cash selling, general and administrative expenses and cash taxes.

We intend to distribute a portion of our cash flow to our shareholders, while retaining cash flow for reinvestment in our business. Retained cash flow may be used to fund acquisitions of aircraft and other aviation assets, make debt repayments and for other purposes, as determined by our management and board of directors. Our dividend policy reflects our judgment that by reinvesting a portion of our cash flow, we will be able to provide value to our shareholders by enhancing our long-term dividend paying capacity. Our objectives are to maintain and to increase distributable cash flow per share through acquisitions of additional aircraft and other aviation assets beyond our Initial Portfolio of 47 aircraft. We cannot assure you that we will be successful in achieving these objectives. Our management agreement includes an incentive for our Manager to increase our distributable cash flow by providing for an incentive fee that is payable to our Manager only if the quarterly dividend on our common shares exceeds specified targets.

Our dividend policy has certain risks and limitations. We may not pay dividends according to our policy or at all, if, among other things, we do not have sufficient cash to pay the intended dividends or if our financial performance does not achieve expected results. To the extent that we do not have sufficient cash to pay dividends, we do not intend to borrow funds to pay dividends. By paying dividends rather than investing all of our earnings in future growth, we risk slowing our growth and not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

The declaration and payment of future dividends to holders of our common shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, cash flows, legal requirements and other factors as our board of directors deems relevant. Please read ‘‘ — Possible Changes in Quarterly Dividends’’ below, as well as ‘‘Risk Factors,’’ for a detailed discussion of these factors. Please read ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Future Cash Flows’’ and ‘‘— Our Future Sources of Liquidity’’ for a discussion of our sources of liquidity to pay our proposed dividends. Please see ‘‘Unaudited Pro Forma Financial Statements’’ for our pro forma financial information.

Possible Changes in Quarterly Dividends

Our goal is to increase our distributable cash flow per share through accretive acquisitions of additional aircraft. If we are successful, our board of directors will consider an increase in our quarterly dividends. Our plan, however, is not to increase dividends unless the board concludes we are retaining adequate funds in our business to assure that we maintain our long-term dividend paying ability.

There are a number of factors that could affect our ability to pay dividends including, but not limited to, the following:

•	lack of availability of cash to pay dividends due to changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	our inability to make acquisitions of additional aircraft that are accretive to cash flow;

•	application of funds to make and finance acquisitions of aircraft and other aviation assets;

•	reduced levels of demand for, or value of, our aircraft;

•	increased supply of aircraft;

•	obsolescence of aircraft;

•	lower lease rates on new aircraft and re-leased aircraft;

•	delays in re-leasing our aircraft after the expiration or early termination of existing leases;

•	impaired financial condition and liquidity of our lessees;

•	deterioration of economic conditions in the commercial aviation industry generally;

•	unexpected or increased fees and expenses payable under our agreements with BBAM and its affiliates and other service providers;

•	fees and other amounts payable to our Manager, BBAM and their affiliates under our management and servicing agreements;

•	poor performance by our Manager, BBAM and their affiliates and other service providers and our limited rights to terminate them;

•	unexpected or increased maintenance, operating or other expenses or changes in the timing thereof;

•	a decision by our board of directors to modify or revoke its policy to distribute a portion of our cash flow available for distribution;

•	restrictions imposed by our financing arrangements, including under the notes issued in the securitization, our credit facility and any indebtedness incurred in the future to refinance our existing debt or to expand our aircraft portfolio;

•	changes in Irish tax law, the Irish Treaty or our ability to claim the benefits of such treaty;

•	cash reserves established by our board of directors;

•	restrictions under Bermuda law on the amount of dividends that we may pay; and

•	the other factors discussed under ‘‘Risk Factors.’’

Our growth strategy contemplates that we will fund the acquisition of additional aircraft and other aviation assets beyond our Initial Portfolio through a combination of retained cash flow and debt and equity financing. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions solely with cash from operations, which would reduce or even eliminate the amount of cash available for dividends.

Our ability to pay dividends to holders of our common stock is limited as a practical matter by the terms of our securitization and our warehouse credit facility, which restrict our ability to pay dividends. Based upon our anticipated results of operations and expected cash flows, we currently expect to be in compliance with all of the covenants under the securitization and our warehouse credit facility after this offering. However, a default under these debt documents could prevent us from paying dividends.

We will be a PFIC, and our dividends will not be eligible for either the dividends-received deduction for corporate U.S. holders or treatment as ‘‘qualified dividend income’’ (which currently is taxable at the rates generally applicable to long-term capital gains) for U.S. holders taxed as individuals. U.S. holders that make a QEF election will not be subject to U.S. federal income tax on dividends and will instead be taxed currently on their pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, and generally capital gain from the sale, exchange or other disposition of shares held more than one year will be long-term capital gain eligible for a maximum 15% rate of taxation for non-corporate holders. U.S. holders who make a QEF election may be required to include amounts in income for U.S. federal income tax purposes in excess of amounts distributed by us. See ‘‘Taxation Considerations — U.S. Federal Income Tax Considerations.’’

Provided you make a QEF election, we estimate that if you hold the shares that you purchase in this offering through December 31, 2009, you will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for such period that will be less than 33% of the cash distributions paid to you during such period. Although we have estimated that if you make a QEF election the taxable income allocated to you initially will be less than anticipated distributions, if we do not acquire additional aircraft generating sufficient depreciation deductions for U.S. tax purposes, your share of taxable income will likely exceed cash distributions at some point in the future. Please review ‘‘Tax Considerations — U.S. Federal Income Tax Considerations’’ for the basis of this estimate.

As a Bermuda company, our ability to pay dividends is subject to certain restrictions imposed by Bermuda law. For a discussion of these restrictions, see ‘‘Description of Share Capital — Dividend Rights.’’

CAPITALIZATION

The following table presents, as of June 30, 2007, (1) the historical cash and cash equivalents and capitalization of JET-i Leasing and (2) our unaudited pro forma cash and cash equivalents and capitalization, assuming the following:

•	the completion of this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•	the completion of the concurrent private placement of shares to Babcock & Brown and the other private investors;

•	the completion of the securitization; and

•	the acquisition of the aircraft in our Initial Portfolio as described under ‘‘Use of Proceeds.’’

The information presented below should be read in conjunction with the sections of this prospectus entitled ‘‘Use of Proceeds,’’ ‘‘Unaudited Pro Forma Financial Statements,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and the consolidated financial statements of JET-i Leasing, with the notes thereto.

	June 30, 2007
	Historical	Pro Forma
	(Dollars in thousands)
Cash and cash equivalents(1)	$121,625	$145,092
Debt
Warehouse credit facility	$1,147,598	$—
Securitization notes(2)	—	850,550
Total debt	1,147,598	850,550
Member’s capital/shareholders’ equity	37,632	499,275
Total capitalization	$1,185,230	$1,349,825
(1)	Cash and cash equivalents includes restricted cash of $121.6 million on a historical basis and $24.2 million on a pro forma basis.
(2)	Reflects the issuance of $853.0 million of securitization notes at an offering price of 99.71282%. See ‘‘Description of Indebtedness — Securitization.’’

A $1.00 increase (decrease) in the assumed initial public offering price of $23.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering and the concurrent private placement of shares to Babcock & Brown and the other private investors by $33.5 million. Such an increase (decrease) would have no impact on our pro forma cash and cash equivalents, but would increase (decrease) our pro forma total shareholders’ equity and our pro forma total capitalization by $33.5 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected historical consolidated and other data of JET-i Leasing, the predecessor of our company. JET-i Leasing commenced operations on November 22, 2005 and acquired its first three aircraft before the end of 2005. The selected historical consolidated financial data for the period of November 22, 2005 (commencement of operations) to December 31, 2005 and the year ended December 31, 2006 and as of the end of such periods has been derived from the audited consolidated financial statements of JET-i Leasing included elsewhere in this prospectus. The selected historical consolidated financial data for each of the six-month periods ended June 30, 2006 and 2007 has been derived from the unaudited consolidated financial statements of JET-i Leasing included elsewhere in this prospectus. The selected historical consolidated data reflects the aircraft included in our Initial Portfolio and related leases as owned, operated and financed by JET-i Leasing during each of the periods and as of each of the dates presented and reflects the results of each such aircraft only from and after the date of acquisition by JET-i Leasing or any of its subsidiaries.

The following data should be read in conjunction with ‘‘Risk Factors,’’ ‘‘Use of Proceeds,’’ ‘‘Unaudited Pro Forma Financial Statements,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and the consolidated financial statements of JET-i Leasing.

	November 22 (commencement of operations) to December 31, 2005	Year Ended December 31, 2006	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007
	(Dollars in thousands)
Statement of operations data:
Revenues
Operating lease revenue	$550	$56,566	$15,226	$61,662
Finance lease income and other revenues	—	1,668	—	5,701
Total revenues	550	58,234	15,226	67,363
Expenses
Depreciation	156	17,976	4,723	19,877
Interest expense, net	710	43,013	7,925	32,721
Selling, general and administrative	331	3,321	834	2,493
Maintenance and other leasing costs	145	1,379	373	1,628
Total expenses	1,342	65,689	13,855	56,719
Net income (loss) from continuing operations before provision for income taxes	(792)	(7,455)	1,371	10,644
Provision for income taxes	—	17	—	712
Net income (loss)	$(792)	$(7,472)	$1,371	$9,932
Balance sheet data (as of end of period):
Assets
Cash and cash equivalents	$—	$20		$21
Rent receivables	—	740		166
Restricted cash and cash equivalents	18,130	101,194		121,604
Flight equipment under operating leases, net	52,306	822,234		1,070,239
Investment in direct finance leases, net	—	75,635		75,014
Other assets, net	13,060	11,052		11,520
Total assets	$83,496	$1,010,875		$1,278,564
Liabilities
Accounts payable and accrued liabilities	$791	$7,394		$5,479
Rentals received in advance	478	4,488		7,076
Payable to related parties	3,121	5,438		10,740
Security deposits and maintenance payment liabilities	1,397	51,476		63,083
Warehouse credit facility	51,828	901,145		1,147,598
Other liabilities	—	13,234		6,956
Total liabilities	57,615	983,175		1,240,932
Member’s capital
Member’s contributions	26,673	35,964		35,964
Accumulated (deficit) earnings	(792)	(8,264)		1,668
Total member’s capital	25,881	27,700		37,632
Total liabilities and member’s capital	$83,496	$1,010,875		$1,278,564
Other data (as of end of period):
Number of aircraft	3	37	19	44
Number of lessees	2	20	13	26

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements set forth below adjust the historical consolidated financial statements of our predecessor, JET-i Leasing, to give effect to the following transactions as if each had occurred as of June 30, 2007 in the case of the unaudited pro forma balance sheet, or as of January 1, 2006, in the case of the unaudited pro forma statements of operations:

•	the issuance and sale of 18,695,650 shares in this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, resulting in gross proceeds to us of $430.0 million and net proceeds of $407.2 million after deducting the underwriters’ discounts and commissions;

•	the issuance and sale of 14,907,800 shares to Babcock & Brown and the other private investors in the concurrent private placement at a price per share of $23.00, resulting in gross proceeds to us of $342.9 million;

•	the issuance of $853.0 million of aircraft lease-backed notes in the securitization at an offering price of 99.71282%, or $850.6 million, and net proceeds of $846.3 million after deducting the initial purchasers’ discounts and fees;

•	the use of $5.9 million to fund expenses related to this offering and the private placement of shares to Babcock & Brown and the other private investors;

•	the use of $18.7 million to fund expenses related to the securitization;

•	the use of $1,451.0 million to purchase the 47 aircraft in our Initial Portfolio; and

•	the retention of a $120.8 million cash balance by us for general corporate purposes.

The following data should be read in conjunction with ‘‘Risk Factors,’’ ‘‘Use of Proceeds,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated financial statements of JET-i Leasing included elsewhere in this prospectus.

Our unaudited pro forma financial statements reflect the adjustments that are (1) directly attributable to the events described above, (2) factually supportable and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on our operations. The unaudited pro forma financial statements have been prepared based upon available information and estimates and assumptions that we believe are reasonable. However, the unaudited pro forma financial statements are not intended to be indicative of actual results that would have been achieved had the transactions described above actually been consummated as of the dates indicated. The unaudited pro forma financial statements also should not be considered representative of our future financial condition or results of operations. This is primarily a result of the following factors:

•	The historical consolidated financial statements may not fully reflect our ongoing cost structure. The adjustments in our pro forma financial statements reflect our estimates of the costs that we expect to incur following the completion of this offering, the securitization and our acquisition of our Initial Portfolio. However, actual costs may vary from estimates.

•	The historical consolidated financial statements reflect capital expenditures that JET-i Leasing satisfied through financing under its warehouse facility. We expect that our financing costs will be lower than the financing costs of JET-i Leasing. The adjustments in our pro forma financial statements reflect our estimates of these reduced financing costs. However, we cannot assure you that these pro forma adjustments accurately reflect the changes in our financing costs that will occur.

•	We expect that depreciation of capitalized major maintenance costs will be higher in future periods than reflected in JET-i Leasing’s historical consolidated financial statements due to the aging of the aircraft in our Initial Portfolio. Our pro forma financial statements do not reflect the capitalization of major maintenance costs or this increased depreciation.

See ‘‘Risk Factors — The historical and pro forma financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved during the periods presented and therefore may not be a reliable indicator of our future financial performance or ability to pay dividends’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Future Results of Operations.’’

Unaudited Pro Forma Balance Sheet
June 30, 2007

	JET-i Leasing Historical	Adjustments for private placement		Adjustments for securitization		Adjustments for acquisition of Initial Portfolio		Subtotal	Adjustments for offering		Pro forma
	(Dollars in thousands)
Assets
Cash and cash equivalents(a)	$121,625	$342,879	(b)	$827,585	(c)	$(1,548,351	)(d)	$(256,262)	$401,354	(e)	$145,092	(f)
Rent receivables	166	—		—		(166	)(g)	—	—		—
Flight equipment under operating leases, net	1,070,239	—		—		85,021	(h)	1,155,260	—		1,155,260
Investment in direct finance leases, net	75,014	—		—		—		75,014	—		75,014
Other assets	11,520	—		22,965	(i)	(11,520	)(g)	22,965	—		22,965
Deferred tax assets	—	—		—		27,587	(j)	27,587	—		27,587
Total assets	$1,278,564	$342,879		$850,550		$(1,447,429)		$1,024,564	$401,354		$1,425,918
Liabilities and member’s capital/shareholder’s equity
Accounts payable and accrued liabilities	$5,479	—		$—		$(5,479	)(g)	$—	—		$—
Payable to related parties	10,740	—		—		(10,740	)(g)	—	—		—
Rentals received in advance	7,076	—		—		—		7,076	—		7,076
Security deposits and maintenance payment liabilities	63,083	—		—		—		63,083	—		63,083
Warehouse credit facility/notes payable, net	1,147,598	—		850,550	(c)	(1,147,598	)(g)	850,550	—		850,550
Other liabilities	6,956	—		—		(1,022	)(g)	5,934	—		5,934
Total liabilities	$1,240,932	$—		$850,550		$(1,164,839)		$926,643	$—		$926,643
Member’s capital/shareholders’ equity	$37,632	$342,879	(b)	$—		$(282,590	)(k)	$97,921	$401,354	(e)	$499,275
Total liabilities and member’s capital/shareholders’ equity	$1,278,564	$342,879		$850,550		$(1,447,429)		$1,024,564	$401,354		$1,425,918

Notes to Unaudited Pro Forma Balance Sheet

(a)	Cash and cash equivalents includes restricted cash of $121.6 million on a historical basis and $24.2 million on a pro forma basis.
(b)	Reflects the issuance and sale of 14,907,800 shares to Babcock & Brown and the other private investors in the concurrent private placement at a price of $23.00 per share, resulting in gross proceeds to us of $342.9 million.
(c)	Reflects the issuance of $853.0 million of aircraft lease-back notes in the securitization at an offering price of 99.71282%, or $850.6 million, and net proceeds of $827.6 million after deducting the initial purchasers’ discounts and fees and expenses related to the securitization.
(d)	Reflects the acquisition of our Initial Portfolio. We will enter into an asset purchase agreement with the Aircraft Sellers, pursuant to which we will acquire the 47 aircraft in our Initial Portfolio. Based on an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, the purchase price for our Initial Portfolio is estimated to be $1,451.0 million. The adjustment reflects the payment of this purchase price to the Aircraft Sellers upon completion of this offering, and $97.4 million of cash not acquired from the predecessor company, resulting in a total cash adjustment of $1,548.4 million. The purchase price for our Initial Portfolio is subject to adjustment during the period between the completion of this offering and the date of delivery of aircraft. See ‘‘Asset Purchase Agreement.’’ The adjustment to cash and cash equivalents does not reflect any purchase price adjustment subsequent to the completion of this offering.
We were formed to acquire our Initial Portfolio from JET-i. The transfer of these assets will be accounted for at historical cost. Upon completion of this offering, no single investor or collaborative group will own an equity interest in us of 95% or more.
The following table presents the sources and uses of cash:
•	received in this offering, the concurrent private placement of shares to Babcock & Brown and the other private investors and the securitization, and
•	used in connection with this offering, the securitization and the acquisition of our Initial Portfolio:

(Dollars in thousands)
Sources of cash
Gross proceeds from this offering	$430,000
Gross proceeds from private placement to Babcock & Brown and the other private investors(1)	342,879
Gross proceeds from securitization	850,550
Total sources	$1,623,429
Uses of cash
Estimated fees, costs and expenses:
Underwriters’ discounts and commissions related to this offering(2)	$(22,796)
Expenses related to this offering	(5,850)
Initial purchasers’ discounts related to the securitization(3)	(4,265)
Expenses related to the securitization(3)	(18,700)
Cash balance retained for general corporate purposes	(120,849)
Purchase price for our Initial Portfolio	(1,450,969)
Total uses	$(1,623,429)
(1)	Assumes that all proceeds from the private placement are in the form of cash, rather than promissory notes. Upon consummation of the private placement we may receive a portion of the purchase price for the privately placed shares in the form of promissory notes from some of the private investors, which will be repaid as the aircraft in our Initial Portfolio are delivered to us. Most of the private investors that are existing equity holders of JET-i will deliver promissory notes as payment for the privately placed shares to the extent they do not receive cash distributions from JET-i upon consummation of this offering sufficient to fund the purchase price for their shares. The aggregate principal amount of the promissory notes will depend on the number of aircraft immediately transferred to us at the closing of this offering. Should we receive promissory notes, they will be reflected in our consolidated financial statements as an offset to shareholders’ equity in accordance with Emerging Issues Task Force 85-1 (EITF 85-1), Classifying Notes Received for Capital Stock. See ‘‘Certain Relationships and Related Party Transactions — Private Placement Agreements.’’
(2)	In consideration of the arrangement of the transactions occurring in connection with this offering, certain of the private investors that are current equity holders of JET-i have agreed to pay to us an aggregate amount of $3.0 million. The underwriters’ discounts and commissions in the table are net of these $3.0 million in payments.
(3)	Debt issuance costs incurred in connection with the securitization are capitalized and amortized over the life of the related borrowing. See note (i).

(e)	Reflects the issuance and sale of 18,695,650 shares in this offering at an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on this prospectus, resulting in gross proceeds to us of $430.0 million and net proceeds of $401.4 million after deducting the underwriters’ discounts and commissions and expenses related to this offering.
(f)	Our pro forma cash and cash equivalents consist of amounts received from the Aircraft Sellers for security deposit liabilities assumed in connection with the acquisition of our Initial Portfolio and a cash balance retained for general corporate purposes, as presented below:

(Dollars in thousands)
Security deposits	$24,243
Cash retained for general corporate purposes	120,849
Pro forma cash and cash equivalents	$145,092
(g)	Reflects adjustments to exclude amounts included in JET-i Leasing’s consolidated financial statements relating to the assets and liabilities of JET-i Leasing that we will not acquire or assume pursuant to the asset purchase agreement. We will acquire 44 of the aircraft included in our Initial Portfolio from JET-i Leasing and will also assume certain liabilities relating to such aircraft, including liabilities with respect to major maintenance contributions. Rent receivables, other assets, debt outstanding under the existing warehouse credit facility, accounts payables and other liabilities will not be transferred to us.
(h)	Reflects an adjustment of $85.0 million for the three aircraft that we will acquire from the other Aircraft Sellers.
(i)	Reflects $23.0 million of debt issuance costs associated with the securitization that have been capitalized in other assets.
(j)	Reflects an adjustment to record the tax impact of the pro forma adjustments. The acquisition of our Initial Portfolio will result in a tax basis for Irish tax purposes equal to the purchase price for our Initial Portfolio of $1,451.0 million. This new tax basis results in a deferred tax asset of $27.6 million computed at an assumed tax rate of 12.5% under Irish taxation.
(k)	Reflects the following adjustments to member’s capital/shareholders’ equity:

(Dollars in thousands)
Purchase price for our Initial Portfolio	$(1,450,969)
Purchase price for aircraft acquired after June 30, 2007(1)	85,021
Cash not purchased	(97,382)
Rent receivable and other assets not purchased	(11,686)
Existing debt and other liabilities not assumed	1,164,839
Changes in deferred tax assets	27,587
Total adjustment to member’s capital/shareholders’ equity	$(282,590)
(1)	Reflects cash of $85.0 million paid for three aircraft that JET-i Leasing did not own as of June 30, 2007 which we will acquire upon completion of this offering.

Unaudited Pro Forma Statement of Operations

Year Ended December 31, 2006
	JET-i Leasing Historical	Adjustments for offering, private placement and securitization	Adjustments for acquisition of Initial Portfolio		Pro forma
	(Dollars in thousands)
Revenues
Operating lease revenue	$56,566	$—	$—		$56,566	(a)
Finance lease income	1,668	—	—		1,668	(b)
Total revenues	$58,234	$—	$—		$58,234
Expenses
Depreciation	$17,976	$—	$—		$17,976	(c)
Interest expense, net	43,013	10,101 (d)	—		53,114
Selling, general and administrative	3,321	—	9,810	(e)	13,131
Maintenance and other leasing costs	1,379	—	—		1,379
Total expenses	65,689	10,101	9,810		85,600
Income (loss) before taxes	(7,455)	(10,101)	(9,810)		(27,366)
Provision for income taxes	17	—	—	(f)	17
Net income (loss)	$(7,472)	$(10,101)	$(9,810)		$(27,383)

Notes to Unaudited Pro Forma Statement of Income

(a)	JET-i Leasing acquired three, thirty and seven aircraft in 2005, 2006 and 2007, respectively. We will acquire the three remaining aircraft in our Initial Portfolio on or after the date of completion of this offering from the other Aircraft Sellers. Therefore, our predecessor financial statements do not reflect ownership of our entire Initial Portfolio for the full year ended December 31, 2006. Had all aircraft in our Initial Portfolio been purchased and assuming the existing contractual lease terms were in place as of January 1, 2006, our operating lease revenue for 2006 would have been $142.1 million.
(b)	JET-i acquired four aircraft under finance leases during 2006. Therefore, our predecessor financial statements do not reflect finance lease income for the entire year ended December 31, 2006. Had all four aircraft been purchased and assuming the contractual terms of the finance leases were in place as of January 1, 2006, our finance lease income for 2006 would have been $9.9 million.
(c)	JET-i Leasing acquired three, thirty and seven aircraft in 2005, 2006 and 2007, respectively. We will acquire three remaining aircraft in our Initial Portfolio on or after the date of completion of this offering from the other Aircraft Sellers. Therefore, our predecessor financial statements do not reflect ownership of our entire Initial Portfolio for the full year ended December 31, 2006. Had all aircraft in our Initial Portfolio been purchased as of January 1, 2006, our depreciation expense for 2006 would have been $47.4 million.
(d)	Reflects an adjustment to record interest expense and other costs associated with our borrowings based on an assumed weighted average interest rate of 6.0% per year and the elimination of historical interest expense incurred by our predecessor:

(Dollars in thousands)
Securitization (1)	$51,353
Amortization of capitalized debt issuance costs (2)	4,190
Liquidity facility commitment fees (3)	240
Amortization of discount on notes payable	446
Total pro forma interest expense	56,229
Less historical interest expense	(46,128)
Net adjustment to interest expense	$10,101
(1)	The securitization notes bear interest at one-month LIBOR plus 0.30%. In order to minimize our exposure to interest rate fluctuations, JET-i has entered into an option to swap the variable one-month LIBOR rate for a fixed LIBOR rate of 5.432% on a notional balance of $646.1 million, which represents the debt allocated to aircraft that have fixed rate rental income. Should interest rates increase at the time we consummate this offering, JET-i will novate the option on the swap to us and we will exercise the option for a five-year interest rate swap pursuant to which we will receive variable monthly payments and pay fixed monthly payments on the notional balance. If interest rates decline we will enter into a new five-year interest rate swap agreement and we may reimburse JET-i for a portion of the cost of entering into the unexercised interest rate swap option. Pro forma interest expense includes amounts payable to the policy provider and the liquidity facility provider and has been calculated assuming a maximum one-month LIBOR rate of 5.432% on a notional balance of $646.1 million. The remaining $206.9 million of debt reflects the average LIBOR rate in effect in 2006. An increase or decrease to the one-month LIBOR rates by 0.125% on the unswapped debt balance would have caused interest expense to increase or decrease by $0.3 million.
(2)	Amortization of debt issuance costs incurred in connection with the securitization and liquidity facility based on the effective yield method over five years.
(3)	Represents commitment fees on undrawn borrowings under the liquidity facility.
No adjustment has been made to estimate interest income we would have earned on excess cash balances.
(e)	Represents an adjustment to selling, general, and administrative expenses based upon our estimate of the additional costs we would incur as a result of this offering and related transactions:

(Dollars in thousands)
Servicing fees (1)	$866
Management fee (2)	0
Management expense amount (3)	6,000
Administrative agency fees (4)	990
Directors’ fees(5)	620
Directors’ and officers’ liability insurance(6)	680
Compliance costs (7)	417
NYSE listing fee and annual fee (8)	237
Total	$9,810
(1)	Adjusts historical servicing fees to reflect servicing fees we would have paid to BBAM on historical revenues under our servicing agreement for our Initial Portfolio. Had all aircraft in the Initial Portfolio been on lease at January 1, 2006 and assuming our servicing agreement for our Initial Portfolio had been in place, our servicing fees for 2006 would have been $4.8 million. For more information on the servicing fees related to our servicing agreement with BBAM, please see ‘‘Servicing Agreements.’’

(2)	Our management agreement provides that we will pay base and rent fees to our Manager. Base and rent fees paid to BBAM under our servicing agreements will be credited toward (and thereby reduce) such fees payable under our management agreement and this adjustment assumes that such credit reduces the base and rent fees payable under the management agreement to $0. In addition, we will pay to our Manager an incentive fee based on whether our quarterly dividends exceed specified targets and fees for originations and dispositions of aircraft or other aviation assets. This adjustment does not include incentive fees or fees for originations and dispositions. See ‘‘Management Agreement.’’
(3)	Reflects the management expense amount we would have paid to our Manager under our management agreement. See ‘‘Management Agreement.’’
(4)	Reflects the administrative agency fees we would have paid under the securitization and warehouse credit facility agreement.
(5)	Represents annual fees we would have paid to members of the Board of Directors for their services.
(6)	Represents the amount we would have paid for D&O insurance based on a quote from an insurance broker.
(7)	Includes our estimate of the costs of implementing a program to comply with the reporting provisions of the Sarbanes-Oxley Act of 2002. This estimate is based on terms for the first two of four phases involved in implementing such program negotiated with a consulting firm reflected in an engagement letter.
(8)	Reflects the NYSE listing fee and annual fee we would have paid based on the shares issued in connection with this offerring and the private placement.
The adjustment to selling, general and administrative expenses does not include amounts for accounting and audit fees, legal fees, travel expenses or secretarial services as we have not yet negotiated terms related to such matters. However, we estimate that our costs for these items on an annual basis will be approximately $3.4 million.
(f)	Pro forma loss incurred would result in an income tax benefit at an assumed rate of 12.5% for Irish taxation. Given our limited operating history and pro forma net loss, a full valuation allowance is provided.

Pro Forma Earnings per Share

Basic pro forma earnings per share are calculated on the basis of the weighted average number of shares outstanding as if all shares had been issued on January 1, 2006.

Year Ended December 31, 2006
(Dollars in thousands, except per share data)
Pro forma net loss	$(27,383)
Pro forma weighted average number of shares outstanding	33,603,450
Pro forma basic loss per share	$(0.81)

Unaudited Pro Forma Statement of Operations

Six Months Ended June 30, 2007
	JET-i Leasing Historical	Adjustments for offering, private placement and securitization		Adjustments for acquisition of Initial Portfolio		Pro forma
	(Dollars in thousands)
Revenues
Operating lease revenue	$61,662	$—		$—		$61,662	(a)
Finance lease income	4,951	—		—		4,951
Other revenue	750	—		—		750
Total revenues	$67,363	$—		$—		$67,363
Expenses
Depreciation	$19,877	$—		$—		$19,877	(b)
Interest expense, net	32,721	(7,200	)(c)	—		25,521
Selling, general and administrative	2,493	—		4,451	(d)	6,944
Maintenance and other leasing costs	1,628	—		—		1,628
Total expenses	56,719	(7,200)		4,451		53,970
Income (loss) before taxes	10,644	7,200		(4,451)		13,393
Provision for income taxes	712	—		962	(e)	1,674
Net income (loss)	$9,932	$7,200		$(5,413)		$11,719

Notes to Unaudited Pro Forma Statement of Income

(a)	JET-i Leasing acquired three, thirty and seven aircraft in 2005, 2006 and 2007, respectively. We will acquire the three remaining aircraft in our Initial Portfolio on or after the date of completion of this offering from the other Aircraft Sellers. Therefore, our predecessor financial statements do not reflect ownership of our entire Initial Portfolio for the full six months ended June 30, 2007. Had all aircraft in our Initial Portfolio been purchased and assuming the existing contractual terms of the operating leases were in place as of January 1, 2007, our operating lease revenue for the six month period ended June 30, 2007 would have been $73.5 million.
(b)	JET-i Leasing acquired three, thirty and seven aircraft in 2005, 2006 and 2007, respectively. We will acquire the three remaining aircraft in our Initial Portfolio on or after the date of completion of this offering from the other Aircraft Sellers. Therefore, our predecessor financial statements do not reflect ownership of our entire Initial Portfolio for the full six months ended June 30, 2007. Had all aircraft in our Initial Portfolio been purchased as of January 1, 2007, our depreciation expense for the six month period ended June 30, 2007 would have been $23.7 million.
(c)	Reflects an adjustment to record interest expense and other costs associated with our borrowings based on an assumed weighted average interest rate of 6.1% per year and elimination of historical interest expense incurred by our predecessor:

(Dollars in thousands)
Securitization (1)	$25,909
Amortization of capitalized debt issuance costs (2)	2,058
Liquidity facility commitment fees (3)	120
Amortization of discount on notes payable	219
Total pro forma interest expense	28,306
Less historical interest expense	(35,506)
Net adjustment to interest expense	$(7,200)

(1)	The securitization notes bear interest at one-month LIBOR plus 0.30%. In order to minimize our exposure to interest rate fluctuations, JET-i has entered into an option to swap the variable one-month LIBOR rate for a fixed LIBOR rate of 5.432% on a notional balance of $646.1 million, which represents the debt allocated to aircraft that have fixed rate rental income. Should interest rates increase at the time we consummate this offering, JET-i will novate the option on the swap to us and we will exercise the option for a five-year interest rate swap pursuant to which we will receive variable monthly payments and pay fixed monthly payments on the notional balance. If interest rates decline we will enter into a new five-year interest rate swap agreement and we may reimburse JET-i for a portion of the cost of entering into the unexercised interest rate swap option. Pro forma interest expense includes amounts payable to the policy provider and the liquidity facility provider and has been calculated assuming a maximum one-month LIBOR rate of 5.432% on a notional balance of $646.1 million. The remaining $206.9 million of debt reflects the average one-month LIBOR rate in effect in the six month period ended June 30, 2007. An increase or decrease to the one-month LIBOR rates by 0.125% on the unswapped debt balance would have caused interest expense to increase or decrease by $0.2 million.
(2)	Amortization of debt issuance costs incurred in connection with the securitization and liquidity facility based on the effective yield method over five years.
(3)	Represents commitment fees on undrawn borrowings under the liquidity facility.
No adjustment has been made to estimate interest income we would have earned on excess cash balances.
(d)	Represents an adjustment to selling, general and administrative expenses based upon our estimate of additional costs we would incur as a result of this offering and related transactions:

(Dollars in thousands)
Servicing fees(1)	$(121)
Management expense(2)	0
Management expense amount(3)	3,000
Administrative agency fees(4)	495
Directors’ fees(5)	310
Directors’ and officers’ liability insurance(6)	340
Compliance costs(7)	209
NYSE listing fee and annual fee(8)	218
Total	$4,451

(1)	Adjusts historical servicing fees to reflect servicing fees we would have paid to BBAM on pro forma revenues under our servicing agreement for the Initial Portfolio. The adjustment is based on pro forma servicing fees of $2.2 million. Had all aircraft in the Initial Portfolio been on lease at January 1, 2007 and assuming our servicing agreement for the Initial Portfolio had been in place, our servicing fees for 2007 would have been $2.5 million. For more information on the servicing fees related to our servicing agreement with BBAM, please see ‘‘Servicing Agreements.’’
(2)	Our management agreement provides that we will pay base and rent fees to our Manager. Base and rental fees paid to BBAM under our servicing agreements will be credited toward (and thereby reduce) such fees payable under our management agreement. This adjustment assumes that such credit reduces the base and rent fees payable under the management agreement to $0. In addition, we will pay to our Manager an incentive fee based on whether our quarterly dividends exceed specified targets and fees for originations and dispositions of aircraft or other aviation assets. This adjustment does not include incentive fees or fees for origination and dispositions. See ‘‘Management Agreement.’’

(3)	Reflects the management expense amount of $6.0 million annually we would have paid to our manager under our management agreement. See ‘‘Management Agreement.’’
(4)	Reflects the administrative agency fees we would have paid under the securitization and warehouse credit facility agreement.
(5)	Represents fees we would have paid to members of the Board of Directors for their services.
(6)	Represents the amount we would have paid for D&O insurance based on a quote from an insurance broker.
(7)	Includes our estimate of the costs of implementing a program to comply with the reporting provisions of the Sarbanes-Oxley Act of 2002. This estimate is based on terms for the first two of four phases involved in implementing such program negotiated with a consulting firm reflected in an engagement letter.
(8)	Reflects the NYSE listing fee and annual fee we would have paid based on the shares issued in connection with this offerring and the private placement.
The adjustment to selling, general and admininstrative expenses does not include amounts for accounting and audit fees, legal fees, travel expenses or secretarial services as we have not yet negotiated terms related to such matters. However, we estimate that our costs for these items for a six-month period will be approximately $1.7 million.
(e)	Reflects an adjustment to provision for income taxes to record the impact of the other pro forma adjustments at an assumed rate of 12.5% for Irish taxation. However, we expect that our cash tax payments relating to our leasing activity will not be significant in the near term as a result of the rate at which we may depreciate our aircraft under Irish tax law.

Pro Forma Earnings per Share

Basic pro forma earnings per share are calculated on the basis of the weighted average number of shares outstanding as if all shares had been issued on January 1, 2006.

Six Months Ended June 30, 2007
(Dollars in thousands, except per share data)
Pro forma net income	$11,719
Pro forma weighted average number of shares outstanding	33,603,450
Pro forma basic earnings per share	$0.35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our historical predecessor consolidated financial statements and related notes as well as our pro forma financial statements included elsewhere in this prospectus. Our predecessor financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP, and are presented in U.S. dollars. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. See ‘‘Risk Factors’’ and ‘‘Forward-Looking Statements.’’

Overview

We are a newly organized company formed by Babcock & Brown to acquire and lease commercial jet aircraft and other aviation assets. Babcock & Brown is a global investment and advisory firm whose aircraft management division, BBAM, is one of the world’s leading commercial jet aircraft lessors. The aircraft in our Initial Portfolio are leased under long-term contracts to a diverse group of airlines throughout the world. Our strategy is to grow our portfolio through accretive acquisitions of aircraft and other aviation assets and to increase our distributable cash flows, while paying regular quarterly dividends to our shareholders.

We will acquire our Initial Portfolio from the Aircraft Sellers using the net proceeds of this offering, a concurrent private placement of our shares to Babcock & Brown and the other private investors and an $853.0 million aircraft lease securitization.

Our Initial Portfolio of 47 commercial jet aircraft includes 45 narrow-body passenger aircraft, one wide-body passenger aircraft and one freighter. Boeing aircraft comprise 56% of our fleet and Airbus aircraft comprise the remaining 44%. The aircraft in our Initial Portfolio were manufactured between 1989 and 2007 and have a weighted average age of 5.7 years.

History

We were formed on May 3, 2007. Prior to the completion of this offering, 44 of the aircraft in our Initial Portfolio were owned by JET-i, and the results of their operations were reflected in the consolidated financial statements of JET-i Leasing LLC, a subsidiary of JET-i Holdings LLC, an entity managed by Babcock & Brown. The historical consolidated financial statements included in this prospectus are those of JET-i Leasing LLC, which we consider our predecessor for financial statement purposes. JET-i Leasing LLC acquired three of the aircraft included in our Initial Portfolio in 2005 and 34 of the aircraft included in our Initial Portfolio in 2006. JET-i Leasing acquired an additional seven aircraft included in our Initial Portfolio in the first five months of 2007. We will acquire the remaining three aircraft in our Initial Portfolio upon the completion of this offering.

Our Future Results of Operations

We expect that our results of operations will be primarily affected by acquisitions of additional aircraft and general market conditions, including the lease rates associated with our aircraft, the re-lease of aircraft upon the expiration, renewal or early termination of an existing lease, whether our lessees comply with their lease obligations, prevailing lease rates at the time of leasing or re-leasing of any aircraft and our borrowing costs. We also expect that our future results of operation will vary from our predecessor’s historical results of operations as a result of a number of factors, including:

•	Number of aircraft. JET-i Leasing’s historical results included in this prospectus reflect the aircraft in our Initial Portfolio only to the extent that any such aircraft was owned and operated during the relevant period. JET-i Leasing’s results for the period from November 22 (commencement of operations) to December 31, 2005, for the year ended December 31, 2006 and for the six months ended June 30, 2007 include only three, 37 and 44 aircraft, respectively. Our results will initially include 47 aircraft.

•	Lower leverage and borrowing costs. JET-i Leasing’s borrowing costs were incurred under a warehouse credit facility similar to our committed credit facility. Our acquisition of the Initial Portfolio will be financed through the proceeds of this offering, the private placement and a securitization that will result in lower debt leverage than that reflected in JET-i Leasing’s results and we will bear significantly lower interest costs than JET-i Leasing bore under its warehouse credit facility. Moreover, the interest expense included in JET-i Leasing’s historical results reflects the payment of interest to JET-i Leasing’s holding company on a tranche of debt under its warehouse facility held by JET-i Holdings. Our credit facility will contain a tranche of equity under which B&B Air Acquisition, our consolidated subsidiary, will pay to us a return at a significantly higher rate than the interest rate payable in our securitization. However, the return on this tranche of equity will be eliminated in our consolidated financial statements.

•	Incremental costs. We will have higher operating costs than JET-i Leasing as we will have personnel dedicated to our management whereas JET-i Leasing did not. In addition, unlike JET-i Leasing, we will be a public company with listed equity in the United States and will incur legal, accounting, compliance and other costs that JET-i Leasing did not incur, such as costs associated with compliance, reporting and other requirements of U.S. securities laws, including the Sarbanes-Oxley Act of 2002 and rules thereunder.

•	Aging of our aircraft. Our depreciation of capitalized planned major maintenance costs, which is included in depreciation of flight equipment and principally relates to contributions under leases on which we collect maintenance reserve payments, will be higher than such amounts of our predecessor. This expected increase is due to the aging of the aircraft in our Initial Portfolio.

•	Tax expense. JET-i Leasing had only nominal tax expense as it was a tax flow-through entity for U.S. federal and state income tax purposes, whose taxable results flowed through to its member, JET-i Holdings, which was also a tax flow-through entity. We will be subject to corporate taxation in Ireland and expect to have more than nominal tax expense. However, we expect that our cash tax payments relating to our leasing activity will not be significant in the near term as a result of the rate at which we may depreciate our aircraft under Irish tax law. Current Irish tax law generally does not limit tax loss carryforwards. Therefore, in the near term the only significant cash tax payments we expect to make will be Irish income tax on interest income and on any capital gains.

Critical Accounting Policies and Estimates

JET-i Leasing prepared its consolidated financial statements in accordance with U.S. GAAP and we intend to do so as well. U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in our predecessor consolidated financial statements and accompanying notes. The use of estimates is or could be a significant factor affecting the reported carrying values of flight equipment, investments, deferred tax assets and accruals and reserves. JET-i Leasing utilized third party appraisers and industry valuation professionals, where possible, to support estimates, particularly with respect to flight equipment. Despite JET-i Leasing’s best efforts to accurately estimate such amounts, actual results could differ from those estimates. The following is a discussion of the accounting policies that involve a high degree of judgment and the methods of their application.

Rent Receivables

Rental revenue from flight equipment under operating leases is recorded on a straight-line basis over the term of the lease. Rental revenue from finance leases is recognized on the interest method to produce a level yield over the life of the finance lease. Rentals received but unearned under the lease agreements are recorded in ‘‘Rentals received in advance’’ on the Consolidated Balance Sheet until earned. In certain cases, leases may provide for additional rentals based on usage which is recorded as revenue as it is earned under the terms of the lease. The usage is calculated based on passage of time or on hourly usage or cycles operated, depending on the lease agreement. Usage is typically reported monthly by the lessee and is non-refundable. Other leases provide for a lease-end adjustment payment by us or the lessee at the end of the lease based on usage of the aircraft and its condition upon return. Lease-end adjustment payments received are included in rental revenue of flight equipment. Lease-end adjustment payments made are capitalized in ‘‘Flight equipment under operating leases, net’’ when they relate to planned major maintenance activities or expensed when they relate to minor maintenance activities.

Rent receivables represent unpaid, current lease obligations of lessees under existing lease contracts. No revenues are recognized, and no receivable is recorded, from a lessee when collectibility is not reasonably assured. Estimating whether collectibility is reasonably assured requires some level of subjectivity and judgment as it is based primarily on the extent to which amounts outstanding exceed the value of security held, the financial strength and condition of the lessee and the current economic conditions of the lessee’s operating environment. When collectibility of rental payments is not certain, revenue is recognized when cash payments are received. Collectibility is evaluated based on factors such as the lessee’s credit rating, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee in the form of guarantees and/or letters of credit.

There were no allowances for doubtful accounts required as of either December 31, 2005 or 2006 or as of June 30, 2007.

Flight Equipment Under Operating Leases, Net

Flight equipment under operating lease is recorded at our predecessor’s cost and depreciated on a straight-line basis over its remaining useful life to estimated residual value. Useful life is based on 25 years from the date of manufacture for new assets and is adjusted based on the current age of used aircraft. Estimated residual values are generally determined to be 15% of original manufacturer’s price of aircraft when new. We may make exceptions to this policy on a case by case basis when, in our judgment, the residual value calculated pursuant to this policy does not appear to reflect current expectations of residual values. Examples of such situations would include, but are not limited to:

•	Flight equipment where original manufacturer’s prices are not relevant due to plane modifications and conversions.

•	Flight equipment which is out of production and may have a shorter useful life due to obsolescence.

Estimated residual value and useful lives of flight equipment are reviewed and adjusted if appropriate at each reporting period.

We apply Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (‘‘SFAS 144’’), which addresses financial accounting and reporting for impaired flight equipment and flight equipment that we intend to and reasonably expect to sell within a twelve-month period. In accordance with SFAS 144, we evaluate flight equipment for impairment where circumstances indicate that the carrying amounts of such assets may not be recoverable. The review for recoverability has a level of subjectivity and requires the use of our judgement in the assessment of the estimated future cash flows associated with the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, we assess whether the fair values of the flight equipment exceed the carrying value and an impairment loss is required. The impairment loss is measured as the excess of the carrying amount of the impaired asset over its fair value. Fair value reflects the present value of cash expected to be received from the aircraft in the future, including its expected residual value discounted at a rate commensurate with the associated risk. The estimation of these future cash flows is subjective and requires the use of estimates. Future cash flows are assumed to occur under the current market conditions and assume adequate time for a sale between a willing buyer and a willing seller. Expected future lease rates are based on all relevant information available, including the existing lease, current contracted rates for similar aircraft, appraisal data and industry trends. Residual value assumptions generally reflect an aircraft’s booked residual, except where more recent industry information indicates a different value is appropriate. The preparation of these impairment analyses requires the use of assumptions and estimates, including the level of future rents, the residual value of the flight equipment to be realized upon sale at some date in the future, estimated downtime between re-leasing events and the amount of re-leasing costs.

At the time of aircraft acquisition, an evaluation is made whether the lease acquired with the aircraft is at fair market value. Lease premium relates to leases acquired that are determined to be above market value; lease discounts relate to leases acquired that are determined to be below fair market value. Lease premiums are capitalized into other assets and lease discounts are reserved in other liabilities and both are amortized on a straight-line basis to rent revenue over the lease term.

Investment in Direct Finance leases

In accordance with SFAS 13, Accounting for Leases, we have recorded certain leases as investment in direct finance leases, which consists of lease receivables, plus the estimated residual value of the equipment on lease termination date less unearned income. The determination of residual values is subjective and requires the use of estimates. Residual values are determined based on estimated market values at the end of lease received from appraisers. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to finance lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.

Derivative Financial Instruments

Our predecessor used and we will use derivative financial instruments to manage exposure to interest rate risks. Derivatives are accounted for in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS 133’’). All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are recorded in accumulated other comprehensive income until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness (which represents the amount by which the change in the fair value of the derivative exceeds the variability in the cash flows of the forecasted transaction) is recorded in income. Changes in the fair value of derivative financial instruments that do not qualify for hedge treatment under SFAS 133 are recorded in income. For the year ended December 31, 2006, unrealized loss of $5.9 million from undesignated derivatives was included in interest expense. For the six months ended June 30, 2007, an unrealized gain of $7.0 million from undesignated derivatives was included in interest expense.

Security Deposits and Maintenance Payment Liabilities

In the normal course of leasing aircraft to third parties under certain lease agreements, our predecessor received and we will receive cash or a letter of credit as security for contractual obligations and maintenance payments to be applied against the future maintenance of aircraft. Our aircraft are typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes. Amounts collected from lessees for future maintenance of the aircraft are recorded as maintenance payment liabilities. Maintenance payment liabilities are attributable to specific aircraft. Upon occurrence of qualified maintenance events, funds are disbursed and the liability is relieved. In some leases the lessor may be obligated to contribute to maintenance related expenses on an aircraft during the term of the lease. In other instances, the lessee or lessor may be obligated to make a payment to the counterparty at the end of lease based on a stipulation in the lease agreement. The calculation is based on the utilization and condition of the airframe, engines and other major life-limited components as determined at lease termination. We may also incur maintenance expenses on off-lease aircraft. Scheduled major maintenance or overhaul activities and costs for certain high-value components that are paid by us will be capitalized and depreciated over the estimated useful life of such maintenance or component. Amounts paid by us for maintenance, repairs and re-leasing of aircraft that do not extend the useful life of flight equipment are expensed as incurred.

Maintenance payment liability balances at the end of a lease or any amount received as part of a redelivery adjustment are recorded as operating lease revenue at lease termination. When flight equipment is sold, maintenance payment liabilities which are not specifically assigned to the buyer are released from the balance sheet as part of the disposition gain or loss.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized. Where amounts do not meet these recognition criteria, they are deferred and recognized in the period in which the recognition criteria are met.

•	Operating lease revenue. We receive lease revenues from flight equipment under operating leases. Rental income from aircraft rents is recognized on a straight-line basis over the respective lease terms. Contingent rents are recognized as revenue when they are due and payable. Revenue is not recognized when collection is not reasonably assured.

•	Finance lease income. Income from direct finance leases is recognized on the interest method to produce a level yield over the life of the finance lease. Expected unguaranteed residual values of leased assets are based on our assessment of residual values and independent appraisals of the values of leased assets remaining at expiration of a lease term.

•	Sale of assets. Revenue from sales of assets is recognized at the time title is transferred and delivery has occurred, the price is fixed and determinable, and collectibility is probable.

Results of Operations

The following discussion relates to the results of operations of our predecessor, JET-i Leasing, which commenced operations on November 22, 2005 when it entered into its warehouse credit facility.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

The number of aircraft in our predecessor’s fleet increased from 19 as of June 30, 2006 to 44 as of June 30, 2007.

Operating lease revenues increased to $61.7 million in the six months ended June 30, 2007 from $15.2 million in the six months ended June 30, 2006. The increase was primarily due to the purchase of 21 additional aircraft under operating lease subsequent to June 30, 2006 that generated $25.5 million of lease revenues during the six months ended June 30, 2007. Incremental lease revenues totaling $14.6 million was generated during the six months ended June 30, 2007 from the full six-month lease of 19 aircraft purchased during the six months ended June 30, 2006. In addition, $6.8 million of lease revenue was generated from leases re-marketed during the six month period ended June 30, 2007. These increases were partially offset by lease expirations for two aircrafts that reduced lease revenues by $0.5 million during the six months ended June 30, 2007.

Finance lease income increased to $5.0 million in the six months ended June 30, 2007 from nil in the six months ended June 30, 2006 due to the purchase of four aircraft under finance leases subsequent to June 30, 2006.

Depreciation increased to $19.9 million during the six months ended June 30, 2007 compared to $4.7 million during the six months ended June 30, 2006. This increase was due primarily to additional depreciation of $10.2 million associated with the 21 additional aircraft purchased subsequent to June 30, 2006 and an additional $5.0 million due to the full six-month impact of aircraft acquired during the six months ended June 30, 2006.

Interest expense, net and interest expense – related party increased to $32.7 million during the six months ended June 30, 2007 compared to $7.9 million during the six months ended June 30, 2006 as a result of additional interest cost of $30.7 million from the debt funding of aircraft purchased subsequent to June 30, 2006. The increase in interest expense resulting from the additional funding was partially offset by (1) favorable increase in the fair market value of our derivative financial instruments of $4.0 million and (2) increase in interest income of $1.9 million during the six months ended June 30, 2007 as compared to the six months ended June 30, 2006.

Selling, general and administrative expenses increased to $2.5 million during the six months ended June 30, 2007 compared to $0.8 million during the six months ended June 30, 2006 primarily due to increased servicing and management expenses as a result of the increase in the number of aircraft.

Maintenance and other leasing costs increased to $1.6 million during the six months ended June 30, 2007 compared to $0.4 million during the six months ended June 30, 2006 primarily due to the re-marketing and purchase of 21 additional aircraft subsequent to June 30, 2006.

Provision for income taxes of $0.7 million for the six months ended June 30, 2007 consists primarily of Irish income tax incurred by our predecessor’s Irish subsidiaries.

For the foregoing reasons, our predecessor’s net income increased from $1.4 million during the six months ended June 30, 2006 to $9.9 million during the six months ended June 30, 2007.

Year Ended December 31, 2006 Compared to Period from November 22 (Commencement of Operations) to December 31, 2005

The number of aircraft in our predecessor’s fleet increased from three as of December 31, 2005 to 37 as of December 31, 2006. References to 2005 and 2006 refer to the period from November 22 to December 31, 2005 and for the year ended December 31, 2006, respectively.

Operating lease revenues increased to $56.6 million in 2006 from $0.6 million in 2005. This increase was primarily due to the purchase of 30 additional aircraft under operating lease during 2006 that generated $47.6 million of lease revenue during the year and an additional $8.4 million of incremental lease revenue from the full-year lease of three aircraft acquired in 2005. Finance lease income increased to $1.7 million in 2006 from nil in 2005 due to the purchase of four aircraft under finance lease during 2006.

Depreciation increased to $18.0 million in 2006 compared to $0.2 million in 2005. This increase was due primarily to additional depreciation of $15.8 million associated with the 30 additional aircraft purchased in 2006 and an additional $2.0 million due to the full-year impact of aircraft acquired in 2005.

Interest expense, net and interest expense – related party increased to $43.0 million in 2006 compared to $0.7 million in 2005 as a result of additional interest cost from the debt funding of the additional investment in aircraft in 2006 of $854.7 million. Additionally, interest income increased by $3.1 million in 2006 as compared to 2005.

Selling, general and administrative increased to $3.3 million in 2006 compared to $0.3 million in 2005 due to an increase in servicing and management expenses of $2.0 million, and an increase in operational expenses of $1.0 million as a result of the increase in the number of aircraft.

Maintenance and other leasing costs increased to $1.4 million in 2006 compared to $0.1 million in 2005 due primarily to the purchase of 34 additional aircraft in 2006.

Provision for income tax expense of $17,000 for 2006 consists primarily of Irish income tax incurred.

For the foregoing reasons, our predecessor’s net loss increased from $792,000 in 2005 to $7.5 million in 2006.

Liquidity and Capital Resources

Cash Flows of Our Predecessor

Our predecessor generated cash from operations of $33.9 million in 2006 compared with $0.6 million in 2005. The increase in operating cash flow in 2006 compared to 2005 was primarily the result of (1) $19.0 million of increased cash flows from leasing activities arising from new aircraft additions during 2006 and the full-year impact of aircraft acquired in 2005 and (2) $14.3 million increase in operating assets and liabilities in 2006 compared to 2005. Our predecessor generated cash from operations of $18.8 million in the six months ended June 30, 2007 compared with $15.4 million in the six months ended June 30, 2006. The increase in operating cash flows in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 was primarily the result of a $15.7 million increase in cash flows from leasing activities arising from new aircraft additions subsequent to June 30, 2006 and the full six-month impact of aircraft acquired during the six month period ended June 30, 2006. This increase was partially offset by a $12.3 decrease in operating assets and liabilities in the six months ended June 30, 2007 compared to the same period in 2006.

Cash flows from investing activities relate to the acquisition of aircraft and proceeds from finance leases. Cash used in investing activities in 2006 was $860.6 million compared with cash used in investing activities of $54.1 million in 2005. Cash used in investing activities in the six months ended June 30, 2007 was $262.2 million compared with cash used in investing activities of $446.2 million for the six months ended June 30, 2006. Cash flows utilized in the acquisition of aircraft was $267.6 million in June 30, 2007 compared with $446.2 million for the six months ended June 30, 2006. Cash provided from proceeds from finance leases was $5.4 million for the six months ended June 30, 2007. We did not have any finance leases during the six months ended June 30, 2006.

Cash flows from financing activities relate to movements in our restricted cash balance, proceeds from and disbursements of security deposits and maintenance payment liabilities, proceeds received from borrowings under our predecessor’s warehouse credit facility, net of repayments, and equity investments in our predecessor to fund aircraft investments and general corporate purposes. Cash provided by financing activities was $826.7 million in 2006 compared to $53.5 million in 2005. The increase was primarily due to the increase of $804.8 million in proceeds received from borrowings under our predecessor’s warehouse credit facility, net of repayments and loan issuance costs in 2006 compared to 2005. Cash provided by financing activities was $243.3 million in the six months ended June 30, 2007 and $430.9 million in the six months ended June 30, 2006. The decrease was primarily due to the decrease of $189.2 million in proceeds received from borrowings under our predecessor’s warehouse credit facility, net of repayments and loan issuance costs for the six months ended June 30, 2007 compared to the same period in 2006.

Our Future Cash Flows

Differences Between Our Cash Flows and Our Predecessor’s Cash Flows.    Our cash flows will be materially different from our predecessor’s cash flows. The principal factors affecting the differences in our expected cash flows for the 12 months following the completion of this offering from our predecessor’s cash flows for 2006 will be differences in revenues, differences in cash interest payments, differences in selling, general and administrative expenses, differences in cash tax payments and differences in dividend payments, each of which is discussed below.

The difference in our revenues will result from a full year’s rent from the 34 aircraft added to our Initial Portfolio during 2006, the seven aircraft added by our predecessor to our Initial Portfolio during 2007 and the three aircraft we will acquire upon completion of this offering. Assuming all aircraft are under lease at current contracted rental rates, some of which rates are below current market rates, we expect to receive $153.5 million in rent from our Initial Portfolio during the 12 months following completion of this offering. This amount assumes (1) that six-month LIBOR remains at current rates, (2) there are no defaults or early termination on any of our leases and (3) there are no sales of aircraft from our Initial Portfolio.

The difference in our cash interest expense will result from the difference between the interest payments that we will be required to make on the notes issued in the securitization from that paid by our predecessor under its warehouse credit facility. Our predecessor incurred interest costs under its warehouse credit facility of $46.1 million in 2006. This includes $6.4 million of interest payable by JET-i Leasing to its parent, JET-i Holdings, which is not eliminated in our predecessor’s consolidated financial statements. The notes issued in the securitization will bear interest at an adjustable interest rate equal to the then-current one-month LIBOR plus 0.30%. Interest expense for the securitization also includes amounts payable to the financial guaranty policy provider and the liquidity facility provider thereunder. In order to manage our exposure to fluctuating interest rates, we intend to enter into a swap agreement at the time we consummate this offering pursuant to which we will receive monthly payments based on LIBOR and will make monthly fixed payments on an initial notional amount equal to approximately 76% of the aggregate principal amount of our securitization notes, which percentage corresponds to the proportion of the aircraft in our Initial Portfolio subject to fixed rate leases. This interest rate swap, together with the credit insurance on the notes and the spread referenced above, are expected to result in a fixed rate cost of approximately 6.1% per annum for the 12 months following the completion of this offering, and we estimate our cash interest expense on the securitization will be $53.6 million for such period. We also expect to receive interest income on our cash balances and to pay commitment fees and interest on borrowings under our committed credit facility related to acquisitions. We intend to actively manage our interest exposure through hedging contracts.

The difference in our selling, general and administrative expenses will result from an increase in servicing fees that we expect to pay to BBAM as a result of increased revenues from a greater number of aircraft, additional expenses relating to such additional aircraft and increased costs associated with having personnel dedicated to our management and our status as a publicly listed company.

The difference in our cash tax payments will result from the fact that our predecessor had only nominal tax expense as it was a tax-flow through entity for U.S. federal and state income tax purposes, whose taxable results flowed through to its parent, JET-i Holdings, which was also a tax-flow through entity. We will be subject to corporate taxation in Ireland and expect to have more than nominal tax expense. However, we expect that our cash tax payments relating to our leasing activity will not be significant in the near term as a result of the rate at which we may depreciate our aircraft under Irish tax law. Current Irish tax law generally does not limit tax loss carryforwards. Therefore, in the near term the only significant cash tax payments we expect to make will be Irish income tax on interest we earn on our cash balances.

The difference in our dividend payments will result from our policy to pay regular quarterly dividends to our shareholders, whereas our predecessor’s cash flows reflect no dividend payments. The declaration and payment of future dividends will be at the discretion of our board of directors and will depend on many factors. See ‘‘Dividend Policy.’’

Our board of directors has adopted a policy to pay a regular quarterly cash dividend to our shareholders in an initial amount of $0.50 per share. A quarterly dividend of $0.50 per share will require cash of approximately $16.8 million per quarter. Our pro forma net income for the six months ended June 30, 2007 was $11.8 million. However, our pro forma statement of operations reflects the results of our aircraft only from the dates of their acquisition by our predecessor and does not reflect the results of the aircraft that we will acquire but that our predecessor did not own, and excludes approximately $1.7 million of estimated amounts for accounting and audit fees, legal fees, travel expenses and secretarial services for which terms have not yet been negotiated. Had we operated all the aircraft in our Initial Portfolio from January 1, 2007, and assuming the existing contractual terms of the operating leases were in place as of January 1, 2007, our pro forma operating lease revenue for the six months ended June 30, 2007 would have increased by $11.8 million. offset by $0.3 million of additional servicing fees we would have paid on such revenues. Excluding non-cash items such as depreciation expense of $20.0 million, non-cash taxes of $1.7 million, amortization of lease discounts of ($1.2 million), loan issuance cost amortization of $2.0 million, finance lease income amortization of $0.4 million and amortization of discounts on notes payable of $0.2 million, and factoring in our estimate of additional costs, we would have generated approximately $44.6 million of cash for the six-months ended June 30, 2007, all of which would have been available for dividend distribution.

For more information on our estimated future cash expense payments, please see the notes to our pro forma statements of operations under ‘‘Unaudited Pro Forma Financial Statements.’’

Maintenance Cash Flows.    Under our leases, the lessee is generally responsible for maintenance and repairs, airframe and engine overhauls, obtaining consents and approvals and compliance with return conditions of aircraft on lease. In connection with the lease of a used aircraft we may agree to contribute specific additional amounts to the cost of certain major overhauls or modifications, which usually reflect the usage of the aircraft prior to the commencement of the lease. In many cases, we also agree to share with our lessees the cost of compliance with airworthiness directives.

Our Initial Portfolio includes 33 leases pursuant to which we collect maintenance reserve payments that are determined based on passage of time or usage of the aircraft measured by hours flown or cycles operated. Under these leases, we are obligated to make reimbursements to the lessee for expenses incurred for certain planned major maintenance, up to a maximum amount that is typically determined based on maintenance reserves paid by the lessee. Certain leases also require us to make maintenance contributions for costs associated with certain first major overhauls or certain other modifications in excess of any maintenance reserve payments. Major maintenance includes heavy airframe, off-wing engine, landing gear and auxiliary power unit overhauls and replacements of engine life limited parts. We are not obligated to make maintenance contributions under leases at any time that a lessee default is continuing.

Under 14 leases in our Initial Portfolio, we are not obligated to make any maintenance contributions. However, most of these 14 leases provide for a lease-end adjustment payment based on the usage of the aircraft during the lease and its condition upon return. Most such payments are likely to be made by the lessee to us, although payments may be required to be made by us to the lessee. Nine leases in our Initial Portfolio provide for maintenance reserve payments and contributions as well as lease-end adjustment payments.

We expect that maintenance reserve payments and lease-end adjustment payments we will receive from lessees will at least meet and may exceed aggregate maintenance contributions and lease-end adjustment payments that we will be required to make.

Our Future Sources of Liquidity

We operate in a capital-intensive industry. Our predecessor historically financed the purchase of aircraft with borrowings provided under its warehouse credit facility and equity from its investors. We expect to fund our capital needs from operating cash flow and debt and equity financing, including borrowings under our $1.2 billion ‘‘warehouse’’ credit facility, a $96 million tranche of which will be provided by us.

Following the completion of this offering, our short-term liquidity needs will include working capital for operations associated with our aircraft, interest payments and cash to pay dividends to our shareholders. We expect that cash on hand, cash flow provided by operations and the availability of borrowings under our liquidity facility will satisfy our short-term liquidity needs with respect to our Initial Portfolio and dividend payments through the next 12 months.

Our sole source of operating cash flows will initially be from distributions made to us by our subsidiary B&B Air Funding, through which we will hold all of the aircraft in our Initial Portfolio. Distributions of cash to us by B&B Air Funding will be subject to compliance with covenants contained in the agreements governing the securitization. See ‘‘Description of Indebtedness — Securitization.’’

Our liquidity needs also include the financing of acquisitions of additional aircraft and other aviation assets that we expect will drive our growth. We do not expect to be able to finance these liquidity needs solely from operating cash flow and plan to finance acquisitions through additional securitizations, borrowings under our credit facility and additional debt and equity offerings. Our ability to execute our business strategy to acquire these additional assets therefore depends to a significant degree on our ability to access debt and equity capital markets. We expect to refinance the notes issued in our securitization on or prior to the end of the fifth year after the issuance thereof. In the event that the notes are not repaid on or prior to such date, any excess cash flow provided by the leases in our Initial Portfolio will be used to repay the principal amount of the notes and will not be available to us to pay dividends to our shareholders.

Our access to debt and equity financing to fund acquisitions will depend on a number of factors, such as our historical and expected performance, compliance with the terms of our debt agreements,

industry and market trends, the availability of capital and the relative attractiveness of alternative investments. We believe that funds will be available to support our growth strategy and that we will be able to pay dividends to our shareholders as contemplated by our dividend policy. However, deterioration in our performance or in the capital markets could limit our access to these sources of financing, increase our cost of capital, or both, which could negatively affect our ability to raise additional funds, grow our aircraft portfolio and pay dividends to our shareholders.

Financing

Credit Facility.    In connection with this offering, our subsidiary B&B Air Acquisition received a commitment for a senior secured revolving ‘‘warehouse’’ credit facility from an affiliate of Credit Suisse Securities (USA) LLC. The credit facility will provide for loans in an aggregate amount of up to $1.2 billion, $96 million of which constitutes a tranche that we will provide to B&B Air Acquisition and which must be fully drawn before any of the remaining $1,104 million may be drawn. Borrowings under the credit facility will be used to finance the acquisition of additional aircraft. All borrowings under the credit facility will be subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

For more information on the credit facility see ‘‘Description of Indebtedness — Credit Facility.’’

Securitization.    Concurrently with the completion of this offering, our subsidiary B&B Air Funding will complete an aircraft lease securitization of our Initial Portfolio that will generate net proceeds of approximately $846.3 million after deducting initial purchasers’ discounts and fees. For more information on the securitization see ‘‘Description of Indebtedness — Securitization.’’

In connection with the securitization, B&B Air Funding will enter into a revolving credit agreement providing for a liquidity facility for B&B Air Funding and its subsidiaries of up to $60 million. The liquidity facility may be drawn upon, subject to certain conditions, to pay certain expenses of B&B Air Funding, including maintenance expenses, interest rate swap payments and interest on the notes issued in the securitization.

For more information on the liquidity facility see ‘‘Description of Indebtedness — Securitization — Liquidity Facility.’’

Capital Expenditures.    In addition to acquisitions of additional aircraft and other aviation assets, we expect to make capital expenditures from time to time in connection with improvements to our aircraft. These expenditures include the cost of major overhauls and modifications. As of June 30, 2007, the weighted average age of the aircraft in our Initial Portfolio was 5.7 years. In general, the costs of operating an aircraft, including capital expenditures, increase with the age of the aircraft.

Inflation

The effects of inflation on our predecessor’s operations have had minimal impact on operating expenses. We do not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Contractual Obligations

After giving effect to this offering, the securitization, the concurrent private placement of shares to Babcock & Brown and the other private investors and the application of the net proceeds of such transactions as described in ‘‘Use of Proceeds,’’ our long-term contractual obligations as of October 1, 2007 would have consisted of the following:

	2007	2008	2009	2010	2011	Thereafter	Total
	(Dollars in thousands)
Principal payments under securitization notes	$—	$—	$—	$11,796	$11,904	$829,300	$853,000
Interest payments under securitization notes(1)	7,320	53,783	53,830	54,077	53,255	219,797	442,062
Fixed payments to affiliates of Babcock & Brown under our management agreement(2)	1,500	6,000	6,000	6,000	6,000	124,500	150,000
Fixed payments to affiliates of Babcock & Brown under our servicing agreement for our Initial Portfolio(3)	450	1,800	1,800	1,800	1,800	12,600	20,250
Fixed payments to affiliates of Babcock & Brown under our administrative service agreement for our Initial Portfolio	188	750	750	750	750	5,250	8,438
Total(1)	$9,458	$62,333	$62,380	$74,423	$73,709	$1,191,447	$1,473,750
(1)	The interest payable under our securitization notes will vary based on LIBOR. Interest payments assume LIBOR remains at the current rate through the term of the note and reflect amounts we expect to pay after giving effect to the interest swap we expect to enter into and amounts payable to our policy provider.
(2)	Our management agreement provides that we will pay base and rent fees and a management expense amount of $6.0 million annually to our Manager. Base and rent fees paid to BBAM (but not to successor servicers) under our servicing agreements will be credited toward (and thereby reduce) such fees payable under our management agreement, and the amounts in the table assume that such credit reduces the base and rent fees payable under the management agreement to $0. In addition, we will pay to our Manager an incentive fee based on whether our quarterly dividends exceed specified targets and fees for originations and dispositions of aircraft or other aviation assets. Amounts in the table do not include incentive fees or fees for originations and dispositions. See ‘‘Management Agreement.’’
(3)	Our servicing agreement for our Initial Portfolio provides that we will pay BBAM a base fee of $150,000 per month, which will increase by 0.01% of the maintenance-adjusted base value (at the time of acquisition) of each additional aircraft acquired into B&B Air Funding that is not an aircraft in our Initial Portfolio. We will also pay BBAM a rent fee equal to 1.0% of the aggregate amount of basic rent due for all or any part of a month for any of our aircraft plus 1.0% of the aggregate amount of basic rent actually paid for all or any part of a month for any of our aircraft. Amounts in the table do not reflect rent fees payable on our Initial Portfolio or the acquisition of any aircraft beyond our Initial Portfolio. See ‘‘Servicing Agreements.’’

Related-Party Transactions

We have entered into an asset purchase agreement, a management agreement, a servicing agreement, private placement agreements, a registration rights agreement and an administrative agency agreement with various subsidiaries of, and entities managed by, by Babcock & Brown. In addition, certain of our officers and directors hold interests in the private investors and certain of the Aircraft Sellers. See ‘‘Certain Relationships and Related-Party Transactions.’’

New Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (‘‘SFAS 154’’). SFAS 154 requires retroactive application to prior periods’ financial statements of a voluntary change in accounting principles unless it is impracticable. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application permitted to accounting changes and corrections of errors made in fiscal years beginning after May 31, 2005. Adoption of SFAS No. 154 did not have a material impact on our predecessor’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN 48’’), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold of more-likely-than not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on our predecessor’s or our financial position.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (‘‘SFAS 157’’). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies in conjunction with other accounting pronouncements that require or permit fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are in the process of analyzing the impact of SFAS 157, if any.

In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Maintenance Activities (‘‘FSP’’). This FSP amends certain provisions in the AICPA Industry Guide, Audits of Airlines and eliminates the accrue-in-advance method of accounting for planned major maintenance activities. Our predecessor applied and we will apply the deferral method which requires that the actual maintenance costs for major overhauls are capitalized and depreciated over the period until the next overhaul is required.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities –Including an amendment of SFAS No. 115 (‘‘SFAS 159’’) which permits entities the option to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating whether to adopt the fair value option and the impact, if any, of applying the guidance provided by SFAS 159.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. We will be exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposures relate to our lease agreements and our floating rate debt obligations such as the notes issued in the securitization and borrowings under our liquidity facility and our credit facility. Thirty-eight out of our 47 lease agreements require the payment of a fixed amount of rent during the term of the lease, with rent under the remaining nine leases varying based on LIBOR. Our indebtedness will require payments based on a variable interest rate index such as LIBOR. Therefore, increases in interest rates may reduce our net income by increasing the cost of our debt without any corresponding proportional increase in rents or cash flow from our leases.

Sensitivity Analysis

The following discussion about the potential effects of changes in interest rates is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our financial condition and results of operations. Although we believe a sensitivity analysis provides the most meaningful analysis permitted by the rules and regulations of the SEC, it is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. Although the following results of a sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward-looking disclosure also is selective in nature and addresses only the potential impacts on our financial instruments and our variable rate leases. It does not include a variety of other potential factors that could affect our business as a result of changes in interest rates.

If this offering, the securitization and the other transactions described in our unaudited pro forma financial statements included elsewhere in this prospectus had been completed on January 1, 2006, then a hypothetical 100 basis-point increase (decrease) in our variable interest rates would have increased (decreased) our interest expense by $8.5 million and would have increased (decreased) our revenues by $2.8 million on an annualized basis. These increases (decreases) assume that we will not hedge our exposure to interest rate fluctuations. In fact, we will enter into interest rate swap agreements to mitigate the interest rate fluctuation risk associated with the notes issued in the securitization and to minimize the risks associated with our other variable rate debt, including any borrowings under our warehouse credit facility. We expect that these interest rate swaps would significantly reduce the additional interest expense that would be caused by an increase in variable interest rates.

Foreign Currency Exchange Risk

We currently receive all of our revenue in U.S. dollars, and we pay substantially all of our expenses in U.S. dollars. However, we will incur some of our expenses in other currencies, primarily the euro, and we may enter into leases under which we receive revenue in other currencies, primarily the euro. During the past several years, the U.S. dollar has depreciated against the euro. Depreciation in the value of the U.S. dollar relative to other currencies increases the U.S. dollar cost to us of paying such expenses. The portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations. We have not engaged in any foreign currency hedging transactions. However, we may consider engaging in these transactions in the future. Because we currently receive all of our revenue in U.S. dollars and pay substantially all of our expenses in U.S. dollars, a change in foreign exchange rates would not have a material impact on our results of operations.

THE COMMERCIAL AIRCRAFT INDUSTRY

The information and data contained in this prospectus relating to the commercial aircraft industry has been provided to us by Simat, Helliesen & Eichner, Inc. (‘‘SH&E’’), an international air transport consulting firm, which has consented to being named as an expert with respect to such information and data. See ‘‘Experts.’’ SH&E has advised us that: (1) the information in the databases of other commercial aircraft data collection agencies may differ from the information in SH&E’s database, (2) some information in SH&E’s database is derived from estimates or subjective judgments and (3) although SH&E has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited verification and validation procedures, and accordingly may contain errors. The historical and projected information in this prospectus relating to the commercial aircraft industry that is not attributed to a specific source is derived from SH&E’s internal analyses, estimates and subjective judgments.

Industry Overview

This commercial aircraft industry overview examines the current and future market for commercial passenger and cargo jet aircraft. Demand for commercial aircraft derives from the underlying demand for passenger and cargo air transport. Figure 1 illustrates the historical link between demand for air transport and global economic activity. The translation of passenger and cargo traffic demand into demand for aircraft units is impacted by a number of factors as airlines attempt to optimize their fleets for given network structures and demand patterns. This section outlines some of the key trends that are expected to contribute to the continued demand for aircraft over the coming years.

Figure 1: Historical and Forecast World Traffic (RPMs) and GDP Growth

Source: Airline Monitor, January-February 2007 and International Monetary Fund (‘‘IMF’’) World Economic Outlook, September 2006

According to Airline Monitor, between 1991 and 2006, global passenger traffic measured in Revenue Passenger Miles (‘‘RPM’’: the measure of passenger demand, representing each mile each passenger is carried) increased by nearly 135%, or an average rate of 5.9% per year, reaching 2,635 billion RPMs in 2006. Available Seat Miles (‘‘ASM’’: the measure of capacity, representing each mile each seat is carried whether the seat is occupied or not) have grown at an average rate of 4.8% per year for the same period, amounting to 3,480 billion ASMs in 2006. Between 1995 and 2005, air cargo traffic has grown at an average rate of 5.1% per annum, from 67 billion Revenue Ton Miles (‘‘RTM’’: The most common measure of air cargo demand, representing each mile each ton of cargo is transported ) to 111 billion RTMs.

The Airline Monitor, a respected industry forecaster, projects 5.2% annual growth in passenger traffic and 5.0% annual growth in seat capacity for the next 10 years. This forecast is consistent with other industry forecasts. The Airbus 2006 Global Market Forecast predicts that air travel demand will continue to grow an average 4.8% per year through 2025 and the Boeing 2006 Commercial Market Outlook projects 4.9% annual growth in traffic for the next 20 years. Air cargo demand globally is expected to grow even faster than passenger demand, forecast for the next 20 years at 6.0% and 6.1% annually by Airbus and Boeing respectively.

Figure 2: Historical (1998-2006) and Forecast (2006-2010) Traffic Growth by Region

Source: 1998-2005 Airline Business and latest 2005 data based on IATA estimates; Airbus Global Market Forecast 2006-2025

Figure 2 shows that passenger demand in North America, Europe and Latin America rebounded strongly from 2001 lows, while traffic in Asia, Africa and the Middle East, regions that are less dependent than Europe or Latin America on the U.S. market have experienced steady growth since 1998. Furthermore, it is expected that emerging economies will drive substantial growth in passenger demand over the next four years. Similarly, freight traffic has shown strong growth due to the growth in the global economy and international trade.

Aircraft Demand

The world fleet is expected to grow steadily as airlines continue to develop service offerings that accommodate the world’s rapidly growing travel demand.

Drivers of Fleet Growth

Key elements that are currently driving growth in demand for both new and used aircraft include:

•	High rates of economic growth in emerging markets and increasing propensity to travel in these regions;

•	Stable growth in traffic demand in mature markets such as North America and Europe;

•	Relaxation of regulatory constraints on air service between countries and on new carrier development within countries; and

•	Increasing low-cost carrier (‘‘LCC’’) penetration globally which continues to drive traffic growth rates upward and drive demand for increased seat capacity.

Market Growth & Liberalization.    Long-term air travel demand is expected to remain healthy and the emerging market economies are expected to continue to show the highest growth rates. Emerging markets, especially those with large populations distributed over a broad geographic area, tend to have very small commercial passenger jet aircraft fleets relative to total population size, as shown in Figure 3. If per capita incomes in emerging economies continue to rise and regulatory restrictions continue to be relaxed, it is reasonable to expect the fleet size of these markets to increase substantially in the next decade.

Figure 3: Current Ratio of Aircraft to Millions of Population by Region

Source: ACAS, IMF, SH&E Analysis

Furthermore, it is clear that continued liberalization of air travel is expected to fuel demand for additional aircraft. Many countries continue to enter into new bilateral agreements or ‘‘open-skies’’ accords that will further liberalize international air travel and continue to create opportunities for new flights, routes and operators. The recent European Union agreement with the United States is a clear example of how such liberalization will create additional service opportunities since carriers from the EU will be able to serve any point to the United States and vice versa. New nonstop services will allow carriers to use smaller aircraft to bypass major European and American hub cities, leading to the expectation that demand for long-range mid-size aircraft will increase. In general, passengers will prefer bypassing hubs where possible and international travel will likely continue to fragment towards greater point-to-point service levels between major global regions. Aircraft such as the Boeing 777, Boeing 767, Airbus A330 and eventually the Boeing 787 and Airbus A350 are the aircraft types best positioned to take advantage of long-haul market fragmentation. Critically, the current round of liberalization has extended to emerging market countries to encourage the launch of new LCCs, where robust economic growth faces pent-up demand for air travel. These developments will drive continued demand for efficient narrow-bodies such as the Boeing 737 and Airbus A320, as untapped domestic markets of China, India, Brazil and Mexico continue to develop.

Global and Regional Demand Growth

As shown in Figure 4, the world aircraft fleet has more than doubled over the last 20 years and its composition is gradually shifting from North American dominance to a more balanced distribution between regions. Of the aircraft in the 2006 world fleet, approximately 23% are wide-bodies, 60% narrow-bodies and 17% regional jets. Historically, North America and Europe have accounted for the bulk of global aircraft demand, while the Asia/Pacific region has shown the fastest fleet growth, with an average of 7.2% per year since 1985. In North America and Europe, fleet growth rates are expected to slow relative to prior decades. Asia/Pacific and Latin America will continue to have the highest growth rate for the next 20 years.

Figure 4: Historical Fleet Growth by Region

Source: ACAS, December 2006, Boeing Current Market Outlook 2006

North America.    Despite high fuel prices, 2006 proved to be a turnaround year for many North American carriers. Years of progress in reducing costs were finally matched by a strong revenue environment enabled partially by the domestic capacity cuts of carriers under bankruptcy protection and deferral of deliveries by some LCCs. In North America, while a large proportion of the order backlog is represented by LCCs, major airlines such as American, United, Delta, US Airways and Northwest will likely be part of the next round of new aircraft orders. New aircraft deliveries and fleet growth in North America may lag behind the rest of the world in the next five years since the manufacturers are largely sold out through 2010. The sheer size of replacement requirements will drive the largest market for narrow-body aircraft globally. In addition to replacement needs for the North American passenger fleet, the freighter fleet requires modernization.

Asia/Pacific.    The Chinese market presents the primary growth engine in the region. According to ACAS, Chinese carriers took delivery of 247 new aircraft from 2005 through 2006 and the current order backlog for Chinese airlines totals 751 aircraft, nearly all of which are expected to be delivered within the next five years. The domestic market has enormous potential and, according to the Airbus Global Market Forecast 2006, the Chinese outbound tourism market is expected to be the fastest growing in the world. India, a country representing 15% of the global population, experienced limited air service growth during recent decades, but following domestic liberalization in 2003, airline activity boomed. The present strong traffic growth is expected to continue, with India’s GDP growth expected to be 7.3% for 2006 and forecasted to be 7% in 2007, according to the IMF 2006 World Economic Outlook. In addition to the projected potential for substantial growth in India and China’s traffic, economic recovery in Japan and continued growth in Korea and Southeast Asia are expected to contribute to continued demand.

The export market and emerging domestic express market are also expected to drive very strong demand for both short-haul and larger payload long-haul freighters. Boeing expects the largest incremental growth in the wide-body freighter fleet to occur in the Asia/Pacific region over the next 20 years. Overall, the Asia/Pacific region will generate strong demand for both wide-body and narrow-body aircraft.

Europe.    The European market will continue to be an important source of aircraft demand. Traditional network carriers have streamlined operations, and LCCs such as Ryanair, easyJet, SkyEurope, Air Berlin and Air One continue to simultaneously stimulate new traffic and shift share from European flag carriers. In addition, air travel growth prospects for Eastern Europe and Russia are very positive. This passenger growth is being driven by European Union enlargement, which has bolstered the region’s economic growth and promoted continued liberalization in the aviation market.

Middle East/Africa.    Air traffic in Africa and the Middle East has also grown rapidly in the last ten years. Governments in Persian Gulf states such as the United Arab Emirates and Qatar have supported the development of airlines, including Emirates Airlines, Etihad Airways and Qatar Airways, resulting in the rapid expansion of these airlines into long-haul markets. The Middle East carrier order book is almost entirely dominated by wide-body orders because these long-haul carriers are continuing to establish hubs at the center of global airline networks. The Persian Gulf region has two established LCCs, Air Arabia and Jazeera Airways, and two Saudi Arabia-based LCCs are set to launch in 2007. Africa is also experiencing growing demand for air travel, and major European carriers have started to add capacity to the region.

Latin America.    The increased liberalization of domestic and international air transport markets has spurred renewed investment, reorganization and consolidation. Growth potential in large domestic markets such as Mexico and Brazil is substantial, and several well-run carriers are taking advantage of this demand. LCC capacity share in Latin America has risen, driven by growth in Brazil and Mexico. During the past year, Mexico saw five new ventures and Brazil’s Gol, which had successfully established itself in domestic service, has expanded its route network outside Brazil.

Low Cost Carriers

The increasing presence of LCCs across the world is generating additional demand for aircraft by creating new markets and stimulating traffic demand with low fares. Given the importance of high asset utilization and service frequency, LCC fleet growth has predominantly focused on efficient and reliable narrowbody aircraft such as the Airbus A320 and the Boeing 737. Although much of the early growth was in North America, LCC presence has strengthened in other world markets, particularly Europe. According to the Official Airline Guide (‘‘OAG’’), LCCs accounted for 25.4% of intra-Europe seat departures versus 28.9% of U.S. domestic seat departures accounted for by U.S.-based LCCs. The continued enlargement of the European Union is extending the fully liberalized European marketplace and opening new markets to LCC expansion. As a result, LCCs such as Wizz Air, Sky Europe, Centralwings and Air Berlin are exerting competitive pressure on state-owned legacy carriers, particularly in Central and Eastern Europe.

While still far behind the levels seen in North America and Europe, LCC penetration in other regions is also growing significantly. LCC capacity share in Latin America has risen due to the success of Gol Transportes Aereos in Brazil and to new expansion of Mexican carriers. Meanwhile, Southeast Asia and Australia have seen significant penetration by LCCs including Air Asia and Tiger Airways, which are now spreading to other parts of the Pacific region. In addition to the successful entry of LCCs into the Southeast Asian and Australian markets, the new frontiers for LCC expansion in Asia are likely to be India and China. Recently, LCCs have begun to expand into the long-haul air service market, as reflected by recent long-haul aircraft order discussions by Jetstar, Air Asia X, Virgin Blue and the start-up operation of Oasis Hong Kong.

Drivers of Aircraft Replacement

Airline fleet planners must not only evaluate aircraft choices to cover an airline’s growth requirement, but must also assess the economic and strategic feasibility of fleet renewal. Replacement demand is driven by several key factors including:

•	industry restructuring and consolidation;

•	relative aircraft operating economics;

•	technological advancement; and

•	freighter conversions.

Industry Restructuring and Consolidation.    Following the air transport downturn in 2002-04, major carriers in Europe and North America responded to large economic losses by undertaking significant restructuring of their operations, schedules and capital structures, reducing fleets, renegotiating labor costs and lowering pension liabilities. Many carriers achieved significant cost savings and material revenue growth improvements by concentrating on more lucrative long-haul operations rather than marginally profitable short-haul flights. Despite some recent failed attempts, many industry observers are predicting significant global consolidation in coming years. Regardless, while the rate of fleet growth of the North American and European carriers will be lower than in Asia and Latin America, the need for fleet replacement and the substantial absolute size of these fleets will continue to translate into a substantial share of long-term deliveries for carriers in North America and Europe.

Relative Aircraft Operating Economics.    When evaluating replacement, airline fleet planners must weigh the operating cost differential (e.g. fuel, maintenance, insurance and landing/handling fees) between aircraft types against the ownership cost differential between the two types. The U.S. Department of Energy reports New York jet fuel prices increased by 90% between December 2003 and December 2006 in U.S. dollar terms and 81% in Euro terms. The sustained high price of oil may have significant ramifications for the health of the air transport industry and the jet fuel bill is expected to remain a large proportion of operating costs for the foreseeable future. An expectation that fuel prices will remain high in coming years is beginning to spur plans for accelerated fleet replacement, particularly for the oldest aircraft in the global fleet. Despite a desire to replace certain aircraft, however, many carriers simply cannot access newer equipment given the lack of supply in the market. Replacement may consequently be deferred for several more years.

Technological Advancement.    Aircraft replacement is also driven by technological advancement, as will be evidenced by the introduction of new generation aircraft such as the Boeing 787 and the Airbus A380 and A350XWB over the course of the next decade. Aircraft manufacturers must balance the development and introduction of new technology with existing resource constraints and current product-line considerations. The development cycles for new aircraft are long and often require dramatic changes mid-course as evidenced by Boeing’s cancellation of the Sonic Cruiser program and Airbus’ multiple iterations of the A350 design. In addition, once aircraft are successfully launched and developed, it takes several years for the type to achieve the critical mass necessitating large-scale fleet replacement. Large-scale deliveries of the newest technology wide-body aircraft are still several years away, but these aircraft will have a certain impact on the market for the aircraft types they are designed to replace.

Freighter Conversions.    Demand for freighter fleet renewal is also a driver of replacement demand for the global passenger fleet. In general, passenger aircraft become conversion candidates around the age of 15 years, when the value has depreciated sufficiently to allow purchase and conversion by a secondary user or investor. Boeing’s and Airbus’ respective cargo aircraft forecasts predict that substantial numbers of the current passenger fleet will be converted to freighters over the course of the next 20 years to meet the demand of freight carriers for fleet renewal.

Short-haul, high-frequency markets in the United States, Europe and domestically in China are expected to drive the need for smaller freighters. Replacement candidates for the large fleets of Boeing 727F, DC9F and DC8F freighters include the Boeing 737-300/400, 757-200 and 767-200. Conversion programs exist for all these types, and Airbus has announced plans to develop a freighter program for the Airbus A320 to commence in 2011. In the large-payload, long-haul markets, international trade continues to drive demand for new, efficient freighters. Aging fleets of DC10Fs, Airbus A300B4Fs, Boeing 747-100/200Fs and L1011Fs, are increasingly being replaced through Airbus A300-600, Boeing 767-300, Boeing 747-400 and MD11 passenger-to-freighter conversions.

Aircraft Supply

The supply of aircraft is determined by the number of new aircraft the manufacturers are able to deliver, as well as the fleet retirement and freighter conversion decisions of airlines, which are based on assessments of the interaction between relative aircraft economics and the levels of passenger traffic and yield.

New Delivery Outlook

The airline industry’s financial challenges in 2001-2003 impacted aircraft and engine manufacturers. Airbus, Boeing, Pratt & Whitney, General Electric and Rolls-Royce implemented production cutbacks during that period. While neither Boeing nor Airbus experienced a high number of outright cancellations during the downturn, they deferred deliveries and adapted to much lower levels of new orders. By 2005, however, the economic recovery and rising demand for travel pushed aircraft orders to record highs. 2006 proved to be another bumper year for new aircraft orders and, despite expanded production capability since 2003, the manufacturers are reported to be largely sold out through 2010.

The current order backlog provides the best indication of the allocation of deliveries expected in the coming years. More than 5,000 aircraft are currently on order and most are due to be delivered over the next five years. Figure 5 shows that of the 4,378 orders with specified customers, 40% have been ordered by Asia/Pacific carriers, another 24% of orders are destined for North America, and 22% for Europe. Furthermore, 1,385 aircraft (27% of the backlog) are on order by LCCs and 684 (13% of the backlog) are on order by operating lessors.

Figure 5: Mainline Jet Order Backlog Share by Region

Source: ACAS December 2006;
Note: Backlog share excludes 483 lessor orders that have no disclosed customer and 205 orders by undisclosed customers

Boeing is expected to maintain production discipline despite temptation to invest in new production capacity to satisfy near term demand. The airframer has announced expectations that it will deliver approximately 440 aircraft in 2007 and up to 515 in 2008 as the 787 production begins. The 787 delivery stream will likely mitigate a potential cyclical demand downturn that may occur in coming years, since the initial several years of deliveries reflect significant pent-up demand for the mid-sized long-haul market segment.

It is expected that Airbus will leverage its popular A320 family and A330 production lines while restructuring takes place. In line with this expectation, Airbus recently announced intentions to bring A320 family production from 32 per month to 36 per month by the end of 2008. From 2009, Airbus plans to produce up to four additional A320 family aircraft per month in China.

Based on potential build rates and planning from Boeing and Airbus, Figure 6 illustrates SH&E’s view as to the expected level of new aircraft deliveries from the two manufacturers over the next five years. It is possible, however, that constraints in the supply chain (such as access to titanium and carbon fiber material) may prevent Boeing and Airbus from fully meeting production goals.

Figure 6: World Aircraft Orders and Deliveries (1990-2006) and Delivery Forecast

Source: ACAS, December 2006, Forecast: SH&E

Aircraft Retirement Outlook

As described in the section covering fleet replacement, airlines must make fleet decisions based on a variety of economic and strategic factors. If carriers are able to execute on their fleet replacement plans and there is no demand for additional use of an aircraft by another operator, the aircraft will be permanently retired. Figure 7 shows that North America, Africa and Latin America will have a greater need for fleet replacement in the near term given their aging fleets. While some of these oldest aircraft will likely have to be retired for safety and economic reasons, there is a degree of flexibility available to airlines operating middle age aircraft.

Figure 7: Commercial Jets — Average Fleet Age, 2006

Source: ACAS, December 2006

As mentioned above, the ultimate retirement of some of the in-service freighter fleet will depend on how quickly replacement aircraft can be converted and placed into service. According to Airbus’s estimates, there are over 200 freighter aircraft, mostly Boeing 727s and DC8s, which are now over 36 years old and will need to be retired in the near future.

Long Term Commercial Jet Fleet Outlook

The size of the global commercial jet fleet is expected to double over the next two decades. In dollar terms, the current global fleet has an estimated value of $350 billion, based on SH&E current market values, and is estimated to grow to approximately $777 billion by 2025.

Figure 8 compares the global jet fleet forecasts of Boeing, Airbus and Airline Monitor. Boeing’s 2006 Current Market Outlook forecast indicates that the world fleet will reach 35,970 aircraft in 2025, of which 27,370 will be mainline passenger jets. Boeing defines mainline passenger jets as those of more than 90 seats. Airbus, in its 2006 Global Market Forecast, forecasts growth to 33,500 total aircraft by 2025, of which 27,307 will be mainline passenger jets. Airbus defines mainline passenger aircraft as those of more than 100 seats. While the two manufacturers have similar forecasts of global traffic growth, their views of the market for ‘‘very large aircraft’’ such as the Airbus A380 are substantially different. Airbus expects congestion at major airports and low per-seat operating costs to draw airlines to the largest possible aircraft. Boeing expects passengers, and therefore airlines, to favor point-to-point service in smaller, fuel-efficient aircraft, including the Boeing 787 and Airbus A350XWB.

Figure 8: Projected Commercial Aircraft Fleet Growth

	Airline Monitor 2006-2025	Airbus 2006-2025	Boeing 2006-2025
Projected Total Fleet	40,097	33,479	35,970
Additions – Growth	21,898	17,102	17,630
Additions – Replacement	6,402	5,561	9,580
Total Additions	28,300	22,663	27,210
Additions per Year	1,415	1,133	1,361
19 Year Fleet CAGR	4.2%	3.8%	3.6%

Source: Airbus Global Market Forecast, 2006; Boeing Market Outlook, 2006; the Airline Monitor, January, February 2007

Long-Term Commercial Cargo Fleet Outlook

World air cargo traffic is expected to continue to grow as global trade expands. Boeing and Airbus forecast average annual growth rates of 6.1% and 6.0%, respectively, over the next 20 years. To accommodate this growth, the world freighter fleet is expected to more than double over the same 20-year period. Boeing predicts a freighter fleet size of 3,570 and Airbus predicts the fleet to total 4,115 by 2025. Both manufacturers expect passenger aircraft conversions to account for approximately three-quarters of new freighter fleet additions. Figure 9 provides a sense of the distribution of additions to the global freighter fleet as forecast by Boeing.

Figure 9: Boeing Forecasted Composition of Freighter Additions, 2006-25

Source: Airbus Global Market Forecast, 2006; Boeing Market Outlook, 2006; the Airline Monitor, January, February 2007

Aircraft Leasing Industry Outlook

Overview of Aircraft Leasing

Aircraft leasing has evolved over the last 40 years to become a highly sophisticated market. In effect, leasing has become a source of capital that carriers use along with debt and equity to finance their equipment acquisitions. Regardless of whether the purchased aircraft are new or used, very few airlines have the internal cash available to self-finance aircraft acquisitions. Thus, most airlines seek financing from several sources, including traditional bank debt, export credit guarantees, tax leases, capital market transactions and operating leasing.

Over the past 20 years, the world’s airlines have turned to operating leases for an increasing share of aircraft financing requirements. Airlines are attracted to operating leasing for a variety of reasons, including low capital outlay requirements, fleet planning flexibility and residual value risk avoidance. Furthermore, operating leasing is often the preferred choice for start-up carriers because it lowers the capital requirements for entering the market. In addition, many banks significantly reduced their airline exposure between 2002 and 2004, and it became more difficult for airlines to obtain financing through the capital markets. Operating lessors effectively acted as the lenders of last resort to the industry during that period, maintaining vital liquidity in an otherwise challenging market environment.

Figure 10 indicates that the proportion of the global fleet under operating lease has increased substantially over the last decade. SH&E believes that operating leases will continue to become more popular and that 40% of the global fleet will be subject to operating leases over the course of the next 10 years. Of the current backlog of more than 5,000 aircraft, 670 were ordered by leasing companies directly and a significant number more are likely to be under lease ultimately as a result of sale/leaseback transactions.

Figure 10: Historical Commercial Jet Fleet Operating Lease Share

Source: Ascend September 2006

Operating Lease Industry — Competitive Landscape

By recent estimates, the aircraft leasing industry represents assets worth over $120 billion. Among the 20 major players, the top two together account for over half the global portfolio: GECAS owns and manages approximately 1,715 aircraft and ILFC owns and manages 929 aircraft. Other key operating lessors (see Figure 11) are significantly smaller but form the core of a competitive leasing industry.

Figure 11: Top Mainline Jet Operating Lessors

Operating Lessor	Narrow-body	Wide-body	Total
GECAS	1,529	186	1,715
ILFC	659	270	929
Boeing Capital	240	27	267
AerCap	224	20	244
Babcock & Brown	219	21	240
Aviation Capital Group	207	6	213
CIT Aerospace	185	23	208
RBS Aviation Capital	193	3	196
Pegasus Aviation	145	37	182
AWAS	105	37	142
Macquarie	131	6	137
ORIX Aviation	84	10	94
BCI	76	11	87
Singapore Aircraft Leasing	56	14	70
Pembroke	62	4	66
Aircastle Advisor	51	15	66
Sumisho	38	6	44
Allco	25	18	43
Tombo Aviation	26	6	32
Guggenheim Aviation Partners	21	10	31
Total	4,276	730	5,006

Source: Ascend AIR, March 2007; Data on Babcock & Brown fleet provided by Babcock & Brown

Regional Penetration of Operating Leasing

Today, the leading operating lessors have a truly global reach. Although 60% of the fleet under operating leases are placed with North American and European operators, South America has the highest percentage of aircraft under lease, followed by Asia, Europe and the Pacific Rim.

Figure 12: Historical Operating Lease Penetration by Region

Source: Ascend

Europe has experienced the biggest increase in operating lease penetration, due in large part to the expansion of LCC carriers. Compared to 1990, Europe’s penetration has gone up by 25 percentage points through 2006 and is expected to continue to increase as Eastern European, Russian and the Commonwealth of Independent States (‘‘CIS’’) markets grow and increase opportunities for LCCs and other start-up carriers.

While North America has not witnessed a rapid increase in the proportion of operating leases over the last two decades, this trend is expected to change. Major carriers are no longer able to rely on the leverage leasing market, and capital market, financing has become comparatively difficult to secure. It is expected that both U.S. majors and LCCs will increase reliance on operating leasing as a key source of financing in coming years. Furthermore, given that the U.S. represents the largest narrow-body market globally, the major operating lessors are positioned to help finance these requirements.

Operating leasing in the Asia/Pacific region will also continue its upward trajectory as the market liberalizes and new carriers continue to evolve. The major Asian airlines, such as Singapore Airlines and Cathay Pacific, have access to low-cost bank financing due to their strong credit standing and will be unlikely to be major users of operating leasing, but the growing set of LCC and short-haul airlines in this region operating primarily narrow-body aircraft will continue to generate opportunities for leasing companies. Lessors are already very active in both China and India, where domestic fleet requirements, both leased and owned, will continue to grow.

In recent years, operating lease penetration has increased in the Middle East due to rapid fleet growth and short-term capacity requirements by several carriers. Latin America has long had the highest proportion of operating leasing and this is primarily a result of carriers in the region having limited access to capital.

Aircraft Lease Rates and Lease Rate Trends

Aircraft operating lease rates generally represent market-clearing prices that reflect current supply and demand. Lease rates depend upon the type of lease, interest rates, tax liabilities, lease term, value of the aircraft at lease inception, the forecasted residual value of the aircraft at lease termination and the credit quality of the lessee. During the air transport demand downturn of 2002 and 2003, lessors showed considerable pricing flexibility and often entered into short-term leases at reduced rates in order to keep assets deployed. Now that global passenger traffic has recovered, lease rates have firmed substantially, and lessors are able to realize lease rates above pre-2001 levels on certain aircraft types. Lease rate and value trends for four aircraft types are presented in Figure 13. SH&E believes that, barring some unforeseen geopolitical event, lease rates for most of the in-service aircraft will continue to increase over the next few years or, at the very least, remain stable.

Figure 13: Aircraft Value Curves

Source: SH&E Analysis

BUSINESS

We are a newly organized company formed by Babcock & Brown to acquire and lease commercial jet aircraft and other aviation assets. Our aircraft are leased under long-term contracts to a diverse group of airlines throughout the world. Our strategy is to grow our portfolio through accretive acquisitions of aircraft and to increase our distributable cash flows, while paying regular quarterly dividends to our shareholders.

Babcock & Brown is a global investment and advisory firm whose aircraft management division, BBAM, is one of the world’s leading commercial jet aircraft lessors. Affiliates of Babcock & Brown will assist us in acquiring and leasing additional aircraft, manage our day-to-day operations and affairs and act as servicer for our portfolio of aircraft and related leases.

Our Relationship With Babcock & Brown

We will engage affiliates of Babcock & Brown as manager of our company and servicer for our aircraft portfolio under long-term management and servicing agreements. Pursuant to these agreements our Manager will manage our company under the direction of its chief executive officer, Colm Barrington, who has nearly 40 years of experience in the aviation industry and will be exclusively dedicated to our business. BBAM will act as our servicer and, in addition to arranging for the leasing of our fleet, will assist our Manager in acquiring and disposing of our aircraft, market our aircraft for lease and release, collect rents and other payments from the lessees of our aircraft, monitor maintenance, insurance and other obligations under our leases and enforce our rights against lessees. Following the completion of our initial public offering, Babcock & Brown will hold 13.2% of our outstanding shares.

Babcock & Brown has over 25 years of experience in the aircraft industry. BBAM is the fifth largest aircraft leasing company in the world, as measured by the number of owned and managed aircraft in its portfolio. BBAM manages over 240 aircraft valued at over $6 billion and has leased aircraft to more than 140 airlines worldwide. Babcock & Brown has also been a financial advisor to airlines worldwide and has been an active participant in the Asian aircraft leasing market since 1989. We believe Babcock & Brown’s position in the industry and relationships throughout the world will allow us to manage our portfolio effectively, acquire and lease additional aircraft, access high-growth emerging markets and remarket our aircraft when leases expire.

Our Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on growth opportunities in the aircraft leasing industry:

•	Babcock & Brown’s leadership in the aircraft operating leasing business. Through BBAM and other affiliates, Babcock & Brown will service our portfolio of leased aircraft pursuant to long-term servicing agreements. As the servicer of our portfolio, BBAM will perform all remarketing, technical management, lease management and administrative services for our aircraft. BBAM will also assist our Manager in identifying aircraft acquisition opportunities and executing acquisitions and dispositions on our behalf. BBAM manages over 240 aircraft valued at over $6 billion and has leased aircraft to more than 140 airlines worldwide. We believe that we will benefit from BBAM’s experience in servicing leases and remarketing aircraft, as well as its expertise in executing aircraft acquisitions, dispositions and freighter conversions.

•	Babcock & Brown’s ability to source aircraft acquisitions. Babcock & Brown has over 17 years of aircraft origination and asset management experience, having originated over 300 aircraft from a variety of sources during such period. In addition, Babcock & Brown’s long history as an advisor in the aircraft industry provides us with extensive relationships with airlines, aircraft manufacturers, aircraft lessors, financial institutions and other participants in the industry, which will enhance our ability to source aircraft acquisitions. We believe that the diversity in Babcock & Brown’s origination sources will allow us to originate aircraft and continue to grow throughout aviation cycles.

•	Global remarketing capability and diverse customer base. We believe that Babcock & Brown’s global remarketing platform and worldwide airline relationships will enhance our ability to maintain a high utilization rate for our aircraft and limit our exposure to customer concentration and fluctuations in regional economic conditions. Since 1994, BBAM has successfully re-marketed more than 240 aircraft and developed relationships with more than 140 airlines worldwide.

•	Modern, high-utility aircraft fleet. Our Initial Portfolio primarily consists of modern, fuel-efficient narrow-body aircraft. The weighted average age of the aircraft in our Initial Portfolio is 5.7 years. These aircraft have a large operator base and long remaining useful lives. We believe these aircraft, and the additional aircraft that we will seek to acquire, are in high demand among our airline customers and are readily deployable to various markets throughout the world. In addition, BBAM’s demonstrated freighter conversion management capabilities will enhance the flexibility and extend the useful life of the aircraft in our portfolio. We believe that many of the aircraft in our Initial Portfolio could be converted from passenger into freighter aircraft, which would further extend their duration of service in our portfolio. We believe that our fleet of young, high-demand aircraft will enable us to provide stable and growing cash flows to our shareholders over the long term.

•	Stable, contracted revenues from a well balanced lease portfolio. The aircraft in our Initial Portfolio are leased under long-term contracts on a primarily fixed-rate basis to 29 different airlines dispersed across 16 countries. Our scheduled lease maturities range from 2007 to 2021, with a weighted average remaining lease term of 5.9 years. The majority of our leases are fixed rate in nature. No single lessee is expected to represent more than 10% of our minimum contracted monthly revenues as of the completion of this offering. We believe these qualities will contribute to the stability of our revenues and cash flow.

•	Babcock & Brown’s track record. Babcock & Brown is an experienced manager of listed, private equity and institutional investment vehicles focused on a range of industries and asset classes with a strong track record of success. As of June 30, 2007, total funds and assets under its management were approximately $41.8 billion.

Our Growth Strategies

We intend to grow our lease portfolio and increase distributable cash flow per share by focusing on the following strategies:

•	Capitalize on the growth in the aviation industry and our ability to acquire additional aircraft. We believe that strong growth in the global aviation market will provide us with numerous attractive acquisition opportunities. We intend to acquire additional aircraft that are accretive to distributable cash flow per share, while maintaining desirable portfolio characteristics in terms of aircraft type, fleet age, lease term and geographic concentration. We will focus primarily on acquiring high-utility commercial jet aircraft that have long useful lives and large operator bases, such as the Boeing 737 and the Airbus A320 families. We believe these aircraft will continue to experience strong demand as the number of low-cost carriers increases and passenger traffic in emerging markets continues to rise. From time to time, we also intend to evaluate different aircraft asset types and other aviation assets. For example, with global air freight traffic expected to grow as a result of expanding world trade and increased globalization, we expect that BBAM’s experience in narrow-body passenger-to-freighter conversion will enable us to participate in the growing worldwide freighter market which we believe provides us with additional potential for growth. BBAM has built its expertise in this area, having converted such aircraft types as the Airbus A300B4, Boeing 757 and Boeing 747.

•	Actively manage our lease portfolio to optimize returns and balance lease maturities and diversification. We intend to manage our lease portfolio by taking into account regional trends in aircraft demand. Our focus on desirable aircraft types and low average fleet age ensures the mobility of our assets across global markets, which allows us to enter into both short and long-term leasing agreements with attractive terms. We will pursue additional acquisitions, as well as consider dispositions, remarketing and freighter conversion opportunities to enhance returns to our shareholders.

•	Focus on high growth markets. Babcock & Brown has a long established presence in the high growth Asian market and other emerging economies. Approximately 51% of our Initial Portfolio is leased to lessees located in emerging economies, such as China, India, Mexico and Russia. Over the next 20 years, these emerging economies are expected to fuel global growth for commercial air travel. Passenger and cargo traffic growth is being driven by high rates of economic growth in emerging markets and by the increasing propensity to travel to and within these areas. The Chinese domestic market is expected to generate the highest growth as airport infrastructure continues to catch up with demand and the travel market continues to mature. India, with its very large population and high number of urban population centers, is also poised for growth. We expect operating leasing in the Asia/Pacific region in general will continue its upward trajectory as the airline market fragments and new carriers continue to evolve. A growing number of low cost carriers and short-haul airlines in this region operate primarily with narrow-body aircraft such as the Boeing 737 and the Airbus A320 and should continue to generate opportunities for leasing companies. The four leading countries in which we lease our aircraft are India, United States, Mexico and China, in which we have leased 15.1%, 14.7%, 13.0%, and 12.8%, respectively, of the appraised value of our Initial Portfolio.

•	Employ efficient financing strategies to execute our growth plans. We believe our capital structure is efficient and provides flexibility to pursue acquisitions and capitalize on market opportunities as they arise. The Initial Portfolio will be financed in part by an $853.0 million securitization that will have minimal debt amortization in the first five years. In addition, we have a commitment for a $1.2 billion ‘‘warehouse’’ credit facility to finance additional aircraft acquisitions, a $96 million equity tranche of which will be provided by us. This credit facility is designed to provide us with the flexibility to fund a variety of aircraft types, lease terms and lessee profiles at a highly competitive cost of funds. We also expect to fund our growth through additional debt and equity offerings, including aircraft lease portfolio securitizations.

Our Initial Portfolio

Our Initial Portfolio of 47 commercial jet aircraft includes 45 narrow-body passenger aircraft, one wide-body passenger aircraft and one freighter. Forty-four of these aircraft constitute the entire aircraft portfolio currently held by JET-i, an entity in which Babcock & Brown has an ownership interest. The three remaining aircraft are held by three other companies in which Babcock & Brown also has an ownership interest. Boeing aircraft comprise 56% of our fleet and Airbus aircraft comprise the remaining 44%. The aircraft in our Initial Portfolio were manufactured between 1989 and 2007 and have a weighted average age of 5.7 years. We estimate that the useful life of our passenger aircraft is approximately 25-30 years, including, in the case of an aircraft originally manufactured as a passenger aircraft and later converted to freighter configuration, 15-20 years as a passenger aircraft and an additional 10-20 years as a freighter aircraft following the accomplishment of such conversion.

The following table presents the aircraft in our Initial Portfolio:

	Lessee Name	Equipment Type	Airframe Type	Engine Type(1)	Date of Manufacture	Percent of Appraised Value
1	Aeroflot-don	B737-500	Narrow-body	CFM 56-3C1	February 27, 1992	0.75%
2	Aeroflot-don	B737-500	Narrow-body	CFM 56-3C1	March 17, 1992	0.74%
3	Aeromexico	B737-700	Narrow-body	CFM 56-7B22	July 8, 2005	2.52%
4	Aeromexico	B737-700	Narrow-body	CFM 56-7B22	August 3, 2005	2.53%
5	Aigle Azur	A320-200	Narrow-body	CFM 56-5B4/P	September 4, 1998	1.75%
6	Air Berlin	B737-800	Narrow-body	CFM 56-7B27	October 18, 1999	2.07%
7	Air China	B737-800	Narrow-body	CFM 56-7B26	December 14, 2006	3.12%
8	Air Europa	B737-800	Narrow-body	CFM 56-7B27	November 5, 2001	2.30%
9	ATA Airlines	B757-200	Narrow-body	RB211-535E4	November 30, 1996	1.54%
10	ATA Airlines	B757-200	Narrow-body	RB211-535E4	October 31, 1997	1.96%
11	ATA Airlines	B757-200	Narrow-body	RB211-535E4	July 21, 1998	2.17%
12	ATA Airlines	B757-200	Narrow-body	RB211-535E4	December 16, 1998	2.05%
13	CCM	A320-200	Narrow-body	CFM 56-5B4/2P	March 22, 1995	1.48%
14	CCM	A320-200	Narrow-body	CFM 56-5B4/2P	July 6, 1995	1.46%
15	Chang’an Airlines	B737-800	Narrow-body	CFM 56-7B26	August 25, 2006	3.11%
16	China Southern	B757-200	Narrow-body	RB211-535E4	June 9, 1999	2.19%
17	China Southern	B757-200	Narrow-body	RB211-535E4	June 25, 1999	1.82%
18	easyJet	A319-100	Narrow-body	CFM 56-585/P	February 1, 2007	2.55%
19	First Choice	B757-200	Narrow-body	RB211-535E4	April 30, 1999	2.20%
20	First Choice	B757-200	Narrow-body	RB211-535E4	June 2, 1999	1.94%
21	Hainan	A319-100	Narrow-body	CFM 56-5B6/P	July 26, 2006	2.53%
22	Kingfisher	A320-200	Narrow-body	IAE V2527-A5	August 5, 2005	2.88%
23	Kingfisher	A320-200	Narrow-body	IAE V2527-A5	January 12, 2006	3.14%
24	Mexicana	A320-200	Narrow-body	CFM 56-5B4/2P	November 22, 1995	1.53%
25	Omni Air	B757-200	Narrow-body	RB211-535E4-37	September 21, 1989	0.94%
26	Spicejet	B737-800	Narrow-body	CFM 56-7B24	January 20, 2006	2.99%
27	Spicejet	B737-800	Narrow-body	CFM 56-7B24	November 2, 2006	3.06%
28	Spicejet	B737-800	Narrow-body	CFM 56-7B24	December 2, 2006	3.06%
29	Sunwing	B737-800	Narrow-body	CFM 56-7B26	May 18, 2006	3.19%
30	Swiss Int’l	A320-200	Narrow-body	CFM 56-5B4/2P	June 20, 1995	1.50%
31	Swiss Int’l	A320-200	Narrow-body	CFM 56-5B4/2P	October 25, 1995	1.42%
32	Swiss Int’l	A320-200	Narrow-body	CFM 56-5B4/2P	January 19, 1996	1.54%
33	TACA(2)	A320-200	Narrow-body	IAE V2527E-A5	September 18, 1997	1.69%
34	TACA(2)	A320-200	Narrow-body	IAE V2527E-A5	October 20, 1997	1.66%
35	THY	A320-200	Narrow-body	CFM 56-5B4/2P	September 7, 1995	1.54%
36	THY	A320-200	Narrow-body	CFM 56-5B4/2P	October 9, 1995	1.53%
37	Tiger	A320-200	Narrow-body	IAE V2527-A5	March 9, 2006	3.06%
38	Titan Airways	B737-300QC	Freighter	CFM 56-3C1	October 25, 1991	1.04%
39	Transavia	B737-700	Narrow-body	CFM 56-7B24	June 7, 2001	1.84%
40	Travel Service Airlines	B737-800	Narrow-body	CFM 56-7B26	May 14, 1999	2.04%
41	TUI AG(3)	B767-300ER	Wide-body	CF6-80C2-B7F	February 20, 1997	2.93%
42	Virgin America	A320-200	Narrow-body	CFM 56-5B4/2P	December 12, 2005	3.03%
43	Virgin America(4)	A320-200	Narrow-body	CFM 56-5B4/2P	March 17, 2006	3.04%
44	Volaris	A319-100	Narrow-body	IAE V2524-A5	November 17, 1999	1.75%
45	Volaris	A319-100	Narrow-body	IAE V2524-A5	January 8, 2000	1.87%
46	Volaris	A319-100	Narrow-body	IAE V2527M-A5	January 1, 2007	2.80%
47	XL Airways(5)	B737-800	Narrow-body	CFM 56-7B26	May 2, 2000	2.14%
(1)	Engine manufacturer key:
CFM	CFM International
CF6	General Electric
RB	Rolls Royce
IAE	International Aero Engines
(2)	These aircraft are leased to TACA and are subleased, collectively, to Trans American Airlines, domiciled in Peru, Lineas Aereas Costarricenses, domiciled in Costa Rica, Aviateca, domiciled in Guatemala, and TACA Costa Rica, domiciled in El Salvador.
(3)	This aircraft is leased to TUI and subleased to Thomsonfly, domiciled in England.
(4)	This aircraft is leased to Virgin America and subleased to TAM Linhas Aéreas, domiciled in Brazil.
(5)	This aircraft is leased to XL Airways and subleased on a seasonal basis (winter) to Miami Air International, domiciled in the United States.

The following table and pie chart summarize the composition of our Initial Portfolio by manufacturer and aircraft type:

Aircraft Manufacturer	Aircraft Type	Number of Aircraft	Percent of Appraised Value
Boeing	B737-800	10	27.1%
	B757-200	9	16.8%
	B737-700	3	6.9%
	B767-300ER	1	2.9%
	B737-500	2	1.5%
	B737-300QC	1	1.0%
	Total	26	56.2%
Airbus	A320-200	16	32.3%
	A319-100	5	11.5%
	Total	21	43.8%
Total		47	100.0%

We believe the high utility and young age of these aircraft ensure a long remaining useful life and increase our ability to redeploy aircraft at attractive lease rates.

The following table and bar chart present the composition of our Initial Portfolio based on age, as of June 30, 2007

Year of Manufacture	Number of Aircraft	Percent of Appraised Value
1989	1	0.9%
1990	—	—
1991	1	1.0%
1992	2	1.5%
1993	—	—
1994	—	—
1995	7	10.5%
1996	2	3.1%
1997	4	8.2%
1998	3	6.0%
1999	7	14.0%
2000	2	4.0%
2001	2	4.1%
2002	—	—
2003	—	—
2004	—	—
2005	4	11.0%
2006	10	30.3%
2007	2	5.4%
Total	47	100.0%

Approximately 78% of the aircraft (measured by appraised value) in our Initial Portfolio are members of the narrow-body Airbus A320 and next generation Boeing 737 aircraft families, both of which enjoy high worldwide demand due to their fuel-efficient design, relatively low maintenance costs, and an increase in customer demand for point-to-point destination service. These aircraft are used on more routes around the world than any other airframe and thus have the largest installed base. As a result, we believe they are easier and more cost-efficient to lease and market than wide-body jets or other specialized types of aircraft.

The following table presents the composition of our Initial Portfolio based on airframe type:

Airframe Type	Number of Aircraft	Percent of Appraised Value
Narrow-body	45	96.0%
Wide-body	1	2.9%
Freighter	1	1.1%
Total	47	100.0%

JET-i Leasing has agreed to sell one of the aircraft in our Initial Portfolio, a Boeing 757-200, upon the expiration of the lease thereof in 2010. Upon our acquisition of this aircraft we will assume the rights and obligations under the agreement related to such sale.

Our Leases

Lease Terms

All of our aircraft are subject to leases under which lessees are responsible for most operational and insurance costs, and 38 of the 47 leases in our Initial Portfolio are subject to fixed rental rates. Our Initial Portfolio is diversified across 29 different airlines in 16 countries, in both developed and emerging markets. Our leases, which are scheduled to expire between 2007 and 2021 and have a weighted average remaining lease term of 5.9 years, are expected to provide us with a stable source of revenues and cash flows.

The following table and bar chart present the scheduled lease maturity of the aircraft in our Initial Portfolio:

Year of Lease Expiration	Airframe Type				Percent of Appraised Value
	Narrow	Wide	Freight	Total
2007	3	—	—	3	4.9%
2008	4	—	—	4	7.8%
2009	5	—	—	5	9.1%
2010	5	—	—	5	8.3%
2011	5	1	—	6	13.3%
2012	6	—	1	7	11.2%
2013	1	—	—	1	3.1%
2014	1	—	—	1	2.5%
2015	4	—	—	4	11.3%
2016	3	—	—	3	9.1%
2017	1	—	—	1	2.6%
2018	3	—	—	3	9.1%
2019	—	—	—	—	—
2020	—	—	—	—	—
2021	4	—	—	4	7.7%
Total	45	1	1	47	100.0%

Under our leases, the lessees agree to lease the aircraft for a fixed term, although in some cases the lessees have termination rights or extension rights. Most lease rentals are payable monthly in advance, but some lease rentals are payable quarterly. Of our leases, 38 have fixed rental rates and nine have floating rental rates based on six-month LIBOR. We generally enter into leases with fixed rental rates, except in situations where a lessee expresses a preference for a lease with a floating rental rate. In addition, because most of our debt will bear floating rates of interest, we intend to manage interest-rate payment risk by entering into interest-rate swaps pursuant to which we will make fixed-rate interest payments and receive floating-rate payments on our leases. All leases are on a ‘‘net’’

basis with the lessee generally responsible for all operating expenses, which customarily include maintenance, fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance premiums.

Most of our leases generally provide that the lessee’s payment obligations are absolute and unconditional under any and all circumstances. Lessees are generally required to make payment without deduction on account of any amounts that we may owe the lessee or any claims that the lessee may have against us. Most of our leases also require lessees to gross up lease payments where they are subject to withholdings and other taxes, although there are some exceptions to this obligation, including withholdings that arise out of transfers of the aircraft to or by us or due to our corporate structure. In addition, changes in law may result in the imposition of withholding and other taxes and charges that are not reimbursable by the lessee under the lease or that cannot be reimbursed under applicable law. Furthermore, lessees may fail to reimburse us even when obligated under the lease to do so. Our leases also require lessees to indemnify us for certain other tax liabilities relating to the leases and the aircraft, including, in most cases, value added tax and stamp duties.

The cost of an aircraft typically is not fully recovered over the term of the initial lease. We therefore retain the benefit and assume the risk of the rent at which we can re-lease the aircraft upon expiration or early termination of the lease and of the ultimate residual value. Operating leases allow airlines greater fleet and financial flexibility than outright ownership because of the relatively shorter-term nature of operating leases, the relatively small initial capital outlay necessary to obtain use of the aircraft and the significant reduction in aircraft residual value risk.

Extension Options.    The lessee under 14 of the leases in our Initial Portfolio has the option to extend the term of the lease. Nine of the 14 extension options become effective more than four years after the completion of this offering. Five of the extensions could become effective by the end of 2011. One of those requires approximately nine months’ notice and permits the extension of the lease at the same rental amount as the base rental for up to one year. Another requires approximately eight months’ notice and permits two extensions of the lease at the same rental amount as the base rental for up to one year per extension. The other three require approximately nine months’ notice. Two of those leases each permit extension for 18 months at the same rental amount as the base rental in effect at the time of extension, and the third lease permits two 18-month extensions at a 15% decreased rental rate for the first extension period and an 11.8% increase from the then current rental rate for the second extension period.

Early Termination Rights.    Five of the leases in our Initial Portfolio provide the lessees with early termination rights. Four of these leases permit early termination of the lease commencing in February 2011 upon a determination by the lessee that the relevant aircraft is obsolete or surplus to its equipment requirements. One lease is terminable only due to illegality and change in law if the parties cannot in good faith agree to amend the lease documents to avoid the illegality.

Operating Costs and Expenses.    The lessee is liable through various operational indemnities for operating costs and expenses accrued or payable during the term of the relevant lease, which would normally include costs and expenses associated with the maintenance and operation of the aircraft, airport and navigation charges, certain taxes, licenses, consents and approvals, aircraft registration and hull all risk and public liability insurance programs.

Security Deposits and Letters of Credit.    Thirty-nine of our leases provide for cash security deposits and/or letters of credit which may be drawn down in the event that a lessee defaults under any of these leases. These security deposits and/or letters of credit may mitigate losses we may incur while attempting to re-lease the aircraft. Under certain circumstances, the lessee may be required to obtain guarantees or other financial support from an acceptable financial institution or other third parties.

Maintenance Obligations.    Under our leases, the lessee is generally responsible for normal maintenance and repairs, airframe and engine overhauls, obtaining consents and approvals and compliance with return conditions of aircraft on lease. In connection with the lease of a used aircraft we sometimes agree to contribute specific additional amounts to the cost of certain first major overhauls or modifications, which usually reflect the usage of the aircraft prior to the commencement of the lease. In many cases, we also agree to share with our lessees the cost of compliance with airworthiness directives.

Our Initial Portfolio includes 33 leases pursuant to which we collect maintenance reserve payments that are determined based on passage of time or usage of the aircraft measured by hours flown or cycles operated. Under these leases, we are obligated to make reimbursements to the lessee for expenses incurred for certain planned major maintenance, up to a maximum amount that is typically determined based on maintenance reserves paid by the lessee. Certain leases also require us to make maintenance contributions for costs associated with certain major maintenance events in excess of any maintenance reserve payments. Major maintenance includes heavy airframe, off-wing engine, landing gear and auxiliary power unit overhauls and replacements of engine life limited parts. We are not obligated to make maintenance contributions under leases at any time that a lessee default is continuing.

Under 14 leases in our Initial Portfolio, we are not obligated to make any maintenance contributions. However, most of these 14 leases provide for a lease-end adjustment payment based on the usage of the aircraft during the lease and its condition upon return. Most such payments are likely to be made by the lessee to us, although payments may be required to be made by us to the lessee. Nine leases in our Initial Portfolio provide for maintenance reserve payments and contributions as well as lease-end adjustment payments.

Compliance with Laws.    The lessee is responsible for compliance with all applicable laws and regulations with respect to the aircraft. We generally require our lessees to comply with the standards of either the U.S. Federal Aviation Administration or its non-U.S. equivalent. We often require a deposit as security for the lessee’s performance of obligations under the lease and the condition of the aircraft upon return. In addition, the leases contain extensive provisions regarding our remedies and rights in the event of a default by the lessee and specific provisions regarding the return condition of the aircraft. Except at the commencement of the term of a lease of a used aircraft, the lessee generally is required to continue to make lease payments during any period in which the aircraft is not in operation due to maintenance or grounding.

General.    Each aircraft generally must remain in the possession of the applicable lessee and any sublessees of the aircraft generally must be approved by the lessor unless, in some leases, certain conditions are met. Under most of our leases, the lessees may enter into charter or ‘‘wet lease’’ arrangements in respect of the aircraft (i.e., a lease with crew and services provided by the lessor under the lease), provided the lessee does not part with operational control of the aircraft. Under some of our leases, the lessee is permitted to enter into subleases with specified operators or types of operators without the lessor’s consent, provided certain conditions are met. We are aware that five of the aircraft are currently subject to subleases. Our leases also generally permit the lessees to subject the equipment or components to removal or replacement and, in certain cases, to pooling arrangements (temporary borrowing of equipment), without the lessor’s consent but subject to conditions and criteria set forth in the applicable lease. Under our leases, the lessee may deliver possession of the aircraft, engines and other equipment or components to the relevant manufacturer for testing or similar purposes, or to a third party for service, maintenance, repair or other work required or permitted under the lease.

Some foreign countries have currency and exchange laws regulating the international transfer of currencies. When necessary, we will require as a condition to any foreign transaction, that the lessee or purchaser in a foreign country obtain the necessary approvals of the appropriate government agency, finance ministry or central bank for the remittance of all funds contractually owed in U.S. dollars. We attempt to minimize our currency and exchange risks by negotiating most of our aircraft leases and all of our sales transactions in U.S. dollars. The terms of the securitization will permit B&B Air Funding to have up to 5% of its leases denominated in euros. All of our leases are currently payable in U.S. dollars.

Lease Restructurings.    During the term of a lease, a lessee’s business circumstances may change to the point where it is economically sensible for us to consider restructuring the terms of the lease.

Restructurings may involve the voluntary termination of leases prior to contracted lease expiration, the arrangement of subleases from the primary lessee to another airline, the rescheduling of lease payments, the forgiveness and/or reduction of lease obligations and the extension of the lease terms.

Aircraft Repossessions.    If a restructuring is not possible, we may seek to terminate the lease and gain possession of the aircraft for remarketing. Although the majority of repossessions are accomplished through negotiation, if we cannot obtain the lessee’s cooperation we would have to take legal action in the appropriate jurisdiction. This legal process could delay the ultimate return of the aircraft. In addition, in connection with the repossession of an aircraft, we may be required to pay outstanding mechanic’s, airport, navigation and other liens on the repossessed aircraft. These charges could relate to other aircraft that we do not own but were operated by the lessee. In contested repossessions, we likely would incur substantial additional costs for maintenance, refurbishment and remarketing of the aircraft.

Lease Management and Remarketing

We will outsource our lease management and aircraft remarketing activities to BBAM. Pursuant to our servicing agreements with BBAM, BBAM will provide us with most services related to leasing our fleet, including marketing aircraft for lease and re-lease or sale, collecting rents and other payments from the lessees of our aircraft, monitoring maintenance, insurance and other obligations under our leases and enforcing our rights against lessees. See ‘‘Servicing Agreements.’’

From time to time, we may decide to dispose of our leased aircraft at or before the expiration of their leases. As with acquisitions, our primary objective of growing our distributable cash flow while maintaining desired portfolio characteristics will guide our analysis of aircraft disposition opportunities. Although our Manager will decide whether or not to make any such dispositions, subject to board approval, as required, dispositions will be executed on our behalf by BBAM pursuant to our management and servicing agreements.

Our Lessees

The following table presents a list of the lessees of our Initial Portfolio:

Lessee Name	Domicile	Aircraft Type	Number of Aircraft		Percent of Appraised Value
Aeroflot-don	Russia	B737-500	2		1.5%
Aeromexico	Mexico	B737-700	2		5.0%
Aigle Azur	France	A320-200	1		1.7%
Air Berlin	Germany	B737-800	1		2.1%
Air China	China	B737-800	1		3.1%
Air Europa	Spain	B737-800	1		2.3%
ATA Airlines	United States	B757-200	4		7.7%
CCM	France	A320-200	2		2.9%
Chang’an Airlines	China	B737-800	1		3.1%
China Southern	China	B757-200	2		4.0%
easyJet	United Kingdom	A319-100	1		2.6%
First Choice	United Kingdom	B757-200	2		4.1%
Hainan	China	A319-100	1		2.5%
Kingfisher	India	A320-200	2		6.0%
Mexicana	Mexico	A320-200	1		1.5%
Omni Air	United States	B757-200	1		0.9%
Spicejet	India	B737-800	3		9.1%
Sunwing	Canada	B737-800	1		3.2%
Swiss Int’l	Switzerland	A320-200	3		4.5%
TACA	El Salvador	A320-200	2	(1)	3.4%
THY	Turkey	A320-200	2		3.1%
Tiger	Singapore	A320-200	1		3.1%
Titan Airways	United Kingdom	B737-300QC	1		1.0%
Transavia	Holland	B737-700	1		1.8%
Travel Service Airlines	Czech Republic	B737-800	1		2.0%
TUI AG	Germany	B767-300ER	1	(2)	2.9%
Virgin America	United States	A320-200	2	(3)	6.1%
Volaris	Mexico	A319-100	3		6.4%
XL Airways	United Kingdom	B737-800	1	(4)	2.1%
(1)	These aircraft are leased to TACA and are subleased, collectively, to Trans American Airlines, domiciled in Peru, Lineas Aereas Costarricenses, domiciled in Costa Rica, Aviateca, domiciled in Guatemala, and TACA Costa Rica, domiciled in El Salvador.
(2)	This aircraft is leased to TUI and subleased to Thomsonfly, domiciled in England.
(3)	One of these aircraft is subleased to TAM Linhas Aéreas, domiciled in Brazil.
(4)	This aircraft is leased to XL Airways and subleased on a seasonal basis (winter) to Miami Air International, domiciled in the United States.

The following pie chart illustrates the proportion of the aircraft in our Initial Portfolio leased to certain airlines based on percentage of appraised value.

The aircraft in our Initial Portfolio are leased to 29 different airlines dispersed across 16 countries. As of June 30, 2007, no more than 9.1% of the total appraised value of our Initial Portfolio was leased to any single lessee. Our top five lessees leased 35.3% of the total appraised value of our Initial Portfolio as of June 30, 2007. These top five lessees operate predominantly in high-growth, emerging market regions of the world, such as India and Mexico.

The four leading countries in which we lease our aircraft are India, United States, Mexico and China, in which we have leased 15.1%, 14.7%, 13.0% and 12.8% respectively, of the appraised value of our Initial Portfolio. Approximately 51% of the aircraft in our Initial Portfolio are based in emerging economies, such as China, India, Mexico and Russia. The remaining 49% of the aircraft in our Initial Portfolio are based in developed nations. The following table presents the composition of our Initial Portfolio based on the geographic location of our lessees:

Developed Regions	Number of Aircraft	Number of Lessees	Percent of Appraised Value
Europe
United Kingdom	5	4	9.9%
Germany	2	2	5.0%
France	3	2	4.7%
Switzerland	3	1	4.5%
Spain	1	1	2.3%
Holland	1	1	1.8%
Total	15	11	28.2%
North America
USA	7	3	14.7%
Canada	1	1	3.2%
Total	8	4	17.9%
Asia
Singapore	1	1	3.1%
Total	1	1	3.1%
Total Developed	24	16	49.2%

Emerging Regions	Number of Aircraft	Number of Lessees	Percent of Appraised Value
Asia
India	5	2	15.1%
China	5	4	12.8%
Total	10	6	27.9%
Africa, Europe & Other
Turkey	2	1	3.1%
Czech Republic	1	1	2.0%
Russia	2	1	1.5%
Total	5	3	6.6%
Latin America & South America
Mexico	6	3	13.0%
El Salvador	2	1	3.3%
Total	8	4	16.3%

Total Emerging	23	13	50.8%

Further information about the lessees of our Initial Portfolio can be found in Appendix 1 to this prospectus.

Our Investment Strategy

We intend to acquire additional aircraft that are accretive to distributable cash flow, while maintaining desirable portfolio characteristics in terms of aircraft type, fleet age, lease term and geographic concentration. We will focus primarily on acquiring high-utility commercial aircraft that have long useful lives and large operator bases, such as the Boeing 737 and the Airbus A320 families. We believe these aircraft will continue to experience strong demand as the number of low-cost carriers increases and passenger traffic in emerging markets continues to rise. From time to time, we also intend to evaluate different aircraft asset types and other aviation assets that maximize returns and distributable cash flow to shareholders. We will also selectively dispose of aircraft where we believe that this maximizes the long-term return to our shareholders.

A variety of aspects of a potential investment will be considered before we commit to purchase an aircraft, including its price, specification/configuration, age, condition and maintenance history, operating efficiency, lease terms, financial condition and liquidity of the lessee, jurisdiction, industry trends and future redeployment potential and values, among other factors.

Financing

A key component of our growth strategy is our flexible capital structure that allows us to capitalize on favorable market conditions to acquire additional aircraft and other aviation assets in order to optimize the return on our investments and increase our distributable cash flow. In connection with this offering, we have received a commitment for a $1.2 billion ‘‘warehouse’’ credit facility to finance additional aircraft acquisitions, a $96 million equity tranche of which will be provided by us. See ‘‘Description of Indebtedness — Credit Facility.’’ This credit facility is designed to provide us with the flexibility to fund a variety of aircraft types, lease terms and lessee profiles at a highly competitive cost of funds. We also expect to fund our growth through additional debt and equity offerings, including aircraft lease portfolio securitizations.

Competition

The leasing and remarketing of commercial jet aircraft is highly competitive. As the exclusive servicer of our aircraft, BBAM competes in leasing, re-leasing and selling our aircraft with other aircraft leasing companies, including GECAS, ILFC, AerCap, Aircastle, Aviation Capital Group, AWAS, Genesis Lease, Boeing Capital, CIT Aerospace, Macquarie Aircraft Leasing, Pegasus Aviation, RBS Aviation Capital and BOC Aviation (formerly Singapore Aircraft Leasing Enterprise). We also may encounter competition from other entities that selectively compete with us, including:

•	airlines;

•	aircraft manufacturers;

•	financial institutions (including those seeking to dispose of repossessed aircraft at distressed prices);

•	aircraft brokers;

•	special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft; and

•	public and private partnerships, investors and funds, including private equity and hedge funds.

Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. We believe we will be able to compete favorably in leasing our aircraft due to the reputation and experience of Babcock & Brown and our ability to structure lease rates and other lease terms to respond to market dynamics and customer needs. However, some of our competitors have significantly greater resources than we have. In addition, some competing aircraft lessors have a lower overall cost of capital and may provide financial services, maintenance services or other inducements to potential lessees that we cannot provide. Given the financial condition of the airline industry, many airlines have reduced their capacity by eliminating select aircraft from their fleets. This has resulted in an increase in available aircraft of these eliminated types, a decrease in rental rates for these aircraft and a decrease in market values of these aircraft.

Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee. When we decide to dispose of an aircraft, BBAM, as our servicer, will arrange the disposition pursuant to the terms of the servicing agreement for that aircraft. In doing so, BBAM will compete with the aircraft leasing companies listed above, as well as with the other types of entities described above and other investors.

Insurance

We require our lessees to carry those types of insurance which are customary in the air transportation industry. These include aircraft all-risk hull covering the aircraft and its engines, spares insurance and hull war and allied perils insurance covering risks such as hijacking, terrorism, confiscation, expropriation, seizure and nationalization to the extent normally available in the international market. Coverage under aircraft hull insurance policies generally is subject to standard deductible levels in respect of partial damage to the aircraft, in some instances and under certain circumstances the lessee has the right to self-insure some or all of the risk. The lessee is required to pay all deductibles, and also would be responsible for payment of amounts self-insured.

We also carry comprehensive liability insurance, including war and allied perils coverage, provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Coverage under liability policies generally is not subject to deductibles except as to baggage and cargo that are standard in the airline industry.

In general, we are named as an additional insured and loss payee on the hull and hull war policy for the sum of the stipulated loss value or agreed value of the aircraft and our own contingent coverage in place is at least equal to the appraised value of the aircraft. In cases where the servicer believes that the agreed value stated in the lease is not sufficient, the servicer will purchase additional total loss only coverage for the deficiency and as additional insured on the liability policies carried by our lessees.

The servicer will obtain certificates of insurance from the lessees’ insurance brokers to evidence the existence of such insurance. These certificates of insurance generally include, in addition to the information above, (1) a breach of warranty endorsement so that, subject to certain standard exceptions, our interests are not prejudiced by any act or omission of the lessee, (2) confirmation that the liability insurance is primary and not contributory, (3) agreement that insurers waive rights of subrogation against us and (4) in respect to all policies, notice of cancellation or material change 30 days in respect of most polices but war and allied perils insurance policies customarily provide seven days advance written notice for cancellation and may be subject to lesser notice under certain market conditions.

As a result of the terrorist attacks on September 11, 2001, the insurance market unilaterally terminated war risk liability coverage for a short period of time. When it became available again, the insurance market imposed a sub limit on each operator’s policy for third-party war risk liability, which is currently between $50 million and $150 million on the customary war-risk liability endorsement available in the London market. U.S., Canadian and certain other non-European Community-based airlines have government war-risk insurance programs available in which they currently participate. Although we currently require each lessee to purchase third party war risk liability in amounts greater than such sublimits, or obtain an indemnity from their government, the market or applicable governments may discontinue to make such excess coverage available for premiums that are acceptable to carriers. As a result, it is possible that we may be required to permit lessees to operate with considerably less third-party war risk liability coverage than currently carried, which could have a material adverse effect on the financial condition of our lessees and on us in the event of an uncovered claim.

In late 2005, the international aviation insurance market unilaterally introduced exclusions for physical damage to aircraft hulls caused by dirty bombs, bio-hazardous materials, electromagnetic pulsing and similar causes of loss in addition to the existing exclusion for the detonation of a nuclear device. It is possible that the same exclusions may be introduced into liability policies, but there is no time frame as to implementation.

In addition to the coverage maintained by our lessees, we maintain contingent liability insurance and contingent hull insurance with respect to our aircraft. Such contingent insurance is intended to provide coverage in the event that the insurance maintained by any of our lessees should not be available for our benefit as required pursuant to the terms of the contract. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

We cannot assure you that we have adequately insured against all risks, that lessees will at all times comply with their obligations to maintain insurance, that any particular claim will be paid, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

Government Regulation

The air transportation industry is highly regulated. Because we do not operate aircraft, we generally are not directly subject to most of these laws. However, our lessees are subject to extensive regulation under the laws of the jurisdiction in which they are registered or under which they operate. These laws govern, among other things, the registration, operation, maintenance and condition of our aircraft.

Most of our aircraft are registered in the jurisdictions in which the lessees of our aircraft are certified as air operators. As a result, our aircraft are subject to the airworthiness and other standards imposed by these jurisdictions. Laws affecting the airworthiness of aircraft generally are designed to ensure that all aircraft and related equipment are continuously maintained in proper condition to enable safe operation of the aircraft. Aircraft manufacturers may also issue their own recommendations.

Each lessee generally is responsible for complying with airworthiness directives with respect to its aircraft and is required to maintain the aircraft’s airworthiness. To the extent that a lessee fails to comply with airworthiness directives required to maintain its certificate of airworthiness or other manufacturer requirements in respect of an aircraft or if the aircraft is not currently subject to a lease, we may have to bear the cost of such compliance. Under many leases, we have agreed to share with our lessees the cost of obligations under airworthiness directives (or similar requirements). The amount required to be paid by the lessor generally increases for airworthiness directives issued closer to the end of the lease term. We estimate that our obligations to share in the cost of compliance with current airworthiness directives (or similar arrangements) under such leases will not total more than approximately $1.25 million. In addition, if an aircraft is not subject to a lease, we may be forced to bear (or, to induce a prospective lessee to take the aircraft on lease, may have to agree to pay) the cost of compliance with airworthiness directives.

In addition to these direct cost expenditures, which may be substantial, significant new requirements with respect to noise standards, emission standards and other aspects of our aircraft or their operation could cause the value of our aircraft portfolio to decrease. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which the aircraft are registered, possibly as part of the airworthiness requirements, but also in other jurisdictions where the aircraft operate. In addition, most countries’ aviation laws require aircraft to be maintained under an approved maintenance program having defined procedures and intervals for inspection, maintenance and repair. To the extent that our aircraft are off lease or a lessee defaults in effecting such compliance, we will be required to comply with such requirements at our expense.

Employees

We rely on the services of our Manager and our servicer. Pursuant to the management agreement, our Manager’s chief executive officer and chief financial officer will act as our chief executive officer and chief financial officer, respectively, and will be exclusively dedicated to our business. We will also receive non-exclusive services of other personnel employed by Babcock & Brown from our Manager.

Properties

We have no physical facilities. Our executive offices are located on our Manager’s premises in Dublin, Ireland, and we will reimburse our Manager for the cost of those facilities pursuant to the management agreement.

Legal Proceedings

As a newly formed company, we have not been involved in any legal proceedings that may have, or have had, a significant effect on our business, financial position, results of operations or liquidity, and we are not aware of any proceedings that are pending or threatened that may have a material effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally claims relating to incidents involving aircraft and claims involving the existence or breach of a lease, sale or purchase contract. We expect that claims related to incidents involving our aircraft would be covered by insurance, subject to customary deductions. However, these claims could result in the expenditure of significant financial and managerial resources, even if they lack merit and if determined adversely to us and not covered by insurance could result in significant uninsured losses.

ASSET PURCHASE AGREEMENT

General

B&B Air Funding will acquire the aircraft in our Initial Portfolio pursuant to the asset purchase agreement as described below. The purchases will take place through B&B Air Funding’s acquisition of beneficial interests in entities that own the aircraft in our Initial Portfolio or the acquisition by B&B Air Funding’s subsidiaries of aircraft in our Initial Portfolio.

The total purchase price for the aircraft in our Initial Portfolio will be equal to the aggregate net proceeds from the sale of 33,603,450 shares in this offering and our private placement of shares to Babcock & Brown and the other private investors and our $853.0 million securitization, less $24.6 million of such proceeds to be used to fund formation expenses, this offering and the securitization, and a cash balance of approximately $120.8 million that we will retain for general corporate purposes. Based on an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, we estimate the purchase price for the aircraft in our Initial Portfolio will be approximately $1,451.0 million, subject to adjustments described below. See ‘‘Use of Proceeds’’ and ‘‘Risk Factors — Risks Relating to Our Aircraft Portfolio — The purchase price we are paying for the aircraft in our Initial Portfolio will be based on the purchase price of our shares in this offering and the value of such shares is subject to all of the risks set forth in this prospectus.’’

Upon completion of this offering the purchase price for our Initial Portfolio allocable to our securitization debt and a portion of the proceeds from this offering will be held in separate accounts to be established under the indenture for the securitization pending delivery of the aircraft. We will make equity contributions to, or subscribe for shares of, B&B Air Funding to provide the remainder of the purchase price when needed. The purchase price will be adjusted downwards by the amount of rents received by the Aircraft Sellers from the date of completion of this offering through the date of delivery of the aircraft and adjusted upwards by the amount of aircraft expenditures paid by the Aircraft Sellers during such period (which expenditures would have been paid by B&B Air Funding had the aircraft been delivered upon completion of our offering). The purchase price will also be adjusted upwards by the amount of any investment earnings earned on the funds in the separate account pending delivery of the aircraft.

B&B Air Funding will enter into an asset purchase agreement with JET-i Leasing and certain of its subsidiaries (from whom B&B Air Funding will purchase 44 aircraft) and Duntington Limited, Snodell Limited and Halvana Limited (from each of whom B&B Air Funding will purchase one aircraft). Under the terms of the asset purchase agreement, B&B Air Funding will either acquire (directly or indirectly) the equity interests of certain aircraft-owning entities established by the Aircraft Sellers or B&B Air Funding’s subsidiaries will acquire ownership of the aircraft. Following transfer of the equity interests of each aircraft-owning entity under the asset purchase agreement, such entity will become a wholly owned entity of B&B Air Funding, and all the assets of such aircraft-owning entity, including the aircraft owned by such subsidiary, will become a part of our consolidated assets and the consolidated assets of B&B Air Funding.

Our chief executive officer and certain of our directors own indirect interests in the Aircraft Sellers. See ‘‘Certain Relationships and Related Party Transactions — Interests of Officers and Directors in Aircraft Sellers.’’

Purchase of the Aircraft

As a result of the purchase price adjustment described above, at the completion of this offering (1) all base rents under the leases for the 47 aircraft in our Initial Portfolio relating to any period after the completion of this offering, and all maintenance reserve payments received after the completion of this offering, will be for the benefit of B&B Air Funding and (2) B&B Air Funding will be responsible for all amounts payable by the lessor in respect of maintenance payments, airworthiness directives and similar obligations or other lessor obligations relating to the period after the completion of this offering. The Aircraft Sellers will have no obligation to contribute to B&B Air Funding’s maintenance contributions, airworthiness directive or similar obligations or other lessor obligations relating to any period after the completion of this offering or maintenance reserve payments received by the Aircraft Sellers prior to the completion of this offering. The aggregate purchase price allocable to our securitization debt and a portion of the proceeds from this offering will be held in a separate account to be established under the indenture for the securitization until withdrawn by us for payment to the Aircraft Sellers and any investment earnings on such amounts will be for the benefit of the Aircraft Sellers. We will make equity contributions to, or subscribe for shares of, B&B Air Funding to provide the remainder of the purchase price when needed.

The process of finalizing transfer documentation with lessees is well underway and we expect that on or shortly after the completion of this offering we will be in a position to commence taking delivery of beneficial interest in the aircraft or the related ownership interest in the aircraft-owning entities. In any event, all aircraft or the related ownership interest in aircraft owning entities are to be delivered within a period of 210 days following the completion of this offering, which we refer to as the delivery period. The sellers have agreed to use reasonable commercial efforts to deliver the remaining aircraft as soon as reasonably practicable after the completion of this offering.

On delivery of each aircraft, the respective seller will represent that it is transferring ownership of the aircraft or the equity interest in an aircraft-owning entity free of all encumbrances (other than certain permitted encumbrances), and that all indebtedness (other than the securitization) of any such aircraft-owning entity has been discharged. B&B Air Funding and the sellers will also be required to satisfy certain closing conditions.

Substitute Aircraft

If the sellers are unable to deliver any aircraft within the delivery period because a condition precedent in the asset purchase agreement is not met or for any reason other than the destruction of, or substantial damage to, the aircraft, then the sellers must use reasonable commercial efforts to designate a substitute aircraft for the undelivered aircraft before the end of the delivery period. If an aircraft is destroyed or substantially damaged, the sellers may identify a substitute aircraft if they so choose.

A substitute aircraft, individually or in the aggregate with other substitute aircraft, must be reasonably acceptable to B&B Air Funding and the Aircraft Sellers. In assessing a substitute aircraft, we will consider whether the aircraft (1) is subject to an operating lease contract containing certain core lease provisions and providing for a similar rent profile and term as the undelivered aircraft, (2) has the same or greater aggregate appraised base value as the undelivered aircraft, (3) would result in a default relating to the concentration of types and locations of aircraft under the indenture governing the notes issued in the securitization, (4) has a similar remaining useful life as the undelivered aircraft and (5) is a freighter or a regional jet aircraft. The delivery of any substitute aircraft also is subject to confirmation by each of the rating agencies rating the notes issued in the securitization that it will not lower, qualify or withdraw its rating on the notes and the consent of the policy provider.

On the delivery date of a substitute aircraft, adjustment payments may be made by B&B Air Funding to the sellers or vice versa. These adjustment payments would reflect differences in rent collected and maintenance expense contributions and other aircraft expenditures paid with respect to these aircraft, interest and other costs and expenses of B&B Air Funding.

If an aircraft is destroyed or subject to unrepaired damage with a cost of repair in excess of 25% of its depreciated purchase price and the sellers do not designate a substitute aircraft in its place, then they need not deliver, and B&B Air Funding need not accept delivery of, that aircraft. The seller of that aircraft will retain any insurance and other proceeds of that loss and make a payment to B&B Air Funding equal to the sum of the purchase price of that aircraft and the interest on the purchase price of that aircraft for the period from the completion of this offering to the date of payment, at a rate per annum equal to the rate on the securitization, plus the policy provider’s fee, in respect of the allocated debt portion of the purchase price of such aircraft and interest thereon at a rate per annum equal the quotient of $2.00 divided by the initial public offering price per share (expressed as a percentage) in respect of the allocated equity portion of the purchase price of such aircraft, plus or minus certain hedge breakage costs or gains in each case on the purchase price allocated to that aircraft and less the amount originally retained by us to pay the purchase price of that aircraft plus investment earnings thereon, both of which B&B Air Funding will retain, and the portion of the purchase price for that aircraft that we would have contributed to B&B Air Funding.

If any initial aircraft or required substitute aircraft is not delivered within the delivery period for any reason, the sellers will pay to B&B Air Funding, at the end of the delivery period, the refund amount described in the immediately preceding paragraph.

Certain Representations and Warranties

Pursuant to the asset purchase agreement, each seller will represent and warrant, as of the completion of this offering, with respect to an aircraft or the equity interest in an aircraft-owning subsidiary transferred by such seller that, to its knowledge, such aircraft has not been involved in any incident not disclosed to us before the completion of this offering that caused damage with a cost of repair in excess of the amount required to be disclosed to the relevant lessor under the relevant lease. In addition, in case of a transfer of the equity interests of an aircraft-owning subsidiary, Babcock & Brown International Pty Ltd, as guarantor, and the relevant seller will indemnify B&B Air Funding against any loss, liability or expense which we may incur in relation to the applicable aircraft to the extent it arises out of an event (excluding anything related to or connected with the design, manufacture, maintenance, repair, rebuilding, overhaul, refurbishment or similar activity with respect to any aircraft) that occurred in the period prior to the delivery of the aircraft (or beneficial interest in the owner of the aircraft) and we will indemnify the guarantor and the relevant seller for the period thereafter. The asset purchase agreement also will contain other representations and warranties, including the following representations and warranties from the sellers:

•	the applicable seller has beneficial ownership of each aircraft free of liens other than certain permitted liens;

•	unless otherwise disclosed to the policy provider of the securitization and B&B Air Funding, that the lessee of each aircraft is not more than 30 days delinquent in the payment of basic rent; and

•	unless otherwise disclosed to the policy provider of the securitization and B&B Air Funding, the absence of claims against the lessor asserted by the lessee.

In addition, the purchase of each aircraft is subject to certain conditions precedent, including the delivery of a copy of a valid certificate of registration for such aircraft and the delivery of legal opinions.

OUR MANAGER

Babcock & Brown

Babcock & Brown is a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown was founded in San Francisco in 1977 and listed on the Australian Stock Exchange on October 6, 2004. It maintains a global operation of 29 offices across Australia, North America, Europe, Asia, the United Arab Emirates and Africa and has over 1,250 employees worldwide.

Babcock & Brown engages in business activities across a variety of industries such as operating leasing, real estate, infrastructure, corporate finance and structured finance. The scope of its activities includes principal investment, investment management and financial advisory activities. The diagram below outlines Babcock & Brown’s corporate structure.

Babcock & Brown’s operating leasing business began in 1986, when Babcock & Brown developed a relationship with the Nomura group to market and syndicate aircraft subject to operating leases into Japan.

Babcock & Brown’s aircraft operating lease group, BBAM, was formed in 1989 to leverage the demand from Japanese private equity investors for leased aircraft by providing management and remarketing services to aircraft operating lease investors around the world. Babcock & Brown maintains a dedicated in-house professional staff of marketers, attorneys, contract administrators, accountants and airframe and engine experts. Since 1990, BBAM has originated over 300 aircraft with a total purchase price of over $8 billion, and raised over $6 billion of non-recourse debt. Today, BBAM is the fifth largest aircraft leasing company in the world, as measured by the number of its owned and managed aircraft portfolio, and is the leading arranger of syndicated aircraft finance in the Japanese market. As of June 30, 2007, it managed over 240 aircraft valued at over $6 billion.

Babcock & Brown has established a specialized funds and asset management platform across its operating divisions, that has resulted in the creation of a number of listed and unlisted investment vehicles. These vehicles are managed by Babcock & Brown within a formally implemented corporate governance framework. As of June 30, 2007, total funds and assets under its management were approximately $41.8 billion.

The following entities are managed by Babcock & Brown subsidiaries and are listed on various stock exchanges worldwide.

			Assets Under Management June 30, 2007
Fund	Exchange(1)	Description	(Dollarsinmillions)(2)
Babcock & Brown Infrastructure	ASX	Infrastructure fund with a diversified international portfolio of infrastructure assets including energy distribution, bulk terminal and power generation.	$7,048
Babcock & Brown Capital	ASX	Aims to take significant/controlling investments in a concentrated portfolio with a flexible investment horizon.	$5,266
Babcock & Brown Power	ASX	A specialist infrastructure entity which provides investors access to a ‘‘pure play’’ electricity generation portfolio.	$2,355
Babcock & Brown Public Partnerships	LSE	A limited liability, closed-ended investment company that invests in infrastructure assets, with a public or social character such as those developed by public bodies under private finance initiative or public private partnership procurements.	$2,263
Babcock & Brown Wind Partners	ASX	Globally diversified listed stapled entity investing in wind energy generation assets.	$1,987
Babcock & Brown Japan Property Trust	ASX	A listed property trust which invests in the Japanese real estate, with a portfolio comprising of office, retail and residential properties.	$1,117
Babcock & Brown Structured Finance Fund	SGX	A specialist listed entity which provides access to a diversified portfolio of assets across 3 target sectors: operating leasing assets; loan portfolio and securitization assets; and alternative assets.	$508
Babcock & Brown Residential Land Partners	ASX	A listed vehicle which invests in a diversified portfolio of residential land projects which are developed by a range of Australia’s leading private developers.	$277
Babcock & Brown Environmental Investments	ASX	Australia-listed investment vehicle focused on the renewables sector.	$147
(1)	ASX – Australian Stock Exchange, LSE – London Stock Exchange, SGX – Singapore Stock Exchange Trading Limited.
(2)	Translations from Australian dollars to U.S. dollars for purposes of this table and total assets under Babcock & Brown’s management were made at the noon buying rate in effect on June 29, 2007 in the City of New York for cable transfers in Australian dollars per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, which was AUS$1.00 to USD$0.8491. On September 11, 2007, the noon buying rate was AUS$1.00 to USD$0.8310.

The listed investment vehicles managed by Babcock & Brown have produced a market capitalization weighted average annualized total shareholder return of over 25% from their respective initial public offering dates to June 30, 2007, based on the change in stock price from the initial public offering until June 30, 2007, assuming that dividends are re-invested at the prevailing closing share price on the dividend payment date and using currency exchange rates as of June 29, 2007. Maintaining the successful investment performance and growth of its managed investment vehicles is the highest priority of Babcock & Brown’s management given the importance of its investment management activities as a revenue contributor and source of future growth.

MANAGEMENT AGREEMENT

General

We intend to enter into a management agreement with our Manager, concurrently with the completion of this offering. In discharging its duties under the management agreement, our Manager will use the resources provided to it by Babcock & Brown. These resources will include the dedicated services of Mr. Colm Barrington and our Manager’s chief financial officer, who will serve as our chief executive officer and chief financial officer, respectively, but will also remain employees of Babcock & Brown, the dedicated services of other members of our Manager’s core management team, and the non-exclusive services of other personnel employed by Babcock & Brown.

Our Manager’s core management team will consist of the Manager’s chief executive officer, chief financial officer and that level of dedicated or shared support personnel, such as corporate counsel, company secretary, financial controller and other accounting staff and risk and compliance personnel, as our Manager reasonably determines is necessary to provide the management and administrative services described below as of the date of this prospectus.

Services

Our Manager’s duties and responsibilities under the management agreement will include the provision of the services described below. The management agreement requires our Manager to manage our business and affairs in conformity with the policies and investment guidelines that are approved and monitored by our board of directors. Our Manager may delegate the provision of all or any part of the services to any person affiliated or associated with Babcock & Brown.

Management and Administrative Services

Our Manager will provide us with the following management and administrative services:

•	managing our portfolio of aircraft and other aviation assets and the administration of our cash balances;

•	if requested by our board, making available a member of the core management team of our Manager as our nominee on the board of directors of any of our subsidiaries (provided that each such member must be agreed between us and our Manager);

•	assisting with the implementation of our board’s decisions;

•	providing us suitably qualified and experienced persons to perform the management and administrative services for us and our subsidiaries, including persons to be appointed by our board to serve as our dedicated chief executive and chief financial officers (who shall remain employees of, and be remunerated by, our Manager or an affiliate of our Manager while serving in such capacities);

•	performing or procuring the performance of all reasonable accounting, tax, corporate secretarial, information technology, reporting and compliance services for us and our subsidiaries, including the preparation and maintenance of our accounts and such financial statements and other reports and filings as we are required to make with any governmental agency (including the SEC) or stock exchange;

•	supervising financial audits of us by an external auditor as required;

•	managing our relations with our investors and the public, including

○	preparing our annual reports and any notices of meeting, papers, reports and agendas relating to meetings of our shareholders; and

○	assisting in the resolution of any complaints by or disputes with our investors and any litigation involving us (other than litigation in which our interests are adverse to those of our Manager or Babcock & Brown); and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Origination and Disposition Services

Our Manager will also provide us with the following origination and disposition services:

•	sourcing opportunities relating to aircraft and other aviation assets, including using its commercially reasonable efforts to notify us of potential aviation asset investment opportunities that come to the attention of our Manager and which our Manager acting reasonably believes may be of interest to us as investments;

•	in relation to identified potential opportunities to purchase or sell aircraft and other aviation assets, investigating, researching, evaluating, advising and making recommendations on or facilitating such opportunities;

•	with respect to prospective purchases and sales of aircraft and other aviation assets, conducting negotiations with sellers and purchasers and their agents, representatives and financial advisors; and

•	otherwise providing advice and assistance to us in relation to the evaluation or pursuit of aviation asset investment or disposition opportunities as we may reasonably request from time to time.

We will be under no obligation to invest in or to otherwise pursue any aviation asset investment or disposal opportunity identified to us by our Manager pursuant to the management agreement. Neither Babcock & Brown nor any of its affiliates or associates will be restricted from pursuing, or offering to a third party, including any party managed by, or otherwise affiliated or associated with, Babcock & Brown, or will be required to establish any aviation asset investment protocol in relation to prioritization of, any aviation asset investment or disposal opportunity identified to us by our Manager pursuant to the management agreement.

Ancillary Management and Administrative Services

Our Manager will also provide us with ancillary management and administrative services upon such terms as may be agreed from time to time between us and our Manager, which may include, among other things, if requested by our board of directors and agreed by our Manager:

•	the expansion of our Manager’s core management team with additional personnel as may be required by developments or changes in the commercial aircraft leasing industry (whether regulatory, economic or otherwise) or the compliance or reporting environment for publicly listed companies in the United States (whether as a result of changes to securities laws or regulations, listing requirements or accounting principles or otherwise); and

•	making available individuals (other than members of our Manager’s core management team) as our nominees on the boards of directors of any of our subsidiaries.

Servicing

For so long as our Manager’s appointment is not terminated, we will agree to engage BBAM as the exclusive servicer for any additional aircraft or other aviation assets that we acquire in the future on terms substantially similar to those set forth in the servicing agreement for our Initial Portfolio or on such other terms as we and BBAM may agree.

Competitors

In the management agreement, we will agree not to sell B&B Air Funding or any of its subsidiaries, or any of our other subsidiaries, receiving services from BBAM pursuant to a servicing agreement to a competitor of BBAM, or to any party that does not agree in a manner reasonably acceptable to BBAM to be bound by the provisions of the applicable servicing agreement, and we will agree not to permit competitively sensitive information obtained from BBAM to be provided to any such competitor even if such competitor is a shareholder or has the right to elect a member of our board of directors. We may also be required to screen certain of our directors and employees from competitively sensitive information provided by BBAM.

Compliance With Our Strategy, Policy and Directions

In performing the services, our Manager will be required to comply with our written policies and directions provided to our Manager from time to time by our board of directors unless doing so would contravene any law or the express terms of the management agreement.

Notwithstanding the above, we may not make any decision, take any action or omit to take any action in relation to the acquisition, disposition or management of any aircraft or other aviation assets, unless:

•	that matter has been the subject of a recommendation by our Manager; or

•	the failure to make that decision, take that action or omit to take that action would breach the fiduciary duties of our directors or any law.

In addition, we may not direct our Manager (unless the direction is otherwise permitted under the management agreement) to make any decision, take any action or omit to take any action in relation to the acquisition, disposition or management of any aircraft or other aviation asset, and our manager will not be obliged to comply with any such direction if given by us, unless:

•	that matter has been the subject of a recommendation by our Manager; or

•	the failure to make that decision, take that action or omit to take that action would breach the fiduciary duties of our directors or any law.

Notwithstanding the foregoing, we may direct our Manager to review a proposed decision, action or omission to take an action in relation to the acquisition, disposition or management of any aircraft or other aviation asset and require that within a reasonable period of time our Manager either make or decline to make a recommendation with respect thereto.

Appointment of Our Chief Executive Officer and Chief Financial Officer

Although our chief executive officer and chief financial officer will also be employees of our Manager (or an affiliate of our Manager), they will serve for us in such corporate capacities by appointment by our board of directors. The management agreement acknowledges that our board may terminate our chief executive officer or chief financial officer without our Manager’s consent. The management agreement provides that if there is a vacancy in such position for any reason, then our Manager will recommend a candidate to serve as replacement chief executive officer or chief financial officer. If our board of directors does not appoint the initial candidate proposed by our Manager to fill such vacancy, then our Manager will be required to recommend one or more further candidates until our board appoints a candidate recommended by our Manager for such vacancy.

Restrictions and Duties

Our Manager will agree that it will use reasonable care and diligence and act honestly and in good faith at all times in the performance of the services under the management agreement. We refer to the foregoing standard as the ‘‘standard of care’’ required under the management agreement.

Under the management agreement, our Manager may not, without our board’s prior consent:

(1)	carry out any transaction with an affiliate of our Manager on our behalf, it being understood that Babcock & Brown affiliates have been appointed as the exclusive servicer for our portfolio of aircraft, and that our Manager may delegate the provision of all or any part of the services under the management agreement to any person affiliated or associated with Babcock & Brown;

(2)	carry out any aviation asset investment or disposition transaction, or sequence of related aviation asset investment or disposition transactions with the same person or group of persons under common control, for us if the aggregate purchase price to be paid or the gross proceeds to be received by us in connection therewith would exceed $200 million;

(3)	carry out any aviation asset investment or disposition transaction if the sum of all the purchase prices to be paid or of all the gross proceeds to be received by us in connection with all such transactions during any quarter would exceed $500 million;

(4)	appoint or retain any third-party service provider to assist our Manager in providing management and administrative services if:

○	the amount to be paid by our Manager and reimbursed by us or paid by us to the third party with respect to any particular matter, or series of related matters, is reasonably likely to exceed $1 million; or

○	as a result of the appointment or retention, the amount to be paid by our Manager and reimbursed by us or paid by us to all such third-party service providers appointed or retained in any rolling 12-month period is reasonably likely to exceed $5 million;

(5)	appoint or retain any third-party service provider to assist our Manager in providing ancillary management and administrative or the origination and disposition services if:

○	the amount to be paid by our Manager and reimbursed by us or paid by us to the third party with respect to any particular matter, or series of related matters, is reasonably likely to exceed $1 million; or

○	as a result of the appointment or retention, the amount to be paid by our Manager and reimbursed by us or paid by us to all such third-party service providers appointed or retained in any rolling 12-month period is reasonably likely to exceed $7.5 million; or

(6)	hold any cash or other assets of ours, provided that our Manager may cause our cash and other assets to be held in our name or any custodian for us nominated or approved by us.

The thresholds discussed in clauses (4) and (5) above will be reviewed regularly and at least annually by us and our Manager and may be increased by our board of directors (but shall not be decreased) having regard to changes in the value of money, changes in our market capitalization and any other principles agreed between us and our Manager. The thresholds discussed in clauses (2) and (3) may be increased or decreased by our board of directors in its sole discretion at any time by notice to our Manager. Amounts relating to transactions and third-party service providers entered into, appointed or retained by Babcock & Brown on our behalf pursuant to our servicing agreements or administrative agency agreements will not be included in determining whether the thresholds discussed under this heading have been met or exceeded. Acquisitions of series of aircraft from nonaffiliated-persons will be deemed not to be related matters for purposes of this provision.

Relationship of Management Agreement and Servicing Agreements

To the extent that BBAM is entitled to exercise any authority, enter into any transaction or take any action on our behalf pursuant to any of our servicing agreements or administrative agency agreements, such servicing agreement or administrative agency agreement shall govern such exercise of authority, transaction or authority in the event of a conflict between the management agreement and such servicing agreement or administrative agency agreement.

Board Appointees

Pursuant to the management agreement and our bye-laws, for so long as Babcock & Brown holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7ths of the number of directors on our board of directors at the time. Our Manager’s appointees on our board of directors will not be required to stand for election by our shareholders other than by our Manager.

Our Manager’s board appointees will not receive any compensation from us (other than out-of-pocket expenses) and will not have any special voting rights. The appointees of our Manager shall not participate in discussions regarding, or vote on, any related-party transaction in which any affiliate of our Manager has an interest. Our independent directors will be responsible for approving any such related-party transactions.

Fees and Expenses

Pursuant to the management agreement, we will pay our Manager the fees and pay or reimburse our Manager for the expenses described below.

Management and Administrative Services

Base and Rent Fees.    In respect of the aircraft in our Initial Portfolio and any other aircraft we may acquire that will be held by B&B Air Funding or any of its subsidiaries or any other subsidiary we establish for the purpose of entering into an aircraft securitization financing, we will pay our Manager

•	a base fee of $150,000 per month per subsidiary we establish for the purpose of entering into an aircraft securitization financing, which will increase by 0.01% of the maintenance-adjusted base value (at the time of acquisition) of each additional aircraft acquired beyond the Initial Portfolio, in the case of B&B Air Funding, or beyond the initial portfolio of aircraft financed with the proceeds of the applicable aircraft securitization financing, in the case of any other subsidiary we establish for the purpose of entering into an aircraft securitization financing (the amount of the base fee will be subject to adjustment as set forth below under ‘‘— Fees and Expenses — Adjusting the Base Fees and Administrative Agency Fees’’); and

•	a rent fee equal to 1.0% of the aggregate amount of basic rent due for all or any part of a month for any of such aircraft plus 1.0% of the aggregate amount of basic rent actually paid for all or any part of a month for any of such aircraft.

The pro forma base and rent fees we would have paid to the Manager in 2006 had we owned the Initial Portfolio as of January 1, 2006 would have been approximately $4.8 million. However, this entire amount would have been offset by servicing fees paid to BBAM pursuant to our servicing agreements. See ‘‘— Fees and Expenses — Credit for Servicing Fees Paid.’’

In respect of any aircraft we acquire that will be held by B&B Air Acquisition or any of its subsidiaries we will pay our Manager a fee equal to 3.5% of the aggregate amount of basic rent actually paid for all or any part of a month for any such aircraft.

Incentive Fee.    The management agreement includes an incentive for our Manager to increase our distributable cash flow by providing for an incentive fee that is payable to our Manager only if the quarterly dividend on our common shares exceeds specified targets. For the purpose of calculating the amount of the incentive fee payable to our Manager, a ‘‘notional amount’’ will be utilized. The notional amount for any quarter will be equal to the aggregate dividend paid on all of our common shares for such quarter plus any incentive fee payable to our Manager for such quarter as calculated in the following manner:

•	100% of the notional amount will be paid as a dividend on our common shares, without the payment of any incentive fee to our Manager, up to a dividend of $0.575 per common share;

•	90% of the incremental notional amount in excess of $0.575 per common share will be paid as a dividend on our common shares and 10% of the incremental notional amount will be paid to our Manager as an incentive fee until each common share receives a dividend of $0.650;

•	80% of the incremental notional amount in excess of $0.650 per common share will be paid as a dividend on our common shares and 20% of the incremental notional amount will be paid to our Manager as an incentive fee until each common share receives a dividend of $0.800; and

•	75% of the incremental notional amount in excess of $0.800 per common share will be paid as a dividend on our common shares and 25% of the incremental notional amount will be paid to our Manager as an incentive fee.

No incentive fee will be paid in respect of the period from the completion of this offering until December 31, 2007. The thresholds described above will be adjusted upon stock splits and stock dividends.

The table below illustrates the allocation of our aggregate quarterly notional amount as a dividend to our common shares and as an incentive fee payable to our Manager. These amounts are intended to illustrate that the incentive fee payable to our Manager provides an incentive for our Manager to increase our distributable cash flow. This is not intended to represent a prediction of future performance.

Quarterly Dividend Per Common Share	Portion of Notional Amount Paid as Dividend to Common Shares	Portion of Notional Amount Paid as Incentive Fee to Manager
up to $0.575	100.00%	0.00%
$0.650	98.73%	1.27%
$0.800	94.58%	5.42%
$0.900	91.91%	8.09%
$1.000	89.89%	10.11%

Our Manager may elect to receive incentive fee payments in the form of cash or shares or any combination thereof. If our Manager elects to receive an incentive fee payment (or any portion thereof) in the form of shares, the number of shares to be so delivered will be equal to:

•	the amount of the incentive fee (or applicable portion thereof to be paid in the form of shares), divided by

•	the average closing price of one common share for the 15 consecutive trading days following the announcement of the declaration of the applicable dividend on shares (minus the per share amount of the dividend for any trading day before the ex-dividend date for the dividend).

Origination and Disposition Fees and Change of Control Fees

We will pay our Manager a fee for each acquisition or sale of aircraft or other aviation assets equal to 1.5% of the gross acquisition cost in respect of acquisitions or the aggregate gross proceeds in respect of dispositions. We will also pay our Manager a fee of 1.5% of the aggregate gross consideration received in respect of any change of control of our company, which includes the acquisition of more than 50% of our common shares or the acquisition of all or substantially all of our assets.

Notwithstanding the foregoing, no origination fees will be payable in respect of our acquisition of the aircraft in our Initial Portfolio.

Administrative Agency Fees

We will pay to our Manager an administrative agency fee initially equal to $750,000 per annum for each aircraft securitization financing we establish (the amount of the administrative agency fee for each aircraft securitization financing we establish will be subject to adjustment as set forth below under ‘‘— Fees and Expenses — Adjusting the Base Fees and Administrative Agency Fees’’).

Adjusting the Base Fees and Administrative Agency Fees

The amount of the base fee payable and the amount of the administrative agency fee payable for each aircraft securitization financing we establish will be increased (but not decreased) annually by the percentage movement (if any) in the CPI index from June 30, 2007 to December 31, 2007, in the case of calendar year 2008, and January 1 to December 31 of the previous year in the case of each calendar year thereafter.

Ancillary Management and Administrative Services

We will pay to our Manager such additional fees for any ancillary management and administrative services provided by our Manager to us from time to time as we and our Manager agree to before the ancillary management and administrative services are provided.

Credit for Servicing Fees Paid

Base fees and rent fees paid to BBAM under our servicing agreements and administrative services fees paid to our Manager under the administrative services agreements will be credited toward (and will thereby reduce) the base and rent fees payable to our Manager as described above under

‘‘— Fees and Expenses — Management and Administrative Services — Base and Fees’’ and ‘‘— Fees and Expenses — Administrative Agency Fees.’’ Similarly, sales fees paid to BBAM under our servicing agreements in respect of aircraft dispositions will be credited toward (and will thereby reduce) the fee payable to our Manager in connection with dispositions as described above under ‘‘— Fees and Expenses — Origination and Disposition Services.’’ See ‘‘Servicing Agreements — Servicing Fees.’’

Break Fees

Our Manager will be entitled to one-third of the value of any break, termination or other similar fees received by us (with such value to be reduced by any third-party costs incurred by or on behalf of us or by our Manager on behalf of us in the transaction to which the fee relates) in connection with any investment or proposed investment to be made by us in any aircraft or other aviation assets.

Expenses of the Manager

We will pay or reimburse our Manager:

•	quarterly payments to our Manager to defray expenses as follows:

○	for the period commencing with the date this offering is completed and ending on December 31, 2007, an aggregate of $6.0 million annually, prorated for the number of days in the period.

○	for calendar year 2008 and each calendar year thereafter, an aggregate of $6.0 million increased (but not decreased) by the percentage movement (if any) in the consumer price index from June 30, 2007 to December 31, 2007, in the case of calendar year 2008, and January 1 to December 31 of the previous year in the case of each calendar year thereafter.

We refer to the foregoing amounts as the ‘‘management expense amount.’’ The management expense amount is subject to adjustment by notice from our Manager and the approval of the independent directors on our board of directors.

•	for all costs of ours paid for us by our Manager (other than remuneration and certain expenses in relation to our Manager’s core management team and our Manager’s corporate overhead), including the following items which are not covered by the management expense amount:

○	directors’ fees for the directors on our board of directors and our subsidiaries,

○	directors’ and officers’ insurance for our and our subsidiaries’ directors and officers,

○	travel expenses of the directors (including flights, accommodation, taxis, entertainment and meals while traveling) to attend any meeting of the board of our company,

○	registration fees and listing fees in connection with listing on the NYSE and registering our shares under the Securities Act,

○	fees and offering and other expenses relating to this offering, the securitization, our credit facility and any other equity or debt financings we enter into in the future,

○	fees and expenses of the depositary for our ADSs,

○	costs and expenses related to insuring our aircraft and other aviation assets, including all fees and expenses of insurance advisors and brokers,

○	costs incurred in connection with organizing and hosting our annual meetings or other general meetings of our company,

○	costs of production and distribution of any of our securityholder communications, including notices of meetings, annual and other reports, press releases, and any prospectus, disclosure statement, offering memorandum or other form of offering document,

○	website development and maintenance,

○	travel expenses of the core management team and other personnel of Babcock & Brown (including flights, accommodation, taxis, entertainment and meals while traveling) related to sourcing, negotiating and conducting transactions on our behalf and attending any meeting of the board or our company,

○	external legal counsel,

○	fees of third party consultants, accounting firms and other professionals,

○	external auditor’s fees, and

○	internal auditor’s fees.

The above list of items is subject to the addition of further items by notice from our Manager and the approval of our board of directors (which approval shall not be unreasonably withheld or delayed).

•	for all taxes, costs, charges and expenses properly incurred by our Manager in connection with

○	the provision of ancillary management and administrative services,

○	the engagement of professional advisors, attorneys, appraisers, specialist consultants and other experts as requested by us from time to time; or

which our Manager considers reasonably necessary in providing the services and discharging its duties and other functions under the management agreement, including, without limitation, the fees and expenses of professional advisors relating to the purchase and sale of aircraft and other aviation assets.

We will also be required to bear any costs associated with the provision of information and other assistance we or our Manager is required to provide any government agency.

In the management agreement we also will agree to pay or reimburse our manager (or pay or reimburse Babcock & Brown as directed by our manager) for expenses and costs incurred on our behalf by Babcock & Brown prior to the date of completion of this offering.

Term and Termination

The term of the management agreement commences on the date of the consummation of this offering and continues until the date that is 25 years thereafter, unless terminated earlier. We may terminate our Manager’s appointment immediately upon written notice if but only if:

•	at least 75% of our independent directors and holders of 75% or more of all of our outstanding common shares (measured by vote) determine by resolution that there has been unsatisfactory performance by our Manager that is materially detrimental to us;

•	our Manager materially breaches the management agreement and fails to remedy such breach within 90 days of receiving written notice from us requiring it to do so, or such breach results in liability to us and is attributable to our Manager’s gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the standard of care;

•	any license, permit or authorization held by our Manager which is necessary for it to perform the services and duties under the management agreement is materially breached, suspended or revoked, or otherwise made subject to conditions which, in the reasonable opinion of our board of directors, would prevent our Manager from performing the services and the situation is not remedied within 90 days;

•	Babcock & Brown in aggregate ceases to hold (directly or indirectly) more than 50% of the issued share capital of our Manager; or

•	our Manager becomes subject to bankruptcy or insolvency proceedings that are not discharged within 75 days, unless our Manager is withdrawn and replaced within 90 days of the initiation of such bankruptcy or insolvency proceedings with an affiliate or associate of Babcock & Brown that is able to make correctly the representations and warranties set out in the management agreement;

•	an order is made for the winding up of our Manager, unless our Manager is withdrawn and replaced within 15 days with an affiliate or associate of Babcock & Brown that is able to make correctly the representations and warranties set out in the management agreement.

Even though our shareholders (with the concurrence of 75% of our independent directors) have the right under the management agreement to terminate our Manager, it may not be possible for them to exercise this right in view of the number of shares expected to be held by Babcock & Brown and its managed entities. Upon completion of this offering and the concurrent private placement to the private investors, Babcock & Brown and its managed entities will own approximately 38.2% of our outstanding common shares (assuming no exercise of the underwriters’ over-allotment option), or approximately 29.8% (assuming full exercise of the underwriters’), and termination of our management agreement requires the vote of holders of 75% of our outstanding common shares.

Our Manager may terminate the management agreement immediately upon written notice if;

•	we are delisted from the NYSE;

•	we fail to make any payment due under the management agreement to our Manager within 15 days after the same becomes due;

•	we otherwise materially breach the management agreement and fail to remedy the breach within 90 days of receiving written notice from our Manager requiring us to do so;

•	we or any of our significant subsidiaries become subject to bankruptcy or other insolvency proceedings;

•	an order is made for the winding up of our company; or

•	any person or group (as defined under the Exchange Act) acquires more than 15% of any class of our voting securities.

Upon the termination of the management agreement, we will redeem all of the manager shares for their nominal value and must promptly change our name and all of our subsidiaries’ names so that they don’t include the words ‘‘Babcock & Brown,’’ ‘‘Babcock’’ or ‘‘Brown.’’

Conflicts of Interest

Nothing in the management agreement restricts Babcock & Brown or any of its affiliate or associates from:

•	dealing or conducting business with us, our Manager, any affiliate or associate of Babcock & Brown or any shareholder of ours;

•	being interested in any contract or transaction with us, our Manager, any affiliate or associate of Babcock & Brown or any shareholder of ours;

•	acting in the same or similar capacity in relation to any other corporation or enterprise;

•	holding or dealing in any of our shares or other securities or interests therein; or

•	co-investing with us.

Acting in Interests of Shareholders

Without limiting the clause set out above, in performing the services under the management agreement, our Manager shall act in the best interests of our shareholders. If there is a conflict between our shareholders’ interests and our Manager’s interests, our Manager shall give priority to our shareholders’ interests.

Indemnification and Limitation of Liability

We assume liability for, and have agreed to indemnify our Manager and any person to whom our Manager delegates its obligations in compliance with the management agreement, and their respective members, shareholders, managers, directors, officers, employees and agents, on an after-tax basis against, any losses and liabilities (collectively, ‘‘Losses’’) that arise out of or in connection with the doing or failing to do anything in connection with the management agreement or on account of any bona fide investment decision made by the indemnified person, except insofar as any such loss is finally adjudicated to have been caused directly by the indemnified person from gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the standard of care under the management agreement. Our Manager and each other indemnified person is not liable to us for any Losses suffered or incurred by us arising out of or in connection with the indemnified person doing or failing to do anything in connection with the management agreement or on account of any bona fide investment decision made by the indemnified person, except insofar as any such Loss is finally adjudicated to have been caused directly by the gross negligence, fraud or dishonesty of, or willful misconduct in respect of the obligation to apply the standard of care under the management agreement by the indemnified person.

Independent Advice

For the avoidance of doubt, nothing in the management agreement limits the right of the members of our board of directors to seek independent professional advice (including, but not limited to, legal, accounting and financial advice) at our expense on any matter connected with the discharge of their responsibilities, in accordance with the procedures and subject to the conditions set out in our corporate governance principles from time to time.

SERVICING AGREEMENTS

B&B Air Funding will enter into a servicing agreement with BBAM specifically relating to the aircraft in our Initial Portfolio, which we refer to as the Initial Portfolio Servicing Agreement, and we or one or more of our subsidiaries may from time to time enter into other servicing agreements specifically relating to aircraft acquired by subsidiaries of ours after the completion of this offering. We expect that while these servicing agreements will contain certain terms and conditions that will be similar to the Initial Portfolio Servicing Agreement, certain terms and conditions may differ materially from those contained in the Initial Portfolio Servicing Agreement. The following is a description of the terms of our Initial Portfolio Servicing Agreement.

The principal services being provided by BBAM relate to:

•	lease marketing and remarketing, including lease negotiation;

•	collecting rental payments and other amounts due under leases, collecting maintenance reserves and maintenance payments where applicable, lease compliance and enforcement and delivery and accepting redelivery of aircraft under lease;

•	implementing aircraft dispositions;

•	monitoring the performance of maintenance obligations of lessees under the leases in a manner consistent with the practices employed from time to time by BBAM with respect to aircraft owned or managed by it;

•	using commercially reasonable efforts to maintain compliance with certain of our obligations in our financing agreements;

•	procuring legal and other professional services with respect to the lease, sale or financing of the aircraft, any amendment or modification of any lease, the enforcement of our rights under any lease, disputes that arise as to any aircraft or for any other purpose that BBAM reasonably determines is necessary in connection with the performance of its services;

•	periodic reporting of operational information relating to the aircraft, including providing certain reports to the policy provider; and

•	certain aviation insurance related services.

The Initial Portfolio Servicing Agreement provides that BBAM will act in accordance with laws applicable to it, in certain cases with directions given by us, a cash manager or an administrative agent on behalf of us, with the specified standard of care described below and with the specified conflicts standard described below. BBAM does not have any fiduciary or other implied duties or obligations to us, our shareholders or any other person. BBAM and their respective subsidiaries cannot be held responsible for any liabilities of ours, including any payment of any dividends to our shareholders or payments due in respect of any financing.

Operating Guidelines

Under the Initial Portfolio Servicing Agreement, BBAM is entitled to exercise such authority as is necessary to give it practical and working autonomy in performing its services. The agreement provides that BBAM will give us and our agents access to records related to the aircraft under specified circumstances to enable us to monitor the performance by BBAM, except for internal correspondence, approval materials, internal evaluations and similar documents or other records developed by BBAM and its affiliates for their own use. BBAM also will not commingle any funds of ours with its own funds.

The following transactions entered into by BBAM on our behalf require our prior written approval:

•	sales of our aircraft (other than sales made in accordance with the terms of any lease and certain other exceptions);

•	entering into or renewing leases or extending most leases if the resulting lease does not comply with any applicable operating covenants set forth under our financing agreements, permits the lessee to assign its obligations without the consent of the lessor, or if a new lease grants a purchase option in favor of the lessee;

•	terminating any lease or leases to any single lessee for aircraft (1) prior to the fifth anniversary of the completion of this offering, then having an aggregate depreciated net book value in excess of $100 million at a time and (2) thereafter, with respect to more than five aircraft, in either case unless such lease or leases are substituted or replaced by other substantially similar lease or leases or there is an event of default under such lease or unless the termination is related to exercising remedies following an event of default under the lease;

•	unless provided for in our budget, entering into any contract for certain major modification or maintenance of aircraft costing in excess of specified amounts;

•	issuing any guarantee on our behalf (other than with respect to our obligations as a lessor under a lease), or otherwise pledging our credit, with certain exceptions related to trade payables, bonds and similar instruments obtained to repossess an aircraft, removing a lien or similar actions not involving payments or cash collateral deposits on our behalf in excess of $3 million in any individual case, or $20 million in the aggregate, and issuing guarantees related to our other obligations except in instances in which BBAM is seeking to repossess or protect an aircraft asset after imminent default or event of default under a lease;

•	except in limited circumstances, entering into, amending or granting a waiver with respect to, any transaction between us and Babcock & Brown or any of its affiliates not contemplated in the servicing agreement including for the acquisition, sale or lease of any aircraft assets from or to, or the obtaining of services by any such person (except for the acquisition, sale, exchange or lease of or services in respect of any engine, parts or components thereof, or aircraft spare parts or engine spare parts, components or ancillary equipment or devices furnished therewith);

•	incurring any actual or contingent liability unless (1) contemplated in our budget, (2) incurred in entering into a lease or sale or performing any obligation under a lease or sale contract or (3) incurred in the ordinary course of business and so long as such individual liability at the time of its incurrence is not reasonably expected to result in a net out-of-pocket cash expenditure of more than $3 million in any individual case, or $20 million in the aggregate, except in instances in which BBAM is seeking to repossess or otherwise protect an aircraft; or asset after default under a lease in an amount equal to the adjusted appraised value of such aircraft; provided that, except with respect to repossession or protection of an aircraft asset, liabilities incurred after the fifth anniversary of the closing date cannot exceed $1 million per aircraft asset per year or $20 million in the aggregate for all aircraft assets;

•	entering into any order or commitment to acquire, or acquiring, aircraft or, so long as no individual net (after credit for exchanges, replacements or similar items) out-of-pocket cash expenditures exceed $3 million in any individual case, or $20 million in the aggregate after the fifth anniversary of the closing date, aircraft engines unless, in the case of aircraft engines, provided for in a lease or as provided for in our budget.

The agreement requires all transactions entered into by BBAM on behalf of us other than intracompany transactions among us and our subsidiaries to be at arm’s length and on market terms unless otherwise agreed or directed by us.

Budgets

The agreement calls for us to prepare each year a single lease operating budget for our aircraft in our Initial Portfolio and a single budget for the aircraft expenses related to such aircraft.

Standard of Care

BBAM has agreed to perform the services required by the agreement with reasonable care and diligence at all times consistent with the customary commercial practice of major international aircraft lessors in the management, servicing and remarketing of commercial jet aircraft and related assets, and its practices (and with no less reasonable care and diligence) with respect to aircraft BBAM owns or manages, subject in all cases to the provisions of the servicing agreement and the indenture governing our securitization debt.

Term and Termination

The Initial Portfolio Servicing Agreement expires on the later of (1) the maturity date of the notes issued in the securitization and (2) the date of repayment of all principal and other amounts due under the securitization (including any amounts owed to the policy provider).

We have the right to terminate the agreement (with the prior written consent of the policy provider) and the policy provider has the independent right to terminate the agreement (without our consent) if, among other things,

•	BBAM ceases to be at least majority-owned directly or indirectly by Babcock & Brown;

•	BBAM fails in any material respect to perform any material services under the servicing agreement which results in liability of BBAM due to its fraud, deceit, gross negligence or willful misconduct in respect of its obligation to apply the standard of care or conflicts standard in respect of performance of the services in a manner that is materially adverse to us and our applicable subsidiaries taken as a whole or fails to perform its services in a manner that directly results in an event of default under our securitization debt;

•	BBAM fails in any material respect to perform any material services under the servicing agreement in accordance with the standard of care or the conflicts standard in a manner that is materially adverse to us and our applicable subsidiaries taken as a whole;

•	BBAM or Babcock & Brown becomes subject to bankruptcy or insolvency proceedings;

•	we have insufficient funds for the payment of interest on the notes for a period of at least 60 days;

•	at least 15% of the number of aircraft assets remain off-lease but reasonably available for re-lease for a period of at least three months following specified events set forth in the trust indenture;

•	without limiting BBAM’s rights under the security trust agreement, BBAM takes any steps for the purpose of processing the appointment of an administrative receiver or the making of any administrative order or for instituting a bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any similar proceeding under the laws of any jurisdiction with respect to any jurisdiction with respect to B&B Air Funding, and any of its subsidiaries, or any of the aircraft assets;

•	we cease to own all of the aircraft in our initial portfolio;

•	due to conflicts of interest, BBAM withdraws from servicing $250 million of our aircraft in any twelve consecutive months or $800 million of our aircraft in any sixty consecutive months, such amounts based on appraised values of our aircraft as of the closing date of the securitization; or

•	BBAM ceases to be actively involved in the aircraft leasing business.

BBAM is entitled to terminate the agreement if, among other things, we default in our payment and other obligations thereunder or we fail to perform or observe any material term, covenant, condition or agreement thereunder in a manner reasonably likely to materially adversely affect BBAM or BBAM’s rights and obligations thereunder, any material representation or warranty made by us or our subsidiaries is false or misleading in a manner material to BBAM, we or any of our applicable subsidiaries no longer hold any aircraft, the indenture ceases to be in full force and effect and no policy provider obligations are outstanding, or if any competitor of BBAM controls or becomes the beneficial owner, directly or indirectly, of more than 50% of any class of our or B&B Funding’s securities or obtains director appointment rights. A competitor of BBAM is defined by reference to certain named aircraft leasing companies, their successors, any other company that has consolidated annual aircraft leasing or aircraft or engine manufacturing revenues of in excess of $200 million, and any entity which beneficially owns 15% or more of the voting securities of any such company.

To mitigate the risk of these potential terminations by BBAM, we have included certain provisions in our bye-laws applicable to the acquisition by a competitor of BBAM of a beneficial interest in 15% or more of our voting securities. Our bye-laws provide that if a competitor of BBAM acquires beneficial ownership of 15% or more of our shares, then we have the option, but not the obligation, within 90 days of the acquisition of such threshold beneficial ownership, to require that shareholder to tender for all of our remaining common shares, or to sell such number of shares to us or to third parties at fair market value as would reduce its beneficial ownership to less than 15%. In addition, our bye-laws provide that the vote of each share held by a competitor of BBAM who beneficially holds 15% or more, but less than 50%, of our shares will be reduced to one-fifth of a vote per share on all matters upon which our shareholders may vote. See ‘‘Description of Share Capital — Anti-Takeover Provisions.’’

BBAM may also resign with respect to all aircraft serviced under the Initial Portfolio Servicing Agreement or any affected aircraft, as the case may be, if it reasonably determines that directions given, or services required, would, if carried out, be unlawful under applicable law, be likely to lead to an investigation by any governmental authority of BBAM or its affiliates, expose BBAM to liabilities for which, in BBAM’s good faith opinion, adequate bond or indemnity has not been provided or place BBAM in a conflict of interest with respect to which, in BBAM’s good faith opinion, BBAM could not continue to perform its obligations under the servicing agreement with respect to all serviced aircraft or any affected aircraft, as the case may be. Whether or not it resigns, BBAM is not required to take any action of the foregoing kind. BBAM may also resign in certain circumstances if it becomes subject to taxes for which we do not indemnify BBAM.

The Initial Portfolio Servicing Agreement provides that BBAM may not resign or be removed as servicer, and the agreement may not be terminated as provided above, unless a replacement servicer has been appointed and B&B Air Funding (or if an event of default has occurred and is continuing, the policy provider) has obtained a confirmation from the rating agencies rating its notes that they will not lower, qualify or withdraw any rating as a result, as well as the consent of the policy provider. If a replacement servicer has not been appointed within 90 days after notice of any termination, resignation or removal, BBAM, we and in certain instances the policy provider or the security trustee may petition any court of competent jurisdiction to appoint a replacement servicer. Notwithstanding the foregoing BBAM may terminate the servicing agreement immediately after a five-day cure period if B&B Air Funding fails to pay BBAM servicing fees due to BBAM or after a ten-day cure period if B&B Air Funding fails to pay other amounts payable under the servicing agreement or other documents.

Neither B&B Air Funding, nor BBAM may assign its rights and obligations under the Initial Portfolio Servicing Agreement without the other party’s prior consent. The servicer may, however, delegate some, but not all, of its duties to its affiliates.

Servicing Fees

The Initial Portfolio Servicing Agreement provides that we will pay to BBAM

•	a base fee of $150,000 per month, which will increase by 0.01% of the maintenance-adjusted base value (at the time of acquisition) of each additional aircraft acquired into B&B Air Funding that is not an aircraft in our Initial Portfolio; and

•	a rent fee equal to 1.0% of the aggregate amount of basic rent due for all or any part of a month for any of such aircraft plus 1.0% of the aggregate amount of basic rent actually paid for all or any part of a month for any of such aircraft.

The pro forma servicing fees we would have paid to BBAM in 2006 had we owned the Initial Portfolio as of January 1, 2006 would have been approximately $4.8 million.

BBAM is also entitled to additional servicing fees consisting of a sales fee for each sale of an aircraft equal to 1.5% of the aggregate gross proceeds in respect of dispositions of aircraft assets. Fees for additional services will be as mutually agreed. BBAM also will be reimbursed for, among other things, all aircraft-related maintenance costs and insurance, outside legal and professional advisory fees and other expenses incurred in connection with its services. The aggregate reimbursement expenses may be significant. We have also agreed to indemnify BBAM as described below. Our subsidiaries will, if requested by BBAM, guarantee our obligations to BBAM.

We expect that pursuant to the servicing agreement we will enter into relating to aircraft to be acquired by B&B Air Acquisition we will pay to BBAM a fee equal to 3.5% of the aggregate amount of base rent actually paid for all or any part of a month.

Conflicts of Interest

In addition to servicing our aircraft, BBAM currently manages and remarkets for lease or sale other aircraft and will continue to market for sale or lease other aircraft for third parties (including other aircraft owned by Babcock & Brown and its affiliates). In the course of conducting such activities, BBAM will from time to time have conflicts of interest in performing its obligations on our behalf. See ‘‘Risk Factors — Risks Related to Our Relationships with Babcock & Brown — Babcock & Brown will have conflicts of interest with us, and their limited contractual or other duties may not restrict them from favoring their own business interests to our detriment.’’ If a conflict of interest arises as to one of our aircraft and other aircraft managed by BBAM, BBAM must perform the services in good faith, and, to the extent that our aircraft and other aircraft managed by BBAM have substantially similar objectively identifiable characteristics that are relevant for purposes of the particular services to be performed, BBAM has agreed not to discriminate among our aircraft or between any of our aircraft and any other managed aircraft on an unreasonable basis.

If BBAM in good faith determines that circumstances as to a particular aircraft or lease require an arm’s-length negotiation between BBAM or any of its affiliates and us and BBAM believes it would not be appropriate for it to act on behalf of us, BBAM has agreed to notify us promptly and to withdraw from acting as the servicer with respect to the matter and BBAM will, at its expense, appoint an independent representative (which may be any person that engages in the business of an operating lessor or the manager or servicer of a portfolio of at least 75 aircraft) to act on our behalf. BBAM is entitled to act on its own or its affiliates’ behalf in those negotiations. Except in certain circumstances, the fees of such independent representative will be paid by BBAM.

Indemnification

B&B Air Funding assumes liability for, and has agreed to indemnify BBAM on an after-tax basis against, any losses that arise as a result of or in connection with the aircraft or BBAM’s or its director’s, officer’s or employee’s (or any BBAM delegate’s) performance of its obligations under the servicing agreement or from errors in judgment or omissions by BBAM under the servicing agreement, except for any loss that is finally adjudicated to have been caused directly by BBAM from gross negligence, fraud, deceit or willful misconduct in respect of its obligation to apply its standard of care or conflicts standard described above in the performance of its services. B&B Air Funding will likewise agree that BBAM and its affiliates will have no liability to B&B Air Funding or any other person for any losses in any way arising out of the services except as provided in the foregoing sentence (also referred to as BBAM’s ‘‘standard of liability’’). B&B Air Funding will also generally agree to indemnify BBAM and its affiliates as to losses arising out of this offering and the disclosure in this prospectus.

BBAM has agreed to indemnify B&B Air Funding on an after-tax basis for, any losses, directly or indirectly, arising out of, in connection with or related to BBAM’s, its directors’, officers’ or employees’ (or any delegate’s) finally adjudicated fraud, deceit, gross negligence or willful misconduct in respect of any of its obligations to apply the standard of care or the conflicts standard in respect of its performance of the services or any representation or warranty by BBAM in the servicing agreement having proven to be false on the date thereof.

MANAGEMENT

Directors and Executive Officers of Our Company

The following table presents information about our directors and executive officers. The business address of each of our directors and executive officers listed below is West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353 1 231-1900.

Name	Age	Position
Colm Barrington	61	Chief Executive Officer and Director
Steven Zissis	47	Chairman and Director
James Fantaci	60	Director
Erik G. Braathen	51	Director
Sean Donlon	66	Director
Joseph M. Donovan	52	Director
Susan M. Walton	47	Director

Colm Barrington has been our chief executive officer and a member of our board of directors since May 2007. Mr. Barrington is a 14-year veteran of Babcock & Brown and has nearly 40 years of global experience in the aviation industry. Prior to his appointment with our Manager, Mr. Barrington was the managing director of Babcock & Brown Limited in Ireland where he worked closely with the BBAM team in aircraft and lease management and in arranging cross-border lease financings of commercial aircraft. Mr. Barrington began his aviation career in 1967 at Ireland’s national airline, Aer Lingus, where he was a financial analyst before becoming a director of hotel acquisitions. When Aer Lingus acquired a U.S. hotel company (now Omni Hotels) in 1972, he became vice president of development and assistant to the president in that company, based in New Hampshire. In 1979, Mr. Barrington joined GPA Group plc where he held various executive positions, including chief operating officer. As chief operating officer, he was responsible for all of GPA’s purchasing, leasing and selling of aircraft, including arrangement of specialized financings and aircraft operating leases. Upon GECAS’s agreement in 1993 to manage GPA’s assets, Mr. Barrington oversaw the successful integration of the two companies. Mr. Barrington is a director of IFG Group plc and Dublin Airports Authority plc. Mr. Barrington received a BA and an MA in Economics from University College Dublin. He also received a public administration degree from the Institute of Public Administration, also in Dublin.

Steven Zissis has been our chairman and a member of our board of directors since June 2007. Mr. Zissis is the President of BBAM. Prior to joining Babcock & Brown in 1990, Mr. Zissis was a vice president of Citibank, where he was also a founder and manager of the Portfolio Acquisition and Divestiture team. Mr. Zissis graduated from Rhodes College with a degree in Finance and International Studies.

James Fantaci has been a member of our board of directors since May 2007. Mr. Fantaci is an executive director of Babcock & Brown Limited, where he coordinates the group’s operating leasing activities worldwide. Prior to joining Babcock & Brown in 1982, Mr. Fantaci was senior vice president of the New York office of Matrix Leasing International and prior to that he served as assistant treasurer of the Bank of New York. Mr. Fantaci is a director of Babcock & Brown Structured Finance Fund. Mr. Fantaci attended the New School for Social Research and graduated from Brooklyn College with a degree in Economics.

Erik G. Braathen has been a member of our board of directors since June 2007. Mr. Braathen has been the chief executive of Ojada AS, a privately owned investment company, since 1999. Prior to joining Ojada AS, Mr. Braathen founded the airline Braathens ASA where he gained extensive experience in the airline industry from 1986 to 1999. Mr. Braathen is the chairman of the boards of Norwegian Air Shuttle ASA and Ipnett AS, and is a member of the boards of directors of Well Diagnostics AS, Sayonara AS, Ojada AS, Inventron AS, Sponsor Service ASA and Talos AS. Mr. Braathen has a Master of International Management from AGSIM, Phoenix Arizona, and a Bachelor of Arts & Economics from the University of Washington.

Sean Donlon has been a member of our board of directors since June 2007. Mr. Donlon has served as the chancellor of the University of Limerick, Ireland since 2002. Mr. Donlon has previously worked with the GPA Group plc, as well as with GE Capital Aviation Services. Prior to entering the private sector, he had a long career in the Irish public service, having been Irish Ambassador to the United States of America and Secretary General of the Department of Foreign Affairs. Mr. Donlon is a director of Norwich Union International Ltd, Hibernian Group plc, Ark Life Insurance Ltd and Enba plc. Mr. Donlon is a graduate of the University College Dublin.

Joseph M. Donovan has been a member of our board of directors since June 2007. Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s asset-backed securities and debt financing group, which he led for nearly seven years. Prior thereto, Mr. Donovan was a managing director and head of asset finance at Prudential Securities (1998-2000) and Smith Barney (1995-1997). Mr. Donovan began his banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan received his MBA from The Wharton School and has a degree in Accountancy from the University of Notre Dame.

Susan M. Walton has been a member of our board of directors since June 2007. Ms. Walton is the chief executive of Hampshire & Isle of Wight Wildlife Trust (‘‘HWT’’), a leading wildlife conservation charity in England, where she is responsible for biodiversity projects in two counties and developing partnerships with key stakeholder groups. Prior to joining HWT in 2006, she served as general manager – structured finance and export credit, for Rolls-Royce Capital Limited I for over ten years. Ms. Walton was also a Principal at Babcock & Brown from 1989 to 1997 where she was responsible for producing and implementing Babcock & Brown’s annual European marketing plan. Ms. Walton is a trustee for Buglife – The Invertebrate Conservation Trust and a member of Chichester Harbour Conservancy. Ms. Walton holds a degree in Environmental Conservation from Birkbeck College, University of London.

New Chief Financial Officer

Following completion of this offering we expect that Gary Dales will become our chief financial officer. Mr. Dales’s prior position was director of corporate development at PG&E Corporation, an energy based holding company with over $11 billion in revenue and over $34 billion in assets. Prior to assuming that position, Mr. Dales served in various other financial roles at PG&E since 1994, including director of corporate accounting and SEC reporting. Prior to joining PG&E, Mr. Dales was a staff accountant, and later a manager, in the accounting and audit division at Arthur Andersen & Co. for more than 10 years. Mr. Dales graduated from the University of California, Santa Barbara with a BA in Business Economics.

Board of Directors

Our board of directors currently consists of seven members. Our bye-laws provide that the board of directors is to consist of a minimum of two and a maximum of 15 directors as the board of directors may from time to time determine. Pursuant to our management agreement and our bye-laws, so long as Babcock & Brown holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7ths of the number of directors on our board of directors at the time. These directors are not required to stand for election by shareholders other than our Manager. See ‘‘Description of Share Capital — Election and Removal of Directors.’’

A majority of our directors will be ‘‘independent’’ as defined under the applicable rules of the New York Stock Exchange. Our board of directors will elect one of such directors to serve as a lead independent director.

Committees of the Board

The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

Audit Committee

Our Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements by our independent auditors. Its duties include:

•	selecting independent auditors for approval by our shareholders;

•	reviewing the scope of the audit to be conducted by our independent auditors, as well as the results of their audit;

•	approving audit and non-audit services provided to us by the independent auditors;

•	reviewing the organization and scope of our internal system of audit, financial and disclosure controls;

•	overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed;

•	reviewing and approving related-party transactions and preparing reports for the board of directors on such related-party transactions; and

•	conducting other reviews relating to compliance by our employees with our policies and applicable laws.

Each of the members of the Audit Committee is an ‘‘independent’’ director as defined under the applicable rules of the New York Stock Exchange. Mr. Donovan, Mr. Donlon and Mr. Braathen serve on the Audit Committee, and Mr. Donovan serves as chairperson.

Compensation Committee

Our Compensation Committee will be consulted by our Manager regarding the remuneration of our chief executive and chief financial officers and will be responsible for determining the compensation of our independent directors. Each of the members of the Compensation Committee is an ‘‘independent’’ director as defined under the applicable rules of the New York Stock Exchange. Mr. Braathen, Mr. Donlon and Ms. Walton serve on the Compensation Committee, and Mr. Braathen serves as chairperson.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include the selection of potential candidates for our board of directors and the development and annual review of our governance principles. This committee also annually reviews director compensation and benefits and makes recommendations to our board of directors concerning the structure and membership of the other board committees. Each of the members of the Nominating and Corporate Governance Committee is an ‘‘independent’’ director as defined under the applicable rules of the New York Stock Exchange. Mr. Donlon, Ms. Walton and Mr. Braathen serve on the Nominating and Corporate Governance Committee, and Mr. Donlon serves as chairperson.

Lead Independent Director

Mr. Donovan serves as the lead independent director on our board of directors.

Compensation of Directors

Following the completion of this offering, each independent member of our board of directors will receive an annual cash retainer of $100,000 payable in equal quarterly installments and pro rated for our initial quarter. Our lead independent director will receive an additional $25,000 per year. Each director who is a chairman of a committee of the board of directors will receive an additional $15,000 per year.

Executive Compensation

Pursuant to the management agreement, we will receive the dedicated services of our Manager’s chief executive officer and chief financial officer, who will serve as our chief executive officer and chief financial officer, respectively, by appointment of our board of directors but will also remain employees of Babcock & Brown. The services performed by our chief executive officer and chief financial officer are provided at the cost of our Manager or an affiliate of our Manager. Our Manager or an affiliate of our Manager, in consultation with the compensation committee of our board of directors, determines and pays the compensation of our chief executive officer and chief financial officer.

Our Management

Pursuant to the management agreement, our chief executive officer and chief financial officer will manage our day-to-day operations and affairs on a permanent and wholly dedicated basis. Our board of directors and our chief executive officer and chief financial officer will have responsibility for overall corporate strategy, acquisitions, financing and investor relations. Our chief executive officer and chief financial officer will call upon the resources of our Manager to run our business.

Management of Our Manager

Pursuant to our management agreement, we will appoint Babcock & Brown Air Management Co. Limited, a wholly owned subsidiary of Babcock & Brown, as our Manager to perform the management services discussed under ‘‘Management Agreement.’’ The board of directors of our Manager is responsible for the oversight of the management of our Manager.

The following table presents information about the directors and executive officers of our Manager, all of whom are employees of Babcock & Brown.

Name	Age	Position
Steven Zissis	47	Chairman of the Board of Directors
Colm Barrington	61	Director
James Fantaci	60	Director
Philip Mackey	50	Director
John Lynch	42	Alternate Director
Robert Tomczak	45	Alternate Director

Philip Mackey is the Chief Operating Officer of Specialized Funds for Babcock & Brown. Prior to joining Babcock & Brown, he was Company Secretary at Australand Holdings Limited, an Australian property developer, and held many senior executive roles at AMP Limited, an Australian financial services company. Prior to AMP Limited, Mr. Mackey was with Deloitte Touche Tohmatsu for 11 years. He is currently a Fellow of Chartered Secretaries Australia, an Associate of The Institute of Chartered Accountants in Australia, and a member of the Australian Institute of Company Directors. Mr. Mackey has a degree in Business from Charles Stuart University, Bathurst, and a graduate degree in Company Secretarial Practice from University of Technology, Sydney.

John Lynch leads the BBAM technical team and has over 18 years of experience in the aircraft leasing industry. Prior to joining Babcock & Brown in 1998, Mr. Lynch worked for Lufthansa Technik as a senior engineer in the engineering division. Mr. Lynch graduated from University College, Dublin with an MBA and has degrees in Mathematics and Engineering and a Graduate Diploma in Management from Trinity College, Dublin.

Robert Tomczak leads the BBAM accounting, finance and contract management team and has over 16 years of experience in the aircraft leasing industry. Prior to joining Babcock & Brown in 1987, Mr. Tomczak worked for Arthur Andersen & Co. and is currently a member of the California Society of Certified Public Accountants. He graduated from California State University at Hayward with a degree in Finance and Accounting.

Mr. Zissis’s, Mr. Barrington’s and Mr. Fantaci’s biographies are set forth above under ‘‘ — Directors and Executive Officers of Our Company.’’

Either Mr. Lynch or Mr. Tomczak, or both, will attend board meetings as alternate directors when any of Mr. Fantaci, Mr. Mackey or Mr. Zissis, or any two, are unable to attend.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

We will enter into various agreements with the Aircraft Sellers and Babcock & Brown that will effect the transactions relating to our formation, this offering, the securitization and our ongoing operations and business. Although the pricing and other terms of these agreements were reviewed by our management and our board of directors, they were determined by entities affiliated with Babcock & Brown in the overall context of this offering and the related transactions. As a result, provisions of these agreements may be less favorable to us than they might have been had they been the result of transactions among unaffiliated third parties.

Asset Purchase Agreement

B&B Air Funding will acquire the aircraft in our Initial Portfolio pursuant to the asset purchase agreement described under ‘‘Asset Purchase Agreement.’’

Management Agreement

Upon completion of this offering, we will enter into a management agreement with our Manager described under ‘‘Management Agreement.’’

Servicing Agreement

Upon completion of this offering, we will enter into a servicing agreement with BBAM described under ‘‘Servicing Agreement.’’ We also expect to enter into additional servicing agreements with BBAM in the future.

Administrative Services Agreements

Upon completion of this offering, B&B Air Funding will enter into an administrative services agreement with Babcock & Brown Air Management Co. Limited referred to under ‘‘Description of Indebtedness — Securitization — Administrative Services Agent.’’ In connection with our ‘‘warehouse’’ credit facility, we expect that B&B Air Acquisition will enter into an administrative services agreement with BBAM referred to under ‘‘Description of Indebtedness — Credit Facility.’’

Private Placement Agreements

Babcock & Brown and the other private investors have agreed to purchase from us, in a private placement concurrent with this offering, 14,907,800 shares at a price per share equal to the initial public offering price in this offering. In consideration of the issue and delivery of such shares, Babcock & Brown and most of the other private investors that are existing equity holders of JET-i will deliver to us a combination of cash and promissory notes. The amount paid in cash by each such private investor will be equal to the amount of cash that such private investor receives as a distribution from JET-i on the date of completion of this offering from the proceeds of the sale of the aircraft in our Initial Portfolio, after payment of indebtedness of JET-i related to such aircraft. The balance of the purchase price due from each such private investor will be delivered in the form of a promissory note secured by such private investors’ membership interest in JET-i and its shares purchased in the private placement. The promissory notes will become due 210 days after the completion of this offering and must be prepaid with any proceeds received by such private investors from the exercise by the underwriters of their over-allotment option and distributions made by JET-i Leasing of proceeds of the sale of aircraft in our Initial Portfolio received as aircraft are delivered. The promissory notes will bear interest at a rate equal to 4%. In consideration of the arrangement of the transactions occurring in connection with this offering, certain of the private investors that are current equity holders of JET-i have also agreed to pay to us an aggregate amount of $3.0 million.

Registration Rights Agreement

Upon completion of the private placement, we will enter into a registration rights agreement with Babcock & Brown and the other private investors purchasing our shares in the private to register such shares. This agreement is described under ‘‘Shares Eligible for Future Sale — Registration Rights Agreement.’’

Interests of Officers and Directors in Aircraft Sellers

Steven Zissis, chairman of our board of directors and of the board of directors of our Manager and the President of BBAM, owns a 20% interest in Double Black Diamond LLC, a Delaware limited liability company certain of whose subsidiaries (the Aircraft Sellers other than JET-i Leasing) own three aircraft in our Initial Portfolio representing 5.9% of the appraised value of our Initial Portfolio. Based on an assumed initial public offering price of $23.00 per share, which is the midpoint of the price range set forth on the cover of this prospectus, we estimate that we will pay an aggregate purchase price for these aircraft of $85.0 million, before any adjustments following the completion of this offering as described under ‘‘Asset Purchase Agreement.’’ Mr. Zissis will receive 20% of the proceeds of the sale of these aircraft by Double Black Diamond LLC.

Mr. Zissis and James Fantaci, a member of our board of directors and the board of directors of our Manager, each has an investment interest of less than 1.0% in Babcock & Brown Structured Finance Fund Limited which indirectly holds 11.4% of the membership interests in JET-i Holdings LLC through B&B Aircraft Lessor No.1 Ltd. Mr. Fantaci is also a director of Babcock & Brown Structured Finance Fund Limited. Colm Barrington, our chief executive officer and a member of our board of directors, Mr. Zissis and Mr. Fantaci each has an investment interest of less than 0.5% in Babcock & Brown Global Partners which owns BBGP Aircraft Holdings Limited, a private investor which holds 32.8% of the membership interests in JET-i Holdings LLC.

Entities Associated with Babcock & Brown May Purchase Shares in this Offering

Entities associated with Babcock & Brown or managed by entities in which Babcock & Brown has an interest have in prior offerings purchased securities of investment vehicles managed by affiliates of Babcock & Brown. We expect that such types of entities may purchase shares in this offering.

Expense Reimbursements

We and JET-i will each pay half of the fees and expenses related to the delivery of the aircraft and the novations of the leases in our Initial Portfolio. We may also reimburse JET-i for a portion of the cost of entering into an option on an interest rate swap agreement intended to fix a portion of the floating rate interest payable on the securitization notes.

Our Predecessor’s Related-Party Transactions

JET-i Leasing has no employees and has outsourced to Babcock & Brown its daily operations through various agreements. A description of our predecessor’s related party transactions is contained in Note 10 to our predecessor’s audited historical financial statements included elsewhere in this prospectus.

Procedures for Approval of Related-Party Transactions

In connection with this offering, we will adopt a written policy relating to the approval of related-party transactions. Our Audit Committee will review all relationships and transactions in which we and affiliates of Babcock & Brown, our directors and executive officers or their immediate family members are participants with material interests. Our Manager will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related-party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the Audit Committee’s charter, in the course of its review of a related-party transaction, the committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Babcock & Brown Managed Investment Vehicle Protocols

Babcock & Brown has adopted investment protocols that apply to all of its managed investment vehicles, including our company.

Our Manager has informed us that in determining whether an investment vehicle managed by Babcock & Brown is offered an investment opportunity, Babcock & Brown will consider the following principles:

•	whether the investment opportunity is within such investment vehicle’s investment objectives and policy;

•	whether such investment vehicle is able to finance the investment at that time and at what cost; and

•	the capacity and interest of other investment vehicles managed by Babcock & Brown for that investment.

Where Babcock & Brown is offering an investment opportunity to one or more of its managed investment vehicles and that opportunity is of interest to and within the investment objectives and policy of our company and other investment vehicles managed by Babcock & Brown, Babcock & Brown will determine whether and to whom to offer the opportunity after taking into account each investment vehicle’s investment strategy, policy and objectives and each investment vehicle’s willingness to acquire less than all of the investment. Each investment vehicle, including our company, will decide whether or not to accept any investment opportunity offered to it by Babcock & Brown pursuant to the terms of its management agreement with Babcock & Brown.

DESCRIPTION OF INDEBTEDNESS

Securitization

Concurrently with the completion of this offering our subsidiary B&B Air Funding will complete a securitization transaction that will generate net proceeds of approximately $846.3 million after deducting initial purchasers’ discounts and fees. B&B Air Funding is a special purpose exempted company that was organized under the laws of the Bermuda to purchase our Initial Portfolio. Although B&B Air Funding is organized under the laws of the Bermuda, it will be resident in Ireland for Irish tax purposes and thus subject to Irish corporation tax on its income in the same way, and to the same extent, as if it were organized under the laws of Ireland. The authorized business of B&B Air Funding is limited to acquiring, buying, leasing, maintaining, operating and selling aircraft and entering into hedge agreements and credit facilities related to such activities. We own 100% of the Class A Shares of B&B Air Funding, through which we are the beneficiary of more than 99.99% of the equity interest in the property of B&B Air Funding. A charitable trust established for the benefit of identified charities, which we refer to as the Charitable Trust, indirectly owns 100% of the Class B Shares of B&B Air Funding entitling it to a nominal equity interest in the property of B&B Air Funding. Holders of the Class A Shares are entitled to vote on all matters on which shareholders of B&B Air Funding are entitled to vote. Holders of the Class B Shares are entitled to vote solely on matters relating to a winding-up, a dissolution, merger, consolidation, transfer of assets and certain limitations on the issuance, transfer and sale of ownership interests, and certain matters with respect to bankruptcy and corporate governance of B&B Air Funding. We refer to B&B Air Funding and its subsidiaries as B&B Air Funding.

Under the terms of the securitization, a single class of notes, to which we refer as the notes, initially will be issued by B&B Air Funding. The notes will be direct obligations of B&B Air Funding and are not obligations of, or guaranteed by, Babcock & Brown, any of its affiliates or us. The proceeds from the sale of the notes, together with the proceeds from this offering and the private placement of shares to Babcock & Brown, less certain expenses related to the securitization and this offering and a cash balance we will retain, will be used by B&B Air Funding to finance the acquisition of our Initial Portfolio under the asset purchase agreement. See ‘‘Asset Purchase Agreement.’’

The notes will have the benefit of a financial guaranty insurance policy issued by the policy provider identified below to support the payment of interest when due on the notes and the payment of the outstanding principal balance of the notes on the final maturity date of the notes and, under certain other circumstances, prior thereto.

The notes are to be initially rated Aaa, AAA and AAA by Moody’s Investors Service, Inc., or Moody’s, Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings Inc., respectively.

The notes will be issued pursuant to the terms of a trust indenture to be dated the date of the completion of this offering, which we refer to as the indenture, among B&B Air Funding, a cash manager, a trustee, an operating bank, a liquidity facility provider and a policy provider, which is expected to be Ambac Assurance Corporation.

We will own all the aircraft in our Initial Portfolio through B&B Air Funding and its subsidiaries. As a result, our rights to these aircraft will be structurally subordinated to the rights of the creditors of B&B Air Funding. This means that the creditors of B&B Air Funding will be paid from its assets before we would have any claims to those assets. The obligations of B&B Air Funding in connection with the securitization are without recourse to us or our other subsidiaries except to the extent provided in an acknowledgement and consent expected to be provided by us, under which we will agree to indemnity the policy provider for certain enforcement expenses and any losses arising from untrue statements made in connection with the securitization. The terms of the indenture impose restrictions on the ability to lease or sell the aircraft in the Initial Portfolio and require B&B Air Funding to apply its cash flow in accordance with the priorities established in the indenture as described below.

Administration of B&B Air Funding

B&B Air Funding will be governed by a board of directors comprised of three directors, each of whom we initially will appoint. One of these directors is Colm Barrington, and the other two directors will be independent of us and Babcock & Brown and its affiliates. In the event that an independent director steps down, the remaining directors will jointly nominate five candidates for approval by the security trustee, acting reasonably, to fill the vacant position. The replacement director will be selected by the holders of the Class A Shares from such approved candidates. In the event that both of the independent director positions are vacant at the same time, the holders of the Class A Shares will nominate seven candidates for approval by the security trustee, acting reasonably, to fill the vacant independent director position. Upon receipt of approval by the security trustee, the holders of the Class A Shares may then elect two such candidates as independent directors. We refer to the director who is not independent (initially Colm Barrington) as the equity director. The board will be responsible for the management of the property and affairs of B&B Air Funding. The consent of the equity director will be required in order to, among other things, dispose of or acquire aircraft, incur additional indebtedness or cause a merger or consolidation of B&B Air Funding or any of its subsidiaries with third parties, us or our other affiliates that are not B&B Air Funding or any of its subsidiaries. Pursuant to an administrative services agreement, we will engage Babcock & Brown Air Management Co. Limited to act as administrative agent with respect to certain actions of B&B Air Funding with respect to the securitization, as described under ‘‘— Administrative Agent’’ below.

Interest Rate

The notes will bear interest at an adjustable interest rate equal to the then current one-month LIBOR plus 0.30%. Interest expense for the securitization also includes amounts payable to the policy provider and the liquidity facility provider thereunder. Upon the completion of this offering or shortly thereafter, B&B Air Funding will enter into interest rate hedging contracts intended to hedge the interest rate exposure associated with issuing the floating-rate obligations of the notes, to the extent backed by fixed rate lease assets.

Payment Terms

Principal payments between the 33rd month and the 58th month following the closing date of the securitization and interest on the notes are due and payable on a monthly basis. During the first 33 months, there will be no scheduled principal payments on the notes and for each month between the 33rd month and the 58th month following the closing date of securitization, there will be scheduled principal payments in fixed amounts, in each case subject to satisfying certain debt service coverage ratios and other covenants. Thereafter, cash flow generally will not be available to us for the payment of dividends since principal payments are not fixed in amount but rather are determined monthly based on revenues collected and costs and other liabilities incurred prior to the relevant payment date. Effectively, after the 57th month following the closing date of the securitization, all revenues collected during each monthly period will be applied to repay the outstanding principal balance of the notes, after the payment of certain expenses and other liabilities, including the fees of the service providers, the liquidity facility provider and the policy provider, interest on the notes and interest rate swap payments, all in accordance with the priority of payments set forth in the indenture.

For each month between the 33rd month and the 58th month following the closing date of the securitization, subject to satisfying a debt service coverage ratio and other covenants, the minimum scheduled payments of principal will be approximately $1.0 million per month.

In connection with the offering of the notes we determined an expected final payment date of August 14, 2012, which will be approximately five years after the date of issuance of the notes and assumes the refinancing of the notes. Under the securitization, we also determined a final payment date of December 14, 2018, which was arrived at assuming no refinancing of the notes and based on assumptions with respect to possible revenue scenarios designed to illustrate some of the payment characteristics of the notes and were not intended to be projections, estimates, forecasts or forward-looking statements. The final maturity date of the notes will be November 14, 2033.

In connection with the securitization, base value appraisals were obtained because average base values will be used for certain determinations of compliance with the indenture governing the terms of the notes. The average base value is the lesser of the mean and median of the base values in respect of each aircraft in our Initial Portfolio rendered by each of the three initial appraisers of the base value of the aircraft. Base value is the theoretical value of an aircraft assuming a hypothetical open, unrestricted, stable market environment with a reasonable balance of supply and demand and with full consideration of such aircraft’s ‘‘highest and best use’’, presuming an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for remarketing, adjusted to account for the maintenance status of such aircraft. The base value appraisals were prepared by Aircraft Information Services, Inc., Airclaims Limited, and BK Associates, Inc. completed or dated as of December 15, 2006. The aggregate of the lesser of the mean and median of the base values of each aircraft in our Initial Portfolio as of December 15, 2006 was $1,470.4 million. This value was calculated solely for the purposes of the securitization and should not be relied upon as an indication of the value of our Initial Portfolio or of the stream of revenues under the leases of aircraft in our Initial Portfolio. The appraisals were prepared on a desk-top basis without physical inspection of the aircraft in our Initial Portfolio, but were adjusted for maintenance condition and take into account technical information with respect to each aircraft. Appraisals that are more current or based on other assumptions and methodologies may result in valuations that are materially different from the appraisals that B&B Air Funding received. In addition, each of the appraisers assumed an open, unrestricted stable market environment with a balance of supply and demand, as well as other factors common for aircraft appraisals. The appraisals also were prepared without regard to rental revenue from existing leases relating to the aircraft in our Initial Portfolio. In practice, market conditions will vary from the appraisers’ assumptions, and there are typically imbalances of aircraft supply and demand that may be particularly pronounced for specific aircraft types. The market value and the book value of our aircraft will usually differ from the average base value of our aircraft. See ‘‘Risk Factors — Risks Relating to Our Aircraft Portfolio — The appraised base values of the aircraft in our Initial Portfolio were prepared in connection with the securitization and should not be relied upon as indicative of the value of our Initial Portfolio.’’

Available Cash

B&B Air Funding will be required to maintain as of each monthly payment date cash in an amount sufficient to cover its operating expenses for a period of one month or, in the case of maintenance expenditures, six months, following such payment date. All cash flows attributable to the underlying aircraft after the payment of amounts due and owing in respect of, among other things, maintenance and repair expenditures with respect to the aircraft, insurance costs and taxes and all repossession and remarketing costs, certain amounts due to any credit support providers, swap providers, the policy provider, trustees, directors and various service providers will be distributed in accordance with the priority of payments set forth in the indenture. B&B Air Funding, however, will be required to use the amount of excess securitization cash flows to repay principal under the notes instead of paying dividends upon the occurrence of certain events, including failure to maintain a specified debt service coverage ratio, certain events of bankruptcy or liquidation and any acceleration of the notes after the occurrence of other events of default.

Otherwise, we intend to use the excess securitization cash flow to pay dividends, to convert passenger aircraft in the Initial Portfolio to freighter aircraft and to purchase additional aircraft and other aviation assets.

We expect to refinance the notes on or prior to the fifth anniversary of the completion of this offering. In the event that the notes are not refinanced on or prior to that month, any excess securitization cash flow will be used to repay the principal amount of the notes and will not be available to us to pay dividends to our shareholders.

Redemption

We may, on any payment date, redeem the notes by giving the required notices and depositing the necessary funds with the trustee. A redemption prior to acceleration of the notes may be of the whole or any part of the notes. A redemption after acceleration of the notes upon default may only be for the whole of the notes.

We may, on any payment date, redeem the notes in whole or from time to time in part, at the following redemption prices, expressed as percentages of principal amount, together with accrued and unpaid interest to, but excluding, the date fixed for redemption, if redeemed on the dates indicated below:

Redemption Date	Price
On or after the Closing Date, but before October 14, 2008	102.000%
On or after October 14, 2008, but before October 14, 2009	101.000%
On or after October 14, 2009, but before April 14, 2010	100.360%
On or after April 14, 2010, but before October 14, 2010	100.270%
On or after October 14, 2010, but before April 14, 2011	100.170%
On or after April 14, 2011, but before October 14, 2011	100.090%
On or after October 14, 2011	100.000%

Collateral

The notes are secured by first priority, perfected security interests in and pledges or assignments of equity ownership and beneficial interests in the subsidiaries of B&B Air Funding, their interests in the leases of the aircraft they own, cash held by or for them and by their rights under agreements with BBAM, the initial liquidity facility provider, hedge counterparties and the policy provider. Rentals paid under leases will be placed in the collections account and paid out according to a priority of payments set forth in the indenture. The notes will also be secured by a lien or similar interest in any of the aircraft in the Initial Portfolio that are registered in the United States or Ireland and in any additional aircraft of B&B Air Funding so registered at any time prior to the second anniversary of the closing date of the securitization. B&B Air Funding will agree not to encumber the aircraft in our Initial Portfolio with any other liens except the leases and liens created or permitted thereunder, under the indenture or under the security trust agreement. B&B Air Funding also will agree not to incur any indebtedness, except as permitted under the indenture, other than the notes, any permitted credit and liquidity enhancement facilities and the obligations related to the policy.

Default and Remedies

B&B Air Funding will be in default under the transaction documents in the event that, among other things, interest on the notes is not paid on any payment date (after a grace period of five business days) or principal due on the final maturity date is not paid, certain other covenants are not complied with and such noncompliance materially adversely affects the noteholders, B&B Air Funding or any of its significant subsidiaries becomes the subject of insolvency proceedings or a judgment for the payment of money exceeding five percent of the depreciated base value of the Initial Portfolio is entered and remains unstayed for a period of time. Following any such default and acceleration of the notes by the controlling party (initially, the policy provider), the security trustee may, at the direction of the controlling party, exercise such remedies in relation to the collateral as may be available to it under applicable law, including the sale of any of the aircraft at public or private sale. After the occurrence of certain bankruptcy and insolvency related events of default, or any acceleration of the notes after the occurrence of any event of default, all cash generated by B&B Air Funding will be used to prepay the notes and will not be available to us to make distributions to our shareholders.

Certain Covenants

B&B Air Funding is subject to certain operating covenants including relating to the maintenance, registration and insurance of the aircraft as set forth in the indenture. The indenture also contains certain conditions and constraints which relate to the servicing and management of the Initial Portfolio including covenants relating to the disposition of aircraft, lease concentration limits, restrictions on the acquisition of additional aircraft and restrictions on the modification of aircraft and capital expenditures as described below. BBAM has agreed to use commercially reasonable efforts to perform its services pursuant to the Initial Portfolio Servicing Agreement, subject to certain provisions of the indenture as they relate to the services provided by BBAM thereunder.

Aircraft Dispositions.    The ability of B&B Air Funding to sell aircraft is limited under the securitization documentation. B&B Air Funding may sell up to ten aircraft without the consent of the policy provider and additional aircraft with the consent of the policy provider provided that such sales do not violate the concentration limits discussed below and the price is above 107% of the obligations of the notes allocable to such aircraft. B&B Air Funding may also sell aircraft provided that (1) sales in any one year do not exceed 10% of the initial average base value of all our aircraft as adjusted for depreciation as provided in the indenture, (2) such sales do not violate the concentration limits, (3) Moody’s confirms its rating on the notes and (4) the policy provider consents.

Concentration Limits.    B&B Air Funding may only enter into a future lease (other than a renewal, extension or restructuring of any lease) if, after entering into such future lease, B&B Air Funding is in compliance with certain criteria in respect of limits based on, among other things, the proportion of our portfolio leased to our largest lessees, the regional concentration of our lessees and the sovereign ratings of the countries in which our lessees are located. B&B Air Funding will be permitted to vary from these limits if B&B Air Funding receives a confirmation from Moody’s that it will not lower, qualify or withdraw its ratings on the notes as a result of such lease and the policy provider consents to such lease. These limits may place limits on B&B Air Funding’s ability (absent a third-party consent) to re-lease the aircraft in our Initial Portfolio to certain customers at certain times, even if to do so would provide the best risk-adjusted cash flow and would be within our risk policies then in effect.

From (and including) the monthly period beginning on the payment date immediately preceding the third anniversary of the closing date to (and including) the monthly period beginning on the payment date immediately preceding the fifth anniversary of the closing date, B&B Air Funding is required to maintain a debt service coverage ratio of 1.80 to 1. In the event that such debt service coverage ratio is not maintained for two consecutive months, all amounts on deposit in the collections account will be applied towards the outstanding principal balance of the notes after the payment of expenses, senior hedge payments and amounts due and owing to the policy provider and the liquidity facility provider.

Leases.    When re-leasing any aircraft, B&B Air Funding must do so in accordance with certain core lease provisions set forth in the indenture. The core lease provisions include, but are not limited to, maintenance, return conditions in respect of the aircraft, lease termination events and prohibitions on the assignments of the leases. These core lease provisions may not be amended without the consent of the policy provider.

Additional Aircraft.    B&B Air Funding will not be permitted to acquire any aircraft other than the aircraft in the Initial Portfolio unless certain conditions are satisfied, including that the acquisition does not result in an event of default under the transaction documents and does not result in a default under the applicable concentration limits. We have the right to contribute additional aircraft from time to time to B&B Air Funding. In the event that additional notes are issued to finance the acquisition of additional aircraft, B&B Air Funding must obtain the prior written consent of the policy provider and liquidity facility provider and a confirmation from the rating agencies rating the notes that they will not lower, qualify or withdraw their ratings on the notes as a result of the acquisition. Additional aircraft may include, among other things, aircraft, engines and entities with an ownership or leasehold interest in aircraft or engines. Any additional notes issued will rank pari passu in right of payment of principal and interest with B&B Air Funding’s outstanding notes. The acquisition of additional aircraft will also require the approval of the directors (including the equity director) of B&B Air Funding.

Modification of Aircraft and Capital Expenditures.    B&B Air Funding is generally not permitted to make capital expenditures in respect of any optional improvement or modification of an aircraft in the Initial Portfolio, including aircraft conversions from passenger to cargo aircraft, or for the purpose of purchasing or otherwise acquiring any engines or parts outside of the ordinary course of business, excluding any capital expenditures made in the ordinary course of business in connection with an existing or new lease or the sale of an aircraft, and excluding capital expenditures where: (1) conversions or modifications are funded by capital contributions from us, (2) modification payments are made the aggregate net cash cost of which do not exceed 5% of the aggregate initial average base value of the Initial Portfolio (other than modification payments funded, with capital contributions from us) or (3) modification payments are permitted under the servicing agreement without express prior written approval of B&B Air Funding. Subject to certain conditions set forth in the Indenture, B&B Air Funding will also be permitted to use funds available to make scheduled principal payments on the notes and amounts available for distributions to us for the purpose of converting passenger aircraft in the Initial Portfolio to freighter or mixed use configuration. These conditions include: (1) preparation of an information memorandum in connection with the applicable aircraft conversion certifying to the policy provider and the rating agencies that such conversion will not materially adversely affect the noteholders or the policy provider, (2) prior written notice to the policy provider and liquidity provider, (3) prior written consent of the policy provider if the estimated cost of conversion exceeds $6 million in the case of a narrow-body aircraft or $10 million in the case of a wide-body aircraft, (4) such aircraft conversion not to result in a concentration default, (5) the prior written consent of the policy provider (and a rating agency confirmation that the conversion will not result in a reduction, qualification, or withdrawal of the ratings of the notes), if more than four aircraft conversions (or, if less than 47 aircraft are delivered within the 210-day period following the completion of this offering, 10% of the initial aircraft that have been delivered) with respect to narrow-body aircraft or more than one aircraft conversion with respect to a wide-body aircraft to occur, (6) compliance with a specified debt service coverage ratio and (7) no aircraft conversion to commence after the fifth anniversary of the closing date.

Other Covenants.    The indenture contains other covenants customary for a securitization, including covenants that restrict the investment and business activities of B&B Air Funding, maintain the special purpose and bankruptcy remoteness characteristics of B&B Air Funding, limit the amount and type of debt, guarantees or other indebtedness that can be assumed by B&B Air Funding entities, restrict B&B Air Funding’s ability to grant liens or other encumbrances, require the maintenance of certain airline hull, liability, war risk and repossession insurance and limit the ability of the members of B&B Air Funding to merge, amalgamate, consolidate or transfer assets.

Liquidity Facility

Upon the completion of the securitization, B&B Air Funding, the cash manager and BNP Paribas, will enter into a revolving credit facility, which we refer to as the liquidity facility. The aggregate amounts available under the liquidity facility will be at any date of determination, the lesser of (a) $60 million and (b) the greater of (i) the then outstanding aggregate principal amount of notes and (ii) $35 million. Advances may be drawn to cover certain expenses of B&B Air Funding, including maintenance expenses, interest rate swap payments and interest on the notes issued under the indenture. Prior to any drawing on the liquidity facility, the cash reserve will be drawn in full. Upon each drawing under the liquidity facility, B&B Air Funding will be required to reimburse the provider of the liquidity facility for the amount of such drawing plus accrued interest on such drawing in accordance with the order of priority specified in the indenture. Upon the occurrence of certain events, including a downgrade of the provider of the liquidity facility below a certain ratings threshold, the liquidity facility will be drawn in full and the proceeds will be deposited in an account established under the indenture and will be available for the same purposes as drawings under the liquidity facility. Drawings under the initial liquidity facility bear interest at one-month LIBOR plus a spread of 120 basis points. B&B Air Funding also will be required to pay an upfront fee of $360,000 at closing and a commitment fee of 40 basis points on each payment date to the provider of the liquidity facility.

Our obligations under the liquidity facility will be secured under the security trust agreement on the same basis as other indebtedness of B&B Air Funding. See ‘‘— Collateral.’’

Administrative Services Agent

Pursuant to an administrative services agreement, B&B Air Funding will engage Babcock & Brown Air Management Co Limited to act as its administrative agent and to perform various administrative services, including maintaining its books and records, procuring and supervising legal counsel, accounting, tax and other advisers, and informing the board of directors of BB Air Funding if the administrative agent believes that the net revenues generated by the leases of the aircraft will be insufficent to satisfy the payment obligations of the Issuer Group. B&B Air Funding will pay the administrative agent an annual fee of $750,000 for such services, subject to increases tied to a cost of living index, and will reimburse it for its expenses.

Credit Facility

In connection with this offering, an affiliate of Credit Suisse Securities (USA) LLC has committed to provide our subsidiary, B&B Air Acquisition, with a senior secured revolving ‘‘warehouse’’ credit facility. The commitment provides that the credit facility will provide for loans of up to $1.2 billion to finance the acquisition of aircraft, subject to customary conditions and the requirement that we provide B&B Air Acquisition an initial cash reserve of $16 million and a $96 million tranche of equity first.

Availability

The credit facility will be available for a period of two years following signing of the credit agreement. The $96 million tranche of equity must be drawn first, a $184 million tranche B of loans must be drawn next and a $920 million tranche A of loans becomes available thereafter. The availability of loans under tranche A and tranche B will be limited such that the outstanding amounts under such tranches combined will not exceed the sum of 85% of the appraised value of the aircraft financed under the credit facility and 50% of maintenance reserves paid with respect to such aircraft.

Commitment Fees

A commitment fee of 0.30% per annum will be payable monthly to the tranche A lenders on the undrawn amount of their tranche A commitment commencing on the date of signing the credit agreement. A commitment fee of 0.30% per annum will be payable monthly to the tranche B lenders on the undrawn amount of their tranche B commitment commencing six months after the date of signing the credit agreement.

Principal Payments

Commencing on the earlier of the date six months after 90% of the credit facility is utilized and the second anniversary of the signing the credit agreement, all available cash flow from the aircraft held by B&B Air Acquisition will be required to be applied to repay principal on the loans. Unless lenders of no less than two-thirds of the aggregate outstanding tranche A and tranche B loans agree to an extension, all amounts outstanding must be repaid in four quarterly installments commencing approximately five years after the date of signing the credit agreement.

B&B Air Acquisition may make voluntary prepayments under the credit facility. In addition, B&B Air Acquisition will be required to make partial prepayments with the proceeds of sales of aircraft financed under the credit facility and all insurance and other proceeds received with respect to any event of total loss of aircraft financed under the credit facility.

Interest

Borrowings and equity drawings under the credit facility will bear interest or earn a return at a rate of one-month LIBOR plus an applicable margin. Initially, the applicable margin for tranche A is 1.25%

per annum, for tranche B is 3.75% per annum and for tranche of equity is a percentage determined monthly such that the margin for the entire drawn amount of loans and equity under the facility will be 2.5% per annum. After the first quarterly installment of principal is due approximately five years after the date of signing the credit agreement, the applicable margin for tranche A and tranche B increases by 0.25% per quarter up to a maximum margin of 3.75% for tranche A and 7.75% for tranche B.

Collateral

Borrowings will be secured by our equity interest in B&B Air Acquisition, the equity interest in each subsidiary of B&B Air Acquisition, the leases of the aircraft held by B&B Air Acquisition and its subsidiaries and certain cash collateral, maintenance reserves and other deposits. In order of security interest and priority of payment, tranche A ranks above tranche B and the tranche of equity, and both tranche A and B rank above the tranche of equity.

Covenants

The credit facility will contain the following covenants:

•	delivery of financial and other reports;

•	maintenance of a monthly interest coverage ratio of at least 1.1 to 1, and a rolling three month interest coverage ratio of at least 1.25 to 1;

•	a requirement that the aircraft in B&B Air Acquisition’s portfolio comply with lessee, geographic and aircraft type and age concentration limits; and

•	customary covenants for a senior secured credit facility of this nature.

Administrative Agent

Pursuant to an administrative services agreement, B&B Air Acquisition will engage BBAM to act as administrative agent with respect to certain actions of B&B Air Acquisition with respect to the credit facility. B&B Air Acquisition will pay BBAM an annual fee of $240,000 for such services.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our shares prior to and immediately after the completion of this offering by:

•	each selling shareholder;

•	each person or entity that we know beneficially owns or will beneficially own more than 5% of our outstanding shares;

•	each director, director nominee or executive officer who beneficially owns or will beneficially own more than 1% of our outstanding shares; and

•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our shares immediately after the completion of this offering is based on 33,603,450 shares that will be issued and outstanding.

	Shares beneficially owned prior to this offering and the private placement		Shares beneficially owned after this offering and the private placement (assuming no exercise of over-allotment option)		Shares sold pursuant to full excercise of over-allotment option		Shares beneficially owned after this offering and the private placement (assuming full exercise of the over-allotment option)
Name	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Babcock & Brown Investment Holdings Pty Ltd(1)	10,000,000	100%	—	—	—	—	—	—
Babcock & Brown JET-i Co., Ltd(2)	—	—	4,422,529	13.2%	—	—	4,422,529	13.2%
BBGP Aircraft Holdings Limited(3)	—	—	4,558,216	13.6%	1,522,149	4.6%	3,036,067	9.0%
BBAM Co-Investor Limited(4)	—	—	683,774	2.0%	228,337	0.6%	455,437	1.4%
Babcock & Brown Aircraft Lessor No.1 Ltd.(5)	—	—	1,577,941	4.7%	526,931	1.6%	1,051,010	3.1%
Direct Investment Fund Equity Trust(6)	—	—	1,051,961	3.1%	351,287	1.0%	700,674	2.1%
Direct Investment Fund Mezzanine Debt Trust(6)	—	—	525,980	1.6%	175,644	0.6%	350,336	1.0%
Colm Barrington(7)	—	—	—	—	—	—	—	—
Steven Zissis(8)	—	—	—	—	—	—	—	—
James Fantaci(8)	—	—	—	—	—	—	—	—
Erik G. Braathen(7)	—	—	—	—	—	—	—	—
Sean Donlon(7)	—	—	—	—	—	—	—	—
Joseph M. Donovan(7)	—	—	—	—	—	—	—	—
Susan M. Walton(7)	—	—	—	—	—	—	—	—
All directors, director nominees and executive officers as a group (seven people)	—	—	—	—	—	—	—	—
(1)	The address for Babcock & Brown Investment Holdings Pty Ltd is Level 23, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000. Babcock & Brown Limited is the ultimate parent of Babcock & Brown Investment Holdings Pty Ltd. Babcock & Brown Limited has sole dispositive voting and investment control over Babcock & Brown Investment Holdings Pty Ltd. The individuals that exercise shared dispositive voting and investment control for Babcock & Brown Limited are its directors, James Babcock, Elizabeth Nosworthy, James Fantaci, Phillip Green, Ian Martin, Martin Rey, Michael Sharpe, Dieter Rampl and Joe L. Roby. Each of the foregoing individuals disclaims beneficial ownership of the securities held by Babcock & Brown Investment Holdings Pty Ltd.
(2)	The address for Babcock & Brown JET-i Co., Ltd is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Babcock & Brown Limited is the ultimate parent of Babcock & Brown JET-i Co., Ltd. Babcock & Brown Limited has sole dispositive voting and investment control over Babcock & Brown JET-i Co., Ltd. The individuals that exercise shared dispositive voting and investment control for Babcock & Brown Limited are its directors, James Babcock, Elizabeth Nosworthy, James Fantaci, Phillip Green, Ian Martin, Martin Rey, Michael Sharpe, Dieter Rampl and Joe L. Roby. Each of the foregoing individuals disclaims beneficial ownership of the securities held by Babcock & Brown JET-i Co., Ltd.
(3)	The address for BBGP Aircraft Holdings Limited is c/o Maples Finance Limited, Queensgate House, P.O. Box 1093GT, South Church Street, Grand Cayman, Cayman Islands. BBGP Managing General Partner Limited is the general partner of BBGP Aircraft Holdings Limited’s parent company. BBGP Managing General Partner Limited has sole dispositive voting and investment control over BBGP Aircraft Holdings Limited. The individuals that exercise shared dispositive voting and investment control for BBGP Managing General Partner Limited are its directors, Edward Hanson, Dwight Dube and Carlos Farjallah. Edward Hanson is also a limited partner of BBGP Aircraft Holdings Limited’s parent company and may be deemed to have indirect shared beneficial ownership of the securities held by BBGP Aircraft Holdings Limited. BBGP Managing General Partner Limited and each of the foregoing individuals, other than Edward Hanson, disclaims beneficial ownership of the securities held by BBGP Aircraft Holdings Limited.

(4)	The address for BBAM Co-Investor Limited is c/o Maples Finance Limited, Queensgate House, P.O. Box 1093GT, South Church Street, Grand Cayman, Cayman Islands.
(5)	The address for Babcock & Brown Aircraft Lessor No. 1 Ltd. is c/o Walker House, P.O. Box 265GT, Mary Street, George Town, Grand Cayman, Cayman Islands.
(6)	The address for Direct Investment Fund Equity Trust and Direct Investment Fund Mezzanine Debt Trust is Level 23, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000.
(7)	The address for Colm Barrington, Erik G. Braathen, Sean Donlon, Joseph M. Donovan and Susan M. Walton is c/o Babcock & Brown Air Limited, West Pier, Dun Laoghaire, County Dublin, Ireland.
(8)	The address for Steven Zissis and James Fantaci is c/o Babcock & Brown, 1 Dag Hammarskjold Plaza, 885 Second Avenue, 49th Floor, New York, NY 10017.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital reflects our memorandum of association and our bye-laws as these documents will be in effect upon the completion of this offering. Holders of ADSs will be able to exercise their rights with respect to the common shares underlying the ADSs only in accordance with the terms of the deposit agreement. See ‘‘Description of American Depositary Shares’’ for more information.

Share Capital

Our authorized share capital consists of US$500,000 divided into 499,999,900 common shares and 100 manager shares par value US$0.001 each. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares except as described herein.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preference shares. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of our company.

Manager Shares

Our Manager will own 100 manager shares that are entitled to director appointment rights and the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement described below. Manager shares will not convert into common shares. Upon a termination of our management agreement, the manager shares will cease to have any appointment and voting rights and, to the extent permitted under Section 42 of Companies Act 1981 (Bermuda), will be automatically redeemed for their par value. Manager shares are not entitled to receive any dividends and, other than with respect to director appointment rights, holder of manager shares have no voting rights.

Dividend Rights

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than the aggregate of our liabilities, our issued share capital (the aggregate par value of our issued and outstanding common shares) and our share premium account (the aggregate amount paid for our common shares in excess of their par value). As a result, in future years, if the realizable value of our assets decreases, our ability to make or maintain dividend payments may depend on our shareholders’ approval of resolutions reducing our share premium account and transferring balances to our contributed surplus account (to which we can allocate shareholder contributions that are unrelated to any share subscription).

We cannot assure you that the realizable value of our assets will remain at a level sufficient to enable us to continue to pay dividends under Bermuda law without a reduction in our share premium account. Under Bermuda law, we are entitled to reduce our share premium account by allocating amounts from that account to our contributed surplus account upon meeting certain statutory requirements. We intend, shortly after completion of this offering, to transfer the balance of our share premium account (which will include substantially all the net proceeds of this offering) to our contributed surplus account.

There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 50% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than two and not more than 21 directors as the board may from time to time determine. Our board of directors currently consists of seven directors, each of whom serves a one-year term. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are appointed by shareholders holding shares carrying a plurality of the votes cast on the resolution. Our bye-laws provide that, notwithstanding the foregoing, for so long as Babcock & Brown holds any of our manager shares, our Manager has the right to appoint the nearest whole number of directors on our board of directors that is not more than 3/7ths of the number of directors on our board of directors at the time. Our Manager’s appointees on our board of directors will not be required to stand for election by our shareholders other than by Babcock & Brown.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

A director (other than a director appointed by our Manager pursuant to its appointment right described above) may be removed with or without cause by a resolution including the affirmative vote of shareholders holding shares carrying at least 80% of the votes of all shares then issued and entitled to vote on the resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. A director appointed by our Manager pursuant to its appointment right described above may be removed with or without cause by our Manager upon notice from our Manager.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, privileges, qualifications, limitations and restrictions. See ‘‘— Preference Shares.’’

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Our bye-laws provide that if a competitor of BBAM acquires beneficial ownership of 15% or more of our common shares, then we have the option, but not the obligation, within 90 days of the acquisition of such threshold beneficial ownership, to require that shareholder to tender for all of our remaining common shares, or to sell such number of common shares to us or to third parties at fair market value as would reduce its beneficial ownership to less than 15%. In addition, our bye-laws provide that the vote of each common share held by a competitor of BBAM that beneficially owns 15% or more, but less than 50%, of our common shares will be reduced to three-tenths of a vote per share on all matters upon which shareholder may vote.

Termination of Our Manager

Our bye-laws provide that we may not terminate our Manager’s appointment under our management agreement without a determination by at least 75% of our independent directors and holders of 75% or more of all of our outstanding common shares (measured by vote) by resolution that there has been unsatisfactory performance by our Manager that is materially detrimental to us.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that underlie the ADSs that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Duties of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the ‘‘business judgment rule.’’ The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bye-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bye-laws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

Pursuant to Bermuda law, a company is restricted from declaring or paying a dividend if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium account. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued and outstanding common shares, and share premium is the aggregate amount paid for issued shares in excess of their par value. Share premium accounts may be reduced in certain limited circumstances. See ‘‘— Dividend Rights.’’

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution. Any merger or amalgamation not approved by our board must be approved by shareholders holding shares carrying not less than 66% of the votes of all shares entitled to vote on the resolution.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•	By a procedure under the Companies Act known as a ‘‘scheme of arrangement.’’ A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•	Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The operation of this provision as a waiver of the right to sue for violations of federal securities laws may be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also have entered into directors’ service agreements with our directors, pursuant to which we have agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bye-laws.

Calling of Special Shareholders’ Meetings

Under our bye-laws, a special general meeting may be called by the President, the chairman of the board or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of Organizational Documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders, adopted by the affirmative votes of at least a majority of all shares entitled to vote on the resolution. Our bye-laws provide that, notwithstanding the foregoing, at any time that Babcock & Brown holds any of our manager shares, rescission, alteration or amendment of the bye-law relating to our ability to terminate our Manager’s appointment under our management agreement also requires the approval of the holder of our manager shares.

Under Delaware law, unless the certificate of incorporation or bye-laws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bye-laws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Registrar and Transfer Agent

We expect all of our issued and outstanding common shares to be held by the depositary. Accordingly, Codan Services Limited, Hamilton, Bermuda, will act as the registrar and transfer agent for our common shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

Deutsche Bank Trust Company Americas as depositary will issue the ADSs representing the common shares that we are offering. Each ADS will represent an ownership interest in one common share which we will deposit with the custodian under the deposit agreement among ourselves, the depositary and yourself as an ADS holder. In the future, each ADS also will represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Your ADSs will be evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Your rights as a holder of ADSs will be governed by the deposit agreement and our bye-laws.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, New York 10005. Deutsche Bank Trust Company Americas’ principal executive office is located at 60 Wall Street, New York, New York 10005, United States of America. The depositary will keep books at its corporate trust office for the registration of ADRs and transfer of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purposes of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

For a description of our bye-laws, see ‘‘Description of Share Capital.’’

Holding the ADSs

Unless otherwise agreed among us and the depositary in accordance with the terms of the deposit agreement, the ADSs will be held electronically in book-entry form either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Bermuda law governs shareholder rights. The depositary will be the holder of the common shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

Fees and Expenses

Except as described below, we will pay all fees, charges and expenses of the depositary and any agent of the depositary pursuant to agreements from time to time between us and the depositary, except that if you elect to withdraw the common shares underlying your ADRs from the depositary you will be required to pay the depositary a fee of up to US$5.00 per 100 ADSs surrendered or any portion thereof, together with expenses incurred by the depositary and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, in connection with the withdrawal. We will not receive any portion of the fee payable to the depositary upon a withdrawal of shares from the depositary. The depositary will not make any payments to us, and we will not receive any portion of any fees collected by the depositary.

Except as specified above in connection with a cancellation of ADSs and withdrawal of common shares from the depositary, we will be required to pay any taxes and other governmental charges incurred by the depositary or the custodian on any ADR or common share underlying an ADR, including any applicable interest and penalties thereon, any stock transfer or other taxes and other governmental charges in any applicable jurisdiction.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, less any fees described below under ‘‘— Withholding Taxes, Duties and Other Governmental Charges.’’ You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date set by the depositary with respect to the ADSs.

•	Withholding Taxes, Duties and Other Governmental Charges. Before making a distribution, the depositary will deduct any withholding taxes, duties or other governmental charges that must be paid. Dividends on our shares will be subject to deduction of Irish withholding taxes, unless an exemption to withholding is available. U.S. holders of ADSs (including U.S. citizens or residents) are entitled to claim a refund of Irish withholding taxes on dividends. Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS (0.6% of our initial quarterly dividend of $0.50 per ADS) will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes. See ‘‘Taxation Considerations — Irish Tax Considerations — Irish Dividend Withholding Tax’’ for a discussion of Irish withholding taxes and exemptions from such tax available for U.S. resident and certain other holders.

•	Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent permissible by law. If the depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new common shares.

•	Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive dividends in either cash or common shares, the depositary will, after consultation with us and to the extent permissible by law and reasonably practicable, offer holders of ADSs the option to receive dividends in either cash or ADSs to the extent permissible under applicable law and in accordance with the deposit agreement.

•	Rights to receive additional shares. If we offer holders of our common shares any rights to subscribe for additional common shares or any other rights, the depositary, after consultation with us and to the extent permissible by law and reasonably practicable, will make these rights available to you as a holder of ADSs. If the depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf subject to your payment of applicable fees, taxes, charges and expenses. The depositary will then deposit the common shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any taxes and other governmental charges the rights require you to pay. U.S. securities laws or Bermuda law may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. Our intent is not to offer holders any rights to subscribe for additional common shares unless the holders of our ADSs would thereby be offered rights to receive ADSs in an offering registered under U.S. securities laws.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined that such distribution is lawful, practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, net of any taxes and other governmental charges withheld.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The depositary will deliver ADSs upon deposit of common shares with the custodian. The custodian will hold all deposited common shares, including those being deposited by us in connection with the offering to which this prospectus relates, for the account of the depositary. You thus have no direct ownership interest in the common shares and only have the rights as are set out in the deposit agreement. The custodian also will hold any additional securities, property and cash received on, or in substitution for, the deposited common shares. The deposited common shares and any such additional items are all referred to collectively as ‘‘deposited securities.’’

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. Alternatively, at your request, risk and expense, the depositary in its discretion will deliver certificated ADRs at the depositary’s principal New York office or any other location that it may designate as its transfer office.

You may surrender your ADRs at the depositary’s office or through instruction provided to your broker. Upon payment of its fees and charges of, and expenses incurred by, it and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

You have the right to cancel your ADSs and withdraw the underlying common shares at any time subject only to:

•	temporary delays caused by closing of our or the depositary’s transfer books, or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the surrender of ADRs evidencing a number of ADSs representing other than a whole number of common shares;

•	the payment of fees, charges, taxes and other governmental charges; or

•	where deemed necessary or advisable by the depositary or us in good faith due to any requirement of any U.S. or foreign laws, government, governmental body or commission, any securities exchange on which the ADSs or common shares are listed or governmental regulations relating to the ADSs or the withdrawal of the underlying common shares.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement. However, we do not intend to list our common shares for trading on any exchange. Therefore, it may be more difficult to dispose of our common shares than it will be to dispose of our ADSs.

Transmission of Notices to Shareholders

We will promptly transmit to the depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws. Upon our request and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the depositary’s Corporate Trust Office, the office of the custodian or any other designated transfer office of the depositary.

Voting Rights

As soon as practicable upon receipt of timely notice of any meeting at which the holders of our shares are entitled to vote, or of solicitation of consents or proxies from holders of our shares, the depositary will fix a record date in respect of such meeting or solicitation of consent or proxy. The depositary will, if requested by us in writing in a timely manner, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between us and the depositary from time to time) or otherwise distribute to holders of ADSs as of the record date: (a) such information as is contained in such notice of meeting (or solicitation of consent or proxy) received by the depositary from us, (b) a statement that holders as of the record date will be entitled, insofar as practicable and permitted under applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and of our bye-laws (and subject to such other requirements as we shall notify the depositary), to instruct the depositary as to the exercise of the voting rights (or deemed exercise of voting rights), if any, pertaining to the amount of our common shares represented by their respective ADSs, and (c) a statement as to the manner in which such instructions may be given or may be deemed to have been given as described below if no validly-completed instructions are received by the depositary from a holder of ADSs by the ADS voting cut off date set by the depositary for such purpose. Upon the written request of a holder as of such record date, received on or before the ADS voting cut off date, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of our common shares represented by the ADSs in accordance with the instructions set forth in such request.

To the extent no such instructions are received by the depositary on or before the ADS voting cut off date from holders of a sufficient number of shares so as to enable the Company to meet its quorum requirements with respect to any such meeting of shareholders, the depositary will, upon our written request and at all times subject to applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and our bye-laws, deem such holder to: (A) have instructed the depositary to take such action as is necessary to cause the number of underlying shares for which no voting instructions have been received from holders of ADSs so as to meet applicable quorum requirements (currently 25% of our common shares) to be counted for the purposes of satisfying applicable quorum requirements; and (B) have given a power of attorney to the depositary or the custodian, as its nominee, to cause such equal number of common shares so counted under (A) above being counted for the purposes of establishing a quorum, with respect to any resolution proposed by the Board of Directors of the Company within the agenda set for such meeting, to be voted at any such meeting in proportion to the voting instructions duly-received by the depositary from holders of ADSs as of the record date by the ADS voting cut off date; provided, however that, except to the extent we have provided the depositary with at least 30 days’ written notice of any such meeting, the common shares shall not be so counted and shall not be so voted (proportionately to the voting instructions received by the depositary from holders of ADSs as of the record date by the ADS voting cut off date) with respect to any matter as to which the depositary informs us that the depositary reasonably believes that with respect to any such resolution: (i) substantial opposition exists or (ii) it materially affects the rights of holders of common shares. For the purposes of this provision of the deposit agreement, by way of example and not limitation, it is agreed that routine matters, such as appointing auditors and directors (except where a competing director or slate of directors is proposed), and resolutions to approve the public offering or private placement of securities, would not materially affect the rights of holders of common shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return voting instructions to the depositary by the ADS voting cut off date. In the deposit agreement, we have agreed that we will endeavor to provide at least 30 days’ prior written notice to the depositary which will enable the timely notification of holders as to limitations on the ability of the depositary to vote a particular ADS according to the voting instructions received in regard to such ADS. Common shares which have been withdrawn from the depositary facility and transferred on our register of members to a person other than the depositary or its nominee may be voted by the holders thereof in accordance with applicable law and our bye-laws. However, holders or beneficial owners of ADSs may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the common shares and vote at such meetings.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADRs. The depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split-up or combination of ADRs, or allow you to withdraw the deposited securities underlying your ADSs until such payment is made including any applicable interest and penalty thereon. We, the custodian or the depositary may withhold or deduct the amounts of taxes owed from any distributions to you or may sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS (0.6% of our initial quarterly dividend of $0.50 per ADS) will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law, (2) any distribution on the common shares that is not distributed to you and (3) any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party resulting in a distribution of cash or securities to our shareholders, then the cash, common shares or other securities received by the depositary in connection therewith will become deposited securities and be subject to the deposit agreement and any applicable law, evidence the right to receive such additional deposited securities, and the depositary may choose to:

•	distribute additional ADSs;

•	call for surrender of outstanding ADSs to be exchanged for new ADSs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or

•	treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

At any time we may instruct the depositary to terminate the deposit agreement, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the deposit agreement if it has told us that it would like to resign or we have removed the depositary and we have not appointed a new depositary bank within 90 days, in such instances, the depositary will give notice to you at least 30 days prior to termination. After termination, the depositary’s only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the depositary.

We intend to maintain a depositary arrangement for so long as it facilitates U.S. holders in benefiting from an exemption to Irish withholding taxes on dividends on our common shares.

Limitations on Obligations and Liability

The deposit agreement expressly limits our and the depositary’s obligations and liability.

We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

•	are not liable if either of us by law or circumstances beyond our control is prevented from, or delayed in, performing any obligation under the agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum of association and bye-laws, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•	are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum of association and bye-laws;

•	are not liable for any action/inaction on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder to benefit from any distribution, offering, right or other benefit if made in accordance with the provisions of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and

•	shall not incur any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement.

The depositary and its agents shall not incur any liability under the deposit agreement for the failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities for the creditworthiness of any third party and for any indirect, special, punitive or consequential damage.

We have agreed to indemnify the depositary under certain circumstances. However, the deposit agreement does not limit our liability under federal securities laws. The depositary may own and deal in any class of our securities and in the ADSs.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common shares or other property, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary also may suspend the issuance of ADSs, the deposit of common shares, the registration, transfer, split-up or combination of ADSs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADSs is closed or if we or the depositary decide any such action is necessary or advisable.

Deutsche Bank Trust Company Americas will keep books for the registration and transfer of ADRs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADRs.

Disclosure of Interests

By purchasing ADSs, you agree to comply with our memorandum of association and bye-laws and the laws of Bermuda, the United States of America and any other relevant jurisdiction regarding any disclosure requirements regarding ownership of common shares, all as if the ADSs were, for this purpose, the common shares they represent.

The Depositary

The depositary is Deutsche Bank Trust Company Americas. The depositary is a state chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The depositary was incorporated as a limited liability bank on March 5, 1903 in the State of New York. The registered office of the depositary is located at 60 Wall Street, New York, NY 10005 and the registered number is BR1026. The principal executive office of the depositary is located at 60 Wall Street, New York NY 10005. The depositary operates under the laws and jurisdiction of the State of New York.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ADSs or our common shares, and we cannot predict the effect, if any, that market sales of ADSs or availability of any ADSs for sale will have on the market price of ADSs prevailing from time to time. Sales of substantial amounts of ADSs or the perception that such sales could occur, could adversely affect the market price of our ADSs and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering and the concurrent private placement to Babcock & Brown and the other private investors, a total of 33,603,450 ADSs will be issued and outstanding. All of the 18,695,650 ADSs sold in this offering will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, except for any ADSs purchased by our ‘‘affiliates,’’ as that term is defined in Rule 144 under the U.S. Securities Act of 1933. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The 14,907,800 ADSs sold in the private placement and any ADSs held by affiliates may not be resold in the absence of registration under the Securities Act of 1933 or pursuant to an exemption from registration, including, among others, the exemption provided by Rule 144 under the U.S. Securities Act of 1933.

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol ‘‘FLY.’’ Our common shares will only be offered in the form of ADS.

Lock-up Agreements

We, our executive officers and directors, together with our Manager, our servicer, Babcock & Brown and certain of their executive officers and directors, and the other private investors have agreed with the underwriters that, subject to limited exceptions described in ‘‘Underwriting,’’ for a period of 360 days (in the case of Babcock & Brown) or 180 days (in the case of us and all others) from the date of this prospectus, we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, sell, contract to sell, transfer, pledge, dispose of or hedge directly or indirectly any of our common shares or ADSs or any securities convertible into or exchangeable for our common shares or ADSs. The lockup agreements are subject to certain exceptions, including in the case of certain of the lockup agreements to permit the pledge of shares to secure loans to finance the acquisition of shares (or, in the case of Babcock & Brown, to secure loans made as part of its general corporate borrowing program), and pledges to secure the promissory notes that some of the private investors will deliver to us in connection with the private placement. The securities subject to these lock-up agreements may be released at any time without notice upon the written consent of Morgan Stanley & Co. Incorporated. These ‘‘lock-up’’ restrictions are subject to extension such that, in the event that either (1) during the last 17 days of the applicable restricted period, we issue an earnings release or material news, or a material event relating to us occurs or (2) prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable period, the ‘‘lock-up’’ restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Registration Rights Agreement

Upon completion of the private placement, we will enter into a registration rights agreement with Babcock & Brown and the other private investors purchasing our shares in the private placement pursuant to which we will agree that, upon the request of Babcock & Brown or any of the other private investors

•	at any time beginning 180 days but prior to 360 days after the date of this prospectus, we will file one registration statement to register for resale under the Securities Act the shares that Babcock & Brown and the other private investors are purchasing from us, and

•	at any time on and after 360 days after the date of this prospectus, we will file one or more registration statements to register for resale under the Securities Act the shares that Babcock & Brown and the other private investors are purchasing from us.

In the registration rights agreement we will also agree to register the shares that our Manager may receive in payment of the incentive fee under our management agreement. In the registration rights agreement we will agree to pay expenses in connection with such registration and sales and will indemnify the private investors and Babcock & Brown for material misstatements or omissions in the registration statement.

TAXATION CONSIDERATIONS

The following discussion is a summary of certain of the tax implications of an investment in our shares. You should consult your tax advisor prior to investing regarding all Irish, U.S. federal, U.S. state, U.S. local, Bermuda and other country income and other tax consequences of an investment in our shares, with specific reference to your own particular tax situation and recent changes in applicable law.

Irish Tax Considerations

We will be tax resident in Ireland. The following discussion reflects the material Irish tax consequences applicable to both Irish and Non-Irish Holders (as defined below) of the acquisition, ownership and disposition of our shares. This discussion is based on Irish tax law, statutes, treaties, regulations, rulings and decisions all as of the date of this prospectus. Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, to what impact, if any, such changes will have on the summary contained in this prospectus. Proposed amendments may not be enacted as proposed, and legislative or judicial changes, as well as changes in administrative practice, may modify or change statements expressed herein.

This summary is of a general nature only. It does not constitute legal or tax advice nor does it discuss all aspects of Irish taxation that may be relevant to any particular holder of our shares. The Irish tax treatment of a holder of our shares may vary depending upon such holder’s particular situation, and holders or prospective purchasers of our shares are advised to consult their own tax advisors as to the Irish or other tax consequences of the purchase, ownership and disposition of our shares.

For the purposes of this summary of Irish tax considerations:

•	An ‘‘Irish Holder’’ is a holder of our shares that (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by the relevant ADR; (2) in the case of individual holders, is resident or ordinarily resident in Ireland under Irish taxation laws; and (3) in the case of a holder that is a company, is resident in Ireland under Irish taxation laws and is not also a resident of any other country under any double taxation agreement entered into by Ireland.

•	A ‘‘Non-Irish Holder’’ is a Holder of our shares that is not an Irish Holder and has never been an Irish Holder.

•	A ‘‘US Holder’’ is a holder of our shares that: (1) beneficially owns our shares by virtue of holding the related ADSs evidenced by the relevant ADR; (2) is a resident of the United States for the purposes of the Ireland/United States Double Taxation Convention; (3) in the case of an individual holder, is not also resident or ordinarily resident in Ireland for Irish tax purposes; (4) in the case of a corporate holder, is not resident in Ireland for Irish tax purposes and is not ultimately controlled by persons resident in Ireland; and (5) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland.

•	‘‘Relevant Territory’’ is defined as a country with which Ireland has a double tax treaty, (which includes the United States), or a member state of the European Union other than Ireland.

Irish Dividend Withholding Tax

Dividends that we pay on our shares generally will be subject to a 20% dividend withholding tax, or DWT. DWT may not apply where an exemption is permitted by legislation or treaty and where we have received all necessary documentation prior to the payment of the dividend.

Irish Holders.    Individual Irish Holders will be subject to DWT on any dividend payments that we make. Corporate Irish Holders will generally be entitled to claim an exemption from DWT by delivering a declaration to us in the form prescribed by the Irish Revenue Commissioners.

Non-Irish Holders.    Shareholders who are individuals resident in a Relevant Territory and who are not resident or ordinarily resident in Ireland may receive dividends free from DWT where the shareholder has provided us with the relevant declaration and residency certificate required by Irish legislation. Corporate shareholders that are not resident in Ireland and

•	who are ultimately controlled by persons resident in a Relevant Territory and who are not ultimately controlled by persons not resident in a Relevant Territory; or

•	who are resident in a Relevant Territory and not controlled by Irish residents; or

•	whose principal class of shares or the principal class of shares of whose 75% or greater parents are substantially and regularly traded on a recognized stock exchange in a Relevant Territory; or

•	which are wholly owned by two or more companies, each of whose principal class of shares are substantially and regularly traded on a recognized stock exchange in a Relevant Territory may receive dividends free from DWT where they provide us with the relevant documentation required by Irish law.

U.S. Holders.    Qualifying American depositary banks that receive dividends from Irish companies and transmit those dividends to U.S. Holders of ADSs are permitted to transmit those dividends on a gross basis (without deduction of DWT) in the following circumstances:

•	where the depositary bank’s ADS register shows that the direct beneficial owner has a U.S. address on the register; or

•	if there is a further intermediary between the depositary bank and the beneficial shareholder, where the depositary bank received confirmation from the intermediary that the beneficial shareholder’s address in the intermediary’s records is in the United States.

Consequently, we expect that U.S. Holders of ADSs will receive dividends that we pay free of DWT.

U.S. Holders that do not comply with the documentation requirements or otherwise do not receive the dividend gross of Irish withholding taxes may be entitled to claim a refund of the 20% withholding tax from the Irish Revenue Commissioners.

Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS (0.6% of our initial quarterly dividend of $0.50 per ADS) will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

Income Tax

Irish and Non-Irish Holders

Irish Holders.    Individual Irish Holders will be subject to income tax on the gross amount of any dividend (i.e., the amount of the dividend received plus any DWT withheld), at their marginal rate of tax (currently either 20% or 41% depending on the individual’s circumstances). Individual Irish Holders will be able to claim a credit against their resulting income tax liability in respect of any DWT. Individual Irish Holders may, depending on their circumstances, also be subject to the Irish health levy of 2.5% and pay related social insurance contributions of up to 3% in respect of dividend income.

Corporate Irish Holders generally will not be subject to Irish tax in respect of dividends received.

Non-Irish Holders.    Non-Irish Holders will not have an Irish income tax liability on dividends from us if the shareholder is neither resident nor ordinarily resident in Ireland and is:

•	an individual resident in a Relevant Territory; or

•	a corporation that is ultimately controlled by persons resident in a Relevant Territory; or

•	a corporation whose principal class of shares (or whose 75% or greater parent’s principal class of shares) are substantially and regularly traded on a recognized stock exchange in a Relevant Territory; or

•	a corporation that is wholly owned by two or more corporations each of whose principal class of shares is substantially and regularly traded on a recognized stock exchange in a Relevant Territory; or

•	otherwise entitled to an exemption from DWT.

If a Non-Irish Holder is not so exempted, such shareholder will be liable for Irish income tax (currently 20%) on dividends received from us, but will be entitled to a credit for DWT withheld.

Taxation of Capital Gains

Irish Holders.    Irish Holders that acquire shares will generally be considered, for Irish tax purposes, to have acquired their shares at a base cost equal to the amount paid for shares. On subsequent dispositions, shares acquired at an earlier time will generally be deemed, for Irish tax purposes, to be disposed of on a ‘‘first in first out’’ basis before shares acquired at a later time. Irish Holders that dispose of their shares will be subject to Irish capital gains tax (CGT) to the extent that the proceeds realized from such disposition exceed the base cost of the common shares or ADSs disposed of and any incidental expenses. The current rate of CGT is 20%. Unutilized capital losses from other sources generally can be used to reduce gains realized on the disposal of our shares.

An annual exemption allows individuals to realize chargeable gains of up to €1,270 in each tax year without giving rise to CGT. This exemption is specific to the individual and cannot be transferred between spouses. Irish Holders are required, under Ireland’s self-assessment system, to file a tax return reporting any chargeable gains arising to them in a particular tax year. When disposal proceeds are received in a currency other than euro they must be translated into euro amounts to calculate the amount of any chargeable gain or loss. Similarly, acquisition costs denominated in a currency other than the euro must be translated at the date of acquisition to euro amounts. Irish Holders that realize a loss on the disposition of our shares generally will be entitled to offset such allowable losses against capital gains realized from other sources in determining their CGT liability in a year. Allowable losses which remain unrelieved in a year generally may be carried forward indefinitely for CGT purposes and applied against capital gains in future years. Transfers between spouses will not give rise to any chargeable gain or loss for CGT purposes.

Non-Irish Holders.    A person who is not resident or ordinarily resident in Ireland is not subject to Irish capital gains tax on the disposal of our shares.

Irish Capital Acquisitions Tax

A gift or inheritance of our shares will be within the charge to capital acquisitions tax (CAT) where the donor/deceased or the beneficiary is resident or ordinarily resident in Ireland at the date of the gift/inheritance or to the extent that the property of which the gift or inheritance consists is situated in Ireland at the relevant date. Special rules with regard to residence apply where an individual is not domiciled in Ireland. CAT is charged at a flat rate of 20%. Gifts and inheritances between spouses are not subject to capital acquisitions tax.

The Estate Tax Convention between Ireland and the United States generally provides for Irish CAT paid on inheritances in Ireland to be credited, in whole or in part, against tax payable in the United States, in the case where an inheritance of shares is subject to both Irish CAT and US federal estate tax. The Estate Tax Convention does not apply to Irish CAT paid on gifts.

Irish Stamp Duty

No Irish stamp or capital duty shall apply to the issuance of the common shares. Transfers of the common shares would not ordinarily be subject to Irish stamp duty, unless the transfer was related to

Irish property or any matter or thing done or to be done in Ireland. Transfers of ADSs are exempt from Irish stamp duty when the ADSs are dealt in on the New York Stock Exchange, NASDAQ National Market or any recognized stock exchange in the United States or Canada and the transfer does not relate to Irish property or any matter or thing done or to be done in Ireland.

Taxation of the B&B Air Group

Corporation Tax

In general, Irish-resident companies pay corporation tax at the rate of 12.5 per cent on trading income and 25 per cent on non-trading income. B&B Air and its Irish-tax-resident subsidiaries intend to conduct their business so that they should be considered tax-resident in Ireland and to be carrying on a trade for Irish tax purposes. In calculating net trading income, B&B Air and its Irish-tax-resident subsidiary companies should be entitled to a deduction for trading expenses and tax depreciation on the aircraft.

Non-trading income, including certain categories of interest income, will be subject to corporation tax at the rate of 25%.

Irish Value-Added Tax (VAT)

Ireland generally imposes VAT on the supply of goods and services. Payments by a lessee to B&B Air will not be subject to Irish VAT in any case where the leased aircraft is used or to be used by a transport undertaking operating for reward chiefly on international routes or the aircraft is or is to be effectively used an enjoyed wholly outside the EU.

Any Irish VAT that may become payable by B&B Air in connection with any services performed by the servicer or our Manager will be eligible to be reclaimed on the assumption that invoices addressed to B&B Air relate to costs attributable to a business activity of that company which is considered to be a supply of goods or services by that company.

Irish VAT may also be payable on services provided to B&B Air by other service providers in Ireland or abroad (in the latter case on a reverse charge basis). On the assumption set out above such VAT should be eligible to be recovered where it is charged by Irish service providers or should not give rise to a cash outlay where the reverse charge applies.

Any VAT payable by B&B Air which is not referable to a taxable supply of goods or services by it will not be recoverable.

U.S. Federal Income Tax Considerations

The following is a general discussion of the U.S. federal income taxation of us and of certain U.S. federal income tax consequences of acquiring, holding or disposing of the shares by U.S. Holders (as defined below) and information reporting and backup withholding rules applicable to both U.S. and Non-U.S. Holders (as defined below). It is based upon the U.S. Internal Revenue Code, the U.S. Treasury regulations (‘‘Treasury Regulations’’) promulgated thereunder, published rulings, court decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary does not purport to address all of the U.S. federal income tax consequences applicable to us or to all categories of investors, some of whom may be subject to special rules including, without limitation, dealers in securities or currencies, financial institutions or ‘‘financial services entities,’’ life insurance companies, holders of shares held as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘constructive sale’’ or ‘‘conversion transaction’’ with other investments, U.S. persons whose ‘‘functional currency’’ is not the U.S. dollar, persons who have elected ‘‘mark-to-market’’ accounting, persons who have not acquired their shares upon their original issuance, or in exchange for consideration other than cash, persons who hold their share through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, or persons for whom a share is not a capital asset, and persons holding, directly indirectly or constructively, 5% or more of our shares or underlying shares. The tax consequences of an investment in our shares will depend not only on the nature of our operations and the then-applicable U.S. federal tax principles, but also on certain factual determinations that cannot be made at this time, and upon a particular investor’s individual circumstances. No advance rulings have been or will be sought from the Internal Revenue Service (the ‘‘IRS’’) regarding any matter discussed herein.

For purposes of this discussion, a ‘‘U.S. Holder’’ is (1) a citizen or resident of the United States; (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A ‘‘Non-U.S. Holder’’ is a beneficial owner of our shares that is not a U.S. Holder and who, in addition, is not (1) a partnership or other fiscally transparent entity; (2) an individual present in the United States for 183 days or more in a taxable year who meets certain other conditions; or (3) subject to rules applicable to certain expatriates or former long-term residents of the United States. This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase the shares. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States. For U.S. tax purposes holders of our ADSs are treated as if they hold the underlying common shares represented by the ADSs.

Taxation of U.S. Holders of Shares

U.S. holders of shares will be subject to U.S. tax under either the passive foreign investment companies (‘‘PFIC’’) rules or the controlled foreign corporation (‘‘CFC’’) rules.

Tax Consequences of Passive Foreign Investment Company (PFIC) Status.    We will be deemed a PFIC if 75% or more of our gross income, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value, in a taxable year is passive income. Alternatively, we will be deemed to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income may include, among other things, amounts derived by reason of the temporary investment of funds raised in offerings of our securities and rent paid pursuant to the existing leases of the aircraft in our Initial Portfolio. We will be a PFIC for 2007 and for the foreseeable future. Because we are a PFIC our distributions will not qualify for the reduced rate of U.S. federal income tax that applies to qualified dividends paid to non-corporate U.S. Holders. Thus dividends will be taxed at the normal rate applicable to ordinary income.

Because we will be a PFIC, U.S. Holders of our shares will be subject to different taxation rules with respect to an investment in our shares depending on whether they elect to treat us as a qualified electing fund, or a QEF, with respect to their investment in our shares. If a U.S. Holder makes a QEF election in the first taxable year in which the U.S. Holder owns our shares (and if we comply with certain reporting requirements, which we intend to do), then such U.S. Holder will be required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, subject to a separate voluntary election to defer payment of taxes, which deferral is subject to an interest charge. If a QEF election is made, U.S. Holders will not be taxed again on our distributions attributable to QEF inclusions. Distributions in excess of QEF inclusions will be applied against and will reduce the U.S. Holder’s basis in our shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of a capital asset.

Provided you make a QEF election, we estimate that if you hold the shares that you purchase in this offering through December 31, 2009, you will be allocated, on a cumulative basis, an amount of U.S.

federal taxable income for such period that will be less than 33% of the cash distributions paid to you during such period. Although we have estimated that if you make a QEF election the taxable income allocated to you initially will be less than projected distributions, if we do not acquire additional aircraft generating sufficient depreciation deductions for U.S. tax purposes, your share of taxable income will likely exceed cash distributions at some point in the future. Distributions in excess of the amounts treated as income will be treated first as a non-taxable return of capital to the extent of your basis in the shares and thereafter as a capital gain. These estimates are based upon the assumption that cash flow from operations will be sufficient to pay the regular quarterly distributions on our shares during the referenced period and other assumptions with respect to the timing of the transfer of the aircraft in the Initial Portfolio to us, capital expenditures, cash flow and anticipated aircraft acquisitions and dispositions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, there can be no assurance that your allocable U.S. federal taxable income will not be more or less than the estimated amounts. It is also possible that U.S. federal taxable income allocated to you in any period could exceed the amount of distributions paid to you with respect to such period.

Because we are a PFIC, if a U.S. Holder does not make a QEF election, then the following special rules will apply:

•	Excess distributions by us to a U.S. Holder would be taxed in a special way. ‘‘Excess distributions’’ are amounts received by a U.S. Holder with respect to our shares in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or such U.S. Holder’s holding period for shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our shares. A U.S. Holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to each prior taxable year in which we were a PFIC at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

•	The entire amount of gain realized by a U.S. Holder upon the sale or other disposition of shares will also be treated as an excess distribution and will be subject to tax as described above.

•	The tax basis in shares that were acquired from a decedent who was a U.S. Holder would not receive a step-up to fair market value as of the date of the decedent’s death but would instead be equal to the decedent’s basis, if lower than fair market value.

The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return or, if not required to file an income tax return, by filing such form with the IRS. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. Holder must file a completed IRS Form 8621 every year. We intend to provide U.S. Holders with all necessary information to enable them to make QEF elections as described above. If any subsidiary is not subject to an election to be treated as a disregarded entity or partnership for U.S. tax purposes then a QEF election would have to be made for each such subsidiary. We intend to make an election to treat each of our subsidiaries as a disregarded entity for U.S. tax purposes.

U.S. Holders may, instead of making a QEF election, elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference, as of the close of the taxable year, between the fair market value of the shares and the U.S. Holder’s adjusted tax basis in the shares. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. A mark-to-market election is only available if our shares meet trading volume requirements on a qualifying exchange and will only be effective if we make an election to treat each of our subsidiaries that would be PFICs as disregarded entities or partnerships for U.S. tax purposes. We intend to make such elections for all of our subsidiaries.

U.S. Holders who hold shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to certain exceptions for U.S. Holders who made a QEF election.

You should consult your tax advisor about the PFIC rules, including the advisability of making a QEF election or mark-to-market election.

Tax Consequences of CFC Status.    It is possible that we will be a controlled foreign corporation, a ‘‘CFC’’ for U.S. federal income tax purposes. We will be a CFC for any year in which U.S. Holders that each owns (directly, indirectly or by attribution) at least 10% of our voting shares (each a ‘‘10% U.S. Holder’’), together own more than 50% of the total combined voting power of all classes of our voting shares or more than 50% of the total value of our shares. The classification as a CFC has many complex results, one of which is that if you are a 10% U.S. Holder on the last day of our taxable year, you will be required to recognize as ordinary income your pro rata share of our income (including both ordinary earnings and capital gains) for the taxable year, whether or not you receive any distributions on your shares during that taxable year. In addition, special foreign tax credit rules would apply. Your adjusted tax basis in your shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would result in a corresponding reduction in your adjusted tax basis in your shares and would not be taxed again when you receive such distribution. Subject to a special limitation in the case of individual 10% U.S. Holders that have held their shares for more than one year, if you are a 10% U.S. Holder, any gain from disposition of your shares will be treated as dividend income to the extent of accumulated earnings attributable to such shares during the time you held such shares.

For any year in which we are both a PFIC and a CFC, if you are a 10% U.S. Holder, you would be subject to the CFC rules and not the PFIC rules with respect to your investment in shares.

You should consult your tax advisor about the application of the CFC rules to your particular situation.

Taxation of the Disposition of Shares.    A U.S. Holder that has made a QEF election for the first year of its holding period will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s basis in the shares, which is usually the cost of such shares (as adjusted to take into account any QEF or subpart F inclusion and any distribution) and the amount realized on a sale or other taxable disposition of the shares. If, as anticipated, the shares are publicly traded, a disposition of shares will be considered to occur on the ‘‘trade date,’’ regardless of the holder’s method of accounting. If a QEF election has been made, capital gain from the sale, exchange or other disposition of shares held more than one year is long-term capital gain and is eligible for a maximum 15% rate of taxation for non-corporate holders. The deductibility of a capital loss recognized on the sale, exchange or other disposition of shares is subject to limitations. Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of shares generally will be treated as United States source income or loss for United States foreign tax credit purposes.

Information Reporting and Backup Withholding for U.S. Holders

Dividend payments made within the United States with respect to the shares, and proceeds from the sale, exchange or redemption of shares, may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, a U.S. Holder will provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amount withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding for Non-U.S. Holders

Information reporting to the United States and backup withholding to the IRS generally would not be required for dividends paid on our shares or proceeds received upon the sale, exchange or redemption of our shares to Non-U.S. Holders who hold or sell our shares through the non-U.S. office of a non-U.S. related broker or financial institution. Information reporting and backup withholding may apply if shares are held by a Non-U.S. Holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to establish an exemption from information reporting and backup withholding by certifying such holder’s status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your own tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding. Non-U.S. Holders should consult their tax advisors regarding the application of these rules.

Taxation of B&B Air and Our Subsidiaries

For U.S. federal income tax purposes, we will be treated as a non-U.S. corporation and each other member of our group will be treated as either a disregarded entity, a grantor trust or a partnership, in each case, a pass-through entity for U.S. tax purposes. Accordingly, it is anticipated that any U.S. federal income tax payable by reason of the activities of the members of our group will be payable by us. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is directly or through agents engaged in a trade or business in the U.S. is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is ‘‘effectively connected’’ with such trade or business. In addition, such a non-U.S. corporation may be subject to the U.S. federal branch profits tax on the portion of its ‘‘effectively connected earnings and profits’’ constituting ‘‘dividend equivalent amounts’’ at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty. In addition non-U.S. corporations that earn certain U.S. source income not connected with a U.S. trade or business can be subject to a 30% withholding tax on such gross income unless they are entitled to a reduction or elimination of such tax by an applicable treaty. Furthermore, even if a non-U.S. corporation is not engaged in business in the United States, certain U.S. source ‘‘gross transportation income’’ (which includes rental income from aircraft that fly to and from the United States) is subject to a 4% gross transportation tax in the United States unless a statutory or treaty exemption applies.

We expect that we and our Irish tax resident subsidiaries will be entitled to claim the benefits of the Irish Treaty. Accordingly, even if we earn income that otherwise would be treated as subject to tax in the United States, such income is expected to be exempt from U.S. tax under the Irish Treaty to the extent that it is (1) rental income attributable to aircraft used in international traffic; (2) gain from the sale of aircraft used in international traffic; or (3) U.S. source business profits (which includes rental income from, and gains attributable to, aircraft operated in U.S. domestic service) not connected with a U.S. permanent establishment. For this purpose, ‘‘international traffic’’ means transportation except where flights are solely between places within the United States. We also expect that we will not be treated as having a U.S. permanent establishment. Thus we do not believe that we will be subject to taxation in the United States on any of our aircraft rental income or gains from the sale of aircraft.

No assurances can be given, however, that we will continue to qualify each year for the benefits of the Irish Treaty or that we will not in the future be treated as maintaining a permanent establishment in the U.S. In order for us and our subsidiaries to be eligible for the benefits of the Irish Treaty for a particular fiscal year, we must each satisfy the requirements of Article 23 (Limitation on Benefits) of the Irish Treaty for that fiscal year. We will be eligible for the benefits of the Irish Treaty if the principal class of our shares are substantially and regularly traded on one or more recognized stock exchanges. Our shares will be substantially and regularly traded on one or more recognized stock exchanges in a fiscal year if: (1) trades in such shares are effected on such stock exchanges in more than de minimis quantities during every quarter; and (2) the aggregate number of shares traded on such stock exchanges during the previous fiscal year is at least 6% of the average number of shares outstanding during that taxable year. In particular, if our shares cease to be treated as regularly traded, then we may no longer be eligible for the benefits of the Irish Treaty. Our subsidiaries that are Irish tax-resident will be eligible for benefits under the Irish Treaty if we hold, directly or indirectly, 50% or more of the vote and value of the subsidiary and we meet the regularly traded test described above.

If we or any subsidiary were not entitled to the benefits of the Irish Treaty, any income that we or that subsidiary earns that is treated as effectively connected with a trade or business in the United States, either directly or through agents, would be subject to tax in the United States at a rate of 35%. In addition, we or that subsidiary would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%, considered distributed from the U.S. business.

In addition, if we did not qualify for Irish Treaty benefits, certain U.S. source rental income not connected with a U.S. trade or business could be subject to withholding tax of 30% and certain U.S. source gross transportation income could be subject to a 4% gross transportation tax. However even if we were not entitled to the benefits of the Irish Treaty, we would be exempt from the 4% gross transportation tax if we qualify for an exemption under section 883 of the Code. Section 883 provides an exemption from U.S. federal income taxation for income derived from aircraft used in international traffic by certain foreign corporations. To qualify for this exemption in respect of rental income derived from international traffic, the lessor of the aircraft must be organized in a country that grants a comparable exemption to U.S. lessors (Ireland and Bermuda each does), and the direct and indirect shareholders of the lessor must satisfy certain residency requirements. We and our majority-owned subsidiaries can satisfy these residency requirements in any year our shares are primarily and regularly traded on a recognized exchange for more than half the days of such year. Our shares will be considered to be primarily and regularly traded on a recognized exchange in any year if: (1) the number of trades in our shares effected on such recognized stock exchanges exceed the number of our shares (or direct interests in our shares) that are traded during the year on all securities markets; (2) trades in our shares are effected on such stock exchanges in more than de minimis quantities on at least 60 days during every calendar quarter in the year; and (3) the aggregate number of our shares traded on such stock exchanges during the previous year is at least 10% of the average number of our shares outstanding in that class during that year. In particular, if our shares cease to be treated as regularly traded, then we may no longer be eligible for the section 883 exemption.

Bermuda Tax Considerations

We are incorporated under the laws of Bermuda. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Jefferies & Company, Inc.
J.P. Morgan Securities Inc.
Total	18,695,650

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $           per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,804,348 additional ADSs, at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $         million, the total underwriters’ discounts and commissions would be $                 million and total proceeds to the selling shareholders would be $             million. We will not receive any proceeds from the sale of shares pursuant to the exercise of the underwriters’ over-allotment option.

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol ‘‘FLY.’’

We, our executive officers and directors, together with our Manager and Babcock & Brown and the other private investors, have agreed that, subject to certain permitted exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 360 days (in the case of Babcock & Brown) or 180 days (in the case of us and all others) after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any ADSs or any securities convertible into or exercisable or exchangeable for ADSs;

•	file any registration statement with the SEC relating to the offering of any ADSs or any securities convertible into or exercisable or exchangeable for ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs;

whether any such transaction described above is to be settled by delivery of ADSs or such other securities, in cash or otherwise. The lockup agreements are subject to certain exceptions, including in the case of certain of the lockup agreements to permit the pledge of shares to secure loans to finance the acquisition of shares (or, in the case of Babcock & Brown, to secure loans made as part of its general corporate borrowing program), and pledges to secure the promissory notes that some of the private investors will deliver to us in connection with the private placement.

The 180-day or 360-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the applicable restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the ‘‘lock-up’’ restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the earnings release date or the occurrence of the material news or material event.

We have been advised by Morgan Stanley & Co. Incorporated that they have no present intent or arrangement to release any ADSs subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any ADSs subject to a lock-up, Morgan Stanley & Co. Incorporated would consider the particular circumstances surrounding the request, including but not limited to, the length of time before the lock-up expires, the number of ADSs requested to be released, the reasons for the request, the possible impact on the market for our ADSs and whether the holder of ADSs requesting the release is an officer, director or other affiliate of our company.

The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $5.9 million, which includes accounting and a portion of the legal and printing costs and various other fees associated with registering and listing our ADSs.

The following table shows the per-ADS and total underwriting discounts and commissions that we and the selling shareholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional ADSs from the selling shareholders.

	Per ADS		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling shareholders	$	$	$	$
Expenses payable by the selling shareholders	$	$	$	$

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Under the asset purchase agreement JET-i will sell to us the aircraft in the Initial Portfolio. The existing equity holders of JET-i will receive a pro rata share of the proceeds of such sale as a distribution from JET-i after repayment of JET-i’s indebtedness. Certain of the equity holders of JET-i have agreed to pay us amounts to defray expenses of this offering (including underwriting discounts) as the proceeds of this offering will in part fund JET-i’s distribution payments to them.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

From time to time, certain of the underwriters and their respective affiliates have provided, and continue to provide, investment banking and other services to us, Babcock & Brown and its affiliates for which they receive customary fees and commissions.

Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as initial purchasers of the notes in our securitization. For a description of our securitization, see ‘‘Description of Indebtedness — Securitization.’’

Credit Suisse International, an affiliate of Credit Suisse Securities (USA) LLC, will act as a counterparty in certain interest-rate swap transactions with our securitization and warehouse subsidiaries.

Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, is a lender and agent under our predecessor’s warehouse credit facility which has an aggregate of approximately $1.1 billion of borrowings outstanding as of September 10, 2007. In addition, in connection with this offering, an affiliate of Credit Suisse Securities (USA) LLC has committed to provide our subsidiary, B&B Air Acquisition, with a $1.2 billion ‘‘warehouse’’ credit facility. The commitment provides that the credit facility will provide for loans of up to $1.2 billion to finance the acquisition of aircraft, subject to a requirement that we provide a $96 million equity tranche of the facility and certain other conditions. See ‘‘Description of Indebtedness – Credit Facility.’’

Jet-Investment Holdings LLC, whose sole member is Credit Suisse First Boston RAFT, LLC, an affiliate of Credit Suisse Securities (USA) LLC, owns approximately a 7.6% equity interest in JET-i Holdings LLC, a limited liability company whose subsidiary, JET-i Leasing LLC, owns 44 of the aircraft in our Initial Portfolio. Based on an assumed initial public offering price of $23.00 per ADS, which is the midpoint of the price range set forth on the cover of this prospectus, we estimate that we will pay an aggregate purchase price for these aircraft of $1,451.0 million, of which approximately

$24.0 million will be paid to the affiliate of Credit Suisse Securities (USA) LLC in respect of its interest in JET-i Holdings LLC. Credit Suisse Securities (USA) LLC has also agreed to purchase from us in the private placement 747,613 ADSs at the initial public offering price and, in consideration of the arrangement of the transactions occurring in connection with this offering, to pay us an amount of $334,425. The shares purchased by Credit Suisse Securities (USA) LLC will be subject to a lock-up agreement as described in this ‘‘Underwriting’’ section.

Approximately $178.6 million of the net proceeds we receive from this offering, the concurrent private placement and the securitization will be used to repay the indebtedness owed to Credit Suisse, Cayman Islands Branch, under JET-i Leasing’s warehouse credit facility, and an affiliate of Credit Suisse Securities (USA) LLC will receive approximately $24.0 million in respect of its interest in JET-i Holdings LLC, as described in the preceding two paragraphs. This offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net offering proceeds from the sale of equity securities, not including underwriting compensation, is paid to an underwriter of such equity securities or their affiliates, the public offering price of the securities can be no higher than that recommended by a ‘‘qualified independent underwriter’’ (as such term is defined in Rule 2720). In accordance with such requirements, Morgan Stanley & Co., Incorporated has agreed to serve as a ‘‘qualified independent underwriter’’ and has conducted due diligence and has recommended a maximum price for the ADSs.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Pricing of the Offering

Prior to this offering, there has been no public market for our ADSs. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and the prospects of our industry in general, sales, earnings and certain other financial operating information relating to us in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 10% of the ADSs for sale by them at the initial public offering price to persons who are our directors or officers or directors, officers or employees of Babcock & Brown or any of its affiliates, or through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any persons purchasing such reserved ADSs will be prohibited from disposing of or hedging such ADSs for a period of at least 180 days after the date of this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of these ADSs.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), the ADSs are not, will not, and may not be offered to the public in that Relevant Member State except that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, ADSs may be offered to the public in that Relevant Member State at any time:

•	in the period beginning on the date of publication of a prospectus in relation to ADSs, which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive in that Relevant Member States and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member States;

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) total balance sheet assets of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of ADSs to the public’’ in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member States and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member States.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as ‘‘relevant persons’’). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADS will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

The Netherlands

The ADSs may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in The Netherlands other than to individuals or legal entities domiciled or resident in The Netherlands who are professional parties within the meaning of section 1a, in Subsection 3 of The Netherlands Exemption Regulation to the Netherlands Act on the supervision of the Securities Trade 1995 (vrijstellingsregeling wet toezicht efecten-verkeer 1995), as amended from time to time, which includes banks, certain securities intermediaries, including dealers and brokers, insurance companies, pension funds, and certain other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Ireland

Under the Irish Investment Intermediaries Acts 1995-2000, a person or persons acting in concert proposing to acquire a direct or indirect holding of our ADSs or other interest in us must give the Irish Financial Services Regulatory Authority prior written notice of such proposed acquisition if the acquisition would (i) represent 10% or more of our capital or voting rights; (ii) result in the proportion of capital or voting rights in us held by such person or persons reaching or exceeding 10%, 20%, 33% or 50% of the capital or voting rights in us; or (iii) in the opinion of the Financial Regulator of Ireland, make it possible for that person or those persons to control or exercise a significant influence over the management of either or both of our Irish regulated entities. Pursuant to the Irish Investment Intermediaries Acts 1995-2000, any such proposed acquisition shall not proceed until (a) the Irish Financial Services Regulatory Authority has informed us and such acquiring person or persons that it approves of such acquisition or (b) the period prescribed in section 40 of the Irish Investment Intermediaries Acts 1995-2000 has elapsed without the Irish Financial Regulator having refused to grant such approval. Corresponding provisions apply to the disposition of our ADSs except that, in such case, no approval is required, but notice of the disposition must be given.

Australia

This document is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the ADSs.

The ADSs are not being offered in Australia to ‘‘retail clients’’ as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to ‘‘wholesale clients’’ as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to the ADSs has been prepared.

This document does not constitute an offer in Australia other than to wholesale clients. By submitting an application for ADSs, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in ADSs to any person in Australia other than a wholesale client.

France

This Invitation has not been submitted to the registration procedures of the French Autorité des Marchés Financiers and, accordingly, the offer described therein shall not be made to the public in France. Offers may be made only to qualified investors (investisseurs qualifiés), acting for their own account, all as defined in, and in accordance with articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, but excluding individuals. This Invitation or any other offering materials relating to the transactions contained herein may not be distributed in France to any person other than qualified investors.

Italy

This prospectus has not been submitted to the clearance procedures of Commissione Nazionale per le Società e la Borsa (‘‘Consob’’) and has not been and will not be subject to the formal review or clearance procedures of Consob and accordingly may not be used in connection with any offering of ADSs in the Republic of Italy (‘‘Italy’’), and sales of ADSs in Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

Any offer or issue of ADSs in Italy in relation to the offering is being made only to (i) professional investors (each a ‘‘Professional Investor’’), pursuant to Article 30, paragraph 2 and Article 100 a) of Legislative Decree No. 58 of 24 February 1998, as amended (‘‘Decree No. 58’’) and as defined in

Articles 25 and 31, paragraph 2 of Consob Regulation No. 11522 of 1 July 1998, as amended (‘‘Regulation No. 11522’’), and excluding individuals as defined pursuant to the aforementioned Article 31, paragraph 2, who meet the requirements in order to exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a società di intermediazione mobiliare, or ‘‘SIM’’), asset management companies authorised to manage individual portfolios on behalf of third parties (società di gestione del risparmio, or ‘‘SGR’’) and fiduciary companies (società fiduciarie) managing portfolio investments regulated by Article 60, paragraph 4 of Legislative Decree No. 415 of 23 July 1996; or (ii) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under Decree No. 58 or Consob Regulation No. 11971 of 14 May 1999, as amended. Any such offer or issue or any distribution of this prospectus within Italy and in connection with the offering must be conducted by banks, investment firms (as defined in Decree No. 58) or financial intermediaries enrolled in the special register provided for by Article 107 of Legislative Decree No. 385 of 1 September 1993, as amended, to the extent duly authorised to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the relevant provisions of Decree No. 58.

Spain

The ADSs may not be offered, sold or distributed in Spain save in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market Law (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 1310/2005, of 4 November 2005, partially developing Law 24/1988, of 28 July, on the Securities Market in connection with listing of securities in secondary official markets, public offerings, rights issues and the prospectus required for such purposes (Real Decreto 1310/2005, de 4 de noviembre, por el que se dearrolla parcialmente la Ley 24/1 988, de 28 de Julio, del Mercado de Valores, en materia de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos) and the decrees and regulations made thereunder. Accordingly, the ADSs may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto.

This prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the ADSs in Spain.

Austria

This prospectus has not been approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. Neither this prospectus nor any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and neither this prospectus nor any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the underwriters. No steps may be taken that would constitute a public offering of the ADSs in Austria and the offering of the ADSs may not be advertised in Austria. The ADSs will be offered in Austria only in compliance with the provisions of the Austrian Capital Markets Act and all other laws and regulations in Austria applicable to the offer and sale of the ADSs in Austria.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia pursuant to the Securities Commission Act, 1993 as the offer for purchase of, or invitation to purchase the ADSs is meant to qualify as an ‘‘excluded offer or excluded invitation’’ within the meaning of Section 38 of the Securities Commission Act, 1993. Each underwriter has severally represented, warranted or agreed that ADSs will not be offered, sold, transferred or otherwise disposed, directly or indirectly, nor any document or other material in connection therewith distributed, in Malaysia, other than to persons falling within any one of the categories or person specified in Schedule 2 and/or Schedule 3 of the Securities Commission Act, 1993 who are also persons to whom any offer or invitation to purchase or sell would be an excluded offer or invitation within the meaning of Section 38 of the Securities Commission Act, 1993.

New Zealand

This prospectus has not been prepared or registered in accordance with the Securities Act 1978 of New Zealand. Accordingly, each underwriter has represented and agreed that it (i) has not offered or sold, and will not offer or sell, directly or indirectly, ADSs and (ii) has not distributed and will not distribute, directly or indirectly, any offer materials or advertisements in relation to any offer of ADSs, in each case in New Zealand other than (a) to persons whose principal business is the investment of money or who, in the course of and for the purpose of their business, habitually invest money or (b) in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment, or statutory substitution for, the securities legislation of New Zealand).

South Africa

Each of the underwriters has represented and agreed that it has not offered and will not offer the ADSs offered by this prospectus to the public in South Africa in terms of Chapter VI of the South African Companies Act, 1973 (as amended). Accordingly, such ADSs may not be handed on, surrendered to, renounced in favor of or assigned to any person in South Africa in any manner which could be construed as an offer to the public in terms of Chapter VI of the Companies Act, 1973 (as amended).

United Arab Emirates

The information contained in this document does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the UAE, as amended) or otherwise and is not intended to be a public offer. If you are in any doubt about the contents of this document, you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the common shares and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters of U.S. federal and New York law relating to this offering will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The predecessor consolidated financial statements of JET-i Leasing LLC and subsidiaries at December 31, 2005 and 2006, and for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and the year ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statement of financial position of Babcock & Brown Air Limited as of May 3, 2007 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The section in this prospectus entitled ‘‘The Commercial Aircraft Industry’’ is based upon, and summaries elsewhere in this prospectus of certain information contained in such section are based upon, information either compiled or produced by Simat, Helliesen & Eichner, Inc. and are included on reliance upon the authority of that firm as an expert, although Simat, Helliesen & Eichner, Inc. has not independently verified the material provided to it by the outside sources referenced in that section.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons may be located in jurisdictions outside the United States. Although we have appointed Puglisi & Associates, 850 Library Ave., Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty in-force between the United States and Bermuda or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda or Ireland against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda or Irish court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda or Irish conflict of law rules. The courts of Bermuda or Ireland would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda or Ireland would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda or Ireland; (3) the U.S. judgment was not obtained by fraud; (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda or Ireland; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda or Ireland; (6) there is due compliance with the correct procedures under the laws of Bermuda or Ireland; and (7) the U.S. judgment is not inconsistent with any judgment of the courts of Bermuda or Ireland in respect of the same matter.

In addition to and irrespective of jurisdictional issues, neither Bermuda nor Irish courts will enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda or Irish courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Bermuda or Irish law or enforceable in a Bermuda or Irish court, as they are likely to be contrary to Bermuda or Irish public policy. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act of 1933, as amended, with respect to the common shares that are being offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common shares offered by this prospectus.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these documents are also available at the SEC’s website, http://www.sec.gov. Copies of the material may be obtained by mail from the public reference branch of the SEC at the address listed above at rates specified by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. Those reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Securities Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of common shares.

In addition, we will not be required under the Securities Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we intend to file with the SEC, within 90 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also will furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of Babcock & Brown Air Limited (Predecessor):
Report of Independent Registered Public Accounting Firm	F-2
Predecessor Consolidated Balance Sheets as of December 31, 2005 and 2006	F-3
Predecessor Consolidated Statements of Operations for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and for the year ended December 31, 2006	F-4
Predecessor Consolidated Statements of Member’s Capital for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and for the year ended December 31, 2006	F-5
Predecessor Consolidated Statements of Cash Flows for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and for the year ended December 31, 2006	F-6
Notes	F-7
Unaudited Consolidated Financial Statements of Babcock & Brown Air Limited (Predecessor):
Predecessor Consolidated Balance Sheets as of December 31, 2006 and June 30, 2007	F-21
Predecessor Consolidated Statements of Operations for the six months ended June 30, 2006 and 2007	F-22
Predecessor Consolidated Statements of Member’s Capital for the year ended December 31, 2006 and the six months ended June 30, 2007	F-23
Predecessor Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2007	F-24
Notes	F-25
Audited Statement of Financial Position of Babcock & Brown Air Limited:
Report of Independent Registered Public Accounting Firm	F-40
Statement of Financial Position as of May 3, 2007	F-41
Notes	F-42
Unaudited Consolidated Financial Statements of Babcock & Brown Air Limited:
Consolidated Balance Sheet as of June 30, 2007	F-43
Consolidated Statement of Operations for the period from May 3, 2007 (incorporation date) to June 30, 2007	F-44
Consolidated Statement of Shareholder’s Equity for the period from May 3, 2007 (incorporation date) to June 30, 2007	F-45
Consolidated Statement of Cash Flows for the period from May 3, 2007 (incorporation date) to June 30, 2007	F-46
Notes	F-47

Report of Independent Registered Public Accounting Firm

To the Member of JET-i Leasing LLC
and
Board of Directors of
Babcock & Brown Air Limited

We have audited the accompanying predecessor consolidated balance sheets of JET-i Leasing LLC and subsidiaries (the ‘‘Predecessor Company’’), the predecessor to Babcock & Brown Air Limited, as of December 31, 2005 and 2006, and the related predecessor consolidated statements of operations, member’s capital and cash flows for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Predecessor Company at December 31, 2005 and 2006 and the consolidated results of their operations and their cash flows for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and for the year ended December 31, 2006, in conformity with U.S. generally accepting accounting principles.

/s/ Ernst & Young LLP
San Francisco, California
April 13, 2007,
except for Note 1, as to which the date is
May 3, 2007

JET-i Leasing LLC
Predecessor Consolidated Balance Sheets

As of December 31, 2005 and 2006

	Note	2005	2006
		(Dollars in thousands)
Assets
Cash and cash equivalents		$—	$20
Rent receivables		—	740
Restricted cash and cash equivalents	2	18,130	101,194
Flight equipment under operating leases, net	3	52,306	822,234
Investment in direct finance leases, net	4	—	75,635
Other assets, net	5	13,060	11,052
Total assets		83,496	1,010,875
Liabilities
Accounts payable and accrued liabilities		791	7,394
Rentals received in advance		478	4,488
Payable to related parties		3,121	5,438
Security deposits and maintenance payment liabilities		1,397	51,476
Warehouse credit facility	6	—	820,626
Warehouse credit facility – related parties	6	51,828	80,519
Other liabilities	8	—	13,234
Total liabilities		57,615	983,175
Member’s capital
Member’s contributions		26,673	35,964
Accumulated deficit		(792)	(8,264)
Total member’s capital		25,881	27,700
Total liabilities and member’s capital		$83,496	$1,010,875

The accompanying notes are an integral part of these predecessor consolidated financial statements.

JET-i Leasing LLC
Predecessor Consolidated Statements of Operations

For the period from November 22, 2005 (Commencement of Operations) to December 31, 2005 and for the year ended December 31, 2006

	Note	2005	2006
		(Dollars in thousands)
Revenues
Operating lease revenue	3	$550	$56,566
Finance lease income	4	—	1,668
Total revenues		550	58,234
Expenses
Depreciation		156	17,976
Interest expense, net		422	36,623
Interest expense – related party		288	6,390
Selling, general and administrative		331	3,321
Maintenance and other leasing costs		145	1,379
Total expenses		1,342	65,689
Net loss from continuing operations before provision for income taxes		(792)	(7,455)
Provision for income taxes	7	—	17
Net loss		$(792)	$(7,472)

The accompanying notes are an integral part of these predecessor consolidated financial statements

JET-i Leasing LLC
Predecessor Consolidated Statements of Member’s Capital

For the period from November 22, 2005 (Commencement of Operations) to December 31, 2005 and for the year ended December 31, 2006

	Member’s Contributions	Accumulated Deficit	Total Member’s Capital
	(Dollars in thousands)
Balance at November 22, 2005 (commencement of operations)	$—	$—	$—
Capital contributions	26,673	—	26,673
Net loss	—	(792)	(792)
Balance December 31, 2005	$26,673	$(792)	$25,881
Capital contributions	9,291	—	9,291
Net loss	—	(7,472)	(7,472)
Balance December 31, 2006	$35,964	$(8,264)	$27,700

The accompanying notes are an integral part of these predecessor consolidated financial statements

JET-i Leasing LLC
Predecessor Consolidated Statements of Cash Flows

For the period from November 22, 2005 (Commencement of Operations) to December 31, 2005 and for the year ended December 31, 2006

	2005	2006
	(Dollars in thousands)
Cash Flows from Operating Activities
Net Loss	$(792)	$(7,472)
Adjustments to reconcile net loss to net cash flow provided by operating activities:
Depreciation	156	17,976
Amortization of debt issuance costs	166	2,030
Amortization of lease premiums and discounts and other related lease items	—	1,728
Mark-to-market of non-hedge derivatives	—	5,898
Direct finance lease income	—	(1,668)
Changes in operating assets and liabilities:
Rent receivables	—	(740)
Other assets	(398)	(289)
Accounts payable and accrued liabilities	791	6,603
Rentals received in advance	478	4,010
Security deposits and maintenance payment liabilities retained	—	(2,862)
Accrued interest payable	165	2,978
Other liabilities	—	5,696
Net cash flows provided by operating activities	$566	$33,888
Cash Flows from Investing Activities
Purchases of flight equipment	$(52,462)	$(864,078)
Deposits on flight equipment purchases	(1,600)	1,300
Proceeds from finance leases	—	2,208
Net cash flows used in investing activities	$(54,062)	$(860,570)
Cash Flows from Financing Activities
Movement in restricted cash	$(18,130)	$(83,064)
Proceeds from security deposits and maintenance payment liabilities	1,397	61,915
Security deposits and maintenance payment liabilities paid	—	(8,974)
Proceeds from warehouse credit facility	—	826,325
Proceeds from warehouse credit facility – related party	51,663	28,337
Repayments of warehouse credit facility	—	(8,323)
Loan issuance costs	(11,228)	(1,122)
Financing from affiliates	3,121	11,608
Capital contributions	26,673	—
Net cash flows provided by financing activities	$53,496	$826,702
Net increase in cash	—	20
Cash at beginning of period	—	—
Cash at end of period	$—	$20
Supplemental Disclosure of Non Cash Activity:
Interest paid	307	35,309
Taxes paid	—	100
Conversion of payable to related party to capital contribution	—	9,291

The accompanying notes are an integral part of these predecessor consolidated financial statements.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

1.    Organization and Basis of Presentation

JET-i Leasing LLC (the ‘‘Company’’ or ‘‘JET-i’’ or ‘‘predecessor’’) was formed in Delaware on September 14, 2005 for the purpose, directly and indirectly through its subsidiaries, of engaging in the business of financing, acquiring, leasing and selling commercial jet aircraft to airlines throughout the world. The Company commenced operations on November 22, 2005 with the finalization of its warehouse credit facility as described in Note 6. JET-i is operated and managed as a single operating segment and is primarily engaged in the acquisition and leasing of commercial jet aircraft to airlines throughout the world.

The Company is a wholly-owned subsidiary of JET-i Holdings LLC (‘‘Holdings’’). Holdings serves as the manager of JET-i (the ‘‘Manager’’). Through various contracts, the Company has contracted with subsidiaries of Babcock & Brown Limited (collectively ‘‘B&B’’), a company listed on the Australian Stock Exchange, to: (i) arrange debt; (ii) arrange aircraft acquisitions and dispositions; and (iii) perform lease servicing, remarketing, debt compliance and other administrative functions. B&B owned, directly and indirectly, 53.5% and 3.7%, and 25.9% and 6.5% of Holdings at December 31, 2005 and 2006, respectively.

JET-i is the predecessor of Babcock & Brown Air Limited (‘‘B&B Air’’). B&B Air was incorporated in Bermuda on May 3, 2007 for the purposes of acquiring 44 commercial jet aircraft from JET-i and three aircraft from three other companies managed by B&B (the ‘‘Initial Portfolio’’). B&B Air will fund the purchase price of its Initial Portfolio with the net proceeds of an initial public offering of B&B Air’s common shares, a concurrent private placement of its shares to existing equity holders of JET-i, including B&B, and certain funds managed by a company in which B&B has an interest and an aircraft lease securitization.

2.    Summary of Significant Accounting Policies

Basis of Preparation and Principles of Consolidation

The predecessor consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America. The Company consolidates all companies it directly or indirectly controls. In instances where the Company is the primary beneficiary, JET-i would consolidate a Variable Interest Entity (‘‘VIE’’) in accordance with Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 46, Consolidation of Variable Interest Entities (‘‘FIN 46’’). As the Company’s subsidiaries are wholly-owned, it consolidates all of its subsidiaries. All significant intercompany transactions and balances have been eliminated. The predecessor consolidated financial statements are stated in United States Dollars, which is the principal operating currency of the Company.

Certain amounts in the predecessor consolidated financial statements have been reclassified to conform to the current presentation.

RISKS and Uncertainties

In the normal course of business, JET-i encounters two significant types of economic risk: credit and market. Credit risk is the risk of a lessee’s inability or unwillingness to make contractually required payments. Market risk reflects the change in the value of derivatives and credit facilities due to changes in interest rate spreads or other market factors, including the value of collateral underlying the credit facilities. The Company believes that the carrying values of its investments and obligations are reasonable taking into consideration these risks along with estimated collateral values, payment histories and other relevant financial information.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

In addition, the Company is dependent upon the viability of the commercial aviation industry, which affects the Company’s ability to service existing and future leases on its flight equipment. Overcapacity and high levels of competition in some geographical markets may create unscheduled lease returns and possible supply surpluses, which may create pressure on rentals and flight equipment values. The value of the Company’s flight equipment under operating leases and investment in direct finance leases is subject to fluctuations in the values of commercial aircraft worldwide. A material decrease in values could have a negative effect on lease rentals and residual values and may require recognition of an impairment in the carrying value of the flight equipment.

use of estimates

The preparation of predecessor consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the predecessor consolidated financial statements and accompanying notes. For the Company, the use of estimates is or could be a significant factor affecting the reported carrying values of flight equipment, deferred tax assets and accruals and reserves. To the extent available, the Company utilizes industry specific resources and other materials, to support estimates, particularly with respect to flight equipment. Despite management’s best efforts to accurately estimate such amounts, actual results could differ from those estimates.

Cash and Cash Equivalents

JET-i considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Rent Receivables

Rent receivables represent unpaid, current lease obligations of lessees under existing lease contracts. The allowance for doubtful accounts is maintained at a level believed adequate by management to absorb probable losses inherent in rent receivables and is established on a specific identification basis. The assessment of default risk is primarily based on the extent to which amounts outstanding exceed the value of security held, the financial strength and condition of a debtor and the current economic conditions of the debtor’s operating environment and geographical areas, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change. Uncollectible rent receivables are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is recorded based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

Restricted CASH and Cash Equivalents

Pursuant to the Company’s warehouse credit facility agreement, certain payments received from lessees serve as collateral to the lenders and are thus subject to withdrawal restrictions. The Company’s restricted cash and cash equivalents consists primarily of (i) security deposits and maintenance payments received from lessees under the terms of various lease agreements, (ii) rent collections and (iii) other cash, all of which are subject to withdrawal restrictions pursuant to the order of priority governed by the Company’s warehouse credit facility which is further described in Note 6.

All restricted cash is held by a major financial institution.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

Flight Equipment UNDer operating leases, net

Flight equipment under operating lease is recorded at cost and depreciated on a straight-line basis over its remaining useful life to estimated residual values. Useful life is based on 25 years from the date of manufacture for new assets and is adjusted based on the current age of used aircraft. Residual values are generally estimated to be 15% of original manufacturer’s estimated realized price for the flight equipment when new. Management may, at its discretion, make exceptions to this policy on a case by case basis when, in its judgement, the residual value calculated pursuant to this policy does not appear to reflect current expectations of residual values. Examples of situations include, but are not limited to:

•	Flight equipment where original manufacturer’s prices are not relevant due to plane modifications and conversions.

•	Flight equipment which is out of production and may have a shorter useful life or lower residual value due to obsolescence.

Estimated residual values and useful lives of flight equipment are reviewed and adjusted if appropriate, at each reporting period. As of December 31, 2005 and 2006, management’s estimates of residual values for flight equipment under operating leases ranged from 13.6% to 15.0% of the original manufacturer’s estimated realized price. The weighted average residual value percentage was 13.9% and 14.8% at December 31, 2005 and 2006, respectively.

Major improvements and modifications incurred in connection with the acquisition of aircraft that are required to get the aircraft ready for service are capitalized and depreciated over the remaining life of the flight equipment.

Lease acquisition costs related to reconfiguration of the aircraft cabin and other lessee specific modifications are capitalized and amortized into expense over the term of the lease and are included in other assets. Cash incentives paid to lessees are capitalized as prepaid lease incentive costs and are amortized into revenue over the initial term of the lease, assuming no lease renewals and are included in other assets.

Generally, lessees are required to provide for repairs, scheduled maintenance and overhauls during the lease term and to be compliant with return conditions of flight equipment at lease termination. Material costs paid by the company for scheduled maintenance and overhauls in excess of amounts paid by lessees are capitalized and depreciated over a period to the next scheduled maintenance or overhaul event. Miscellaneous repairs are expensed when incurred.

At the time of aircraft acquisition, the Company evaluates whether the lease acquired with the aircraft is at fair market value. A lease premium is recognized when it is determined that the acquired lease’s terms are above market value; lease discounts are recognized when it is determined that the acquired lease’s terms are below fair market value. Lease premiums are capitalized into other assets and lease discounts are recorded in other liabilities and both are amortized on a straight-line basis to rent revenue over the lease term.

The Company does not provide financial information for aircraft prior to its acquisition as these are considered to be asset acquisitions. Aircraft are typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes.

Flight Equipment Held for Sale

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (‘‘SFAS No. 144’’), flight equipment is classified as held for sale when authorized members of management commit to and commence a plan of sale that is

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

reasonably expected to be completed within one year. Flight equipment held for sale is stated at the lower of carrying value or fair value less estimated costs to sell.

Flight equipment held for sale is not depreciated and related deferred costs are not amortized. Subsequent changes to the asset’s fair value, either increases or decreases are recorded as adjustments to the carrying value of the flight equipment; however, any such adjustment would not exceed the original carrying value of the flight equipment held for sale. The rent received from flight equipment held for sale and related interest expense, net of income taxes, are reported in income from discontinued operations. No flight equipment was held for sale as of December 31, 2005 or 2006.

Flight equipment intended for sale beyond one year of the latest reporting period remains classified as Flight Equipment Under Operating Leases and continues to be depreciated over its remaining useful life until such time the sale closing date is less than one year away.

Impairment of Flight Equipment

The Company applies SFAS No. 144 when addressing the financial accounting and reporting for impaired flight equipment and flight equipment that it intends to dispose of. In accordance with SFAS 144, the Company evaluates flight equipment for impairment where circumstances indicate that the carrying amounts of such assets may not be recoverable. The review for recoverability includes an assessment of the estimated future cash flows associated with the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will assess whether the fair values of the flight equipment exceed the carrying value and an impairment loss is required. The impairment loss is measured as the excess of the carrying amount of the impaired asset over its fair value. Fair value reflects the present value of cash expected to be received from the aircraft in the future, including its expected residual value discounted at a rate commensurate with the associated risk. Future cash flows are assumed to occur under the current market conditions and assume adequate time for a sale between a willing buyer and a willing seller. Expected future lease rates are based on all relevant information available, including the existing lease, current contracted rates for similar aircraft, appraisal data and industry trends. Residual value assumptions generally reflect an aircraft’s booked residual, except where more recent industry information indicates a different value is appropriate.

The preparation of these impairment analyses requires the use of assumptions and estimates, including the level of future rents, the residual value of the flight equipment to be realized upon sale at some date in the future, estimated downtime between re-leasing events and the amount of re-leasing costs.

investment in direct finance leases

In accordance with SFAS No. 13, Accounting for Leases, the Company has recorded certain leases as Investment in Direct Finance Lease which consists of lease receivables, plus the estimated residual value of the equipment on lease termination date less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to finance lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.

derivative finaNcial instruments

The Company uses derivative financial instruments to manage its exposure to interest rate risks. Derivatives are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’). All derivatives are recognized on the balance sheet at their

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

fair value. Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are recorded in accumulated other comprehensive income until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness (which represents the amount by which the change in the fair value of the derivative exceeds the variability in the cash flows of the forecasted transaction) is recorded in income. Changes in the fair value of derivative financial instruments that do not qualify for hedge treatment under SFAS No. 133 are recorded in income. As of December 31, 2006, the Company had unrealized losses of $5.9 million from undesignated derivatives that were included in interest expense.

other assets, Net

Other assets consist primarily of loan issuance costs, unamortized lease premiums, intial direct lease costs and other receivables. The Company capitalizes costs incurred in arranging financing as debt issuance costs. Loan issuance costs are amortized to interest expense using the effective interest method for amortizing loans and on a straight line basis for revolving credit facilities over the lives of the related debt.

Security Deposits

In the normal course of leasing aircraft to third parties under its lease agreements, the Company receives cash or a letter of credit as security for contractual obligations. At December 31, 2005 and 2006, security deposits represent cash received from lessees that is held on deposit until termination of the lease.

Maintenance Payment Liability

JET-i’s flight equipment are typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes. JET-i’s leases also obligate the lessees to maintain flight equipment and comply with all governmental requirements applicable to the flight equipment, including without limitation, operational, maintenance, registration requirements and airworthiness directives.

Cash collected from lessees under the terms of the lease agreements for future maintenance of the aircraft are recorded as maintenance payment liabilities. Upon occurrence of qualified maintenance events, the lessee submits a request for reimbursement and upon disbursement of the funds, the liability is relieved.

In some leases the Company may be obligated to contribute to maintenance related expenses on an aircraft during the term of the lease. In other instances, the lessee or the Company may be obligated to make a payment to the counterparty at the end of lease based on a computation stipulated in the lease agreement. The calculation is based on the utilization and condition of the airframe, engines and other major life-limited components as determined at lease termination.

The Company may also incur maintenance expenses on off-lease aircraft. Scheduled major maintenance or overhaul activities and costs for certain high-value components that are paid by the Company are capitalized and depreciated over the estimated useful life of such maintenance or component.

Amounts paid by the Company for maintenance, repairs and re-leasing of aircraft are expensed as incurred and included in Maintenance and Other Leasing Costs in the Consoliated Statement of Operations.

Maintenance payment liability balances at the end of a lease or any amount received as part of a redelivery adjustment are recorded as operating lease revenue at lease termination. When flight

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

equipment is sold, the maintenance payment liability balance which are not specifically assigned to the buyer are released from the balance sheet as part of the disposition gain or loss. In 2006, the Company recognized $2.9 million into lease revenue at lease termination. There were no lease terminations in 2005.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized. Where revenue amounts do not meet these recognition criteria, they are deferred and recognized in the period in which the recognition criteria are met.

Lease Revenue

The Company receives lease revenues from flight equipment under operating leases. Rental income from aircraft rents is recognized on a straight-line basis over the initial term of the respective lease, which generally ranges from 13 months to 15 years. The operating lease agreements do not provide for purchase options, however, the leases may allow the lessee the option to extend the lease for an additional term. Contingent rents are recognised as revenue when they are due and payable. Revenue is not recognized when collection is not reasonably assured.

Finance Lease Income

Revenue from direct finance leases is recognized on the interest method to produce a level yield over the term of the finance lease. Expected unguaranteed residual values of leased assets at the expiration of lease terms are based on the Company’s assessment of residual values using industry specific resources and other materials.

Sale of Assets

Revenue from sales of assets is recognized at the time title is transferred and delivery has occurred, the price is fixed and determinable, and collectability is probable.

Taxes

The Company provides for income taxes, of its taxable subsidiaries, under the provisions of SFAS No. 109, Accounting for Income Taxes (‘‘SFAS No. 109’’). Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities at the enacted tax rates expected to apply when the assets are recovered or liabilities are settled. A valuation allowance is used to reduce deferred tax assets to the amounts ultimately expected to be more-likely-than-not realized.

New Accounting PronouNcements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (‘‘SFAS No. 154’’). SFAS No. 154 requires retroactive application to prior periods’ financial statements of a voluntary change in accounting principles unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application permitted to accounting changes and corrections of errors made in fiscal years beginning after May 31, 2005. Adoption of SFAS No. 154 did not have a material impact on the Company’s financial position or results of operations.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN No. 48’’), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact, if any, of applying the guidance provided by FIN No. 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (‘‘SFAS No. 157’’). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies in conjunction with other accounting pronouncements that require or permit fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is in the process of analyzing the impact of SFAS No. 157, if any.

In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Maintenance Activities (‘‘FSP’’). This FSP amends certain provisions in the AICPA Industry Guide, Audits of Airlines and eliminates the accrue-in-advance method of accounting for planned major maintenance activities. JET-i applies the deferral method which requires that the actual maintenance costs funded by the Company for major overhauls are capitalized and depreciated over the period until the next overhaul is required.

3.    Flight Equipment Under Operating Leases

Flight equipment under operating leases consists of the following as of December 31, 2005 and 2006:

	2005	2006
	(Dollars in thousands)
Cost	$52,462	$840,366
Accumulated depreciation	(156)	(18,132)
Net Flight Equipment Under Operating Lease	$52,306	$822,234

The Company capitalized $0 and $9.8 million of major maintenance activities and costs for the period from November 22, 2005 (commencement of operations) to December 31, 2005 and the year ended December 31, 2006, respectively. These amounts have been included in Flight Equipment Under Operating Leases.

The Company’s current lease arrangements expire between 2007 and 2018. The contracted future minimum rental payments due under non-cancellable operating leases at December 31, 2006 are as follows:

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

(Dollars in thousands)
Year ending December 31,
2007	$85,942
2008	63,784
2009	56,282
2010	49,735
2011	37,730
Thereafter	94,350
Future Minimum Rental Payments under Operating Leases	$387,823

The Company leases aircraft to airlines throughout the world and accordingly lease receivables are due from lessees worldwide. The Company manages its credit risk exposure by obtaining either security deposits, letters of credit or guarantees from its lessees. The Company has two customers that accounted for 78% and 22% of lease revenue for the period from November 22, 2005 to December 31, 2005; and two customers that accounted for 12% and 11% of lease revenue in 2006. No other customer was responsible for lease revenue in excess of 10%.

The distribution of operating lease revenue by geographic region is as follows:

	For the period from November 22 (commencement of operations) to December 31, 2005		Year ended December 31, 2006
	(Dollars in thousands)
Europe – Developed:
United Kingdom	$429	78%	$7,436	13%
Sweden	121	22%	4,065	7%
France	—	—	6,256	11%
Other	—	—	4,985	9%
Europe – Developed	550	100%	22,742	40%
Asia Pacific:
India	—	—	10,826	19%
Other	—	—	2,642	5%
Asia Pacific	—	—	13,468	24%
North America:
United States	—	—	7,942	14%
Other	—	—	2,870	5%
North America	—	—	10,812	19%
Europe – Emerging	—	—	5,574	10%
South and Central America	—	—	3,970	7%
Total Lease Revenue	$550	100%	$56,566	100%

The amortization of acquired lease discounts included as a component of operating lease revenue was $1.6 million in 2006 and $0 in 2005.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

The distribution of flight equipment by geographic region is as follows:

	December 31, 2005		December 31, 2006
	(Dollars in thousands)
Europe – Developed:
United Kingdom	$39,791	76%	$68,923	8%
Sweden	12,515	24%	—	—
Other	—	—	139,770	17%
Europe – Developed	52,306	100%	208,693	25%
Asia Pacific:
India	—	—	193,772	24%
Other	—	—	42,146	5%
Asia Pacific	—	—	235,918	29%
North America:
United States	—	—	84,651	10%
Other	—	—	43,484	5%
North America	—	—	128,135	15%
Europe – Emerging	—	—	64,046	8%
South and Central America:
Mexico	—	—	134,004	16%
Other	—	—	51,438	7%
South and Central America	—	—	185,442	23%
Total Flight Equipment	$52,306	100%	$822,234	100%

The classification of operating lease revenues and flight equipment assets by geographic region in the tables and discussion above is based on the principal operating location of the aircraft lessee.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

4.    Net Investment in Direct Finance Lease

At December 31, 2006, the Company’s net investment in direct finance leases is attributable to four planes leased to a single North American lessee for terms of 15 years. The Company had no direct finance leases at December 31, 2005. For the year ended December 31, 2006, the Company recognized finance lease income of $1.7 million. The implicit interest rates in the finance leases range from 13% to 15%.

The Company’s net investment in direct finance leases consists of the following:

2006
(Dollars in thousands)
Total minimum lease payments receivable	$153,000
Estimated unguaranteed residual value of leased assets	41,200
Unearned finance income	(118,565)
Net Investment in Direct Finance Leases	$75,635

The contracted future minimum lease receipts at December 31, 2006 are as follows:

Dollars in thousands
Year ending December 31,
2007	$10,800
2008	10,800
2009	10,800
2010	10,800
2011	10,800
Thereafter	99,000
Future Minimum Rental Payments under Finance Leases	$153,000

5.    Other Assets, net

	2005	2006
	(Dollars in thousands)
Loan issuance costs, net	$11,062	$10,154
Deposits for aircraft acquisitions	1,600	300
Other	398	598
Total Other Assets	$13,060	$11,052

Amortization of loan issuance costs was $0.2 million and $2.0 million during the period from November 22, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

6.    Warehouse Credit Facility

		As of December 31
Warehouse Credit Facility:	Facility Limit	2005	2006
	(Dollars in thousands)
Principal – Tranche A	$960,000	—	$658,002
Principal – Tranche B	160,000	—	160,000
Accrued Interest		—	2,624
Total Warehouse Credit Facility Provided by Third Parties	$1,120,000	—	$820,626
Principal – Tranche C	80,000	51,663	80,000
Accrued interest		165	519
Total Warehouse Credit Facility Provided by Related Party	$80,000	$51,828	$80,519
Total Warehouse Credit Facility	$1,200,000	$51,828	$901,145

In November 2005, the Company entered into a warehouse loan agreement (the ‘‘Facility’’) to finance up to $1.2 billion of aircraft assets. Tranches A and B are provided by a consortium of third party lenders; Tranche C is provided solely by Holdings. One of the investors in Holdings is also a member of the Tranches A and B consortium of third party lenders. Provided no default has occurred, and subject to lenders’ consent, the Facility amount may be increased to $1.5 billion. Funds are available for draw on a revolving basis for a period of two years after closing (the ‘‘Availability Period’’). Thirty-six months after the expiration of the Availability Period, the Company must repay 25% of the principal outstanding as of the end of the Availability Period. Another 25% is repaid in each subsequent quarter until the Facility is fully repaid. Borrowings are collateralized by the assets of the Company and its subsidiaries established to own the aircraft.

Borrowings are advanced in three separate tranches – Tranches A, B and C. Fundings are made in reverse order such that the Tranche C facility is utilized first, then Tranche B and then Tranche A. Tranche A borrowings accrue interest at one-month London Interbank Offered Rate (‘‘LIBOR’’) plus a margin of 1.25%. Tranche B borrowings accrue interest at one-month LIBOR plus 4.5%. Tranche C borrowings accrue interest at a rate such that the aggregate monthly interest of the entire Facility reflects an interest rate of one-month LIBOR plus 2.5%. The interest rate, which resets monthly, was 6.9% for Tranche C at December 31, 2005, and 6.6%, 9.85% and 13.75% for Tranche A, B and C, respectively, at December 31, 2006. Monthly payments of principal and interest are made based on available cash after certain expenses, in accordance with the order of priority governed by the Facility. Any unpaid amounts are carried forward and accrue interest at the applicable interest rates for each tranche. Unutilized amounts under Tranche A and B accrue commitment fees of 0.3% per annum of the daily average unutilized balance; however, Tranche B commitment fees start to accrue six months after the inception of the Facility. In order of security interest, Tranche A ranks above Tranche B, and both Tranche A and B rank above Tranche C.

The Facility contains affirmative covenants customary for secured financings, such as the provision of financial information and disclosure of material events affecting the Company, among others. Further, the company must maintain certain interest coverage ratios, a breach of which would cause an event of default under the Facility. Should that occur, all amounts under the Facility are due and payable immediately. To date, the Company has complied with all covenants under the Facility.

The Company uses interest rate swaps to manage exposure to interest rate risk. The derivatives allow the Company to pay fixed interest rates and receive variable interest rates with the swap counterparty

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

over the life of the contracts. The fixed interest rates under contract range from 5.11% to 5.71% per annum and have maturity dates through December 2014.

The changes in fair value of the derivatives are recorded into income from continuing operations before provision for income taxes. The Company recorded $0 and $5.9 million as an increase to interest expense with respect to these derivatives for the period from November 31, 2005 (commencement of operations) to December 31, 2005 and for the year ended December 31, 2006, respectively.

7.    Income Taxes

The Company has subsidiaries in a number of tax jurisdictions, principally, Ireland, Luxembourg and the United States of America. The Company is treated as a flow-through entity for U.S. federal and state income tax purposes. The Company’s member, Holdings, is also a flow-through entity. Accordingly, Holding’s members report their allocable share of the taxable income in their respective income tax returns.

Income tax expense by tax jurisdiction is summarized below for the periods indicated.

	2005	2006
	(Dollars in thousands)
Deferred Tax Expense
Ireland	$—	$12
Luxembourg	—	—
Total Deferred Tax Expense	—	12
Current Tax Expense
Ireland	—	4
Luxembourg	—	1
Total Current Tax Expense	—	5
Total Income Tax Expense	$—	$17

The following table describes the principal components of the Company’s deferred tax asset and liability by jurisdiction at December 31, 2005 and 2006:

	Ireland	Luxembourg
	(Dollars in thousands)
At December 31, 2005
Excess of tax depreciation over book depreciation	$—	$—
Net operating loss carryforwards	—	—
Net Deferred Tax Liability	—	—
At December 31, 2006
Excess of tax depreciation over book depreciation	145	—
Net operating loss carryforwards	(133)	—
Net Deferred Tax Liability	$12	$—

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

8.    Other Liabilities

The following table describes the principal components of the Company’s other liabilities at December 31, 2005 and 2006:

	2005	2006
	(Dollars in thousands)
Derivative liabilities	$—	$5,898
Lease discounts	—	7,160
Other	—	176
Total Other Liabilities	$—	$13,234

9.    Commitments and Contingencies

As of December 31, 2006, the Company had outstanding purchase commitments for three aircraft estimated at $116.1 million. Two of the aircraft were purchased in the first quarter of 2007. Additionally, the company had a non-binding letter of intent to acquire an aircraft for an estimated purchase price of approximately $40.7 million. This plane was purchased in February 2007.

In November 2006, the Company entered into an agreement with an unrelated third party to sell one of the aircraft in its portfolio for approximately $11.8 million upon expiration of the current underlying operating lease. Delivery of the aircraft is scheduled for October 2010.

10.    Related Party Transactions

The Company has no employees and has outsourced to B&B the daily operations of the Company through various agreements.

In November 2005, the Company entered into a broker agreement with B&B to engage B&B to act as the exclusive arranger of JET-i’s acquisitions and dispositions of aircraft. In consideration for these services, B&B receives a fee equal to 1% of the purchase price of the aircraft on acquisition and 1% of the sales proceeds on aircraft disposition. In 2005 and 2006, the Company incurred and paid $0.5 million and $8.5 million, respectively, for services rendered by B&B under this agreement. The amounts paid have been capitalized into the cost of the flight equipment.

In November 2005, the Company also entered into a servicing agreement with B&B which authorizes B&B to perform lease servicing, remarketing, debt compliance and other administrative functions for JET-i. In consideration for these services, B&B receives a fee equal to 3.5% of lease revenues. In 2005 and 2006, the Company incurred expenses of $19,000 and $1.9 million under this agreement. At December 31, 2005 and 2006, the Company owed B&B $18,000 and $0.2 million, respectively for these expenses.

In the normal course of business, B&B, acting as servicer under this agreement, incurs costs for various expenses, primarily professional fees and administrative costs on behalf of the Company. At December 31, 2005 and 2006, the company owed B&B $1.7 million and $0.5 million, respectively for these reimbursable costs. Amounts have been included in payables to related parties on the accompanying predecessor consolidated balance sheets.

In November 2005, the Company incurred and paid B&B a debt arrangement fee of $1.2 million for arranging the Facility.

In May 2006, the Company purchased an aircraft from B&B for an aggregate purchase price of $39.5 million. The purchase price of the aircraft was less than the appraised value of the aircraft.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Year Ended December 31, 2006

The debt under Tranche C of the Facility is provided by Holdings. For the period from November 22, 2005 to December 31, 2005 and the year ended December 31, 2006, JET-i has incurred interest expense of $0.3 million and $6.4 million, respectively on this debt. Additionally, Holdings, for its role as Manager of JET-i earns fees of $10,000 per month. In 2005 and 2006, the Company incurred $13,000 and $0.1 million for this service. This cost is recorded in selling, general and administrative expense. One of the investors in Holdings is also a member of the Tranches A and B consortium of third party lenders.

In the normal course of business, Holdings has paid for costs on behalf of the Company. At December 31, 2005 and 2006, the Company had liabilities outstanding to Holdings of $1.4 million and $5.0 million, respectively which have been included in payables to related parties on the accompanying predecessor consolidated balance sheets.

In September 2006, Holdings authorized a conversion of $9.3 million of its receivable from the Company to a capital contribution to JET-i.

11.    Fair Value Of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash and cash equivalents, rent receivables, accounts payable and accrued liabilities, notes payable and cash flow hedges. The fair value of cash, cash equivalents, restricted cash and cash equivalents, rent receivables and accounts payable and accrued liabilities approximates the carrying value of these financial instruments because of their short term nature. Borrowings under the Facility bear floating rates of interest which reset monthly to a market benchmark rate plus a credit spread. The fair values of the Company’s notes payable are estimated based on the market prices available for similar issues or on the market interest rates currently available to the Company on notes with similar terms and average maturities. The estimated fair values of the Company’s notes receivable and notes payable approximate the carrying amounts reported in the predecessor consolidated balance sheets.

12.    Subsequent Events

Subsequent to December 31, 2006, the Company purchased six aircraft financed by the Facility, for a total acquisition price of $220.8 million. The aircraft are on lease to six lessees with lease terms expiring between 2011 and 2017.

JET-i Leasing LLC
Predecessor Consolidated Balance Sheets

As of December 31, 2006 and JUne 30, 2007

	Note	2006	2007 (Unaudited)
		(Dollars in thousands)
Assets
Cash and cash equivalents		$20	$21
Rent receivables		740	166
Restricted cash and cash equivalents	2	101,194	121,604
Flight equipment under operating leases, net	3	822,234	1,070,239
Investment in direct finance leases, net	4	75,635	75,014
Other assets, net	5	11,052	11,520
Total assets		1,010,875	1,278,564
Liabilities
Accounts payable and accrued liabilities		7,394	5,479
Rentals received in advance		4,488	7,076
Payable to related parties		5,438	10,740
Security deposits		21,335	24,144
Maintenance payment liability		30,141	38,939
Warehouse credit facility	6	820,626	1,066,960
Warehouse credit facility – related parties	6	80,519	80,638
Other liabilities	8	13,234	6,956
Total liabilities		983,175	1,240,932
Member’s capital
Member’s contributions		35,964	35,964
Accumulated (deficit) earnings		(8,264)	1,668
Total member’s capital		27,700	37,632
Total liabilities and member’s capital		$1,010,875	$1,278,564

The accompanying notes are an integral part of these predecessor consolidated financial statements.

JET-i Leasing LLC
Predecessor Consolidated Statements of Operations

For the six months ended June 30, 2006 and 2007
(unaudited)

	Note	2006	2007
		(Dollars in thousands)
Revenues
Operating lease revenue	3	$15,226	$61,662
Finance lease income	4	—	4,951
Other revenues		—	750
Total revenues		15,226	67,363
Expenses
Depreciation		4,723	19,877
Interest expense, net		5,804	26,125
Interest expense – related party		2,121	6,596
Selling, general and administrative		834	2,493
Maintenance and other leasing costs		373	1,628
Total expenses		13,855	56,719
Net income from continuing operations before provision for income taxes		1,371	10,644
Provision for income taxes	7	—	712
Net income		$1,371	$9,932

The accompanying notes are an integral part of these predecessor consolidated financial statements

JET-i Leasing LLC
Consolidated Statements of Member’s Capital

For the year ended December 31, 2006 and
six months ended june 30, 2007
(unaudited)

	Member’s Contributions	Accumulated (Deficit) Earnings	Total Member’s Capital
	(Dollars in thousands)
Balance December 31, 2005	$26,673	$(792)	$25,881
Capital contributions	9,291	—	9,291
Net loss	—	(7,472)	(7,472)
Balance December 31, 2006 (Audited)	35,964	(8,264)	27,700
Net income	—	9,932	9,932
Balance June 30, 2007	$35,964	$1,668	$37,632

The accompanying notes are an integral part of these predecessor consolidated financial statements

JET-i Leasing LLC
Consolidated Statements of Cash Flows

For the six months ended june 30, 2006 and 2007
(unaudited)

	2006	2007
	(Dollars in thousands)
Cash Flows from Operating Activities
Net Income	$1,371	$9,932
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation	4,723	19,877
Amortization of debt issuance costs	1,009	1,059
Amortization of lease discounts and other related lease items	416	1,304
Mark-to-market of non-hedge derivatives	(2,960)	(6,993)
Direct finance lease income	—	(4,951)
Changes in operating assets and liabilities:
Rent receivables	—	574
Other assets	(162)	(293)
Accounts payable and accrued liabilities	1,850	(1,743)
Rentals received in advance	2,171	2,588
Maintenance payment liability retained	—	(1,669)
Accrued interest payable	1,363	759
Other liabilities	5,579	(1,606)
Net cash flows provided by operating activities	$15,360	$18,838
Cash Flows from Investing Activities
Purchase of flight equipment	$(443,614)	$(263,350)
Lessor contributions to maintenance	(1,563)	(4,532)
Deposits on flight equipment purchases	(1,000)	300
Proceeds from finance leases	—	5,400
Net cash flows used in investing activities	$(446,177)	$(262,182)
Cash Flows from Financing Activities
Movement in restricted cash	$(42,444)	$(20,410)
Proceeds from security deposits	19,507	6,213
Proceeds from maintenance payment liability	13,777	16,035
Security deposits paid	(2,222)	(3,404)
Maintenance payment liability paid	—	(5,568)
Proceeds from warehouse credit facility	407,598	260,173
Proceeds from warehouse credit facility – related party	28,337	—
Repayments of warehouse credit facility	(812)	(14,479)
Loan issuance costs	(723)	(517)
Financing from affiliates	7,819	5,302
Net cash flows provided by financing activities	$430,837	$243,345
Net increase in cash	$20	$1
Cash at beginning of period	—	20
Cash at end of period	$20	$21
Supplemental Disclosure of Non Cash Activity:
Interest paid	$9,425	$40,723
Taxes paid	—	3

The accompanying notes are an integral part of these predecessor consolidated financial statements.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

1.    Organization and Summary of Significant Accounting Policies

Organization

JET-i Leasing LLC (the ‘‘Company’’ or ‘‘JET-i’’ or ‘‘predecessor’’) was formed in Delaware on September 14, 2005 for the purpose, directly and indirectly through its subsidiaries, of engaging in the business of financing, acquiring, leasing and selling commercial jet aircraft to airlines throughout the world. The Company commenced operations on November 22, 2005 with the finalization of its warehouse credit facility as described in Note 6. JET-i is operated and managed as a single operating segment and is primarily engaged in the acquisition and leasing of commercial jet aircraft to airlines throughout the world.

The Company is a wholly-owned subsidiary of JET-i Holdings LLC (‘‘Holdings’’). Holdings serves as the Manager of JET-i (the ‘‘Manager’’). Through various contracts, the Company has contracted with subsidiaries of Babcock & Brown Limited (collectively ‘‘B&B’’), a company listed on the Australian Stock Exchange, to: (i) arrange debt; (ii) arrange aircraft acquisitions and dispositions; and (iii) perform lease servicing, remarketing, debt compliance and other administrative functions. B&B owns directly and indirectly, 25.9% and 6.5% of Holdings.

JET-i is the predecessor of Babcock & Brown Air Limited (‘‘B&B Air’’). B&B Air was incorporated in Bermuda on May 3, 2007 for the purposes of acquiring 44 commercial jet aircraft from JET-i and three other aircraft from three other companies in which B&B has an ownership interest (the ‘‘Initial Portfolio’’). B&B Air will fund the purchase price of its Initial Portfolio with the net proceeds of an initial offering of B&B Air’s common shares; a concurrent private placement of its shares to existing equity holders of JET-i, including B&B, and certain funds managed by a company in which Babcock & Brown has an interest; and an aircraft lease securitization.

2.    summary of significant accounting policies

Basis of Preparation and Principles of Consolidation

JET-i is a holding company that conducts its business through wholly-owned subsidiaries. The consolidated financial statements presented are prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), and all intercompany transactions and balances have been eliminated. The consolidated financial statements include the accounts of JET-i and all of its subsidiaries. In instances where the Company is the primary beneficiary, JET-i would consolidate a Variable Interest Entity (‘‘VIE’’) in accordance with Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 46, Consolidation of Variable Interest Entities (‘‘FIN 46’’). As the Company’s subsidiaries are wholly-owned, it consolidates all of its subsidiaries. The predecessor consolidated financial statements are stated in United States Dollars, which is the principal operating currency of the Company.

Certain amounts in the predecessor consolidated financial statements have been reclassified to conform to the current presentation.

The accompanying consolidated financial statements are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the ‘‘SEC’’) for interim financial reporting and, in our opinion, reflect all adjustments, including normal recurring items which are necessary to present fairly the results for interim periods. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the entire year. Certain information and footnote disclosures normally included in condensed financial statements prepared in

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC; however, we believe that the disclosures are adequate to make information presented not misleading. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s financial statements for the year ended December 31, 2006.

RISK and Uncertainties

In the normal course of business, JET-i encounters two significant types of economic risk: credit and market. Credit risk is the risk of a lessee’s inability or unwillingness to make contractually required payments. Market risk reflects the change in the value of derivatives and credit facilities due to changes in interest rate spreads or other market factors, including the value of collateral underlying the credit facilities. The Company believes that the carrying values of its investments and obligations are reasonable taking into consideration these risks along with estimated collateral values, payment histories and other relevant financial information.

In addition, the Company is dependent upon the viability of the commercial aviation industry, which affects the Company’s ability to service existing and future leases on its flight equipment. Overcapacity and high levels of competition in some geographical markets may create unscheduled lease returns and possible supply surpluses, which may create pressure on rentals and flight equipment values. The value of the Company’s flight equipment under operating leases and investment in direct finance leases is subject to fluctuations in the values of commercial aircraft worldwide. A material decrease in values could have a negative effect on lease rentals and residual values and may require recognition of an impairment in the carrying value of the flight equipment.

use of estimates

The preparation of predecessor consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the predecessor consolidated financial statements and accompanying notes. For the Company, the use of estimates is or could be a significant factor affecting the reported carrying values of flight equipment, deferred tax assets and accruals and reserves. To the extent available, the Company utilizes industry specific resources and other materials, to support estimates, particularly with respect to flight equipment. Despite management’s best efforts to accurately estimate such amounts, actual results could differ from those estimates.

Cash and Cash Equivalents

JET-i considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Rent Receivables

Rent receivables represent unpaid, current lease obligations of lessees under existing lease contracts. The allowance for doubtful accounts is maintained at a level believed adequate by management to absorb probable losses inherent in rent receivables and is established on a specific identification basis. The assessment of default risk is primarily based on the extent to which amounts outstanding exceed the value of security held, the financial strength and condition of a debtor and the current economic conditions of the debtor’s operating environment and geographical areas, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

it requires significant estimates, including the amounts and timing of expected future cash flows and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change. Uncollectible rent receivables are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is recorded based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

Restricted CASH and Cash Equivalents

Pursuant to the Company’s warehouse credit facility agreement, certain payments received from lessees serve as collateral to the lenders and are thus subject to withdrawal restrictions. The Company’s restricted cash and cash equivalents consists primarily of (i) security deposits and maintenance payments received from lessees under the terms of various lease agreements, (ii) rent collections and (iii) other cash, all of which are subject to withdrawal restrictions pursuant to the order of priority governed by the Company’s warehouse credit facility which is further described in Note 6.

All restricted cash is held by a major financial institution.

Flight Equipment UNDer operating leases, net

Flight equipment under operating lease is recorded at cost and depreciated on a straight-line basis over its remaining useful life to estimated residual value. Useful life is based on 25 years from the date of manufacture for new assets and is adjusted based on the current age of used aircraft. Residual values are generally estimated to be 15% of original manufacturer’s estimated realized price for the flight equipment when new. Management may, at its discretion, make exceptions to this policy on a case by case basis when, in its judgement, the residual value calculated pursuant to this policy does not appear to reflect current expectations of residual values. Examples of situations include, but are not limited to:

•	Flight equipment where original manufacturer’s prices are not relevant due to plane modifications and conversions.

•	Flight equipment which is out of production and may have a shorter useful life or lower residual value due to obsolescence.

Estimated residual values and useful lives of flight equipment are reviewed and adjusted if appropriate, at each reporting period. As of December 31, 2006 and June 30, 2007, management’s estimates of residual values for flight equipment under operating leases averaged 14.8% of the original manufacturer’s estimated realized price.

Major improvements and modifications incurred in connection with the acquisition of aircraft that are required to get the aircraft ready for initial service are capitalized and depreciated over the remaining life of the flight equipment.

Lease acquisition costs related to reconfiguration of the aircraft cabin and other lessee specific modifications are capitalized and amortized into expense over the term of the lease, assuming no lease renewals and are included in other assets. Cash incentives paid to lessees are capitalized as prepaid lease incentive costs and are amortized into revenue over the term of the lease, assuming no lease renewals and are included in other assets.

Generally, lessees are required to provide for repairs, scheduled maintenance and overhauls during the lease term and to be compliant with return conditions of flight equipment at lease termination. Costs

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

paid by us for scheduled maintenance and overhauls in excess of amounts paid by lessees that materially increase long term value or useful life of the flight equipment are capitalized and depreciated over a period to the next scheduled maintenance or overhaul event. Miscellaneous repairs are expensed when incurred.

At the time of aircraft acquisition, the Company evaluates whether the lease acquired with the aircraft is at fair market value. A lease premium is recognized when it is determined that the acquired lease’s terms are above market value; lease discounts are recognized when it is determined that the acquired lease’s terms are below fair market value. Lease premiums are capitalized into other assets and lease discounts are recorded in other liabilities and both are amortized on a straight-line basis to rent revenue over the lease term.

The Company does not provide financial information for aircraft prior to its acquisition as these are considered to be asset acquisitions. Aircraft are typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes.

Flight Equipment Held for Sale

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (‘‘SFAS No. 144’’), flight equipment is classified as held for sale when authorized members of management commit to and commence a plan of sale that is reasonably expected to be completed within one year. Flight equipment held for sale is stated at the lower of carrying value or fair value less estimated costs to sell.

Flight equipment held for sale is not depreciated and related deferred costs are not amortized. Subsequent changes to the asset’s fair value, either increases or decreases are recorded as adjustments to the carrying value of the flight equipment; however, any such adjustment would not exceed the original carrying value of the flight equipment held for sale. The rent received from flight equipment held for sale and related interest expense, net of income taxes, are reported in income from discontinued operations. No flight equipment was held for sale as of December 31, 2006 or June 30, 2007.

Flight equipment intended for sale beyond one year of the latest reporting period remains classified as Flight Equipment Under Operating Leases and continues to be depreciated over its remaining useful life until such time the sale closing date is less than one year away.

Impairment of Flight Equipment

The Company applies SFAS No. 144 when addressing the financial accounting and reporting for impaired flight equipment and flight equipment that it intends to dispose of. In accordance with SFAS 144, the Company evaluates flight equipment for impairment where circumstances indicate that the carrying amounts of such assets may not be recoverable. The review for recoverability includes an assessment of the estimated future cash flows associated with the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will assess whether the fair values of the flight equipment exceed the carrying value and an impairment loss is required. The impairment loss is measured as the excess of the carrying amount of the impaired asset over its fair value. Fair value reflects the present value of cash expected to be received from the aircraft in the future, including its expected residual value discounted at a rate commensurate with the associated risk. Future cash flows are assumed to occur under the current market conditions and assume adequate time for a sale between a willing buyer and a willing seller. Expected future lease rates are based on all relevant

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

information available, including the existing lease, current contracted rates for similar aircraft, appraisal data and industry trends. Residual value assumptions generally reflect an aircraft’s booked residual, except where more recent industry information indicates a different value is appropriate.

The preparation of these impairment analyses requires the use of assumptions and estimates, including the level of future rents, the residual value of the flight equipment to be realized upon sale at some date in the future, estimated downtime between re-leasing events and the amount of re-leasing costs.

investment in direct finance leases

In accordance with SFAS No. 13, Accounting for Leases, the Company has recorded certain leases as Investment in Direct Finance Lease which consists of lease receivables, plus the estimated residual value of the equipment on lease termination date less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to finance lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.

derivative finaNcial instruments

The Company uses derivative financial instruments to manage its exposure to interest rate risks. Derivatives are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’). All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are recorded in accumulated other comprehensive income until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness (which represents the amount by which the change in the fair value of the derivative exceeds the variability in the cash flows of the forecasted transaction) is recorded in income. Changes in the fair value of derivative financial instruments that do not qualify for hedge treatment under SFAS No. 133 are recorded in income. For the six months ended June 30, 2006 and 2007, the Company had unrealized gains of $3.0 million and 7.0 million, respectively, from undesignated derivative activities that were included in interest expense.

other assets, Net

Other assets consist primarily of debt issuance costs, derivate asset, unamortized lease premiums, initial direct lease costs and other receivables. The Company capitalizes costs incurred in arranging financing as debt issuance costs. Debt issuance costs are amortized to interest expense using the effective interest method for amortizing loans and on a straight-line basis for revolving credit facilities over the lives of the related debt.

Security Deposits

In the normal course of leasing aircraft to third parties under its lease agreements, the Company receives cash or a letter of credit as security for contractual obligations. At December 31, 2006 and June 30, 2007, security deposits represent cash received from the lessee that is held on deposit until termination of the lease.

Maintenance Payment Liability

JET-i’s flight equipment are typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes. JET-i’s operating leases also obligate the lessees to maintain

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

flight equipment and comply with all governmental requirements applicable to the flight equipment, including without limitation, operational, maintenance, registration requirements and airworthiness directives.

Cash collected from lessees under the terms of the lease agreements for future maintenance of the aircraft are recorded as maintenance payment liabilities. Maintenance payment liabilities are attributable to specific aircraft. Upon occurrence of qualified maintenance events, the lessee submits a request for reimbursement and upon disbursement of the funds, the liability is relieved.

In some leases the lessor may be obligated to contribute to maintenance related expenses on an aircraft during the term of the lease. In other instances, the lessee or lessor may be obligated to make a payment to the counterparty at the end of lease based on a computation stipulated in the lease agreement. The calculation is based on the utilization and condition of the airframe, engines and other major life-limited components as determined at lease termination.

The Company may also incur maintenance expenses on off-lease aircraft. Scheduled major maintenance or overhaul activities and costs for certain high-value components that are paid by the Company are capitalized and depreciated over the estimated useful life of such maintenance or components.

Amounts paid by the Company for maintenance, repairs and re-leasing of aircraft that do no extend the useful life of flight equipment are expensed as incurred.

Maintenance payment liability balances at the end of a lease or any amount received as part of a redelivery adjustment are recorded as lease revenue at lease termination. When flight equipment is sold, the reserve amounts which are not specifically assigned to the buyer are released from the balance sheet as part of the disposition gain or loss. During the six months ended June 30, 2006 and 2007, the Company recognized as lease revenue at lease termination $0 and $1.5 million, respectively.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. Where revenue amounts do not meet these recognition criteria, they are deferred and recognized in the period in which the recognition criteria are met.

Operating Lease Revenue

The Company receives operating lease revenues from flight equipment under operating leases. Rental income from aircraft rents is recognized on a straight-line basis over the initial term of the respective lease, which generally ranges from 13 months to 15 years. The operating lease agreements generally do not provide for purchase options, however, the leases may allow the lessee the option to extend the lease for an additional term. Contingent rents are recognized as revenue when they are due and payable. Revenue is not recognized when collection is not reasonably assured.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

Finance Lease Income

Revenue from direct finance leases is recognized on the interest method to produce a level yield over the life of the finance lease. Expected unguaranteed residual values of leased assets at the expiration of the lease terms are based on the Company’s assessment of residual values using industry specific resources and other materials.

Sale of Assets

Revenue from sales of assets is recognized at the time title is transferred and delivery has occurred, the price is fixed and determinable, and collectability is probable.

Taxes

The Company provides for income taxes, of its taxable subsidiaries, under the provisions of SFAS No. 109, Accounting for Income Taxes (‘‘SFAS No. 109’’). Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities at the enacted tax rates expected to apply when the assets are recovered or liabilities are settled. A valuation allowance is used to reduce deferred tax assets to the amounts ultimately expected to be more-likely-than-not realized.

New Accounting PronouNcements

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN No. 48’’), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Adoption of FIN No. 48 did not have a material impact on the Company’s financial position or results of operations. The Company has elected to classify interest on unpaid income taxes and penalties as a component of the provision for income taxes.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (‘‘SFAS No. 157’’). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies in conjunction with other accounting pronouncements that require or permit fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is in the process of analyzing the impact of SFAS No. 157, if any.

In September 2006, the FASB issued FASB Staff Position No. AUG AIR-1, Accounting for Planned Maintenance Activities (‘‘FSP’’). This FSP amends certain provisions in the AICPA Industry Guide, Audits of Airlines and eliminates the accrue-in-advance method of accounting for planned major maintenance activities. JET-i applies the deferral method which requires that the actual maintenance costs for major overhauls are capitalized and depreciated over the period until the next overhaul is required.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of SFAS No. 115 (‘‘SFAS No. 159’’) which permits entities the option to measure many financial instruments and certain other items at fair value. The

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

fair value option established by SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating whether to adopt the fair value option and the impact, if any, of applying the guidance provided by SFAS No. 159.

3.    Flight Equipment Under Operating Leases

Flight equipment under operating leases consists of the following as of December 31, 2006 and June 30, 2007:

	2006	2007
	(Dollars in thousands)
Cost	$840,366	$1,108,248
Accumulated depreciation	(18,132)	(38,009)
Net Flight Equipment Under Operating Lease	$822,234	$1,070,239

The Company has capitalized $9.8 million and $3.5 million of major maintenance activities and costs for the year ended December 31, 2006 and for the six-month period ended June 30, 2007, respectively. These amounts have been included in Flight Equipment Under Operating Leases.

The Company’s current lease arrangements expire between 2007 and 2018. As of June 30, 2007, the contracted future minimum rental payments due under non-cancellable operating leases are as follows:

(Dollars in thousands)
Period ending December 31, 2007	$64,934
Year ending December 31,
2008	113,654
2009	106,153
2010	99,606
2011	82,547
2012	61,597
Thereafter	168,474
Future Minimum Rental Payments under Operating Leases	$696,965

The Company leases aircraft to airlines throughout the world and accordingly lease receivables are due from lessees worldwide. The Company manages its credit risk exposure by obtaining either security deposits, letters of credit or guarantees from its lessees.

The Company had four customers that accounted for 17%, 16%, 13%, and 11% of operating lease revenue for the six months ended June 30, 2006. As the number of flight equipment under operating leases increased, JET-i had only one customer that accounted for 10% of operating lease revenue for the same period in 2007. No other customer was responsible for lease revenue of 10% or more.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

The distribution of operating lease revenue by geographic region is as follows:

	Six months ended June 30,
	2006		2007
	(Dollars in thousands)
Europe – Developed:
United Kingdom	$3,243	21%	$5,241	8%
Sweden	1,453	10%	—	—
Other	3,663	24%	14,915	24%
Europe – Developed	8,359	55%	$20,156	32%
Asia Pacific:
India	3,598	24%	10,579	17%
Other	—	—	6,450	11%
Asia Pacific	3,598	24%	17,029	28%
North America:
United States	2,873	19%	5,067	8%
Other	350	2%	2,519	4%
North America	3,223	21%	7,586	12%
Europe – Emerging	—	—	2,863	5%
South and Central America
Mexico	46	0%	10,415	17%
Other	—	—	3,613	6%
South and Central America	46	0%	14,028	23%
Total Operating Lease Revenue	$15,226	100%	$61,662	100%

The amortization of acquired lease discounts included as a component of operating lease revenue was $0.4 million and $1.2 million for the six month periods ended June 30, 2006 and 2007, respectively.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

The distribution of the net book value of flight equipment by geographic region is as follows:

	At December 31, 2006		At June 30, 2007
	(Dollars in thousands)
Europe – Developed:
United Kingdom	$68,923	8%	$111,676	10%
Other	139,770	17%	165,329	16%
Europe – Developed	208,693	25%	277,005	26%
Asia Pacific:
India	193,772	24%	190,420	18%
China	42,146	5%	156,575	15%
Other	—	—	39,693	3%
Asia Pacific	235,918	29%	386,688	36%
North America:
United States	84,651	10%	83,256	8%
Other	43,484	5%	42,743	4%
North America	128,135	15%	125,999	12%
Europe – Emerging	64,046	8%	65,078	6%
South and Central America:
Mexico	134,004	16%	165,337	16%
Other	51,438	7%	50,132	4%
South and Central America	185,442	23%	215,469	20%
Total Flight Equipment	$822,234	100%	1,070,239	100%

The classification of operating lease revenues and flight equipment assets by geographic region in the tables and discussion above is based on the principal operating location of the aircraft lessee.

4.    Net Investment in Direct Finance Lease

At December 31, 2006 and June 30, 2007, the Company’s net investment in direct finance leases is attributable to four planes leased to a single North American lessee for terms of 15 years. The Company had no direct finance leases during the six months ended June 30, 2006. For the same period in 2007, the Company recognized finance lease income of $5.0 million. The implicit interest rates in the finance leases range from 13% to 15%.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

The Company’s net investment in direct finance lease consist of the following:

	December 31, 2006	June 30, 2007
	(Dollars in thousands)
Total minimum lease payments receivable	$153,000	$147,600
Estimated unguaranteed residual value of leased assets	41,200	41,200
Unearned finance income	(118,565)	(113,786)
Net Investment in Direct Finance Leases	$75,635	$75,014

The contracted future minimum lease receipts at June 30, 2007 are as follows:

Dollars in thousands
Period ending December 31, 2007	$5,400
Year ending December 31,
2008	10,800
2009	10,800
2010	10,800
2011	10,800
2012	10,800
Thereafter	88,200
Future Minimum Rental Payments under Direct Finance Leases	$147,600

5.    Other Assets, net

The following table describes the principal components of the Company’s other assets, net at December 31, 2006 and June 30, 2007:

	At December 31, 2006	At June 30, 2007
	(Dollars in thousands)
Loan issuance costs, net	$10,154	$9,612
Deposits for aircraft acquisitions	300	—
Derivative asset	—	1,095
Other	598	813
Total Other Assets	$11,052	$11,520

Amortization of loan issuance costs was $1.0 million and $1.1 million during the six month periods ended June 30, 2006 and 2007, respectively.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

6.    Warehouse Credit Facility

Warehouse Credit Facility:	Facility Limit	At December 31, 2006	At June 30, 2007
	(Dollars in thousands)
Principal – Tranche A	$960,000	$658,002	$903,696
Principal – Tranche B	160,000	160,000	160,000
Accrued Interest		2,624	3,264
Total Warehouse Credit Facility Provided by Third Parties	1,120,000	820,626	1,066,960
Principal – Tranche C	80,000	80,000	80,000
Accrued interest		519	638
Total Warehouse Credit Facility Provided by Related Party	80,000	80,519	80,638
Total Warehouse Credit Facility	$1,200,000	$901,145	$1,147,598

In November 2005, the Company entered into a warehouse loan agreement (the ‘‘Facility’’) to finance up to $1.2 billion of aircraft assets. Tranches A and B are provided by a consortium of third party lenders; Tranche C is provided solely by Holdings. One of the investors in Holdings is also a member of the Tranches A and B consortium of third party lenders. Provided no default has occurred, and subject to lenders’ consent, the Facility amount may be increased to $1.5 billion. Funds are available for draw on a revolving basis for a period of two years after closing (the ‘‘Availability Period’’). Thirty-six months after the expiration of the Availability Period, the Company must repay 25% of the principal outstanding as of the end of the Availability Period. Another 25% is repaid in each subsequent quarter until the Facility is fully repaid. Borrowings are collateralized by the assets of the Company and its special purpose subsidiaries established to own the aircraft.

Borrowings are advanced in three separate tranches – Tranches A, B and C. Fundings are made in reverse order such that the Facility amount related to Tranche C is fully utilized first, then Tranche B and then Tranche A. Tranche A borrowings accrue interest at one-month London Interbank Offered Rate (‘‘LIBOR’’) plus a margin of 1.25%. Tranche B borrowings accrue interest at one-month LIBOR plus 4.5%. Tranche C borrowings accrue interest at a rate such that the aggregate monthly interest of the entire Facility reflects an interest rate of one-month LIBOR plus 2.5%. The interest rate, which resets monthly, was 6.60%, 9.85% and 13.75% for Tranche A, B and C, respectively at December 31, 2006; and 6.57%, 9.82% and 17.94%, respectively at June 30, 2007. Monthly payments of principal and interest are made based on available cash after certain expenses, in accordance with the order of priority governed by the Facility. Any unpaid amounts are carried forward and accrue interest at applicable interest rates for each tranche. Unutilized amounts under Tranche A and B accrue commitment fees of 0.3% per annum of the daily average unutilized balance; however, Tranche B commitment fee starts to accrue six months after the inception of the Facility. In order of security interest, Tranche A ranks above Tranche B, and both Tranche A and B rank above Tranche C.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

The facility contains affirmative covenants customary for secured financings, such as the provision of financial information and disclosure of material events affecting the Company, among others. Further, the company must maintain certain interest coverage ratios, a breach of which would cause an event of default under the Facility. Should that occur, all amounts under the Facility are due and payable immediately. To date, the Company has complied with all covenants under the Facility.

The Company uses interest rate swaps to manage exposure to interest rate risk. The derivatives allow the company to pay fixed interest rates and receive variable interest rates with the swap counterparty over life of the contracts. The fixed interest rates under contract range from 5.11% to 5.71% per annum and have maturity dates through December 2014.

The changes in fair value of the derivatives are recorded into income from continuing operations before provision for income taxes. The Company recorded $3.0 million and $7.0 million as a decrease to interest expense with respect to these derivatives for the six month periods ended June 30, 2006 and 2007, respectively.

7.    Income Taxes

The Company has subsidiaries in a number of tax jurisdictions, principally, Ireland, Luxembourg and the United States of America. The Company is treated as a flow-through entity for U.S. federal and state income tax purposes. The Company’s member, Holdings, is also a flow-through entity. Accordingly, Holding’s members report their allocable share of the taxable income in their respective income tax returns.

Income tax expense by tax jurisdiction is summarized below for the periods indicated.

	Six months ended June 30,
	2006	2007
	(Dollars in thousand)
Deferred Tax Expense
Ireland	$—	$(14)
Luxembourg	—	(2)
Total Deferred Tax Expense	—	(16)
Current Tax Expense
Ireland	—	728
Luxembourg	—	—
Total Current Tax Expense	—	728
Total Income Tax Expense	$—	$712

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

The following table describes the principal components of the Company’s deferred tax asset and liability by jurisdiction at December 31, 2006 and June 30, 2007:

	Ireland	Luxembourg
	(Dollars in thousands)
At December 31, 2006
Excess of tax depreciation over book depreciation	$145	$—
Net operating loss carryforwards	(133)	—
Net Deferred Tax Liability	12	—
At June 30, 2007
Excess of tax depreciation over book depreciation	—	—
Net operating loss carryforwards	(2)	(2)
Net Deferred Tax Asset	$(2)	$(2)

8.    Other Liabilities

The following table describes the principal components of the Company’s other liabilities at December 31, 2006 and June 30, 2007:

	2006	2007
	(Dollars in thousands)
Derivative liabilities	$5,898	$—
Lease discounts	7,160	5,934
Straight-line rent adjustment	23	(70)
Income taxes payable	128	852
Other	25	240
Total Other Liabilities	$13,234	$6,956

9.    Commitments and Contingencies

In November 2006, the Company entered into an agreement with an unrelated third party to sell one of the aircraft in its portfolio for approximately $11.8 million upon expiration of the current underlying operating lease. Delivery of the aircraft is scheduled for October 2010. The aircraft will be classified as held for sale at such time as the sale closing date falls within one year of the current reporting period.

10.    Related Party Transactions

The Company has no employees and has outsourced to B&B the daily operations of the Company through various agreements.

The Company has entered into a broker agreement with B&B to engage B&B to act as the exclusive arranger of JET-i’s acquisitions and dispositions of aircraft. In consideration for these services, B&B receives a fee equal to 1% of the purchase price of the aircraft on acquisition and 1% of the sales proceeds on aircraft disposition. During the six months ended June 30, 2006 and 2007, the Company incurred and paid $2.5 million and $2.6 million, respectively, for services rendered by B&B under this agreement. The amounts paid have been capitalized into the cost of the flight equipment.

JET-i Leasing LLC
Notes to the Predecessor Consolidated Financial Statements
For the Six Months Ended June 30, 2007
(Unaudited)

The Company has also entered into a servicing agreement with B&B which authorizes B&B to perform lease servicing, remarketing, debt compliance and other administrative functions for JET-i. In consideration for these services, B&B receives a fee equal to 3.5% of lease revenues. During the six month periods ended June 30, 2006 and 2007, the Company incurred expenses of $0.5 million and $2.2 million under this agreement. At June 30, 2006 and 2007, the Company owed B&B $0.1 million and $0.2 million, respectively for these expenses.

In the normal course of business, B&B, acting as servicer under this agreement, incurs costs for various expenses, primarily professional fees and administrative costs on behalf of the Company. At December 31, 2006 and June 30, 2007, the company owed B&B $0.5 million and $1.5 million, respectively for these reimbursable expenses. Amounts have been included in payables to related parties on the accompanying consolidated balance sheets.

The debt under Tranche C of the Facility is provided by Holdings. For the six months ended June 30, 2006 and 2007, JET-i has incurred interest expense of $2.1 million and $6.6 million, respectively on this debt. Additionally, Holdings, for its role as Manager of JET-i earns fees of $10,000 per month. The Company incurred $60,000 for this service for each of the six month periods ended June 30, 2006 and 2007. This cost is recorded in selling, general and administrative expense. One of the investors in Holdings is also a member of the Tranches A and B consortium of third party lenders.

In the normal course of business, Holdings has paid for expenses on behalf of the company. At December 31, 2006 and June 30, 2007, the Company had liabilities outstanding to Holdings of $5.0 million and $9.2 million, respectively which have been included in payables to related parties on the accompanying consolidated balance sheets.

11.    Fair Value Of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash and cash equivalents, rent receivables, accounts payable, accrued liabilities and notes payable. The fair value of cash, cash equivalents, restricted cash and cash equivalents, rent receivables and accounts payable and accrued liabilities approximates the carrying value of these financial instruments because of their short term nature. Borrowings under the Facility bear floating rates of interest which reset monthly to a market benchmark rate plus a credit spread. The fair values of the Company’s notes payable are estimated based on the market prices available for similar issues or on the market interest rates currently available to the Company on notes with similar terms and average maturities. The estimated fair values of the Company’s notes receivable and notes payable approximate the carrying amounts reported in the consolidated balance sheets.

Report of Independent Registered Public Accounting Firm

To the Directors of Babcock & Brown Air Limited

We have audited the accompanying statement of financial position of Babcock & Brown Air Limited (the ‘‘Company’’) as of May 3, 2007. This statement of financial position is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement of financial position based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. An audit of a statement of financial position includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position. An audit of a statement of financial position also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial position referred to above presents fairly, in all material respects, the financial position of the Company as of May 3, 2007 in accordance with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
San Francisco, California
June 13, 2007

Babcock & Brown Air Limited
Statement of Financial Position

AS OF MAY 3, 2007

	Note	Dollars
Assets
Receivable from related party	1	$10,000
Total assets		10,000
Shareholder’s equity
Common shares, $0.001 par value; 10,000,000 shares authorized; 1,000,000 shares issued and outstanding	2	1,000
Additional paid-in capital	2	9,000
Total shareholder’s equity		$10,000

The accompanying notes are an integral part of this financial statement.

Babcock & Brown Air Limited
Notes to the Statement of Financial Position

1.    ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

Babcock & Brown Air Limited (the ‘‘Company’’ or ‘‘B&B Air’’) is a Bermuda exempted company incorporated on May 3, 2007 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. The Company was formed by Babcock & Brown Limited, an Australian company (collectively including its subsidiaries, ‘‘B&B’’), to acquire and lease commercial jet aircraft and other aviation assets directly or indirectly through its subsidiaries.

Although the Company is organized under the laws of Bermuda, it will be a resident in Ireland for Irish tax purposes and will be thus subject to Irish corporation tax on its income in the same way, and to the same extent, as if the Company was organized under the laws of Ireland.

Upon the anticipated concurrent consummation of (i) the Company’s initial public offering of common shares in the form of American Depositary Shares; (ii) the private placement of American Depositary Shares with B&B, certain other equity investors of JET-i Holdings LLC, the parent company of JET-i Leasing LLC, the predecessor company of B&B Air, and certain funds managed by a company in which B&B has an interest; and (iii) the issuance of aircraft leased-back securitized notes, the Company will acquire its initial portfolio consisting of 47 commercial jet aircraft. Fourty-four of the aircraft will be acquired from JET-i Leasing LLC and its subsidiaries and three from companies managed by B&B.

BASIS OF PRESENTATION

The financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America. The Company consolidates all companies it directly or indirectly controls.

RECEIVABLE FROM RELATED PARTY

The Company has a receivable from B&B representing its initial capital contribution into B&B Air. An allowance for doubtful accounts is maintained at a level believed adequate by management to absorb probable losses inherent in receivables and is established on a specific identification basis. The assessment of default risk is based, among other things, on the financial strength and condition of the debtor.

Subsequent to May 3, 2007, the Company received funds from B&B in full satisfaction of the amount outstanding.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

ORGANIZATION COSTS

Organization costs will be borne by B&B.

2.    SHAREHOLDER’S EQUITY

In connection with its formation, B&B Air issued 1,000,000 common shares for $10,000 to B&B. The Company’s common shares are non-convertible.

Other than in connection with the issuance of common shares representing its initial capital and the filing of a Registration Statement with the U.S. Securities and Exchange Commission with respect to the planned initial public offering of its common shares in the form of American Depositary Shares, the Company has not undertaken commercial activities.

Babcock & Brown Air Limited
Consolidated Balance Sheet

AS OF JUNE 30, 2007 (Unaudited)

	Note	Dollars
Assets
Cash and cash equivalents	1	$10,000
Total assets		10,000
Shareholder’s equity
Common shares, $0.001 par value; 500,000,000 shares authorized; 1,000,000 shares issued and outstanding	2	1,000
Additional paid-in capital	2	9,000
Retained earnings	2	—
Total shareholder’s equity		$10,000

The accompanying notes are an integral part of this financial statement.

Babcock & Brown Air Limited
Consolidated Statement of Operations

FOR THE PERIOD FROM MAY 3, 2007 (INCORPORATION DATE)
TO JUNE 30, 2007 (Unaudited)

	Note	Dollars

Revenues		$—
Expenses		—
Net income		$—

The accompanying notes are an integral part of this financial statement.

Babcock & Brown Air Limited
Consolidated Statement of Shareholder’s Equity

FOR THE PERIOD FROM MAY 3, 2007 (INCORPORATION DATE)
TO JUNE 30, 2007 (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Shareholder’s Equity
	Shares	Amount
Balance May 3, 2007 (incorporation date)	—	$—	$—	$—	$—
Issuance of common shares	10,000,000	1,000	9,000	—	10,000
Net Income	—	—	—	—	—
Balance June 30, 2007	10,000,000	$1,000	$9,000	$—	$10,000

The accompanying notes are an integral part of this financial statement.

Babcock & Brown Air Limited
Consolidated Statement of Cash Flows

FOR THE PERIOD FROM MAY 3, 2007 (INCORPORATION DATE)
TO JUNE 30, 2007 (Unaudited)

Dollars
Cash Flow for Operating Activities
Net income	$—
Cash flow provided by operating activities	—

Cash Flows from Financing Activities
Issuance of common shares	10,000
Cash flow provided by financing activities	10,000

Net increase in cash	$10,000
Cash at beginning of period	—
Cash at end of period	$10,000

The accompanying notes are an integral part of this financial statement.

Babcock & Brown Air Limited
Notes to the Consolidated Financial Statements
For the period from May 3, 2007 (incorporation date) to June 30, 2007

1.    ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

Babcock & Brown Air Limited (the ‘‘Company’’ or ‘‘B&B Air’’) is a Bermuda exempted company incorporated on May 3, 2007 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. The Company was formed by Babcock & Brown Limited, an Australian company (collectively including its subsidiaries, ‘‘B&B’’), to acquire and lease commercial jet aircraft and other aviation assets directly or indirectly through its subsidiaries.

Although the Company is organized under the laws of Bermuda, it will be a resident in Ireland for Irish tax purposes and will be thus subject to Irish corporation tax on its income in the same way, and to the same extent, as if the Company was organized under the laws of Ireland.

Upon the concurrent consummation of (i) the Company’s initial public offering of common shares in the form of American Depositary Shares; (ii) the private placement of American Depositary Shares with B&B certain other equity investors of JET-i Holdings LLC, the parent company of JET-i Leasing LLC, the predecessor company of B&B Air, and certain funds managed by a company in which B&B has an interest; and (iii) the issuance of aircraft leased-back securitized notes, the Company will acquire its initial portfolio consisting of 47 commercial jet aircraft. Fourty-four of the aircraft will be acquired from JET-i Leasing LLC and its subsidiaries and three from companies managed by B&B.

BASIS OF PRESENTATION

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company consolidates all companies it directly or indirectly controls.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

ORGANIZATION COSTS

Organization costs will be borne by B&B.

2.    SHAREHOLDER’S EQUITY

In connection with its formation, B&B Air issued 1,000,000 common shares for $10,000 to B&B. The Company’s common shares are non-convertible.

Other than in connection with the issuance of common shares representing its initial capital and the filing of a Registration Statement with the U.S. Securities and Exchange Commission with respect to the planned initial public offering of its common shares in the form of American Depositary Shares, the Company has not undertaken commercial activities.

Appendix 1
Our Lessees

Lessee	Domicile	Formation	Service Type	Lessee Ownership	Aircraft In Service Fleet	No.	Aircraft On Firm Order	No.
Aeroflot-don	Russia	2000	Scheduled and Charter Passenger and Cargo	Aeroflot Russian Airlines (51%)	Antonov An-12	1	Antonov An-12	0
					Boeing 737-500	2	Boeing 737-500	0
					Tupolev Tu-134 A	6	Tupolev Tu-134 A	0
					Tupolev Tu-154 B	5	Tupolev Tu-154 B	0
					Tupolev Tu-154 M	4	Tupolev Tu-154 M	0
						18		0
Aeromexico	Mexico	1934	Scheduled Passenger and Cargo	Consorcio Aeromexico (99.26%)	Boeing 737-700	30	Boeing 737-700	13
					Boeing 737-800	3	Boeing 737-800	3
					Boeing 757-200	2	Boeing 757-200	0
					Boeing 767-200ER	3	Boeing 767-200ER	0
					Boeing 767-300ER	1	Boeing 767-300ER	0
					Boeing 777-200ER	3	Boeing 777-200ER	0
					Boeing 787-8	0	Boeing 787-8	5
					MD-82	3	MD-82	0
					MD-83	3	MD-83	0
					MD-87	12	MD-87	0
					MD-88	10	MD-88	0
						70		21
Aigle Azur	France	1970	Scheduled Passenger and Cargo	Go Fast Transport (100%)	Airbus A319-100	2		0
					Airbus A320-200	4		0
					Airbus A321-200	3		0
						9		0
Air Berlin	Germany	1978	Scheduled Passenger and Cargo	Freefloat (61.86%)	Fokker 100	3	Fokker 100	0
				Other private and	Airbus A319-100	4	Airbus A319-100	15
				corporate (28.14%)	Airbus A320-200	16	Airbus A320-200	31
					Boeing B737-700	5	Boeing B737-700	25
					Boeing B737-800	35	Boeing B737-800	60
						63		131
Air China	China	1988	Scheduled Passenger and Cargo	PRC (55.8%)	Airbus A319-100	29	Airbus A319-100	6
				Public Shares (24.2%)	Airbus A320-200	6	Airbus A320-200	0
				Cathay Pacific (20%)	Airbus A321-200	0	Airbus A321-200	24
					Airbus A330-200	7	Airbus A330-200	13

Lessee	Domicile	Formation	Service Type	Lessee Ownership	Aircraft In Service Fleet	No.	Aircraft On Firm Order	No.
					Airbus A340-300	6	Airbus A340-300	0
					Boeing B737-300	38	Boeing B737-300	0
					Boeing B737-600	6	Boeing B737-600	0
					Boeing B737-700	20	Boeing B737-700	0
					Boeing B737-800	29	Boeing B737-800	28
					Boeing B747-400	12	Boeing B747-400	0
					Boeing B757-200	13	Boeing B757-200	0
					Boeing B767-200ER	5	Boeing B767-200ER	0
					Boeing B767-300	4	Boeing B767-300	0
					Boeing B767-300ER	5	Boeing B767-300ER	0
					Boeing B777-200	10	Boeing B777-200	0
					Boeing B787-8	0	Boeing B787-8	15
						190		86
Air Europa	Spain	1984	Scheduled Passenger	Globalia (100%)	Airbus A330-200	3	Airbus A330-200	0
					Airbus A350-800	0	Airbus A350-800	10
					Boeing B737-800	30	Boeing B737-800	0
					Boeing B767-300ER	3	Boeing B767-300ER	0
						36		10
ATA Airlines	United States	1981	Scheduled Passenger and Cargo	Public (100%)	Boeing B737-300	3	Boeing B737-300	0
					Boeing B737-800	12	Boeing B737-800	0
					Boeing B757-200	6	Boeing B757-200	0
					Boeing B757-300	4	Boeing B757-300	0
					Lockheed L-1011-500	4	Lockheed L-1011-500	0
						29		0
CCM	France	1990	Scheduled, Charter, and	Collectivite de Corse (60.37%)	Airbus A319-100	2	Airbus A319-100	0
			Seasonal Passenger	Air France (11.95%)	Airbus A320-200	2	Airbus A320-200	0
					ATR 72-200	1	ATR 72-200	0
					ATR 72-500	4	ATR 72-500	2
						9		2
Chang’an Airlines	China	1993	Scheduled Passenger and Cargo	Hainan Airlines (73.51%)	Boeing B737-700	1	Boeing B737-700	0
					Boeing B737-800	4	Boeing B737-800	0
					Airbus A319-100	4	Airbus A319-100	0
					Xian Y-7-100	4	Xian Y-7-100	0
					Xian Y-7-MA60	2	Xian Y-7-MA60	0
						15		0

Lessee	Domicile	Formation	Service Type	Lessee Ownership	Aircraft In Service Fleet	No.	Aircraft On Firm Order	No.
China Southern	China	1991	Scheduled Passenger	China Southern	Airbus A300-600	6	Airbus A300-600	0
				Air Holdings (50.3%)	Airbus A319-100	28	Airbus A319-100	21
					Airbus A320-200	49	Airbus A320-200	15
					Airbus A321-200	17	Airbus A321-200	29
					Airbus A330-200	4	Airbus A330-200	2
					Airbus A330-300	0	Airbus A330-340	8
					Airbus A380-840	0	Airbus A380-840	5
					ATR 72-500	5	ATR 72-500	0
					Boeing 737-300	17	Boeing 737-300	0
					Boeing 737-700	18	Boeing 737-700	7
					Boeing 737-800	18	Boeing 737-800	18
					Boeing 747-400F	2	Boeing 747-400F	0
					Boeing 757-200	24	Boeing 757-200	0
					Boeing 777-200	10	Boeing 777-200	0
					Boeing 787-8	0	Boeing 787-8	10
					Boeing MD-80-82	12	Boeing MD-80-82	0
					Boeing MD-90-30	13	Boeing MD-90-30	0
					Embraer ERJ145	6	Embraer ERJ145	0
						229		115
easyJet	United Kingdom	1995	Scheduled Passenger	Public (100%)	Airbus A319-100	83	Airbus A319-100	98
					Boeing B737-700	30	Boeing B737-700	0
						113		98
First Choice	United Kingdom	1987	Scheduled Passenger	First Choice Holidays PLC (100%)	Airbus A320-200	5	Boeing 787-8	8
					Airbus A321-200	4
					Boeing 757-200	9
					Boeing 767-300ER	5
						23		8
Hainan	China	1993	Scheduled Passenger and Cargo	American Aviation LDC (14.80%)	Airbus A319-100	7	Airbus A319-100	20
				HNA Group Co., LTD. (11.85%)	Airbus A330-200	0	Airbus A330-200	2
				Hainan Qixing Industrial	Boeing B737-300	5	Boeing B737-300	0
				Investment Co Ltd (6.83%)	Boeing B737-400	7	Boeing B737-400	0
				Others (66.52%)	Boeing B737-800	19	Boeing B737-800	30
					Boeing B767-300ER	5	Boeing B767-300ER	0
					Boeing B787-8	0	Boeing B787-8	8

Lessee	Domicile	Formation	Service Type	Lessee Ownership	Aircraft In Service Fleet	No.	Aircraft On Firm Order	No.
					Fairchild/ Dornier 328Jet	25	Fairchild/ Dornier 328Jet	0
						68		60
Kingfisher	India	2005	Scheduled Passenger and Cargo	UB Holdings (100%)	Airbus A319-100	4	Airbus A319-100	0
					Airbus A320-200	10	Airbus A320-200	31
					Airbus A321-200	4	Airbus A321-200	3
					ATR 72-500	6	ATR 72-500	29
					Airbus A330-200	0	Airbus A330-200	5
					Airbus A340-500	0	Airbus A340-500	5
					Airbus A350-800	0	Airbus A350-800	5
					Airbus A380-800	0	Airbus A380-800	5
						24		83
Mexicana	Mexico	1921	Scheduled Passenger and Cargo	Grupo Posada (100%)	Airbus A318-100	10	Airbus A318-100	0
					Airbus A319-100	16	Airbus A319-100	0
					Airbus A320-200	30	Airbus A320-200	5
					Boeing B757-200	3	Boeing B757-200	0
					Boeing B767-300ER	3	Boeing B767-300ER	0
						62		5
Omni Air	United States	1983	Scheduled and Charter		Boeing 757-200	4	Boeing 757-200	0
			Passenger		Boeing MD DC-10-30	10	Boeing MD DC-10-30	0
						14		0
SpiceJet	India	2005	Scheduled Passenger	Public (100%)	Boeing 737-800	11	Boeing 737-800	12
						11	Boeing 737-900ER	5
								17
Sunwing	Canada	2005	Charter Passenger	Colin Hunter	Boeing 737-800	6	Boeing 737-800	0
						6		0
Swiss Int’l	Switzerland	1975	Scheduled Passenger and Cargo	Lufthansa (100%)	Airbus A319-100	7	Airbus A319-100	0
					Airbus A320-200	14	Airbus A320-200	0
					Airbus A321-100	4	Airbus A321-100	0
					Airbus A330-200	11	Airbus A330-200	0
					Airbus A340-300	9	Airbus A340-300	0
					Embraer 170-LR	0	Embraer 170-LR	15
					Embraer 195-LR	0	Embraer 195-LR	15
					Saab2000	1	Saab2000	0
						46		30

Lessee	Domicile	Formation	Service Type	Lessee Ownership	Aircraft In Service Fleet	No.	Aircraft On Firm Order	No.
TACA	El Salvador	1931	Scheduled Passenger and Cargo	Grupo TACA (100%)	Airbus A319-100	6	Airbus A319-100	4
					Airbus A320-200	18	Airbus A320-200	11
					Airbus A321-200	4	Airbus A321-200	1
						28		16
THY	Turkey	1933	Scheduled Passenger and Cargo	Private Shareholders (53.57%)	Airbus A310-300	5	Airbus A310-300	0
				T.C. Privatization	Airbus A310-200	1	Airbus A310-200	0
				Administration (46.34%)	Airbus A310-300F	1	Airbus A310-300F	0
					Airbus A319-100	2	Airbus A319-100	0
					Airbus A320-200	16	Airbus A320-200	12
					Airbus A321-200	11	Airbus A321-200	8
					Airbus A330-200	5	Airbus A330-200	0
					Airbus A340-300	7	Airbus A340-300	0
					Boeing B737-400	15	Boeing B737-400	0
					Boeing B737-800	41	Boeing B737-800	8
					Embraer ERJ-100	0	Embraer ERJ-100	0
						104		28
Tiger Airways	Singapore	2003	Scheduled Passenger	Singapore Airlines (49%)	Airbus A320-200	9		12
				Indigo Partners (24%)		9		12
				Irelandia Investments (16%)
				Temasek Holdings (11%)
Titan Airways	United Kingdom	1988	Charter Passenger and Cargo	Gene H. Wilson (63%)	Boeing B737-300	4		0
				3i PLC (37%)	Boeing B757-200	2		0
					BAE 146-200QC	3		0
					BAE 146-200QT	1		0
						10		0

Lessee	Domicile	Formation	Service Type	Lessee Ownership	Aircraft In Service Fleet	No.	Aircraft On Firm Order	No.
Transavia	Holland	1966	Scheduled and Charter	KLM (100%)	Boeing B737-700	10	Boeing 737-800	1
			Passenger		Boeing B737-800	9
						19		1
Travel Service Airlines	Czech Republic	1997	Scheduled Passenger	Lerox and Unimex Groups (100%)	Boeing B737-800	4	Boeing B737-800	1
					Boeing B737-900ER	0	Boeing B737-900ER	2
						4		3
TUI AG	Germany	2004	Scheduled Passenger	TUI AG (100%)	Boeing B737-800	3		0
					Boeing B757-200	2		0
						5		0
Virgin America	United States	Exp. 2007	Scheduled Passenger	VAI Partners LLC (75%)	Airbus A319-200	1	Airbus A319-200	8
				Virgin Group (25%)	Airbus A320-200	8	Airbus 320-200	8
						9		16
Volaris	Mexico	2006	Scheduled Passenger	Protego Discovery Fund (25%)	Airbus 319-130	8	Airbus 319-130	13
				Grupo Televisa (25%)		8		13
				Imbursa (25%)
				TACA (25%)
XL Airways	United Kingdom	1994	Charter Passenger	Avion Group (100%)	Airbus A330-200	0	Airbus A330-200	2
					Boeing B737-800	6	Boeing B737-800	3
					Boeing B737-900ER	0	Boeing B737-900ER	2
					Boeing B747-300	1	Boeing B747-300	0
					Boeing B757-200	2	Boeing B757-200	0
					Boeing B767-300ER	3	Boeing B767-300ER	0
					Boeing B767-200	2	Boeing B767-200	0
						14		7

Source: Ascend CASE database

                            American Depositary Shares

P R O S P E C T U S
                                 , 2007

Morgan Stanley	Citi	Merrill Lynch & Co.	Credit Suisse

Jefferies & Company	JPMorgan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The bye-laws of Babcock & Brown Air Limited (the ‘‘Registrant’’) contain a broad waiver by its shareholders of any claim or right of action, both individually and on its behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against the Registrant’s officers and directors unless the act or failure to act involves fraud or dishonesty. The Registrant’s bye-laws also provide that the Registrant will indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. The Registrant also has entered into directors’ service agreements with its directors, pursuant to which the Registrant has agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance.

Section 98 of the Companies Act 1981 of Bermuda (the ‘‘Companies Act’’) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

The investors in JET-i Holdings LLC (including an affiliate of Babcock & Brown Limited) and a fund managed by a company in which Babcock & Brown Limited has an interest have agreed to purchase 14,907,800 American Depositary Shares (‘‘ADSs’’) from the Registrant at a price per ADS equal to the initial public offering price in a private placement pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933. This private placement will be consummated concurrently with the completion of the offering of ADSs being made pursuant to this registration statement. The private placement involved no public offering and was committed to prior to the filing of this registration statement.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits

1	.1*	Form of Underwriting Agreement.
1	.2*	Form of Indemnity Agreement.
3.1		Memorandum of Association.
3.2		Bye-laws.
4.1		Form of Common Share Certificate.
4.2		Form of Deposit Agreement, between Deutsche Bank Trust Company Americas and Babcock & Brown Air Limited.
4.3		Form of American Depositary Receipt (included in Exhibit 4.2).
5	.1*	Opinion of Conyers Dill & Pearman.
10.1		Form of Management Agreement, between Babcock & Brown Air Management Co. Limited and Babcock & Brown Air Limited.
10.2		Form of Asset Purchase Agreement, among JET-i Leasing LLC, the Aircraft Sellers named therein and Babcock & Brown Air Funding I Limited.
10.3		Form of Servicing Agreement, among Babcock & Brown Aircraft Management LLC, Babcock & Brown Aircraft Management (Europe) Limited, Babcock & Brown Air Funding I Limited and AMBAC Assurance Corporation.
10.4		Form of Administrative Services Agreement, among Deutsche Bank Trust Company Americas, AMBAC Assurance Corporation, Babcock & Brown Air Management Co. Limited and Babcock & Brown Air Funding I Limited.
10.5		Private Placement Agreement dated July 19, 2007, between Credit Suisse Securities (USA) LLC and Babcock & Brown Air Limited.
10.6		Private Placement Agreement dated July 19, 2007, among private investors listed therein and Babcock & Brown Air Limited.
10.7		Private Placement Agreement dated September 10, 2007, among private investors listed therein and Babcock & Brown Air Limited.
10.8		Form of Registration Rights Agreement, among private investors and Babcock & Brown Air Limited.
10.9		Form of Trust Indenture, among Deutsche Bank Trust Company Americas, BNP Paribas, AMBAC Assurance Corporation and Babcock & Brown Air Funding I Limited.
10.10		Form of Security Trust Agreement, between Deutsche Bank Trust Company Americas and Babcock & Brown Air Funding I Limited.
10.11		Form of Cash Management Agreement, between Deutsche Bank Trust Company Americas and Babcock & Brown Air Funding I Limited.
10.12		Form of Director Service Agreement, between Babcock & Brown Air Limited and each director thereof.
10.13		Aircraft Warehouse Facility Commitment Letter dated July 9, 2007, between Credit Suisse, New York Branch, and Babcock & Brown Air Limited.
21.1		List of Subsidiaries of the Registrant.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Ernst & Young LLP.
23.3		Consent of Simat, Helliesen & Eichner, Inc.
23.4		Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
24.1		Power of Attorney (included in signature page to this Registration Statement).

*    To be filed by amendment

(b)    Financial Statement Schedules

Not applicable.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on the 12th day of September, 2007

Babcock & Brown Air Limited
By:	/s/ Colm Barrington
Name:	Colm Barrington
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors of Babcock & Brown Air Limited, hereby severally constitute and appoint Colm Barrington, with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to sign for us, in our names and in the capacity indicated below, the Registration Statement on Form F-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of equity securities of Babcock & Brown Air Limited, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney, his full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Colm Barrington	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	September 12, 2007

Colm Barrington

/s/ Steven Zissis	Director	September 12, 2007

Steven Zississ

/s/ James Fantaci	Director	September 12, 2007

James Fantaci

/s/ Erik G. Braathen	Director	September 12, 2007

Erik G. Braathen

/s/ Sean Donlon	Director	September 12, 2007

Sean Donlon

/s/ Joseph M. Donovan	Director	September 12, 2007

Joseph M. Donovan

SIGNATURE	TITLE	DATE

/s/ Susan M. Walton	Director	September 12, 2007

Susan M. Walton

Authorized Representative in the United States:

Puglisi & Associates

By:   /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director,
Puglisi & Associates

Date: September 12, 2007